EXHIBIT (99.7)

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Ce document est disponible en français sous le titre :

Budget de l’Ontario 2019 : Protéger l’essentiel

EVERY DOLLAR COUNTS

As part of its ongoing commitment to respect the taxpayers’ money while emphasizing a digital-first approach to service delivery, the government is only printing one-half of the Budget print run compared to last year. In addition, the government is not formally publishing a booklet with the Minister’s Budget Statement.

Together, this will save taxpayers approximately $48,000. This is on top of the $11,000 saved from production of the 2018 Ontario Economic Outlook and Fiscal Review. The 2019 Ontario Budget is available digitally at ontario.ca/budget

Minister’s Foreword and Introduction

MINISTER’S FOREWORD

This is a Budget for the people, by the people and one that, after years of neglect, puts the people first. It builds on the progress our government has made over the past nine months to deliver on our five core commitments. They are to:

•	Put more money in people’s pockets;

•	Create and protect jobs;

•	Restore accountability and trust in government;

•	Clean up the hydro mess; and

•	Cut hospital wait times and end hallway health care.

During the development of the 2019 Ontario Budget, members of our government fanned out across the province to meet with and listen to individuals, families and business owners. We heard first-hand about the struggles people are facing in a province that is overtaxed and overregulated, and where the services we cherish most are being threatened by spiralling costs and a high provincial debt burden and deficit.

Cabinet and caucus colleagues also provided specific Budget ideas put forth by constituents from all walks of life. In addition, thousands of people took the time to email us, mail us letters and complete online budget submissions with thoughtful and practical ideas to help fix the government and deliver value for money. We thank everyone for taking part in this incredibly important initiative.

Without question, our government inherited a significant fiscal challenge. The previous government left us with a $15 billion deficit. When we came to office, the previous government had been spending $40 million a day more than it was receiving in revenue. Our province now has the largest subnational debt in the world at $343 billion in 2018–19, strapping Ontario taxpayers with interest payments that are larger than the annual budgets of most provincial ministries. The previous government’s actions were both irresponsible and reckless. And we are now fixing that.

The vast majority of the people we speak with understand the fundamental need to get our fiscal house in order and focus on balancing the budget and reducing the debt burden. Every dollar we are spending on interest payments is a dollar we are not using to support critical front-line services like those in our hospitals, our schools and for child care.

Minister’s Foreword and Introduction

To deal with this unsustainable fiscal situation, our government launched a line-by-line review of all spending within our government ministries and agencies. We acted immediately and imposed a hiring freeze, restricted travel, meals and hospitality, and clamped down on discretionary spending. We set out to spend smarter and work smarter, and to find efficiencies across government. We are taking deliberate steps to reinvent government in order to put the province back on a sound financial footing and we are seeing progress. In 2018–19, the government reduced the inherited $15 billion deficit by $3.3 billion while delivering $2.7 billion in much-needed relief to individuals, families and businesses.

We are taking a balanced approach to government. We are putting money back in people’s pockets, making Ontario open for business and open for jobs and at the same time, reducing the deficit. We are mapping out a reasonable and responsible path to balance. We are proud to say that we will achieve a balanced budget by 2023–24, while protecting what matters most to Ontario individuals, families and businesses.

We firmly believe it is time that government held itself to the same customer service standards as private sector businesses. This means taking nothing for granted and putting the customer, or in our case, the citizen and the taxpayer first. It also means putting people at the centre of government.

For too long, individuals, families and businesses have been forced to feel like they are working for the government. It’s about time that your government started working for you. That is Premier Doug Ford’s approach. That is the approach of your Government for the People.

We encourage everyone to read the following pages. The 2019 Ontario Budget lays out a plan that restores the accountability of government and the people of Ontario’s trust in it, and puts an end to an unacceptable culture of waste and mismanagement.

Sincerely,

Original signed by

The Honourable Victor Fedeli

Minister of Finance

Minister’s Foreword and Introduction

INTRODUCTION

For nine months, Ontario’s Government for the People has been moving swiftly and decisively to deliver on the promises it made to the people of Ontario. Since taking office, the government has enacted almost 200 initiatives to fulfill these commitments (see Promises Made, Promises Kept for more details). However, more hard work lies ahead to put Ontario back on a healthy financial footing and secure a bright future for the province.

The government has worked tirelessly to put more money in people’s pockets, clean up the hydro mess, create and protect jobs, end hallway health care and restore trust, transparency and accountability in government.

For the better part of the last 15 years, the previous government chose to recklessly spend money it did not have by racking up debt while families and individuals in Ontario struggled to make ends meet. The people of Ontario have been left deeply mired in red ink by the previous government’s determination to spend well beyond its means.

Today, Ontario’s fiscal position makes the province more vulnerable to future economic shocks. Ontario inherited a $15 billion deficit from the previous government, which was spending $40 million more a day than it was receiving in revenues. The Province has the largest subnational debt in the world at $343 billion. Interest on debt payments are the fourth largest line item in the budget after health care, education and social services.

Without immediate action, this mountain of debt will put vital and cherished public services, including Ontario’s world-class health care and education systems at risk.

The government must fix Ontario’s inherited fiscal mess and restore balance before it hurts the economy, jobs and the people who depend the most on critical government services every day.

Balancing the budget is not an end in and of itself. Nevertheless, it is the only way the government can ensure that hospitals, schools and other key public services have the sustainable funding they need.

The government must work to put its annual budget in the black and reduce the debt burden to ensure future generations are not saddled with the full weight of this burden.

Instead, the government must work to leave a legacy of hope for future generations, built on the progress it has made so far to restore the sacred bond of trust between people and their government.

Minister’s Foreword and Introduction

ONTARIO’S PLAN FOR PUTTING PEOPLE FIRST

The first Budget of Ontario’s Government for the People lays out a plan to set Ontario down the right path.

Restoring Fiscal Balance

The government is fulfilling its promise to the people of Ontario to restore trust by introducing a plan to balance the budget according to a realistic and responsible timetable. The Province will restore fiscal balance by 2023–24 by achieving savings and cost avoidance of about eight cents for every dollar spent, on average, over this period. The government will also move forward with a debt burden reduction strategy that helps preserve critical government services and makes life more affordable for the hard-working people in this province.

The government will also continue to restore trust, transparency and accountability through the ongoing review of government spending and proposed new legislative measures to protect Ontario taxpayers.

DELIVERING $26 BILLION IN RELIEF TO INDIVIDUALS, FAMILIES AND BUSINESSES

The government is projecting to provide $26 billion in much needed relief to Ontario individuals, families and businesses over six years, through tax relief and consumer-friendly measures such as:

•   Eliminating over $3 billion in tax increases planned or imposed by the previous government;

•   Cancelling the cap-and-trade carbon tax amounting to over $10 billion;

•   Relief of over $2 billion through the implementation of the Low-income Individuals and Families Tax (LIFT) Credit;

•   Helping families with child care expenses through the new Childcare Access and Relief from Expenses (CARE) tax credit, totalling over $2 billion;

•   Cancelling over $150 million in scheduled fee increases for several services, from driver and vehicle fees to fishing licences;

•   Introducing the Ontario Job Creation Investment Incentive resulting in almost $4 billion in corporate income tax relief, delivering early on the government’s commitment to cut corporate taxes; and

•   Increased funding of almost $4 billion for electricity price relief.

x

Minister’s Foreword and Introduction

Putting People First

The government’s plan promotes choice and convenience for all Ontario individuals, families and businesses. This will begin with a renewed commitment to deliver a simple, responsive and consistent approach to the customer experience that has long been the standard in the private sector. That means using technology to make government services more user-friendly and applying a productivity and value-for-money lens to everything government does.

To that end, the Province is adopting a digital-first strategy that will enable it to take advantage of the best tried-and-true technologies to improve how people and businesses access government services and reduce the costs of the system.

The government will continue to work to make life more affordable for consumers. It is putting drivers first with a new blueprint to fix Ontario’s broken auto insurance system. It is taking action to provide electricity bill relief to help put more money in people’s pockets. This includes replacing Global Adjustment refinancing while providing more transparent on-bill electricity price relief, and ensuring that compensation paid to Hydro One executives is not funded from electricity rates. The Province is continuing to improve choice and convenience for Ontario’s consumers through the expansion of beer and wine to corner stores, big box stores and more grocery stores.

The government is working with its partners and moving forward with building a world-class transit and transportation system in the province. In the Greater Toronto and Hamilton Area (GTHA), the government is investing in priority transit projects, including the new “Ontario Line” subway project, the Scarborough Subway Extension and the Yonge North Subway Extension, as well as the western extension of the Eglinton Crosstown Light Rail Transit line.

Provincial delivery of these priority transit projects will enable the government to speed up expansion and improvements to the network to ensure commuters can travel to and from home in a convenient and timely manner.

In addition, the Province is investing in the GO Rail Expansion Program, which will transform the GO Transit rail network into a comprehensive, all-day rapid transit network. The government is also investing in transit and transportation outside the GTHA, such as funding its share of Stage 2 of the City of Ottawa’s Light Rail Transit project.

Ongoing investments in Metrolinx and transportation projects throughout the province will ensure Ontario is meeting the needs of travellers and businesses, thereby helping to boost local economies and create jobs.

Minister’s Foreword and Introduction

LISTENING TO THE PEOPLE

Through a series of pre-budget consultations, the government went directly to the people of Ontario and asked for their creative ideas about how the Province could cut red tape, improve government programs and services and save taxpayers money in the 2019 Ontario Budget. Ontario Minister of Finance Victor Fedeli and Parliamentary Assistant Doug Downey travelled to communities across the province — some of which had never had a ministerial budget consultation before.
More than 400 people from across the province attended the in-person sessions, and the ministry received more than 935 written submissions and more than 3,900 completed online budget surveys.

Protecting What Matters Most

The government is making life easier for Ontario families so they can focus on what matters most: raising their children and setting them up for success. The government is investing $1.7 billion in 2019–20 to help families access child care and early years programs to support them while they earn a living. The government is also listening to parents and consulting with education partners to improve Ontario’s education system from kindergarten to Grade 12 while pursuing a more sustainable path forward.

In addition, the government is proposing a new Childcare Access and Relief from Expenses (CARE) tax credit with an estimated annual cost of $390 million. The new tax credit would provide up to 75 per cent of eligible child care expenses so that families can go to work, run a business, or study to acquire new skills. The CARE tax credit would ensure working families keep more of their hard-earned money and enable them to choose the kind of care that is best for their children. The CARE tax credit would be one of the most flexible child care initiatives ever introduced in Ontario.

The government is also proposing to provide tax relief to families when they need it most by reducing the burden of the Estate Administration Tax.

The government is building a public health care system centred on the patient and redirecting money to front-line services — where it belongs — to improve the patient experience. Patients and families will have access to faster, better and more connected services in a system in which family doctors, hospitals, and home and community care providers work as a team to cover the patient’s entire circle of care.

The government’s plan is focused on helping the most vulnerable people in society. Seniors in need will receive the quality care they deserve by providing publicly funded dental care and more long-term care beds; 23,000 children with autism will move off the waitlist. Furthermore, the government will invest $3.8 billion in mental health and addictions services and housing support over the next decade to help more patients get the expert care they need.

This is what a government for the people does — protect what matters most.

Minister’s Foreword and Introduction

Open for Business, Open for Jobs

Restoring fiscal health goes hand in hand with improving Ontario’s economic health. Since taking office, the government has sent a clear message that Ontario is open for business and open for jobs. Early actions by the government, such as cancelling the cap-and-trade carbon tax and keeping the minimum wage at $14 per hour, combined with the reduction in WSIB premiums are making Ontario a more attractive place to invest, grow a business and create jobs. Since June 2018, these efforts have already yielded results with 132,000 net new jobs created.

To further encourage business investment and job creation, the Province is delivering early on its commitment to cut corporate income taxes through the Ontario Job Creation Investment Incentive. The Incentive includes an immediate 100 per cent writeoff for manufacturing and processing machinery and equipment and for clean energy equipment, and an accelerated writeoff for most other assets. The Incentive provides Ontario businesses with $3.8 billion in Ontario tax relief over six years.

The government’s auto sector plan, Driving Prosperity, sets out a 10-year vision for how the industry, the research and education sector, and all three levels of government can work together to strengthen the auto sector’s competitiveness. The government is creating an environment where the auto industry can thrive, grow and innovate, and where businesses throughout Ontario will enjoy the offshoot benefits of a strong auto sector.

Reducing the burden of unnecessary, outdated or duplicative regulations that hurt the ability of Ontario businesses to compete and create jobs remains a top priority for the government. To meet the target of providing businesses with over $400 million in ongoing savings from their compliance costs, the government will be introducing red tape reduction legislation each fall and spring throughout its mandate.

The government is investing in the workforce of the future. It is making postsecondary education more affordable by reducing tuition fees by 10 per cent for domestic students and restoring fiscal sustainability to the Ontario Student Assistance Program to ensure the government can continue to help those students who need it most. The Province will continue to reduce the regulatory burden on skilled tradespeople in order to increase apprenticeship opportunities and help address the skilled labour shortage.

Minister’s Foreword and Introduction

The government is actively working with provincial partners, including the governments of Saskatchewan and New Brunswick, to oppose the federal job-killing carbon tax, which came into effect on April 1. Ontario is also legally challenging the federal carbon tax in both the Saskatchewan and Ontario Courts of Appeal. Ontario’s Government for the People is also acting to ensure the federal government is unable to hide the true cost of its punishing carbon tax from Ontario workers, families and businesses by proposing to implement transparency measures to disclose the true cost of the carbon tax on home heating bills and at the gas pump. And Ontario will soon commence a public interest information campaign designed to contrast the federal government’s reliance on the carbon tax with the Ontario government’s plan to fight climate change, which will meet greenhouse gas emissions reduction targets without a carbon tax.

Minister’s Foreword and Introduction

CONCLUSION

The people of Ontario can count on their government to protect what matters most to them. It will maintain world-class health care and education systems. It will protect jobs for Ontario workers and make Ontario the best place in the world to do business and create jobs. It will make life easier for Ontario families and individuals by ensuring government embraces the level of customer service that people have come to expect from private sector businesses. It will respect taxpayers and deliver value for money for each tax dollar spent.

Ontario’s Government for the People will stand up for the “little guy,” individuals who simply want to see a government that appreciates how hard they work to support themselves and their families, how much they already pay, and how much of a struggle it is to get by, and is ready to continue to make their lives easier and more affordable.

In short, this is a government that will put the people first and protect what matters most.

“Our 2019 Budget for the People focuses on restoring confidence in Ontario’s finances and bringing jobs and growth back to this province so that we can protect what matters most — our hospitals, schools and other vital public services — for this generation and the next.”

Original signed by

The Honourable Victor Fedeli Minister of Finance

Minister’s Foreword and Introduction

Promises Made, Promises Kept

PROMISES MADE, PROMISES KEPT

“We were elected to deliver on our Plan for the People of Ontario and every day since June 7th, our focus has been on keeping our promises and delivering real results for you … Today, Ontario families, workers and businesses have more money in their pockets, we’ve cleaned up a lot of the hydro mess, and we have sent a clear message to the world that Ontario is open for business. While there is a lot of work left to do, we’re off to a great start.”[1]

The Honourable Doug Ford, Premier of Ontario

Ontario’s Government for the People has been acting quickly and purposefully to deliver its Plan for the People. Since taking office last June, the government has made significant progress in rebuilding Ontario and fulfilling its promises to the people. This Budget builds on the promises made, promises kept.

Highlights over the last nine months include:

A Government That Will Be Accountable

•

Accepted the retirement of Hydro One’s former chief executive officer and the resignation of the board of directors; took action to bring its executive compensation in line with comparable utilities, and ensured greater transparency and accountability at Hydro One

•	Announced the results of the Independent Financial Commission of Inquiry (Commission), revealing the previous government’s actual deficit for 2018–19 was $15 billion

•	Announced a Select Committee to investigate past accounting practices

•	Released the Fall Economic Statement and third quarter report on Ontario’s finances showing a combined $1.5 billion reduction in the deficit

•	Released the EY Canada line-by-line review report of government spending

•	Launched the Audit and Accountability Committee to achieve value for every tax dollar spent

•	Launched a centralized procurement strategy that is projected to save $1 billion annually

[1]	https://news.ontario.ca/opo/en/2018/10/promises-made-promises-kept-ontarios-government-for-the-people-marks-100-days-of-unprecedented-actio.html

Promises Made, Promises Kept

A Government That Trusts Taxpayers

•	Froze driver and vehicle licence fees

•	Increased access to snowmobiling licences and safety information online

•	Introduced free GO Transit rides for kids 12 and under

•	Froze all hunting and fishing fee increases and removed the $2 service fee

•	Began delivering better regional transit across Ontario including:

•	Increased GO Train service in the Greater Toronto and Hamilton Area

•	Partnerships with the private sector to build new GO stations at Woodbine and Mimico

•	Historic two-way weekday GO Train service between Toronto and Niagara Falls

•	A Terms of Reference with the City of Toronto on uploading the subway and building transit faster

•	Announced $1.2 billion in funding for the Ottawa LRT

•	Issued the “Buck-A-Beer” Challenge

•	Halted the beer tax hike

•	Terminated wasteful energy contracts, including the White Pines Wind Project

•	Lowered energy costs, including supporting $200 million in savings at Bruce Power being provided back to electricity consumers

•	Scrapped the Green Energy Act to protect consumers and restore municipal authority over energy projects

•	Passed legislation to end the cap-and-trade carbon tax

•	Introduced the Fixing the Hydro Mess Act, 2019 to reform the electricity system to reduce costs, drive efficiencies and lower rates

•	Scrapped the Drive Clean program effective April 1, 2019

•	Released a made-in-Ontario plan to protect and preserve the environment

•	Invested $200 million in 405 small and rural municipalities to improve service delivery

•	Introduced legislation to provide consistent, fair and transparent access to service animals in schools

•	Eliminated property taxes for Ontario branches of the Royal Canadian Legion halls

•	Helped to ensure the long-term sustainability of the Ontario Hockey League (OHL) by cutting red tape

•	Opened a new rest area in Gananoque to improve road safety along Highway 401

Promises Made, Promises Kept

•	Prevented large-scale power outages across Ontario by passing the Labour Relations Amendment Act (Protecting Ontario’s Power Supply), 2018

•	Supported connecting the Pikangikum First Nation community to Ontario’s electricity grid

•	Responded to the forest fire crisis in Northern Ontario

•	Freed police officers from SIU oversight when administering life-saving naloxone

•	Reformed police record checks to cut red tape and protect privacy

•	Invested $25 million to fight guns and gangs

•	Announced nine new Ontario Provincial Police (OPP) detachments

•	Increased fairness for Ontario’s firefighters to better protect communities

•	Improved the province’s correctional system, including through the hiring of more correctional officer graduates, and enhanced security at Elgin-Middlesex Detention Centre in London

•	Introduced the Comprehensive Ontario Police Services Act, 2019 to restore respect for police officers

•	Announced support for first responders across Ontario by planning to replace the Public Safety Radio Network

•	Acted to protect kids, safeguard communities and combat the illegal market following federal legalization of cannabis:

•	Enacted cannabis retail legislation and strict regulations for private stores

•	Enacted a phased approach to retail licensing due to national supply shortages

•	Provided municipalities with $30 million to assist with the implementation costs of legalization

A Government That Will Respect You

•	Introduced a new Low-income Individuals and Families Tax (LIFT) Credit, that will eliminate or reduce Ontario Personal Income Tax for low-income Ontario taxpayers who have employment income

•	Reformed OHIP+ to support people in greatest need

•	Guaranteed that funding levels will be maintained for victim services programs in 2019–20

•	Supported projects to upgrade and repair buildings to sustain vital community agency services for children and families

•	Reduced college and university tuition fees by 10 per cent starting in the 2019–20 academic year

•	Passed legislation to get York University students back to class

•	Took action to ensure drinking water safety

Promises Made, Promises Kept

•	Reduced wait times for mental health and addictions care

•	Signed two bilateral agreements with Health Canada that will provide Ontario with funding to support a comprehensive and connected mental health and addictions system

•	Expanded hospice care

•	Provided tornado recovery assistance funding to Ottawa

•	Took action to end hallway health care and invest in services vital to the people of Ontario, including:

•	Delivered a long-term plan to modernize the public health care system and to centre care on the patient

•	Provided 128 hospitals with funding to upgrade and maintain their facilities

•	Opened the new facilities at Trillium Health Partners’ Credit Valley Hospital in Mississauga

•	Added 200 hospital beds in the Greater Toronto Area

•	Saved the West Lincoln Memorial Hospital in West Niagara

•	Invested in expanded care for people in the Niagara Region at the Hotel Dieu Shaver Health and Rehabilitation Centre

•	Announced support for Wallaceburg Hospital planning

•	Announced 16 additional long-term care projects that will add 1,157 new beds across Ontario

•	Improved supports in rural and remote communities for women escaping violence and sexual exploitation

•	Doubled investment to help prevent sexual violence on campus

•	Enhanced supports for children with autism

•	Unveiled the government’s vision for “Education that Works for You”

A Government That Will Create and Protect Jobs

•	Delivered early on the government’s commitment to cut corporate income taxes through the Ontario Job Creation Investment Incentive

•	Supported 7,500 jobs at the Pickering Nuclear Generating Station and across Ontario

•	Supported the new Lower Don project in Toronto by cutting red tape

•	Supported the reduction of Workplace Safety and Insurance Board (WSIB) premiums

•	Improved airport terminals

Promises Made, Promises Kept

•	Supported rural communities by providing an additional $10 million per year to ensure the long-term sustainability of horse racing

•	Supported jobs for Sault Ste. Marie steel workers

•	Announced historic investments in Northern Ontario’s mining and forestry sectors

•	Passed the Making Ontario Open for Business Act, 2018

•	Confirmed the East-West Tie Project to ensure the availability of electricity while creating jobs for Indigenous peoples and local communities in Northern Ontario

•	Expanded access to natural gas

•	Brought jobs and affordable heating to Northern Ontario with support for a new liquefied natural gas plant in Nipigon

•	Announced a more efficient process for selling surplus government properties

•	Introduced the Restoring Ontario’s Competitiveness Act, 2018 to cut red tape and create good jobs

•	Expanded Ontario’s Automated Vehicle Pilot program

•	Launched new technology at truck inspections to save commercial carriers time, money and fuel

•	Announced $27.5 million in support of Indigenous economic development

•	Saved businesses $5 million by making health and safety training available online

•	Made life easier for farmers who experience livestock and crop losses

•	Cut red tape to bring new studded tires to market in Northern Ontario

•	Released a made-in-Ontario emissions performance standards proposal

•	Launched a 10-year plan for auto industry competitiveness, innovation and talent — Driving Prosperity

•	Supported the agri-food sector by opening up support under the Canadian Agricultural Partnership

•	Reduced red tape for beef farmers

•	Supported Indigenous training and employment in Sault Ste. Marie’s IT sector, creating 57 full-time jobs

•	Created a special Mining Working Group to reduce red tape and attract major new investments to Northern Ontario

•	Introduced a more accessible internship program to create more jobs for Indigenous, skilled workers

•	Cut red tape for boat, snowmobile and off-road vehicle industries by allowing dealers to use one service plate for multiple deliveries

Promises Made, Promises Kept

•	Launched new digital labour relations resources to reduce paperwork and red tape

•	Launched the first stream of the Investing in Canada Infrastructure Program, which will unlock up to $30 billion in new projects across the province

Stay up-to-date with the government’s progress by visiting the website at

https://www.ontario.ca/page/your-government-action

Last updated: March 25, 2019

Contents

CONTENTS

Minister’s Foreword and Introduction

Minister’s Foreword	vii

Introduction	ix

Ontario’s Plan for Putting People First	x

Restoring Fiscal Balance	x

Putting People First	xi

Protecting What Matters Most	xii

Open for Business, Open for Jobs	xiii

Conclusion	xv

Promises Made, Promises Kept

Promises Made, Promises Kept	xix

A Government That Will Be Accountable	xix

A Government That Trusts Taxpayers	xx

A Government That Will Respect You	xxi

A Government That Will Create and Protect Jobs	xxii

Ontario’s Economic and Fiscal Outlook in Brief

Ontario’s Economic and Fiscal Outlook in Brief	3

Ontario’s Economic Outlook	4

Plan to Balance the Budget: Ontario’s Recovery Plan	5

Revenue Details	8

Program Expense Details	8

Other Recovery Plan Assumptions	11

Ontario’s Debt Challenge	12

Ontario’s Capital Plan Outlook	14

Contents

Chapter 1: A Plan for the People

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

Introduction	19

Balancing the Budget in a Responsible Manner	21

Tackling the Debt Burden	23

The Debt Burden in Numbers	24

Taking Action to Restore Ontario’s Advantage	25

How Public Debt Impacts the Everyday Lives of Families	26

A Moral, Fiscal and Economic Imperative to Take Action	27

New Legislation to Strengthen Fiscal Accountability and Reporting	28

Putting Sustainability at the Centre of Ontario’s Fiscal Policy	30

Enhancing Transparency and Public Reporting	31

Strengthening Accountability through Compliance	32

Strengthening Legislation, Eliminating Loopholes and Ensuring Compliance with the Law	33

Actively Pursuing a Debt Reduction Approach to Public Finance	34

Enhancing Public Reporting on Debt Sustainability and Affordability	34

Debt Burden Reduction Strategy	35

2019 Ontario Budget Summary of Progress on Implementation and Supporting Actions	35

Addressing the Debt Problem	36

A Plan to Improve Outcomes and Manage Government Spending Responsibly	38

Immediate Spending Controls	38

Driving Public Sector Leadership Performance	40

Progress on the Line-by-Line Review	41

Multi-Year Planning	44

Financial Management	47

Ensuring Agencies are Relevant, Efficient and Effective	48

Banning Government Agencies from Buying Tickets to Political Speeches	50

A Balanced, Sustainable and Reasonable Approach to Managing Compensation	51

Additional Review and Accountability of Government Spending	52

Providing a New Level of Accountability	52

Implementing the Recommendations of the Independent Financial Commission of Inquiry	52

Restoring Financial Transparency	54

Calling for a Review of Federal Transfers	54

Contents

Section B: Putting People First

Introduction	57

The Ontario Government — Working For You	58

New Ontario Brand and Visual Identity	58

New Ontario Licence Plate and Driver’s Licence Design	59

Transit and Transportation	60

Metrolinx Projects and Initiatives	61

Update on the Upload of the Toronto Transit Commission Subway Infrastructure	64

Responsibly Addressing Southwestern Ontario’s Transportation Needs	73

Implementing Other Transit and Transportation Priorities across the Province	74

Putting Drivers First: A Blueprint for Ontario’s Auto Insurance System	76

Lowering Costs and Fighting Fraud	78

Increasing Accessibility and Affordability	79

Adopting the Driver Care Plan	80

Increasing Competition	80

Expanding Choice and Respecting Consumers	82

Improving Choice and Convenience for Beverage Alcohol Consumers	82

Legalizing Online Gaming in Ontario	86

Supporting Charitable Fundraising	88

Strengthening Consumer Protection	89

Reforming Ticket Sales	89

Protecting New Homeowners	89

Respecting Ontario Property Taxpayers	90

Lowering the Cost of Energy	91

Making the Cost of Electricity More Transparent and Affordable for Individuals, Families and Businesses	91

Ending Green Energy Contracts	92

Supporting the Nuclear Industry in Ontario	92

Promoting Transparency and Accountability at Hydro One	93

Reducing the Cost of Conservation Programs	94

Simpler, Better, Faster Government Services	95

Moving Ahead with a 21st Century Digital Strategy	95

World-Class Infrastructure	97

Reinventing Ontario Place	97

Leveraging Expertise at Infrastructure Ontario	97

Contents

Section C: Protecting What Matters Most

Introduction	99

Respecting and Supporting Families	100

Helping Families with Their Child Care Expenses	100

Providing Tax Relief for Individuals and Families	103

Putting Parents and Their Children First	106

Increasing Access for Children with Special Needs	107

Enhancing Support for Children with Autism	107

Providing Tax Relief for Families When They Need It the Most	107

Protecting Health Care for the People	110

Ending Hallway Health Care	112

Building and Renewing Ontario Hospitals	115

Modernizing Ontario’s Public Health Units	119

Building a Partnership with Ontario’s Doctors	120

Reviewing Ontario’s Publicly Funded Drug Benefit Program	120

Expanding the Scope of Practice for Health Professions for Faster, More Patient-Centred Care	121

Improving Treatment for Mental Health and Addictions	122

Protecting OHIP against Misuse	124

Enhancing the Quality and Efficiency of Ontario’s Public Health Care System	124

Doing What Is Right for Ontario’s Aging Population	125

Building an Education System For Success	127

Laying the Groundwork for Student Success	127

Conducting the Largest Education Consultation in Ontario’s History	130

Developing a Parents’ Bill of Rights	132

Creating a Minister’s Task Force on School Boards	132

Focusing on Fundamentals — Curriculum Reform	132

Building a Better Education System	135

Improving Safety and Security In Communities	136

Modernizing the Justice System	137

Strengthening Police Services	138

Building Essential Infrastructure for Safety and Security in Communities	140

Strengthening Animal Welfare	140

A Responsible Approach to Opening Cannabis Stores across Ontario	141

Keeping Ontario’s Roads Safe	142

Contents

Increasing the Housing Supply in Ontario	143

Providing Affordable Housing	147

Providing Supportive Housing and Homelessness Services	148

Renewing the Partnership with Municipalities	149

Investing in Municipal Efficiencies	149

Working Collaboratively with Municipalities	149

Reviewing Regional Governance	151

Protecting the Environment and the Economy	152

Adopting a Made-in-Ontario Environment Plan	152

Section D: Open for Business, Open for Jobs

Introduction	159

Open for Business, Open for Jobs	162

Lowering the Burden on Job Creation	162

Reducing the Regulatory Burden	170

Ontario’s Open for Jobs Blueprint	172

Driving Prosperity: The Future of Ontario’s Automotive Sector	176

Supporting Small and Medium-Sized Enterprises	179

Lowering Business Costs — Illustrative Examples	180

Building an Innovative and Sustainable Postsecondary Sector	184

Making Tuition More Affordable	184

Giving Students Choice	185

Restoring Financial Sustainability to OSAP	186

Setting Incentives for Success	187

Ensuring a Dynamic University Workforce	188

Maximizing Commercialization Opportunities	188

Building a Skilled Workforce	189

Reforming Apprenticeships and Supporting the Skilled Trades	189

Preparing More People for Work	191

Overcoming Barriers to Employment	192

Support for Low-income Working Individuals and Families	194

Helping Employers Attract Skilled Workers	195

Labour Market Transfers	196

Contents

Reducing Trade Barriers and Protecting Jobs	197

Addressing the Impacts of the Canada-United States-Mexico Agreement	197

Opposing Steel and Aluminum Tariffs	199

Standing Up against “Buy America” Policies	201

Supporting Ontario’s Softwood Lumber Producers	202

Breaking Down Interprovincial Trade Barriers	203

Fighting the Federal Government’s Carbon Tax	204

Supporting Pipeline Construction	207

Lowering Electricity Bills for Businesses	208

Improving Electricity Programs	208

Reforming Industrial Electricity Pricing	208

Modernizing the Ontario Energy Board	208

Supporting Northern and Rural Communities	209

Reviewing the Far North Act, 2010	210

Developing the Ring of Fire	211

Creating a Mining Working Group	211

Reviewing the Forestry Sector	211

Sharing Resource Revenues	212

Expanding the Northern Ontario Internship Program	212

Reviewing the Environmental Assessment Act	213

Connecting Northern Remote Communities to the Transmission Grid	213

Expanding Access to Natural Gas	214

Improving Northern Transportation	214

Improving Broadband Service to Underserved Areas	214

Hunting and Monitoring Cormorants	215

Big Game Management Advisory Committee	215

Partnering With Farmers and Agricultural Communities	216

Supporting Agricultural Economic Development	217

Reducing Red Tape in Agriculture	217

Modernizing Ontario’s Financial Protection Programs	218

Updating Risk Management	218

Reducing Administrative Burden for Farmers	218

Supporting Ontario’s Horse Racing Industry	219

Contents

Strengthening Ontario Tourism, Culture and Sport	219

Increasing Participation in Sport	219

Developing a New Ontario Tourism Strategy	221

Supporting Culture in Ontario	221

Creating Confidence in Capital Markets and Financial Services	227

Creating Confidence in Ontario’s Capital Markets	227

Fostering Modern and Effective Financial Services Regulation	231

Reducing Red Tape in the Pension Sector	236

Expanding the Target Benefit Framework to the Not-for-Profit Sector	236

Facilitating Easier Digital Communications	237

Chapter 2: Economic Outlook

Underperforming Economy Since 2003	241

Creating a Positive Economic Environment	242

Growing the Economy	244

Private-Sector Forecasts	245

Global Economic Context	246

Projecting Economic Growth	248

Housing Market Activity	251

Growing Labour Market	252

Increasing Household Spending	253

Weighing the Upside and Downside Risks	254

Transparent Reporting on the Economy	256

Details of Ontario’s Economic Outlook	257

Changes to Ontario’s Economic Outlook	258

Contents

Chapter 3: Ontario’s Fiscal Plan and Outlook

Introduction	261

Delivering Ontario’s Fiscal Plan	261

Improving Ontario’s 2018–19 Interim Fiscal Performance	264

Key Changes Since the 2018 Ontario Economic Outlook and Fiscal Review	266

Revenue	266

Expense	268

Medium-Term Fiscal Plan	270

Medium-Term Revenue Outlook	271

Medium-Term Expense Outlook	276

Ensuring Fiscal Prudence	281

Details on Ontario’s Finances	282

Chapter 4: Borrowing and Debt Management

Introduction	309

Long-Term Public Borrowing	310

Net Debt	313

Cost of Debt	318

Ensuring Adequate Liquidity Levels	323

Consolidated Financial Tables	324

Annex: Details of Tax Measures

Overview	329

Ontario Childcare Access and Relief from Expenses (CARE) Tax Credit	329

Providing Tax Relief for Families When They Need it the Most	332

Review of Cultural Media Tax Credit Certification	334

Cutting Red Tape for Video Game Developers	335

Encouraging Consolidation in the Electricity Sector	335

The Low-income Individuals and Families Tax (LIFT) Credit	336

Ontario Job Creation Investment Incentive	337

Tax Evasion and Avoidance	340

Summary of Measures	340

Technical Amendments	341

Other Legislative Initiatives	341

Contents

LIST OF TABLES

Ontario’s Economic and Fiscal Outlook in Brief

Summary of Ontario’s Economic Outlook	4

Ontario’s Recovery Plan – Details	7

Ontario’s Borrowing Program	13

Infrastructure Expenditures	14

Chapter 1:	A Plan for the People

Table 1.1	Commission Recommendations and Implementation Status	53

Table 1.2	Hydro One Executive Total Direct Compensation Comparison	94

Table 1.3	Summary of Additional Long-Term Care Beds Projects	118

Chapter 2:	Economic Outlook

Table 2.1	Summary of Ontario’s Economic Outlook	244

Table 2.2	Private-Sector Forecasts for Ontario Real GDP Growth	245

Table 2.3	Outlook for External Factors	246

Table 2.4	Private-Sector Forecasts Project Slower Growth	248

Table 2.5	Impacts of Sustained Changes in Key External Factors on Ontario’s Real GDP Growth	255

Table 2.6	The Ontario Economy, 2017 to 2024	257

Table 2.7	Changes in the Ontario Ministry of Finance Key Economic Forecast Assumptions: 2018 Economic Outlook and Fiscal Review Compared with 2019 Budget	258

Contents

Chapter 3:	Ontario’s Fiscal Plan and Outlook

Table 3.1	Ontario’s Fiscal Plan	262

Table 3.2	Independent Financial Commission of Inquiry’s Adjustments to the 2018 Budget Surplus/(Deficit) Projection for 2018–19	263

Table 3.3	2018–19 In-Year Fiscal Performance	264

Table 3.4	Summary of Revenue Changes since the 2018 Fall Economic Statement	266

Table 3.5	Summary of Expense Changes since the 2018 Fall Economic Statement	268

Table 3.6	Summary of Medium-Term Revenue Outlook	271

Table 3.7	Summary of Medium-Term Cannabis-Related Revenue	273

Table 3.8	Selected Economic and Revenue Risks and Sensitivities	275

Table 3.9	Summary of Medium-Term Expense Outlook	276

Table 3.10	Selected Expense Sensitivities	280

Table 3.11	Revenue	282

Table 3.12	Ministries’ Vision Statements and Expense	284

Table 3.13	Total Expense	299

Table 3.14	Infrastructure Expenditures	303

Table 3.15	Ten-Year Review of Selected Financial and Economic Statistics	304

Chapter 4:	Borrowing and Debt Management

Table 4.1	2018–19 Borrowing Program and Medium-Term Outlook	310

Table 4.2	Net Debt and Accumulated Deficit	324

Table 4.3	Medium-Term Outlook: Net Debt and Accumulated Deficit	325

Annex:	Details of Tax Measures

Table A.1	Ontario CARE Tax Credit Rate Calculation and Examples	330

Table A.2	Examples of Average Ontario and Federal Personal Income Tax Relief from the Child Care Expense Deduction	330

Table A.3	Examples of Filling the Gap in Child Care Support	331

Table A.4	Summary of Measures	340

Contents

LIST OF CHARTS

Ontario’s Economic and Fiscal Outlook in Brief

Ontario’s Path to Balance Compared to Other Governments	10

Net Debt-to-GDP	12

Chapter 1: A Plan for the People

Chart 1.1	Ontario’s Path to Balance the Budget	22

Chart 1.2	Net Debt Growth	24

Chart 1.3	Ontario and Quebec Net Debt-to-GDP	25

Chart 1.4	Net Debt Per Capita	26

Chart 1.5	Actions to Reduce the Debt Burden	27

Chart 1.6	Strengthening Fiscal Accountability and Reporting	29

Chart 1.7	Progress on the Line-by-Line Review	42

Chart 1.8	The New “Ontario Line”	68

Chart 1.9	Ontario’s New Subway Transit Plan for the GTHA	72

Chart 1.10	Ontario Has the Fewest Alcohol Retail Outlets per Capita in Canada	83

Chart 1.11	Additional Support for Families	101

Chart 1.12	Filling the Gap in Child Care Support	102

Chart 1.13	Jenny and George	104

Chart 1.14	Alice, Raymond, Avery and Jack	105

Chart 1.15	Reducing the Estate Administration Tax Burden	109

Chart 1.16	Examples of Hospital Projects in Planning	116

Chart 1.17	Examples of Recently Approved School Projects	135

Chart 1.18	RBC Housing Affordability Measures — Toronto Area	144

Chart 1.19	Ontario Average Rent Growth Has Accelerated in Recent Years	145

Chart 1.20	Ontario and the Rest of Canada’s Greenhouse Gas Emissions from 2005 to 2016	154

Chart 1.21	Open for Business, Open for Jobs Strategy	161

Chart 1.22	Providing Savings for Ontario Businesses	163

Chart 1.23	Boosting Ontario’s Attractiveness for Business Investment	165

Chart 1.24	First Year Business Tax Savings on a $1 Million Investment	166

Chart 1.25	Providing Savings for Ontario Manufacturers	169

Chart 1.26	Modernizing Business Support Programs	173

Chart 1.27	Driving Prosperity’s Three Strategic Pillars	177

Chart 1.28	Raj the Restaurant Owner	181

Contents

Chart 1.29	Prosperity Auto Parts Manufacturing	183

Chart 1.30	Estimated Average Tuition Savings for Select Programs in 2019–20	185

Chart 1.31	Ontario Steel Trade with the United States	199

Chart 1.32	Ontario’s Interprovincial Trade of Goods and Services	203

Chart 1.33	Ontario and the Rest of Canada’s Greenhouse Gas Emissions from 2005 to 2016	206

Chart 1.34	Capital Markets Plan	228

Chart 1.35	Title Protection for Financial Planners Financial Advisors	232

Chapter 2:	Economic Outlook

Chart 2.1	Ontario Growth Lagged Canada in 12 of the Past 16 Years	241

Chart 2.2	Strengthening Labour Market	242

Chart 2.3	Signs of Positive Growth	243

Chart 2.4	Global GDP Growth in 2018	247

Chart 2.5	Slowing Economic Growth	249

Chart 2.6	Solid Business Investment Growth Projected	250

Chart 2.7	Housing Market	251

Chart 2.8	Employment Gains Expected to Continue	252

Chart 2.9	Household Spending Growth to Moderate	253

Chapter 3:	Ontario’s Fiscal Plan and Outlook

Chart 3.1	Composition of Revenue, 2019–20	301

Chart 3.2	Composition of Total Expense, 2019–20	302

Contents

Chapter 4:	Borrowing and Debt Management

Chart 4.1	2018–19 Borrowing	311

Chart 4.2	Domestic and International Borrowing	312

Chart 4.3	Net Debt-to-GDP	314

Chart 4.4	Provincial Net Debt-to-GDP in 2018–19	315

Chart 4.5	Net Debt Per Capita	316

Chart 4.6	Provincial Net Debt Per Capita in 2018–19	317

Chart 4.7	Effective Interest Rate (Weighted Average) on Total Debt	318

Chart 4.8	Average Annual Ontario Borrowing Rates	319

Chart 4.9	Weighted-Average Term of Borrowings	320

Chart 4.10	Interest on Debt-to-Revenue Ratio	322

Chart 4.11	Average Unrestricted Liquid Reserve Levels	323

Annex:	Details of Tax Measures

Chart A.1	CARE Tax Credit Calculation: A Family with One Child (Age 2)	331

Chart A.2	Reducing and Simplifying Estate Administration Tax	333

Chart A.3	Comparison of Charges for an Estate Valued at $50,000	334

Chart A.4	Income Tax Deduction Before and After the Immediate Writeoff Measure	338

Chart A.5	Income Tax Deduction Before and After the Accelerated Investment Incentive	339

Contents

Ontario’s Economic and Fiscal Outlook in Brief

ONTARIO’S ECONOMIC AND FISCAL OUTLOOK IN BRIEF

Restoring accountability, trust and public confidence in Ontario’s finances is one of the promises the government has made to the people of Ontario. The 2019 Ontario Budget — the first budget of Ontario’s Government for the People — delivers on this commitment.

The government inherited a significant fiscal challenge from the previous government and is committed to restoring fiscal health in Ontario and to getting the Province back on a fiscally sustainable path to protect health care, education and other key services that individuals and families in Ontario rely upon every day. To that end, and with this Budget, the government has committed to balancing the budget by 2023–24 in a responsible manner — restoring accountability, sustainability and trust.

Continuing the practice established in the 2018 Ontario Economic Outlook and Fiscal Review, and consistent with the provisions of the proposed Fiscal Sustainability, Transparency and Accountability Act, 2019, this first section provides, with clarity and transparency, the financial state of the Province. It is important that the people of Ontario are well informed and have access to the information needed to fully understand the difficult, but necessary choices that lie ahead in restoring fiscal balance and sustainability.

Ontario’s Economic and Fiscal Outlook in Brief

ONTARIO’S ECONOMIC OUTLOOK

Ontario’s economy has underperformed since 2003. The province’s real GDP growth trailed the national average in 12 of the previous 16 years.

As a result, the Province now faces a number of challenges that could impact its future prosperity and heighten its vulnerability to slowing global economic growth.

Recently there have been positive signs in the Ontario economy. Ontario’s real GDP grew by an estimated 2.2 per cent in 2018. Since June 2018, 132,000 net new jobs have been created in Ontario, with 112,400 in the private sector. In the past six months alone, employment in the province has increased at the strongest pace since January 2003. In addition, Ontario’s unemployment rate declined to an average of 5.6 per cent in 2018, its lowest annual rate since the late 1980s.

Looking ahead, the Ontario economy is expected to continue to grow steadily over the 2019 to 2024 period. However, the pace of economic growth is forecast to moderate from recent years due to a less supportive external environment.

SUMMARY OF ONTARIO’S ECONOMIC OUTLOOK

(Per Cent)

	2016	2017	2018	2019p	2020p	2021p	2022p	2023p	2024p
Real GDP Growth	2.3	2.8	2.2	1.4	1.6	1.5	1.9	1.9	1.8
Nominal GDP Growth	4.4	4.1	3.4	3.4	3.4	3.2	3.6	3.9	3.9
Employment Growth	1.1	1.8	1.6	1.3	1.0	1.0	1.0	1.0	1.0
CPI Inflation	1.8	1.7	2.4	1.9	2.0	1.7	1.9	2.0	2.0

p = Ontario Ministry of Finance planning projection based on information up to March 8, 2019

Sources: Statistics Canada and Ontario Ministry of Finance.

Ontario’s Economic and Fiscal Outlook in Brief

PLAN TO BALANCE THE BUDGET: ONTARIO’S RECOVERY PLAN

REQUIREMENTS OF THE RECOVERY PLAN

The proposed Fiscal Sustainability, Transparency and Accountability Act, 2019 (FSTAA) would require the government to produce a detailed recovery plan in the event that a deficit is projected in the final year of the Province’s medium-term outlook. As a result, the government would now be required to provide the following information on its path to balance:

•	The fiscal year in which the government projects it will achieve a balanced budget;

•	Estimates of the major components of revenue and expense over the period of the recovery plan and the underlying forecasts and assumptions;

•	Details of the reserve, included to protect against unexpected adverse changes in revenue and expense; and

•	The projected net debt-to-GDP ratio for the period of the plan.

The government is delivering on its commitment to balance the budget.

The government’s plan will prioritize investments that generate the greatest returns for the people of Ontario and protect what matters most to Ontario individuals, families and businesses. Programs will be continually reviewed to ensure that they are efficient, effective and modern, relying on best practices from around the world.

The government is ensuring value for money and prioritizing spending that is projected to generate savings and cost avoidance of about eight cents for every dollar spent, on average, over the path to balance. This is enabling the government to provide, through measures announced to date and in

“Affordability and excellence are not incompatible; they can be reconciled by greater efficiency, which serves both the fiscal imperative and Ontarians’ desire for better run programs.”

Commission on the Reform of

Ontario’s Public Services, 2012

the 2019 Ontario Budget, a projected
$26 billion in much needed relief to Ontario individuals, families and businesses over six years, while continuing to eliminate the deficit.

Over the course of the path to balance, total revenue is projected to grow at an average annual rate of 3.0 per cent. Comparatively, program expense over the same period is expected to grow at an average annual rate of 1.0 per cent.

Ontario’s Economic and Fiscal Outlook in Brief

RATIONALE FOR THE DEFICIT: WHAT LED TO THE INHERITED $15 BILLION DEFICIT?

The proposed FSTAA requires that the government plan for a balanced budget. However, in extraordinary circumstances, the government may plan for a deficit if it is consistent with the Act’s governing principles: Sustainability, Transparency, Responsibility, Flexibility and Equity. To enhance transparency, the Act would require that the government provide a rationale for this determination in the introductory section of the Ontario Budget.

The findings of the Independent Financial Commission of Inquiry (Commission) revealed that the government inherited a $15 billion dollar deficit in 2018–19 from the previous government. This was largely because of unsustainable levels of spending that resulted in structural deficits, combined with a heavy reliance on one-time revenues in recent years, which further amplified the fiscal challenge.

The government’s plan to eliminate the Province’s deficit outlined in this Budget is grounded in the governing principles that guide Ontario’s fiscal policy. The plan is transparent: the government publicly accepted all of the recommendations of the Commission, including adopting the Ontario	“Had expenditures increased in line with population growth, 2017–18 expenditures would have been $31.9 billion less, and in total, would have been $331 billion lower over 15 years.” EY Canada, 2018[1]
Auditor General’s accounting treatment of
pension expenses and Global Adjustment refinancing, as well as reversing unassigned savings targets. These expense adjustments added $6.4 billion to the Province’s deficit in 2018–19.

The approach to balancing the budget is responsible: the government has developed a measured and responsible approach to balancing the budget, with a view to ensure long-term sustainability of the Province’s finances that does not rely on tax increases, one-time solutions, or cuts that undermine critical programs and services. The plan is flexible: it has built-in prudence to ensure that the Province can respond to changing circumstances.

The government’s plan is anchored in ensuring the long-term sustainability of the Province’s finances by introducing a debt burden reduction strategy that aims to reduce the net debt-to-GDP ratio to less than the inherited 40.8 per cent by 2022–23. In doing so, the government’s plan promotes equity by ensuring that future generations are not burdened with unsustainable levels of debt.

By grounding the Province’s fiscal plan in these principles, the government is ensuring that balancing the budget is not an end in itself, but rather it helps protect health care, education and other key services, and places the long-term fiscal health of the Province at the forefront of the government’s fiscal policy.

[1]	EY Canada, “Managing Transformation. A Modernization Action Plan for Ontario,” https://files.ontario.ca/ey_report_2018_en.pdf

Ontario’s Economic and Fiscal Outlook in Brief

ONTARIO’S RECOVERY PLAN – DETAILS

($ Billions)
	Actuals	Interim[1]	Medium-Term Outlook			Recovery Plan
	2017–18	2018–19	2019–20	2020–21	2021–22	2022–23	2023–24
Revenue
Personal Income Tax	32.9	35.0	36.6	38.2	39.0	40.1	42.1
Sales Tax	25.9	27.9	28.1	28.9	29.9	31.0	32.2
Corporations Tax	15.6	15.2	15.2	15.7	16.3	16.9	17.9
Ontario Health Premium	3.7	3.8	4.0	4.2	4.4	4.6	4.8
Education Property Tax	5.9	6.0	6.1	6.2	6.2	6.2	6.2
All Other Taxes	15.7	15.6	16.2	16.7	16.2	16.4	17.0
Total Taxation Revenue	99.7	103.6	106.1	109.8	111.9	115.2	120.2
Government of Canada	24.9	25.0	25.5	26.6	27.2	28.2	29.0
Income from Government Business Enterprises	6.2	4.9	5.8	6.2	6.9	7.0	7.2
Other Non-Tax Revenue	19.9	17.4	16.8	17.2	17.6	18.1	18.6
Total Revenue	150.6	150.8	154.2	159.8	163.7	168.5	175.1
Programs
Health Sector	59.3	62.2	63.5	64.6	65.3	66.2	67.9
Education Sector[2]	27.3	29.1	29.8	29.8	30.1	30.1	30.2
Postsecondary Education and Training Sector	11.2	12.1	11.4	11.5	11.7	12.1	12.5
Children’s and Social Services Sector	16.4	17.0	16.7	16.5	16.0	15.7	15.6
Justice Sector	4.8	5.0	4.9	4.8	4.7	4.7	4.7
Other Programs	23.3	24.6	23.8	24.7	26.0	27.0	26.7
Total Programs	142.4	150.0	150.1	151.9	153.8	155.8	157.6
Interest on Debt	11.9	12.5	13.3	13.7	14.4	14.9	15.5
Total Expense	154.3	162.5	163.4	165.6	168.2	170.7	173.2
Surplus/(Deficit) Before Reserve	(3.7)	(11.7)	(9.3)	(5.8)	(4.6)	(2.2)	1.9
Reserve	–	–	1.0	1.0	1.0	1.3	1.6
Surplus/(Deficit)	(3.7)	(11.7)	(10.3)	(6.8)	(5.6)	(3.5)	0.3
Net Debt as a Per Cent of GDP	39.2	40.2	40.7	40.7	40.6	39.8	38.6
[1]	Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year.
[2]	Excludes Teachers’ Pension Plan. Teachers’ Pension Plan expense is included in Other Programs.
Note:	Numbers may not add due to rounding
Source:	Ontario Ministry of Finance

Ontario’s Economic and Fiscal Outlook in Brief

Revenue Details

A detailed revenue outlook is presented as required by the proposed FSTAA. The government’s policy commitments have been reflected in the forecast.

Key inputs included in the revenue forecast are:

•	A prudent economic growth outlook;

•	Existing federal-provincial agreements and funding formulas; and

•	The business plans of government ministries, business enterprises and service organizations.

Details of the revenue outlook are outlined later in this document. See Chapter 3: Ontario’s Fiscal Plan and Outlook and Annex: Details of Tax Measures for more details.

Program Expense Details

In order to achieve a balanced budget while protecting what matters most, the government has been working hard to transform programs, not only to find efficiencies and savings, but to make services more modern and accessible for the people of Ontario.

Several programs have been streamlined to centralize administrative functions, including:

•	Combining six existing Provincial health agencies and the Local Health Integration Networks into one new agency, Ontario Health, to streamline health care oversight, reduce health care bureaucracy and reduce siloed regional administration, leading to annualized savings of more than $350 million at maturity;

•	Creating an integrated supply chain model to consolidate procurement practices across sectors, resulting in reduced government expenditures and reduced red tape for vendors, while ensuring a seamless movement of products throughout the province. This initiative is expected to result in annualized savings of $1 billion; and

•	All ministries have identified four per cent in administrative efficiencies resulting in cumulative savings of $1.7 billion by 2023–24.

Ontario’s Economic and Fiscal Outlook in Brief

Several programs have been redesigned to focus spending on what matters most to the people of Ontario, including:

•	Reforming the social assistance system by simplifying the rate structure, reducing administration, cutting unnecessary rules, and providing greater opportunities to achieve better employment outcomes for social assistance recipients, resulting in estimated annual savings of over $1 billion at maturity;

•	Focusing drug benefits under OHIP+ to those who need them the most — children and youth under the age of 25 who are not covered by private insurance plans, generating annualized savings of at least $250 million;

•	Reforming the Ontario Student Assistance Program (OSAP) so that future generations of Ontario students can access financial support for postsecondary education and providing a 10 per cent reduction in tuition for domestic students. The government is restoring OSAP to a needs-based program. The changes to OSAP will lead to estimated annual savings of at least $325 million; and

•	Making important strides towards building a modern and more efficient workforce while ensuring that front-line services and workers are protected. As an example, the size of the Ontario Public Service has already been reduced by 3.5 per cent through attrition alone. Additional measures such as voluntary exit initiatives will bring about further reductions and efficiencies in the future.

“We believe Ontarians can make — and implement — the kind of thoughtful decisions needed to resolve the province’s fiscal dilemma while protecting, to the greatest degree possible, the public programs on which Ontarians rely, many of which are a source of justifiable pride.”

Commission on the Reform of

Ontario’s Public Services, 2012

By containing costs and prioritizing spending, the government is providing, through measures announced to date and in this Budget, a projected $26 billion in much needed relief to Ontario individuals, families and businesses over six years, while continuing to eliminate the deficit. For example, the government is proposing a new refundable tax credit for child care costs that would provide up to $6,000 per child under the age of seven, up to $3,750 per child between the ages of seven and 16, and up to $8,250 per child with a severe disability. The government is also providing a more transparent and responsible government-funded electricity rate relief program to families, farms and small businesses. At the same time, the government is reducing electricity system costs, including by terminating more than 750 unnecessary renewable contracts and reducing the cost of conservation programs, focusing on the most cost-effective and efficient programs.

Ontario’s Economic and Fiscal Outlook in Brief

The government’s approach to restraining spending growth and finding savings is responsible and pragmatic; program expense will grow at an average annual rate of one per cent between 2018–19 and 2023–24, which is more fiscally responsible than spending growth under the previous administration, which peaked at a year-over-year growth rate of 8.3 per cent between 2016–17 and 2017–18. In addition, when compared to other savings exercises conducted by previous governments, it is evident that this government’s approach is responsible and measured.

ONTARIO'S PATH TO BALANCE COMPARED TO OTHER GOVERNMENTS

5-Year Program Spending Growth Index
120
115
110
105
100
95
Year 1
Year 2
Year 3
Year 4
Year 5
2019 Ontario Budget Outlook (2019–20 to 2023–24)
Government of Canada (2010–11 to 2014–15)*
Ontario Government (2013–14 to 2017–18)*
Ontario Government (1995–96 to 1999–2000)*

* Based on actual figures from respective Public Accounts, numbers may include restatements.

While balancing the budget requires difficult decisions and trade-offs, it is also an opportunity to rethink how government works and how the entire broader public sector delivers programs and services that the people of Ontario rely on every single day. This is why the government will continue to review programs on an ongoing basis to ensure that they are efficient, sustainable and delivering outcomes for the people of Ontario. The people of Ontario need to feel confident that the government is a careful steward of their tax dollars.

Details of the expense outlook are outlined later in this document. See Chapter 3: Ontario’s Fiscal Plan and Outlook and Annex: Details of Tax Measures for more details.

Ontario’s Economic and Fiscal Outlook in Brief

Other Recovery Plan Assumptions

The reserve is set at $1.0 billion over the medium term increasing to $1.3 billion in 2022–23 and $1.6 billion in 2023–24, which, by the final year of the recovery plan, is more than double the level set in the 2018 Budget.

Net debt-to-GDP is not expected to exceed the peak of 40.8 per cent identified by the Commission in 2018–19 and is projected to decline to 38.6 per cent by the end of the recovery plan.

Ontario’s Economic and Fiscal Outlook in Brief

ONTARIO’S DEBT CHALLENGE

The Province’s net debt has grown to more than one-third of a trillion dollars. In 2019–20, the government is forecasting $13.3 billion in interest payments to service that debt. This is why the government is taking action to reduce the debt burden and restore the fiscal health of the province within a reasonable and practical timeframe.

ONTARIO’S 2019–20 DEBT BURDEN IN NUMBERS:

•	Net Debt of almost $360,000,000,000; and

•	Interest on Debt of more than $13,300,000,000.

Through the implementation of the debt burden reduction strategy, the government is clearly setting out its intent to have Ontario’s net debt-to-GDP ratio reach more sustainable levels and be lower than the Commission’s forecast of 40.8 per cent for 2018–19. By the end of the recovery plan, net debt-to-GDP is forecast to fall to 38.6 per cent.

NET DEBT-TO-GDP

Per Cent
45
40
35
30
25
20
15
10
13.4
17.1
21.1
26.7
28.4
30.2
31.3
30.6
29.5
32.1
29.3
28.3
26.8
27.5
26.8
27.9
27.1
26.6
27.9
32.4
34.5
36.7
38.2
39.7
40.6
40.3
39.6
39.2
40.2
40.7
40.7
40.6
39.8
38.6
1990–91
1991–92
1992–93
1993–94
1994–95
1995–96
1996–97
1997–98
1998–99
1999–00
2000–01
2001–02
2002–03
2003–04
2004–05
2005–06
2006–07
2007–08
2008–09
2009–10
2010–11
2011–12
2012–13
2013–14
2014–15
2015–16
2016–17
2017–18
2018–19
2019–20
2020–21
2021–22
2022–23
2023–24
Actuals
Interim & Medium-Term Outlook
Recovery Plan

Notes: Net debt has been restated to include broader public-sector net debt, starting in 2005–06. Net debt has been restated from 2001–02 onward for the adjustments resulting from the revised accounting treatment of jointly sponsored pension plans.

Sources: Statistics Canada and Ontario Ministry of Finance.

Ontario’s Economic and Fiscal Outlook in Brief

The Province completed $39.6 billion in long-term borrowing in 2018–19. That is a larger amount than any of the annual borrowing programs over the next five years, including in 2019–20, at which time the borrowing program is forecast to be $3.6 billion lower at $36.0 billion. As the deficit is reduced, a growing portion of borrowing will be used to refinance maturing debt, rather than financing new debt. By the end of the recovery plan in 2023–24, the borrowing program is forecast to be $36.6 billion, which is less than the Province’s debt maturities that year.

The table below provides information on Ontario’s debt burden and borrowing program. See Chapter 4: Borrowing and Debt Management for more details.

ONTARIO’S BORROWING PROGRAM

($ Billions)

	2018	In-Year	Interim[2]	Medium-Term Outlook			Recovery Plan

	FES[1]	Change	2018–19	2019–20	2020–21	2021–22	2022–23	2023–24
Deficit/(Surplus)	14.5	(2.8)	11.7	10.3	6.8	5.6	3.5	(0.3)
Investment in Capital Assets	12.8	(0.9)	11.9	11.6	11.1	10.5	9.0	9.3
Non-Cash Adjustments	(7.4)	1.1	(6.3)	(7.7)	(7.7)	(7.7)	(8.0)	(8.1)
Loans to Infrastructure Ontario	0.4	(0.2)	0.1	0.2	0.1	0.2	(0.2)	(0.1)
Other Net Loans/Investments	(0.0)	(0.8)	(0.8)	0.7	0.0	(0.3)	(0.2)	(0.1)
Debt Maturities/Redemptions	21.9	(0.0)	21.9	27.5	26.4	24.1	31.2	37.0
Total Funding Requirement	42.1	(3.5)	38.6	42.5	36.8	32.5	35.3	37.6
Canadian Pension Plan Borrowing	(0.0)	0.0	(0.0)	–	–	–	–	–
Decrease/(Increase) in Short-Term Borrowing	–	–	–	(1.2)	(1.0)	(1.0)	(1.0)	(1.0)
Increase/(Decrease) in Cash and Cash Equivalents	3.5	9.8	13.3	(5.3)	(3.0)	–	–	–
Pre-borrowing in 2017–18	(12.4)	–	(12.4)	–	–	–	–	–
Total Long-Term Public Borrowing	33.2	6.3	39.6	36.0	32.8	31.5	34.3	36.6
Maturities as a Percentage of Long-Term Public Borrowing	66%		55%	76%	81%	77%	91%	101%
[1]	2018 Ontario Economic Outlook and Fiscal Review (FES).
[2]	Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year.

Note: Numbers may not add due to rounding.

Source: Ontario Financing Authority.

Ontario’s Economic and Fiscal Outlook in Brief

ONTARIO’S CAPITAL PLAN OUTLOOK

The government is committed to investing in the province’s infrastructure, including strategic investments in transit and highways, schools and hospitals. Planned investments for 2019–20 total $14.7 billion and reflect the government’s commitment to invest about $144 billion over the next 10 years.

In the fall, the government committed to reviewing planned infrastructure investments to prioritize projects that have a real impact on people’s daily lives while delivering the best value for taxpayers. Under the previous government, the Province overstated its infrastructure investment commitments year after year. For the five years between 2013–14 and 2017–18, actual infrastructure investments were on average 17 per cent below the amounts planned.

Beginning in 2019–20, the government’s plan reflects more sustainable levels of infrastructure investment. It also reflects a more realistic forecast of construction timelines for major projects planned or underway, in keeping with actual expenditure patterns.

INFRASTRUCTURE EXPENDITURES1

($ Millions)

	Medium-Term Outlook			Recovery Plan		10-Year

Sector	2019–20	2020–21	2021–22	2022–23	2023–24	Total
Transportation
Transit	5,527	5,499	5,295	5,702	7,224	66,723
Provincial Highways	2,754	2,723	2,538	2,527	2,347	22,085
Other Transportation, Property and Planning	284	213	167	180	194	1,722
Health
Hospitals	2,357	2,214	2,724	2,387	2,310	26,989
Other Health	255	239	269	321	309	3,313
Education	2,435	2,205	2,081	1,862	1,806	19,479
Postsecondary Education and Training
Colleges and Other	299	327	278	262	140	2,115
Universities	52	71	64	119	106	1,077
Social	299	176	240	272	281	2,505
Justice	762	813	719	581	510	4,829
Other Sectors[2]	1,599	1,963	2,066	1,727	1,588	12,803
Total Infrastructure Expenditures	16,623	16,444	16,441	15,939	16,814	163,641
Less: Other Partner Funding[3]	1,891	2,050	2,033	1,929	1,748	19,433
Total[4]	14,732	14,394	14,407	14,010	15,066	144,208
[1]

Includes interest capitalized during construction; third-party investments in hospitals, colleges and schools; federal and municipal contributions to provincially owned infrastructure investments; and transfers to municipalities, universities and non-consolidated agencies.

[2]	Includes government administration, natural resources and culture and tourism sectors.
[3]	Other Partner Funding refers to third-party investments in hospitals, colleges and schools.
[4]	Includes federal/municipal contributions to provincial infrastructure investments.

Note: Numbers may not add due to rounding.

Ontario’s Economic and Fiscal Outlook in Brief

Key changes resulting from the government’s review include:

•	Prioritizing hospital projects that address ending hallway health care;

•	Pausing capital funding for high-speed rail and actively exploring ways to enhance train speeds and service levels on existing railway corridors in Southwestern Ontario;

•

Cancelling the construction of a freight rail by-pass that will no longer be pursued because of increased services along the GO Transit Kitchener rail corridor that are planned or already in effect as part of the GO Rail Expansion program;

•	Reprioritizing transit projects in the City of Toronto, with the introduction of four new priority projects;

•	Realigning funding for new school construction and child care to reflect changes to investment priorities in the sector; and

•	Reducing funding for undergraduate and graduate capital expansion projects.

The government’s commitment to lower the net debt-to-GDP ratio to below the inherited 40.8 per cent by 2022–23 is supported by the outcomes of the review of planned infrastructure investments. Having a more responsible capital plan than that of the previous government had will lower the Province’s projected borrowing requirements by $10 billion over the next five years, thereby reducing new debt and interest costs.

Ontario’s Economic and Fiscal Outlook in Brief

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

SECTION A:	RESTORING FISCAL BALANCE IN A RESPONSIBLE AND SUSTAINABLE MANNER

INTRODUCTION

Restoring trust, transparency and accountability is foundational to this government’s plans to build a fiscally sustainable government and protect critical public services.

The government inherited a challenging fiscal situation from the previous government. For most of the past 15 years, unsustainable levels of spending have resulted in structural deficits and an unprecedented increase in public debt.

In the 2018 Ontario Economic Outlook and Fiscal Review (2018 Fall Economic Statement), the government presented a new approach to public finances which serves three important objectives: restore fiscal balance, reduce the debt burden and strengthen accountability and transparency. The government is committed to working towards these objectives and restoring fiscal sustainability to the Province’s finances.

  LISTENING TO THE PEOPLE

“The Ontario Chamber of Commerce applauds your government for repeatedly affirming its commitment to the difficult task of restoring fiscal balance, beginning with Budget 2019.”

Rocco Rossi, President and CEO,

Ontario Chamber of Commerce

The government is delivering on its commitment to rebuild confidence in Ontario’s finances by putting Ontario on a path to balancing the budget in a responsible and pragmatic manner. The 2019 Ontario Budget presents a plan to return to balance by 2023–24, as well as a plan to tackle the debt burden inherited from the previous government through a debt burden reduction strategy. Restoring balance and reducing the debt burden will improve Ontario’s fiscal health and help ensure Ontario’s hospitals, schools and other key public services have the sustainable funding they need for generations to come.

An important component of the government’s commitment to restoring trust, transparency and accountability is modernizing the rules that govern fiscal planning by introducing the Fiscal Sustainability, Transparency and Accountability Act, 2019 (FSTAA). The proposed FSTAA puts sustainability at the centre of Ontario’s fiscal planning; it enhances transparency and public reporting; and includes provisions that bolster oversight and true compliance and enforcement measures for elected officials who fail to live up to the transparency people rightly expect.

Chapter 1: A Plan for the People

The government is committed to the ongoing review and scrutiny of all programs and services to ensure public spending is delivering value for the people of Ontario. Based on the recommendations in EY Canada’s line-by-line review, the government engaged in a multi-year planning process which has found efficiencies that are projected to generate savings and cost avoidance of about eight cents for every dollar spent, on average, over the path to balance while protecting what matters most and ensuring that there are no front-line staff impacts.

By generating these savings and ensuring value for money, the government is able to provide a projected $26 billion in much-needed relief to Ontario individuals, families and businesses over six years while eliminating the deficit inherited from the previous government.

To improve accountability and transparency, the government took action by launching an Audit and Accountability Committee to ensure value for every taxpayer dollar spent, and is acting on each of the recommendations of the Independent Financial Commission of Inquiry.

The government is also standing up for Ontario taxpayers and advancing their priorities with the federal government.

With the 2019 Budget, Ontario’s Government for the People is taking decisive action to restore the public’s confidence in Ontario’s finances and outline its vision for the province going forward.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

BALANCING THE BUDGET IN A RESPONSIBLE MANNER

The government is fulfilling its promise to balance the budget in a reasonable and responsible timeframe. The plan to balance is supported by long-term decisions that reinvent the way the government delivers programs and services, and focuses resources on people’s priorities.

Balancing the budget is not an end in itself; instead, it is both a fiscal and moral imperative that is in the public interest.

Of the current net debt, $183 billion has been accumulated since the beginning of 2008–09, which has affected the Province’s ability to balance the books. Every dollar that goes to servicing the debt is a dollar that could go to hiring another nurse, fixing another school or providing additional relief to lower- and middle-income families. In addition, a balanced budget will improve business confidence in Ontario as a destination for investment, which will create jobs and further economic growth. Balancing the budget will not only reduce the Province’s vulnerability to economic shocks, such as downturns in the economy due to external factors, but it will also reduce the accumulation of debt because the government will no longer need to borrow to pay for its ongoing operating costs.

Chapter 1: A Plan for the People

Chart 1.1

ONTARIO'S PATH TO BALANCE THE BUDGET

Fiscal Balance
($ Billions)
Interim*
Medium-Term Outlook
Recovery Plan
2018–19
2019–20
2020–21
2021–22
2022–23
2023–24
2.0
(3.0)
(8.0)
(13.0)
(11.7)
(10.3)
(6.8)
(5.6)
(3.5)
0.3

Note: Includes reserve to protect against unforeseen adverse changes in the Province's revenue and expense. The reserve is set at $1 billion in each year from 2019–20 to 2021–22, $1.3 billion in 2022–23 and $1.6 billion in 2023–24.

Source: Ontario Ministry of Finance.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

TACKLING THE DEBT BURDEN

When debt is used to make long-term investments, such as taking out a mortgage to purchase a home, it can have a beneficial long-term impact. However, when debt is used to finance month-to-month expenses, it has a corrosive impact on overall financial health. Just as families cannot live indefinitely off a credit card, governments cannot live indefinitely off new debt. Unfortunately, previous governments chose to ignore these economic realities for too long. When debt spirals out of control, interest charges risk becoming unsustainable, the government’s ability to respond to economic downturns becomes more limited, Ontario’s credit rating is affected and future generations are put at risk. These are the problems that Ontario risks if action is not taken now.

Ontario’s Government for the People will not sit idly by and let past problems fester. It is taking responsibility for fixing previous financial mismanagement and is moving forward with a plan to tackle the debt burden.

Chapter 1: A Plan for the People

The Debt Burden in Numbers

Over the last decade alone, Ontario’s net debt has more than doubled — growing from $160 billion heading into the last major recession to more than one-third of a trillion dollars. With net debt projected to be $343 billion in 2018–19, Ontario continues to have the highest subnational debt of any jurisdiction in the world.

Chart 1.2
NET DEBT GROWTH

$ Billions
400
350
300
250
200
150
100
50
0
Over one-third of a trillion dollars in 2018–19
$343,000,000,000
Net Debt has more than doubled over the last decade
$160 BILLION at the beginning of 2008–09
$38 BILLION in 1990–91

Source: Ontario Financing Authority.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

Taking Action to Restore Ontario’s Advantage

From a net debt-to-GDP perspective, Ontario does not fare well when compared to other jurisdictions. Ontario’s net debt-to-GDP ratio was 29.3 per cent in 2000–01, well below that of Quebec, which stood at 38.3 per cent. While both Ontario and Quebec were hit hard by the last major recession and increased debt to accommodate stimulus spending, Quebec outlined a plan to return to fiscal health that it is delivering on, while the previous Ontario government continued with unsustainable levels of spending and relied on non-recurring revenues to make progress. The end result is that Ontario’s and Quebec’s net debt-to-GDP ratios have converged, with Quebec’s projected to have fallen below Ontario’s in 2018–19. This makes it clear how important it is to have a reasonable and responsible plan to balance the budget that is supported by smart long-term decisions.

Chart 1.3

ONTARIO AND QUEBEC NET DEBT-TO-GDP

Per Cent
Ontario
Quebec
60
50
40
30
20
10
0
38.3
38.9
38.3
37.4
36.4
37.4
42.8
40.7
42.7
48.2
48.6
48.6
50.9
50.3
49.4
47.9
45.7
42.3
40.0
38.6
29.3
28.3
26.8
27.5
26.8
27.9
27.1
26.6
27.9
32.4
34.5
36.7
38.2
39.7
40.6
40.3
39.6
39.2
40.2
40.7
2000–01
2001–02
2002–03
2003–04
2004–05
2005–06
2006–07
2007–08
2008–09
2009–10
2010–11
2011–12
2012–13
2013–14
2014–15
2015–16
2016–17
2017–18
2018–19
2019–20

Notes: Net debt has been restated to include broader public-sector net debt, starting in 2005–06. Net debt has been restated from 2001–02 onward for the adjustments resulting from the revised accounting treatment of jointly sponsored pension plans.

Sources: Quebec Budgets and Quebec Public Accounts; Statistics Canada (October and November 2018) and the Conference Board of Canada (February 2019), and Ontario Ministry of Finance.

The Province’s net debt per capita has increased from $13,163 per person, or $52,652 per family of four at the beginning of the 2008–09 global economic downturn, to a projected $23,979 per person, or $95,916 per family of four in 2018–19. Compared with the other provinces, Ontario had the second highest net debt per capita in Canada, after only Newfoundland and Labrador.

Chapter 1: A Plan for the People

How Public Debt Impacts the Everyday Lives of Families

Just as people pay interest on their credit card debt and mortgages, the government pays interest on the public debt. The government is forecast to spend $13.3 billion on interest to service its debt in 2019–20. This is the Province’s fourth largest line item after health care, education and social services – it is larger than the annual budget of most Provincial ministries, including what the Province spends on colleges, universities and student aid combined. Furthermore, interest to service the debt in 2019–20 is more than the projected deficit of $10.3 billion. This means that were it not for interest on debt costs, the Province’s budget would be balanced. In fact, almost nine cents of every dollar the Province brings in goes towards interest costs. This is spending that cannot be used to give money back to people or to invest in priorities that people value, such as health care and education.

High interest payments also make Ontario vulnerable to economic shocks, and a rising debt burden has the potential to hamper investments in the province as well as economic growth. Indeed, Ontario’s net debt position has factored into the six times that the Province has been downgraded by credit rating agencies over the past 10 years.

Chart 1.4

NET DEBT PER CAPITA

$ Dollars
30,000
25,000
20,000
15,000
10,000
5,000
0
Net debt per person in 1990–91: **$3,733**
Net debt per person in 2002–03: **$10,974**
Net debt per person in 2008–09: **$13,163**
Net debt per person in 2018–19: **$23,979**
1990–91
1991–92
1992–93
1993–94
1994–95
1995–96
1996–97
1997–98
1998–99
1999–00
2000–01
2001–02
2002–03
2003–04
2004–05
2005–06
2006–07
2007–08
2008–09
2009–10
2010–11
2011–12
2012–13
2013–14
2014–15
2015–16
2016–17
2017–18
2018–19

Note: Net debt has been restated to include broader public-sector net debt, starting in 2005–06. Net debt has been restated from 2001–02 for the adjustments resulting from the revised accounting treatment of jointly sponsored pension plans.

Sources: Statistics Canada and Ontario Ministry of Finance.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

A Moral, Fiscal and Economic Imperative to Take Action

The government has a moral, fiscal and economic imperative to address the pressing debt situation and restore accountability and trust in Ontario’s finances.

With these actions, the government commits to lowering Ontario’s net debt to less than the 40.8 per cent of GDP that it inherited from the previous government by the 2022–23 fiscal year. This will help ensure that future generations are not left to deal with the burden of past financial mismanagement.

Chapter 1: A Plan for the People

NEW LEGISLATION TO STRENGTHEN FISCAL ACCOUNTABILITY AND REPORTING

A key part of restoring the public’s confidence in Ontario’s finances is ensuring that there is a robust legislative framework in place to guide the Province’s fiscal and budgetary planning and reporting, to put the public first and hold the government accountable.

To that end, and in response to the recommendation of the Independent Financial Commission of Inquiry (Commission), the government undertook a review of the Fiscal Transparency and Accountability Act, 2004 (FTAA) to improve the law’s effectiveness in guiding the government’s fiscal planning and reporting.

“To be effective, fiscal rules should have three main properties – simplicity, flexibility, and enforceability. These three properties are very difficult to achieve simultaneously and past reforms have struggled to find the right balance.”

International Monetary Fund, 2018[1]

[1]

Luc Eyraud, Xavier Debrun, Andrew Hodge, Victor Duarte Lledo and Catherine A Pattillo, “Second-Generation Fiscal Rules: Balancing Simplicity, Flexibility, and Enforceability” (2018) https://www.imf.org/en/Publications/Staff-Discussion-Notes/Issues/2018/04/12/Second-Generation-Fiscal-Rules-Balancing-Simplicity-Flexibility-and-Enforceability-45131

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

The government has completed its review of the FTAA. To restore accountability, transparency and trust in Ontario’s finances, the government is proposing to replace the Act with a new, modernized legislative framework that would be called the Fiscal Sustainability, Transparency and Accountability Act, 2019 (FSTAA). This represents the first comprehensive change to Ontario’s fiscal planning legislation in 15 years. The proposed FSTAA would feature critical improvements that would help restore sustainability and trust in the Province’s finances.

Chapter 1: A Plan for the People

Putting Sustainability at the Centre of Ontario’s Fiscal Policy

“Current fiscal policy in Ontario is not sustainable over the long term.” Parliamentary Budget Officer’s Fiscal Sustainability Report, 2017[2]

When the Fiscal Transparency and Accountability Act was first introduced in 2004, Ontario’s net debt stood at $143 billion, and the net debt-to-GDP ratio was 26.8 per cent. Unfortunately, in the years that followed the introduction of the Act, the previous government chose to repeatedly deviate from the Act’s principles governing fiscal policy, which ultimately led to 10 straight years of deficits and more than a doubling of the Province’s net debt. The result of this approach is apparent in the findings of the Independent Financial Commission of Inquiry (Commission), which found that the Province’s net debt-to-GDP had grown to 40.8 per cent3. The government has an obligation to address the Province’s debt burden for future generations and for the long-term health of Ontario’s finances. Two key elements of the proposed Act are focused on enhancing fiscal sustainability and reducing the debt burden and would require the government to:

•

Develop a debt burden reduction strategy, including a requirement for the Minister of Finance to set out in the annual Budget the government’s net debt-to-GDP objectives and plans for reducing the debt burden, in addition to a report on progress in each subsequent Budget. Ontario’s first ever debt burden reduction strategy can be found later in this section; and

•	Apply a sustainability lens when developing Ontario’s fiscal policy by considering the fiscal position of the Province, including the debt burden, over the long term.

[2]

Canada, Office of the Parliamentary Budget Officer, “Fiscal Sustainability Report,” (2017). The PBO’s “Fiscal Sustainability Report,” (2018) maintained the previous report’s finding that Ontario’s current fiscal policy was not sustainable over the long term.

[3]

To ensure consistency and comparability of numbers between the current outlook, the Commission’s baseline forecast and prior year results, the Commission’s Net Debt as a Per Cent of GDP estimate was revised from 40.5 per cent to 40.8 per cent in the 2018 Ontario Economic Outlook and Fiscal Review.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

Enhancing Transparency and Public Reporting

The proposed Act represents a commitment from the government to be open and transparent about the state of Ontario’s finances. Under the previous government, all four of the Province’s long-term reports were released past the legislative deadline and eight of the last 14 Third Quarter Finances were either not released by the deadline or not released at all. As recommended by the Commission, the government must place transparency for the taxpayer as the top priority in the preparation of financial reports.

To provide more certainty to the public and stakeholders around the timing of release of key financial reports, the proposed FSTAA would require the government to:

•

Release a budget by March 31 — prior to the start of a new fiscal year, except for years in which a general election takes place to allow a new government additional time to develop its first multi-year fiscal plan.

FSTAA would also enhance the content requirements of financial reports to increase transparency, by requiring the government to:

•

Provide a rationale for running deficits in the introductory section of the budget document. The previous government ran deficits for 10 straight years, yet rarely articulated a rationale to the public for doing so; and

•

Report on its plan to balance the budget in greater detail by including estimates of the major components of revenue and expense and their underlying forecasts and assumptions, and publishing the projected net debt-to-GDP ratio for the period of the plan.

See the Ontario’s Economic and Fiscal Outlook in Brief — Plan to Balance the Budget: Ontario’s Recovery Plan section of this document for additional reporting under Ontario’s proposed new enhanced guidelines.

Chapter 1: A Plan for the People

Strengthening Accountability through Compliance

Strengthening accountability through the proposed Act is a step towards restoring public trust in Ontario’s finances, and will show the people of Ontario that the government will be held to account by:

•

Introducing a Premier and Minister’s Accountability Guarantee to demonstrate the commitment to accountability, transparency and trust by imposing monetary penalties on the Premier and the Minister of Finance for any missed reporting deadlines; and

•	Requiring the Auditor General of Ontario to annually review the Minister’s compliance with the proposed Act.

PREMIER AND MINISTER’S ACCOUNTABILITY GUARANTEE

One of a kind in Canada

The Guarantee would increase accountability to the people of Ontario by:

•

Requiring the Premier of Ontario and the Minister of Finance to pay a penalty of 10 per cent of their premier and ministerial salaries (currently equivalent to about $9,240 and $4,930, respectively) for each missed public reporting deadline; and

•	Requiring the Minister of Finance to post a public statement to explain the rationale for any missed public reporting deadlines, and the revised deadline by which the affected report will be released.

Under the proposed Fiscal Sustainability, Transparency and Accountability Act (FSTAA), the following reports would be subject to the financial penalty and public statement requirement prescribed in the Guarantee:

Report	Deadline Subject to Guarantee
Budget*	March 31
First Quarter Finances	August 15
Mid-Year Review (Fall Economic Statement)	November 15
Third Quarter Finances	February 15
Long-Term Report	Two years following a general election
Quarterly Ontario Economic Accounts	Within 45 days after each of Statistics Canada’s Quarterly National Income and Expenditure Accounts
* Except in the fiscal year of a general election

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

Strengthening Legislation, Eliminating Loopholes and Ensuring Compliance with the Law

Key features of the proposed Fiscal Sustainability, Transparency and Accountability Act, 2019 (FSTAA) would strengthen government requirements related to debt management, and accountability and compliance.

As part of the proposed package of legislative reforms, the government is also proposing to eliminate a long-standing loophole of the previous government by repealing the Investing in Ontario Act, 2008. In the 2007–08 fiscal year, this Act allowed the government to spend better-than-planned fiscal results after the year had ended, instead of requiring the surplus to go towards reducing the debt. By repealing this Act, the government would be ensuring that any surplus would go towards debt reduction. The government is demonstrating respect for tax dollars and building on its commitment to restore trust and accountability in the Province’s finances.

PROPOSED ACTION

•

Enacting the Fiscal Sustainability, Transparency and Accountability Act, 2019 (FSTAA), which would require the government to establish a debt burden reduction strategy and report annually in the budget on progress; and

•	Eliminating fiscal loopholes used by the previous government.

Chapter 1: A Plan for the People

Actively Pursuing a Debt Reduction Approach to Public Finance

To ensure real progress is made in addressing the debt burden, the government is committed to actively pursuing a debt burden reduction approach to public finance — effectively making the reduction of the Province’s debt burden a key consideration in all government decisions.

The government must play an important role in making Ontario an attractive destination for investment through balancing the budget and restoring fiscal sustainability to the province. Balancing the budget and a disciplined approach to expenditures is an important signal to people that the province is well managed and a good place to do business. It will also signal to the world that Ontario is serious about ensuring its economy is not overloaded with debt, but instead that it is efficient and able to effectively meet the needs of businesses and the people of Ontario.

Ontario conducts its borrowing program responsibly, respecting the people and businesses of the province by constantly implementing efficiencies in how it borrows money to reduce the interest on debt. To protect the Province from an increase in interest rates, the government has extended the term of its debt to lower the amount that must be refinanced every year. This strategy is similar to a homeowner extending the term of their mortgage to protect themselves against rising mortgage rates.

Enhancing Public Reporting on Debt Sustainability and Affordability

Under the proposed FSTAA, the government would be required to report annually on progress made with respect to the goals and plans set out in its debt burden reduction strategy, including the projected net debt-to-GDP ratio. The requirement for enhanced annual reporting would ensure that the government updates the people of Ontario on the progress made. Annual reporting also responds to the Auditor General of Ontario’s recommendation that the government not only have a plan for debt burden reduction, but also provide regular public updates.

The government is also committed to transparency with respect to improvements to the fiscal outlook generated by these actions. This includes updating the people of Ontario on the amount of every dollar the government receives that goes towards interest on the Province’s debt load. See Chapter 4: Borrowing and Debt Management for more details, including the projected interest on debt-to-revenue ratio.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

DEBT BURDEN REDUCTION STRATEGY

The government’s debt burden reduction strategy sets out clear actions for managing debt. These actions will allow the government to continue to invest in priorities that people value, such as health care and education. The debt burden reduction strategy delivers on the commitment made in the 2018 Ontario Economic Outlook and Fiscal Review and follows up on the recommendations of the Commission. The government will update progress on the debt burden reduction strategy in all budgets going forward.

REDUCING THE NET DEBT-TO-GDP RATIO

The debt burden reduction strategy is underpinned by a commitment to reduce Ontario’s net debt-to-GDP ratio by 2022–23 to less than the Commission’s forecast for 2018–19 of 40.8 per cent of GDP. This will allow the government to continue to protect services that matter most to people, and help ensure that future generations are not left to deal with the burden of past financial mismanagement.

2019 Ontario Budget Summary of Progress on Implementation and Supporting Actions

The government is projecting a deficit of $11.7 billion in 2018–19, a $3.3 billion improvement from the Commission’s deficit forecast of $15.0 billion. Over the medium term, the government is projecting steadily declining deficits until balance is achieved by 2023–24 — a reasonable and responsible timeline. This fiscal recovery plan supports reducing the debt burden, bringing the Province’s finances in line with a more sustainable path forward.

The government has also conducted a review of its capital investments to prioritize projects that have a real impact on people’s daily lives. This review has resulted in a more sustainable level of planned infrastructure expenditures. Having a more responsible capital plan than the previous government had will lower the Province’s projected borrowing requirements by $10 billion over the next five years, thereby reducing projected net debt by that amount and interest costs by a cumulative $0.3 billion.

The balanced budget plan is supported by the government’s comprehensive multi-year planning exercise, which is delivering ongoing efficiencies beyond the 2018–19 fiscal year. In fact, the government’s efforts to date are projected to deliver an average of about eight per cent in savings and cost avoidance each year over the path to balance until 2023–24, or about eight cents for every dollar spent.

Chapter 1: A Plan for the People

As recommended by the Commission, the 2018 Ontario Economic Outlook and Fiscal Review included a $1.0 billion reserve to protect the fiscal outlook against unforeseen adverse changes in the Province’s revenue and expense forecasts in 2018–19. The reserve was not used by year-end. In line with actions set out to reduce the debt burden, the reserve has been drawn down, thereby reducing debt that the government would otherwise have incurred.

In addition, the government is committed to applying any remaining contingency funds in 2018–19 to lower the deficit.

ENSURING VALUE FOR MONEY

The government knows that every dollar counts. As it works to ensure value for every dollar of taxpayer money that is spent, all unspent dollars at the end of the year will go towards debt reduction by default going forward.

Building on these actions, the government is also putting any unused reserve and contingency funds towards reducing the Province’s net debt position.

To protect the Province from an increase in interest rates, the government has extended the term of its debt to lower the amount that must be refinanced every year. In 2018–19 alone, Ontario issued $9.6 billion in debt with maturities of 30 years or longer. This provides certainty with respect to interest payments over the longer term, so the government can focus on prioritizing available resources to protect what matters most to people.

Addressing the Debt Problem

The government recognizes that Ontario’s debt situation is at risk of becoming unsustainable. In spite of the Province’s responsible approach to how its borrowing program is conducted, rising interest costs, currently forecast at $13.3 billion in 2019–20, risk crowding out investments in the vital public programs that the people of Ontario rely on. This could impact the government’s ability to respond to future economic shocks.

Addressing the debt problem is imperative for providing the necessary fiscal flexibility to support ongoing economic growth in the province and to enable the government to protect vital services for future generations. It would also free up resources to allow the government to respond appropriately to a future recession.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

That is why the government is taking action to reduce the debt burden and restore the fiscal health of the Province within a reasonable and practical timeframe. The government’s debt burden reduction strategy is underpinned by a clear objective: reduce the net debt by 2022–23 to less than the inherited 40.8 per cent of GDP by implementing meaningful actions that will generate results.

Balancing the budget and managing the Province’s debt burden are not ends in and of themselves. They are the only way to ensuring Ontario’s hospitals, schools and other key public services have the sustainable funding they need for generations to come.

Chapter 1: A Plan for the People

A PLAN TO IMPROVE OUTCOMES AND MANAGE GOVERNMENT SPENDING RESPONSIBLY

All successful businesses engage in strategic planning to map their goals, objectives and future course. The government of Ontario should be no different. This is why the government took immediate steps to control spending and focus on fiscal discipline. Outside experts were also engaged to conduct a review of government spending and help lay a strong foundation for a comprehensive multi-year planning process. These actions are leading to efficiencies and better expenditure management while helping to ensure improved services and outcomes for the people of Ontario. Efforts to date are projected to generate savings and cost avoidance of about eight cents for every dollar spent, on average, over the path to balance while prioritizing what matters most and ensuring no front-line staff impacts. Realizing the full benefits of this plan will require a sustained effort with a continued focus on financial management throughout the next five years.

FOCUSING PROGRAMS TO MAXIMIZE BENEFITS

The government is fixing OHIP+ to focus benefits on those who need them the most. As of April 1, 2019, children and youth under the age of 25 who are covered by private insurance will bill those plans for eligible prescription medications, while children and youth who are not covered by private plans will continue to receive coverage from the government. This change makes the program affordable — saving at least $250 million each year — and still ensures that children and youth can access the prescription drugs they need.

Immediate Spending Controls

The government has demonstrated its commitment to controlling unnecessary expenses and ensuring value for every dollar spent. As identified in the 2018 Ontario Economic Outlook and Fiscal Review, and as part of its recent release of the 2018–19 Third Quarter Finances, the government identified savings through a number of immediate actions, including:

•	A hiring freeze, with the exception of essential front-line services;

•	A freeze on discretionary spending;

•	A cancellation of all subscription-based services; and

•	A restriction on travel, meals and hospitality spending.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

ENDING “MARCH MADNESS”

Towards the end of the government’s fiscal year, there can be unplanned and often unnecessary spending. This is often referred to as “March Madness.”

To address this issue, the government announced on February 13, 2019, that all ministries were to limit their spending to commitments under contract, legislation and/or requirements to fulfill core services up to the end of the fiscal year.

Additional scrutiny will continue to be applied to discretionary spending to ensure that taxpayers are respected throughout the entire fiscal year.

Building on these actions, the government is also putting any unused reserve and contingency funds at year-end towards reducing the Province’s net debt position.

Chapter 1: A Plan for the People

DRIVING PUBLIC SECTOR LEADERSHIP PERFORMANCE

The people of Ontario rely on the services that public sector organizations provide. At the same time, the Province must bring sustainability to its finances and ensure value for money.

In summer 2018, the government committed to reviewing public sector leadership compensation and to developing a new approach — one that recognizes leaders who deliver better outcomes for the people of Ontario while providing the best value for taxpayer dollars.

The review determined that existing practices in the public sector allowed for automatic adjustments to executive compensation regardless of the results achieved. This system does nothing to reward excellence or improve public services.

The government is now moving forward with an approach that ends automatic pay increases for public sector leaders. Under the new framework, pay-for-performance may only be provided to those leaders who achieve the bold outcomes the Province needs. Compensation adjustments would be controlled, and only executives who deliver on priority-driven outcomes would be eligible.

To move ahead with this approach, the government is proposing amendments to the Broader Public Sector Executive Compensation Act, 2014, and is consulting with employers to set sector-specific priorities that all leaders must work towards.

These requirements will drive a culture of excellence over entitlement. This means that the cost of any compensation increases would be more than offset by the transformational objectives that leaders deliver. The taxpayers of Ontario expect nothing less.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

PROGRESS ON THE LINE-BY-LINE REVIEW

To better prepare for future planning, in July 2018 the government issued an open request for bids for outside experts to conduct a review of government spending over the past 15 years. EY Canada was selected to complete the review. The review compared Ontario’s expenditures and rate of spending growth with that of other provinces and identified opportunities to modernize programs and services.

EY Canada reviewed over half a million lines of financial data and found the previous government had allowed for significant and unsustainable expenditure growth. Had expenditures grown at the same rate as population growth, the previous government would have spent $331 billion less over 15 years, and the current government would not be faced with such a challenging fiscal situation.

Despite the challenges uncovered by the line-by-line review, there are opportunities to make positive changes that will return the Province’s finances to a fiscally sustainable position while protecting the core services of the government. EY Canada’s report4 identified four key recommendations to help drive efficiencies, find cost savings and enable the transformation of public services to make them more convenient:

•	Modernizing services through better use of digital and shared-service models;

•	Finding more cost-efficient ways of administering government;

•	Ensuring government funding is directed to those that require it the most; and

•	Maximizing the value of government assets and putting taxpayer investment to its most productive use.

Ontario’s Government for the People has acted on the line-by-line review in the following areas for cross-sector reforms that will bring additional efficiencies to government operations supported by internal and external experts.

[4]	EY Canada, “Managing Transformation — A Modernization Action Plan for Ontario,” (2018), https://www.ontario.ca/page/planning-prosperity-putting-people-centre-service-delivery

Chapter 1: A Plan for the People

Chart 1.7

PROGRESS ON THE LINE-BY-LINE REVIEW

TRANSFER PAYMENT CONSOLIDATION

The government is consolidating transfer payments in multiple sectors, including health care, social services and education, to reduce administrative costs, increase value for money, enhance the client experience and improve outcomes. By modernizing transfer payments, the government will allow service delivery partners to devote more resources to front-line services rather than to back-office administration.

CENTRALIZED PROCUREMENT

The government is centralizing procurement across the Ontario Public Service and the broader public sector. By creating a more streamlined and collaborative procurement system for goods and services, the government is projecting savings of $1 billion annually from centralization. The new system will make it easier for companies of all sizes to do business with the Province and harness innovation to address the needs of the people of Ontario.

CAPITAL ASSET MANAGEMENT

The government is conducting a review to explore options and possible implementation strategies for reducing duplication and ensuring best practices in the management of capital assets. This work is expected to drive improved management and planning, enterprise decision-making and transparency regarding capital investments.

DIGITAL FIRST

A digital-first approach is being applied across government to make it easier for the people of Ontario to access programs and services, reduce government silos, and lower internal administrative burdens and costs.

BUSINESS SUPPORTS

The government is reviewing business supports programs to identify opportunities for better value for money. The aim is to ensure these programs are coordinated and integrated across government, and that they can demonstrate benefits for the people and businesses of Ontario.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

LISTENING TO THE PEOPLE

The government conducted the Big Bold Ideas Challenge and Planning for Prosperity consultations with the people of Ontario to determine where they want the government to improve programs and services. The following actions are being taken in response to the ideas submitted:

Mental Health

•  Devoting funding for mental health and addictions care to direct services as far as possible by finding administrative efficiencies in the system.

•  Providing a new Consumption and Treatment Services model and Rapid Access Addiction Medicine clinics to provide specialized treatment and referrals to people with addictions.

Rural and Northern Development

•  Unlocking economic development potential in the Far North by reviewing the Far North Act, 2010 to reduce red tape and restrictions.

•  Making sure agricultural supports are provided where they can help the most.

Reducing Red Tape

•  Streamlining individuals’ and businesses’ interactions with government by enabling electronic payments and document filing for tax and non-tax programs.

Reducing Costs for Ontario Citizens

•  Eliminating the Drive Clean program for passenger vehicles, saving money for Ontario taxpayers and reducing the regulatory burden on Ontario families.

•  Lowering tuition rates for domestic students at Ontario universities and colleges by 10 per cent.

Digital Service

•  Increasing the use of digital solutions as part of a Digital-First for Health Strategy, developing digital tools for Ontarians such as virtual visits, online access to health records, and digital supports for integrated care.

Social Services

•  Redesigning the Ontario Disability Support Program (ODSP) to consolidate complex supplements and benefits into simplified financial support for people with severe disabilities.

•  Integrating employment supports from social assistance with Employment Ontario to improve outcomes for the province’s most vulnerable, including people with disabilities.

•  Making dental care more accessible for low-income seniors by creating a specialized dental benefit program.

Chapter 1: A Plan for the People

Multi-Year Planning

Building on the findings of the line-by-line review and the innovative ideas identified in the Planning for Prosperity survey and the Big Bold Ideas Challenge, the government embarked on a comprehensive multi-year planning process. This process was guided by the vision of putting the people of Ontario at the centre of everything the government does. The government’s fiscal plan prioritizes:

•	Achieving fiscal sustainability;

•	Growing the economy;

•	Being open for business, open for jobs; and

•	Protecting what matters most.

One of the government’s key goals was for all ministries to develop concrete plans to ensure that government programs are modernized, duplication is eliminated, and valuable programs and services are sustainable and delivering outcomes.

The multi-year planning process has resulted in:

•	The development of long-term plans to make government more efficient and effective to ensure government spending is sustainable and delivers the best value;

•	Finding administrative savings throughout ministries without impacting front-line services. To this end, all ministries were required to show administrative savings of at least four per cent;

•	An evidence-based approach to government decision-making informed by data;

•	Breaking down silos and ensuring that government is thinking about the people of Ontario, where they live, who they receive public services from and what their unique circumstances may be;

•

A focus on accountability and measuring success, with the ultimate objective of monitoring results and delivering meaningful improvements to the public services Ontario families and businesses rely on; and

•	Modernizing services and reducing red tape to provide greater convenience for individuals, families and businesses.

The line-by-line review and multi-year planning process identified opportunities for efficiencies that will curb government spending and improve services for the people of Ontario. In fact, the government’s efforts to date are projected to deliver an average of about eight per cent in savings and cost avoidance each year over the path to balance until 2023–24, or about eight cents for every dollar spent.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

REDUCING WASTE AND FINDING ADMINISTRATIVE EFFICIENCIES

The government is taking actions that will save up to $8 million a year by removing multiple, redundant and unused voice services. These actions include providing employees, where appropriate, with either a desktop or mobile phone and cancelling phone lines that are not essential to supporting business requirements.

This initiative also includes eliminating voicemail for desktop phones for employees who do not require voicemail for business purposes and replacing old and obsolete mobile phones at no cost.

These changes reflect the government’s commitment to ensuring services and processes meet business needs while being cost effective.

MODERNIZING THE ONTARIO FOOD TERMINAL

The Ontario Food Terminal is Canada’s largest wholesale Fruit and Produce Terminal. It ranks among the top four Terminal Markets in Canada and the United States by volume of produce distributed. The Ontario Food Terminal, currently located in Toronto, is utilized by farmers and other participants in the buying and selling of produce, some of whom truck their produce great distances in order to access the terminal.

The Province is committed to ensuring the Ontario Food Terminal is sustainable over the next 5, 10 and 50 years. In line with this commitment, the Province is exploring options to ensure the long-term success of the Ontario Food Terminal for farmers, businesses, and taxpayers. An advisory group with veteran agri-food industry leaders, in conjunction with an independent third-party report, will provide further insights and recommendations on the Ontario Food Terminal network to modernize the service and balance the needs of all users.

Chapter 1: A Plan for the People

OPTIMIZING GOVERNMENT REAL ESTATE

The government is committed to streamlining processes to sell buildings and properties that are no longer needed to deliver government programs, generate revenue and save taxpayers’ dollars. The government is achieving these goals by optimizing its real estate portfolio by making better use of office space, introducing a coordinated office realty management model and improving the property sale processes.

The government will continue to maximize revenue and ensure fair value by divesting surplus government property to ensure that the Province does not continue to be responsible for operating costs and associated liabilities.

Ontario is also moving forward with a new kind of partnership with the private sector to optimize the use of government-owned land and increase transit ridership. The new Mimico and Woodbine GO stations will be the first of many projects that will be delivered at no cost to taxpayers. See Chapter 1, Section B: Putting People First for more details.

As part of the ongoing review of real estate the government will work with its partners to assess the geographical location of agency headquarters such as TVOntario and the Workplace Safety and Insurance Board.

The government is also exploring options for a paid parking model at government-owned buildings, including correctional facilities and additional courthouses.

MOVING TOWARDS CENTRALIZED PROCUREMENT

In March, the government announced plans for building a modern centralized procurement system to better leverage the collective buying power of the Ontario Public Service and broader public sector. The streamlining of purchasing processes across vendors and the consolidation of contracts for health care products, from pacemakers to bandages, to computer and IT hardware across the Ontario Public Service and broader public sector will drive significant savings. The government is projecting savings of $1 billion per year.

The new system will be digital, user focused and will make it easier and faster for companies, both large and small, to do business with the public sector. The government will engage industry leaders as well as stakeholders across Provincial agencies and the broader public sector for their ideas on how best to centralize the Province’s procurement system.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

TRANSFORMING ASSET MANAGEMENT AND INFRASTRUCTURE PROCUREMENT

The line-by-line review identified an opportunity for the government to achieve efficiencies by driving better infrastructure results. For example, there currently is no uniform and coordinated way in which ministries collect data and make decisions on infrastructure. To this end, an initiative has been launched to transform the management of capital assets, including the way in which infrastructure investments are planned, prioritized and procured.

A review of existing business approaches is being undertaken to identify a new operating model for asset management. This new model will break down silos across those ministries, agencies and broader public sector partners with responsibilities for capital investments and minimize the duplication of capital asset management and procurement functions. The initiative will also seek out best practices that: optimize existing public assets and new investments; improve decision-making and transparency; centralize information-sharing and planning regarding capital investments; and ensure support for the delivery of programs, not just projects.

Financial Management

Ongoing Program Reviews

Moving forward, the government will establish a dedicated program review process that will undertake program evaluations on a permanent and ongoing basis to ensure government services are meeting people’s needs and to identify ways to modernize programs and save money. The findings will highlight opportunities for improvement and considerations for program reform in future years. The ongoing process will be supported by a more robust financial management system.

Implementing Enterprise Risk Management

Building on the EY Canada line-by-line review’s call for a sustained commitment to evidence-based decision-making, including consideration of business risks, the government is implementing enterprise risk management across ministries and Provincial agencies. This includes ensuring risk management capacity in support of how the Province designs, funds, manages and delivers services to the people of Ontario.

Chapter 1: A Plan for the People

Ensuring Agencies are Relevant, Efficient and Effective

The winding down of the GreenON and the Self-Directed Personal Support Services Ontario agencies were early signs of the government’s commitment to restoring accountability and trust as they relate to the Provincial agency sector. Further to this commitment, the government announced in the 2018 Ontario Economic Outlook and Fiscal Review that the Province is taking steps to ensure all Provincial agencies are relevant, efficient and effective, and that they provide value for money to taxpayers.

In November, the Agency Review Task Force (task force), comprised of five government Members of Provincial Parliament, commenced its comprehensive review of all Provincial agencies to support the government’s commitment to restoring accountability and trust. To date, the task force has reviewed over 60 agencies — almost one-third of more than 190 Provincial agencies.

With the support of ministries, the task force is recommending opportunities in the agency sector that would:

•	Enable immediate efficiencies;

•	Ensure agencies remain transparent and sustainable over the long term;

•	Ensure agencies use taxpayer dollars appropriately and effectively;

•	Align agencies with current government priorities; and

•	Ensure agencies have appropriate oversight structures in place.

The work of the task force aligns with the broader efforts of the government to improve the way in which agencies deliver on government priorities and transform the way services are delivered, such as the review of the Workplace Safety and Insurance Board (WSIB), expanding the mandate of Infrastructure Ontario to support business development and improving the governance of the Ontario Energy Board.

The task force is also focused on transformational opportunities for Provincial agencies and other selected entities that could lead to dissolutions or mergers to achieve cost savings and service delivery efficiencies.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

To date, the task force has recommended the dissolution of 10 Provincial agencies, as they have become unnecessary, or because there are more cost-effective ways of achieving their goals:

1.	Building Code Conservation Advisory Council: The ministry could seek expert advice on conservation matters of the Building Code from working groups rather than through a Provincial agency.

2.

Criminal Injuries Compensation Board: Reforming victim compensation services by replacing the adjudicative model with an administrative model to ensure victims receive financial assistance faster and more efficiently with less administrative burden. Starting in 2021–22, the government is reinvesting over $6 million annually in victim services.

3.	Curriculum Council: The ministry will obtain specific curriculum advice from stakeholder/expert working groups, rather than this agency.

4.

Forensic Advisory Committee: In place of the committee, the ministry would use a working group to engage sector experts as needed. The ministry has identified technical experts and partners for such a working group.

5.

Livestock Medicines Advisory Committee: The mandate of the agency is no longer relevant due to changes in federal legislation. Direct consultations would allow for greater flexibility when expert advice is needed.

6.

Local Planning Appeal Support Centre: This agency was established in 2017 without sufficient funding. Individuals and community groups will continue to be able to obtain advice, information and services elsewhere.

7.

Ontario Honours Advisory Council: Selecting individuals to fulfill this function can be more efficiently achieved outside the agencies’ appointments process. The ministry will continue to use individuals with the expertise to evaluate honours recipients with the greatest merit.

8.

Ontario Investment and Trade Advisory Council: The agency has not been active since 2010 and does not receive any funding. The agency has no budget and no employees. The ministry can consult with external experts as required.

9.

Ontario Immigrant Investor Corporation: The federal government announced the termination of its Immigrant Investor Program in 2014. Ontario no longer accepts allocations related to the program. The agency is legally bound to be operational until the last repayment in 2022–23 of immigrant investor monies allocated to Ontario, after which the agency is proposed to be dissolved.

10.	Ontario Mortgage and Housing Corporation: The activities and obligations of this agency will be taken on as a ministry function.

Chapter 1: A Plan for the People

Eliminating these 10 agencies, as well as GreenON and the Self-Directed Personal Support Services Ontario, is expected to generate savings of over $125 million over five years, as well as achieve administrative efficiencies by reducing the number of agency appointees needed.

The task force will continue its review of all Provincial agencies. The outcome of the reviews will allow the government to take action, including potential dissolutions, mergers and other improvements, to ensure that agencies are relevant, efficient and effective. Together, these reviews will improve the way in which agencies deliver on government priorities and transform the way services are delivered.

Banning Government Agencies from Buying Tickets to Political Speeches

The government is making changes that will prohibit ministries and Provincial agencies from using public funds to attend or to sponsor events at which a politician is scheduled to speak. This is part of the government’s coordinated approach to managing expenses and ensuring public money is directed to provide better quality services for the people of Ontario. To learn about what politicians are communicating, Provincial agencies can request copies of speeches.

The amendments proposed to the Financial Administration Act would prevent ministries, agencies and hydro entities from purchasing tickets or sponsoring any event where the keynote speaker is a party leader, minister, senator or anyone else holding federal, provincial or municipal office across Canada.

For example, under the proposed amendment, Provincial agencies such as Metrolinx would be prohibited from purchasing tickets to a minister’s luncheon speech at the Economic Club of Canada. Similarly, the prohibition would also apply to government corporations such as the Ontario Power Generation to prevent them from paying to attend events where a politician is a keynote speaker.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

A BALANCED, SUSTAINABLE AND REASONABLE APPROACH TO MANAGING COMPENSATION

The previous government’s poor fiscal management has put the Province’s finances into an untenable position. To restore sustainability, the government and its service delivery partners must collectively exercise prudent fiscal stewardship. Leading by example, the government has already reduced the size of the Ontario Public Service by 3.5 per cent through voluntary attrition alone.

As the government pursues efficiencies that deliver relief to families, it will do so in a way that preserves front-line services and puts people at the centre of every decision. The government’s plan ensures that front-line services and the workers that deliver them are protected.

This spring, the government will consult with Ontario public sector employers and bargaining agents on how compensation costs can be managed in a way that results in wage settlements that are modest, reasonable and sustainable. Feedback received through these discussions will directly inform any next steps taken to manage growth in compensation costs.

These consultations will build on the government’s recent action to strengthen its oversight of Provincial agency collective bargaining, as announced in the 2018 Economic Outlook and Fiscal Review, as well as efforts to better enable service transformation through proposed amendments to the Public Sector Labour Relations Transition Act, 1997. Moving forward, the government will continue to explore opportunities to expand collective bargaining oversight to key areas of the provincial public sector. This will help ensure that every taxpayer dollar is invested wisely.

Chapter 1: A Plan for the People

ADDITIONAL REVIEW AND ACCOUNTABILITY OF GOVERNMENT SPENDING

Providing a New Level of Accountability

Last December, the government announced the launch of the Audit and Accountability Committee. This new sub-committee of the Treasury Board/Management Board of Cabinet was created to ensure resources are used to support strong fiscal management and accountability throughout government by driving special audits through the Province’s ministries, agencies and transfer-payment partners.

The Audit and Accountability Committee will also reinforce the valued work of the Auditor General of Ontario. A key mandate of the committee will be to monitor progress and ensure the timely implementation of audit recommendations resulting from the Auditor General’s reports.

The Audit and Accountability Committee is the only one of its kind in Canada and will provide a new level of accountability to help ensure that the people of Ontario are receiving value for money and that key government programs are protected for future generations.

Implementing the Recommendations of the Independent Financial Commission of Inquiry

The government is acting on each of the recommendations of the Independent Financial Commission of Inquiry (Commission) to restore accountability and trust in Ontario’s public finances.

In July 2018, the government established the Commission with a mandate to look at the Province’s past accounting practices and to provide a baseline for the Province’s fiscal outlook.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

The Commission delivered its report to the government on August 30, 2018, and it was made public on September 21, 2018. The government has accepted the Commission’s recommendations and is moving forward to support their implementations.

Table 1.1

COMMISSION RECOMMENDATIONS AND IMPLEMENTATION STATUS

Recommendation		Status
1.	Establish transparency for the taxpayer and general public as the top priority in preparing the Budget, Public Accounts and other financial reports. Ensure that accounting practices of the government are in accordance with the letter and spirit of Canadian Public Sector Accounting Standards.	Implemented
2.	Take an active role in the standards-setting process led by the Public Sector Accounting Board (PSAB) to identify and address accounting matters of particular importance to the Province.	Implemented
3.	Restore a constructive, professional relationship between the government and the Auditor General in a manner that respects the Auditor General’s legislated independence.	Implemented
4.	Require that the Auditor General is given advance notification and is asked for comment when a ministry or an agency consolidated in the financial statements of the Province proposes to engage a private-sector firm to provide accounting advice. In addition, require that the Province approve, after consultation with the Auditor General, the retention of the same private-sector firm for both accounting advice and auditing services.	Implemented
5.	Engage the Auditor General in an effort to reach agreement on the accounting treatment of any net pension assets of the Ontario Teachers’ Pension Plan and Ontario Public Service Employees’ Union Pension Plan.	In Progress
6.	Adopt the Auditor General’s proposed accounting treatment for any net pension assets of the Ontario Teachers’ Pension Plan and Ontario Public Service Employees’ Union Pension Plan on a provisional basis, until an agreement is reached between the government and the Auditor General. For the Public Accounts of Ontario 2017–2018, this would include restatement of the prior year’s figures for comparative purposes.	Implemented
7.	Review the methodology for establishing fair market values for plan assets and the management assumptions used to determine long-term liabilities for the Ontario Teachers’ Pension Plan and Ontario Public Service Employees’ Union Pension Plan. Begin this work following the release of the Public Accounts of Ontario 2017–2018, and establish periodic reviews in the future.	In Progress
8.	Adopt the Auditor General’s proposed accounting treatment for global adjustment refinancing, which is a major component of the Fair Hydro Plan.	Implemented
9.	Revise the budget plan for 2018–19 to reflect the Commission’s proposed accounting adjustments, adjust revenue and expense projections based on the latest available information, and restore the reserve to at least the historical level of $1 billion.	Implemented
10.	Establish a fiscal plan that includes near- and medium-term deficit targets and clearly describes how the government will achieve and report on these targets.	Implemented
11.	Undertake a review of the Fiscal Transparency and Accountability Act, 2004 to improve its effectiveness in guiding government fiscal planning and reporting.	Implemented
12.	Conduct analysis to determine and set an appropriate target and timeline to reduce the Province’s ratio of net debt-to-GDP.	Implemented
13.	Set a long-term goal of restoring the Province’s AAA credit rating.	In Progress
14.	Expand Ontario’s Long-Term Report on the Economy, published two years into each mandate, to include additional analysis on fiscal sustainability, and set out the fiscal implications of current trends and future risks.	In Progress

Source: “Report of the Independent Financial Commission of Inquiry,” (2018).

The Commission’s advice, in addition to the results of EY Canada’s line-by-line review of government spending, informed the 2018 Ontario Economic Outlook and Fiscal Review and the development of the 2019 Ontario Budget.

Chapter 1: A Plan for the People

Restoring Financial Transparency

Last fall, the Legislative Assembly passed a motion to appoint a Select Committee on Financial Transparency (Select Committee) to consider and report to the House on the Independent Financial Commission of Inquiry’s report. In addition, the Select Committee was given a mandate to investigate and report on the accounting practices, decision making and policy objectives of the previous government.

As part of its investigation into questionable accounting practices, the Select Committee received testimony from the former Premier and Minister of Energy. In addition, the committee heard from senior officials from the Ontario Public Service, the Independent Electricity System Operator, Ontario Power Generation, the Commissioners of the Independent Financial Commission of Inquiry, the Financial Accountability Office and the Auditor General of Ontario. The Select Committee tabled its final report in the Legislature on March 26, 2019.

CALLING FOR A REVIEW OF FEDERAL TRANSFERS

The government is doing its part to ensure that the Province is on a sustainable fiscal track, and it is critical that the federal government do its part, too. The federal–provincial transfer system is key to ensuring the long-term fiscal sustainability of all the provinces and territories. This is why it is crucial that all Canadians have a federal government that supports the needs of their regions, without getting in the way and adding costs.

Currently, the system is not working. The federal government is propping up an overly complicated, broken system of transfers. Ontario continues to experience a sizeable imbalance between what its families, businesses and individuals contribute to the federation and what the people of Ontario receive in transfers and federal spending. The most recent data shows that the people of Ontario send $12.9 billion more in tax dollars to Ottawa than the province receives. Ontario’s Government for the People calls on the federal government to fix this imbalance and support the people of Ontario by providing fair and adequate support for the services families rely on, such as helping to pay for increasing health and social program costs.

Third-party experts, such as the federal Parliamentary Budget Officer (PBO), have consistently found that the federal government has achieved fiscal sustainability over the long term, in large part, by restricting the growth of major transfers. This has meant significant fiscal challenges for the territories and provinces, including Ontario. At the same time, EY Canada’s line-by-line review of the Province’s spending found that federal transfers are inadequate to meet the growing costs of delivering quality services to the people of Ontario. In a recent report, the PBO demonstrated that federal health transfers are declining significantly over time as a share of provincial spending.

Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner

While the federal government has announced a number of new funding programs in recent years, they are weighed down by conditions and restrictions. The federal government should be supporting the provinces and territories to meet their mounting cost pressures and address the priorities of their citizens, but it continues to add red tape, administrative restrictions and cost burdens.

All Canadians deserve a federal transfer system that supports the priorities and fiscal sustainability of the provincial and territorial governments, not one that gets in the way. A simple and effective transfer system, based on clear and consistent principles, should be:

•	Fair: Federal programs must treat Ontario families fairly; transfers should have clear goals that Canadians can understand and trust.

•

Adequate: Transfer programs must reflect the pressures that the people of Ontario are facing today and will be facing in the future; the federal government must do its share to help the people of Ontario.

•	Flexible: Transfers must not restrict the Province’s ability to respond to the needs of Ontario families, nor add more red tape and costs for Ontario.

It is critical that the federal government treat Ontario’s businesses, individuals and families fairly and support them through adequate transfer agreements, not more red tape and administrative burdens. The Province will continue to press the federal government for a review of its broken system of transfers to ensure that it is living up to these principles and meeting the needs of the people of Ontario.

Chapter 1: A Plan for the People

Section B: Putting People First

 SECTION B:  PUTTING PEOPLE FIRST

INTRODUCTION

Today, consumers have access to a wide range of choices from private businesses that help save them time and money. People can deposit a cheque with their phone, make bill payments online, or book home maintenance services 24 hours a day, seven days a week from a number of different companies competing for their attention. Businesses must take nothing for granted and always put the customer first because, if they don’t, customers will take their business elsewhere.

For too long, government has had difficulty embracing this kind of customer service. People receive a different consumer experience from government than they receive elsewhere, whether it is waiting in lines to renew their driver’s licence or health card, jumping through hoops to access their own health data or having to navigate multiple ministries to get the necessary approvals to start a business. Hard-working people are forced to take precious time out of their busy days, time away from their job, their business or their family to work around the government’s schedule.

Government has never had to implement the level of customer service that is widespread in the private sector because it has only ever had to compete with itself. It has not kept pace with technological innovations and new customer experiences that best serve modern, working individuals, families and businesses in Ontario.

Ontario’s Government for the People is taking action to free up resources from the back office and focus them on improving the experience for the government’s customer, the taxpayer. Whether it’s public transit or auto insurance, the government will ensure the experience of real people is top of mind in every decision made. It will increase choice and convenience across government, whether it is as profound as child care decisions, or as straightforward as picking up a case of beer for the weekend. It will work to embrace technology and make government more digitally enabled and user-friendly, while promoting simple, easy-to-understand language.

To restore trust, the government must work harder to deliver better services, improve consumer choice and convenience, and put people first, at the centre of everything it does.

Chapter 1: A Plan for the People

THE ONTARIO GOVERNMENT — WORKING FOR YOU

The government’s commitment to delivering a “Government for the People” will always be more than a slogan. Instead, it is a statement that government must always strive to meet and exceed the expectations of the people it serves. Government services should never depend on who you know or how much you are prepared to pay. This government will always remain responsive to the millions of people in the province who have neither the money to hire expensive lobbyists nor the time to engage in full-time professional protesting.

Instead, the Ontario government will make a shared promise to the people: that we are working for the people. This means that the entire public sector will be united by a shared recognition that it is responsible for providing the people of Ontario with a better government experience that is focused on their needs.

People expect a forward-thinking government that is trustworthy and knowledgeable, a transparent government that can be relied on to spend taxpayers’ dollars wisely, and a caring government that understands and responds to people’s needs without making them jump through complicated hoops. Across every single touch point with the government, people deserve to feel understood, supported, respected and empowered.

Delivering this higher level of service will require an all-of-government effort that will include putting people before bureaucracy and replacing long wait times and complexity with simple, reliable and consistent customer service. The government must ceaselessly look for opportunities to deliver greater value along with a simplified, straightforward and responsive customer experience. All of this work will be delivered with an understanding that the government will measure its performance and be held accountable for its results.

New Ontario Brand and Visual Identity

The government has embarked on an ambitious effort to ensure all government activities reflect and reinforce a simple common brand standard rooted in the qualities of Trust, Responsiveness, Better Customer Experience, Caring and Fairness. This new shared brand will be encapsulated in a new shared visual identity rooted in the modernized Ontario Trillium Logo that you can find on the cover of this Budget. The logo is accompanied by a clear and succinct articulation of a simple unifying principle: that the Ontario government is “Working for You.”

Section B: Putting People First

The government intends to deliver a new visual identity directive across the entire public sector that will explicitly prohibit the spending of taxpayer dollars on new logos or other visual identifiers going forward. Since 2011, the ministries and agencies of the Ontario government wasted more than $2 million on visual identity work that only served to fragment the Ontario government’s brand and confuse the public about what it stands for. Existing visual identifiers will be retired and replaced by variations of a flexible and adaptable brand system based on the new Trillium. This will be done in a “no-waste” manner to allow different bodies to exhaust their pre-existing brand collateral before adopting the new standard. Revenue-generating government bodies with existing brand identities will be managed on a case-by-case basis.

New Ontario Licence Plate and Driver’s Licence Design

As part of the government’s brand renewal, the Province will begin issuing new driver’s licences and licence plates following the exhaustion of existing stock. The new Ontario Licence Plate and Driver’s Licence will include the elements of Ontario’s new trillium and wider visual identity system, accompanied by a new licence plate tagline that speaks to Ontario’s welcoming and inclusive culture along with the government’s people-focused mandate: “A Place to Grow.”

Chapter 1: A Plan for the People

TRANSIT AND TRANSPORTATION

THE GOVERNMENT’S VISION FOR BUILDING TRANSIT FASTER

The Province is keeping its promise to build better public transit — delivering more transit services faster — and to save taxpayers’ dollars by forging new partnerships. The government is improving the transit experience and making life easier for the people of Ontario.

This government wants to keep people and goods moving by improving its transportation network. Whether for roads or transit, this government will partner with municipalities to build the type of transportation infrastructure that best serves the needs of each community.

Unfortunately, in too many parts of Ontario, and particularly in the Greater Toronto and Hamilton Area (GTHA), transit and transportation investment has not kept up with demand. As a result, traffic congestion is now costing the province an estimated $11 billion in lost productivity every year.1

For the workers and families who live in Ontario’s larger urban centres, few public services impact their lives more directly than public transit. When public transit is reliable, efficient and accessible, it reduces the congestion burden on roads and highways and helps contribute to a cleaner environment. The expansion of transit networks opens up more opportunities for families who live in underserved communities. An efficient, effective transit system also allows people to get to and from work quickly and efficiently, allowing them to be more productive at their jobs and, most importantly, ensures they can spend more time with their families.

The government will continue working to build transit and expand service as part of an integrated transportation system. Ontario is investing in provincially owned projects, such as the GO Rail Expansion Program and the Eglinton Crosstown Light Rail Transit (LRT) project, and supporting municipal transit priorities across the province, such as Stage 2 of the Ottawa LRT project. In addition to these commitments, the government has prioritized new infrastructure investments and is moving forward with transit projects that will bring benefits to communities. These targeted investments will help manage congestion, allow seamless connections across municipalities, enable regional economic competitiveness and productivity, and signal that Ontario is open for business and open for jobs.

[1]

C.D Howe Institute, “Cars, Congestion and Costs: A New Approach to Evaluating Government Infrastructure Investment,” (2013), https://www.cdhowe.org/sites/default/files/attachments/research_papers/mixed/Commentary_385_0.pdf

Section B: Putting People First

Metrolinx Projects and Initiatives

Expanding GO Transit Rail Service

The regional transportation network — both roads and public transit — in the GTHA is congested during peak times. To ensure the GTHA continues to grow, prosper and function as a single integrated region, investment will be needed in transportation capacity to provide reliable mobility between its key population and employment centres.

The rail network at present is only realizing a fraction of its potential capability. However, through the GO Rail Expansion program, the Province is transforming the GO Transit rail network into a comprehensive, all-day rapid transit network.

The GO Rail Expansion program plans to provide two-way, all-day service every 15 minutes over core segments of the GO Transit rail network which is shown in Chart 1.9. These improvements will provide greater access to GO Transit and enable seamless rail travel throughout the GTHA.

The Province is already undertaking infrastructure work to help expand GO Transit rail services. Across the network, capital projects such as track work, rail maintenance, noise walls and grade separations are well underway. The next stage of delivering the GO Rail Expansion program will take place throughout 2019. Metrolinx will be moving forward with critical procurements, including additional infrastructure work along the corridors and at the stations. The Province will look to the private sector to propose innovative approaches to meet future GO Transit rail service levels, including opportunities for technology that could be used to electrify core segments of the GO Transit rail network, such as an overhead catenary system or hydrogen fuel cells.

Chapter 1: A Plan for the People

Adopting Market-Driven Transit-Oriented Development

Ontario is moving forward with a new kind of partnership with the private sector to optimize the use of government-owned land and increase transit ridership. The market-driven, Transit-Oriented Development Strategy will leverage third-party investment to reduce provincial funding for transit expansion and offer new opportunities to deliver more transit services faster and at a lower cost to taxpayers. For example, allowing developers to build above transit stations in exchange for building new transit infrastructure can help create mixed-use communities around stations and allow people to travel to and from their homes easier. This is part of the government’s plan to unlock greater value from its assets, reduce the burden on taxpayers and promote residential development close to transit.

The new Mimico and Woodbine GO stations will be the first of many projects to be delivered using this strategy. These initiatives put transit users and taxpayers first by delivering modern GO Transit rail stations at no cost to taxpayers. Partnering with third parties to deliver critical infrastructure provides the government with the flexibility to direct infrastructure funds towards other needs.

NEW PARTNERSHIPS IN BUILDING TRANSIT INFRASTRUCTURE

In October 2018, the Province signed a Letter of Intent with VANDYK Group of Companies to negotiate the construction of a new station to replace the existing Mimico GO Station. In exchange for the right to build above the new station, the developer will pay all of the costs associated with the construction of the main station building, new underground parking and improved connections to the local community. This arrangement provides value to the Province by saving taxpayers money and supporting the future revitalization and redevelopment of the Mimico-Judson area.

In March 2019, the government partnered with Woodbine Entertainment Group to develop and build a new GO Transit rail station along Highway 27 near Woodbine Racetrack on the Kitchener GO rail line. This arrangement is expected to save taxpayers money and bring in an estimated $94 million in revenue over the life of the new station. This new station will increase access to employment opportunities in a major employment area while enhancing transit access to a major sporting and entertainment destination.

Section B: Putting People First

Modernizing the GO Transit Experience

The government is committed to delivering quality service for its GO Transit customers in the same way that a business would need to, in order to attract customers and be competitive. The government recognizes the need to strive for improvements and to provide convenient and accessible services. It is clear that the status quo is not an acceptable blueprint for the future. GO Transit needs to evolve and innovate to make customer journeys more convenient and comfortable.

That is why, to complement the Transit-Oriented Development strategy, the government is looking at the feasibility of flexible food and beverage services across the GO Transit rail network, for example, coffee shops or other retail points of sale for commuters — opportunities that could meet customer needs while maximizing the value of stations.

Enhancing GO Transit Service

The government continues to deliver on its commitment to improve the customer experience throughout the GO Transit network, with benefits that extend to communities across the region.

The government is putting families first. As of March 9, 2019, children age 12 and under travel free of charge on all GO Transit trains and buses. This means families will have an affordable, low-stress option for seamless and convenient travel throughout the Greater Toronto and Hamilton Area.

In addition, the Province, through Metrolinx, has introduced service enhancements to the GO Transit rail service by offering more flexibility and more choices, reducing wait times, bringing relief to congested roadways, helping connect the region and creating new business opportunities. Over the past few months, Metrolinx has introduced:

•	The largest increase in GO Transit rail service in five years, with more than 200 new weekday GO Transit train trips now running on the Lakeshore East and Lakeshore West Lines each week;

•	Additional GO Transit rail service along the Kitchener Line during the morning and afternoon rush hours, as a first step towards two-way, all-day rail service for this corridor; and

•	Long-asked-for year-round weekday GO Transit rail service to Niagara Falls and St. Catharines on the Lakeshore West Line, four years ahead of the committed service date.

The government has also introduced new ways to enhance the transit experience for riders:

•	The partnership between Union Pearson Express and Uber offers a seamless journey for those travelling between Pearson International Airport and Union Station, and beyond; and

•	The official PRESTO app became available for download in January 2019, allowing users to view, manage and load their PRESTO cards using their smartphone.

Chapter 1: A Plan for the People

Update on the Upload of the Toronto Transit Commission Subway Infrastructure

On February 12, 2019, the Province of Ontario and the City of Toronto agreed to a Terms of Reference that advanced the conversations about completing the upload of the Toronto Transit Commission’s (TTC) subway network to the Province. As part of this Terms of Reference, the City of Toronto agreed to share data related to both the existing assets within the subway network and future expansion plans.

The subway upload, once completed, would benefit people by reducing congestion, improving everyday commutes and allowing for a truly integrated regional transit plan for the GTHA.

Most significantly, the upload will enable the Province to leverage its track record of infrastructure delivery to build the new subway transit plan better, faster, and more cost effectively. Metrolinx and Infrastructure Ontario have a history of on-time and on-budget delivery of major capital projects. The Province has tools to expedite planning and construction through various legislative and regulatory mechanisms and can enable true transit-oriented development through partnerships with the private sector.

Ultimately, talks between the City and the Province have progressed rapidly, particularly in connection with responsibilities for expansion. With this Budget, the Province is unveiling a new subway transit plan for the City of Toronto and the broader GTHA (see Chart 1.9).

The subway upload is proposed to be completed in two parts: first, legislation will be introduced this spring session to upload responsibility for all subway extensions and new lines — including the ones listed in Ontario’s new transit plan. This fulfills the Province’s commitment to introduce legislation pertaining to the upload in 2019. As part of the second phase of the upload, discussion will continue between the City and Province under the Terms of Reference to determine how best to accomplish the upload of the existing network, with further legislation envisioned for 2020.

By separating the upload into two distinctive parts, the Province can begin building subway extensions and new lines immediately while giving proper due diligence to the state of repair of the existing assets and fulfilling its commitments to consultation under the Terms of Reference.

The Province remains steadfastly committed to the full upload of the TTC subway network.

Section B: Putting People First

How the Upload Will Enable the Province’s New Transit Vision in the GTHA

The Province would simply not have had the confidence to make such sizeable financial contributions to subway projects without knowing that they were going to be delivered in a timely, cost-effective and properly designed way.

The upload also enables the Province to make even larger financial contributions to new subway projects, subject to the confirmation of the accounting impacts by the Auditor General of Ontario. Under municipal ownership, Provincial contributions to the City would have had an adverse effect on the Province’s books, whereas provincial ownership of the assets would allow the Province to amortize its capital contributions, thereby treating subway builds in the same manner as other provincially owned infrastructure projects, such as hospitals and schools. This ownership transaction ultimately creates the fiscal space to allow the Province to significantly deepen its commitment to transit and start projects immediately, not sometime in the distant future.

The Province is not presupposing the outcome of the discussions with the Auditor General of Ontario and will continue to work in very close collaboration.

Funding of Ontario’s New Subway Transit Plan for the GTHA

The Province, for the first time, is taking a true leadership role in building new transit by making the single largest capital contribution to new subway builds and extensions in Ontario’s history.

The Province is planning to build four projects, as described below, with a total preliminary cost estimate of $28.5 billion. The government will commit $11.2 billion towards these projects. This is more than 35 per cent of the construction cost. This significantly over-delivers on the government’s commitment to inject an additional $5 billion in capital funds into subway extensions.

In addition to provincial funds, the Province and the federal government have reached an agreement on the terms regarding the use of Investing in Canada Infrastructure Program (ICIP) funds for these subway projects. The federal government has confirmed that ICIP monies can be used for subway projects, regardless of underlying ownership and has further confirmed that it will invest up to 40 per cent of the cost of eligible projects. This means that the $4.2 billion allocated under ICIP for transit infrastructure in Toronto could be used for eligible subway projects, in addition to the $660 million already allocated to the Scarborough Subway Extension by the federal government.

Chapter 1: A Plan for the People

Furthermore, the federal government has indicated flexibility in reallocating monies from the $2.25 billion Green Infrastructure Stream to the Public Transit Stream. Given the obvious ability of subway projects to reduce greenhouse gas emissions, the total funding potentially available from the federal government to support subway construction could be just over $7 billion.

The Province will continue to work with the federal government in the hopes that it will further increase its funding, consistent with a 40 per cent contribution to all new builds. The Province will also engage the City of Toronto and York Region, where applicable, to negotiate the exact contribution levels from these municipalities to Ontario’s new transit plan, in addition to the federal and provincial monies mentioned above.

The Province expects the federal government, the City of Toronto and York Region to make significant capital contributions to what will be the largest investment in subways in Canadian history.

It is important to note that, for prudence, no assumptions are being made about private-sector contributions to projects, via transit-oriented development partnerships, or other forms of land value capture. The Province is deeply committed to learning from the experiences of other jurisdictions and defraying the cost of new builds through a well-designed program of partnerships.

“The Province will deliver transit for the people, even if the other levels of government will not.” The Honourable Doug Ford, Premier of Ontario

Section B: Putting People First

The New “Ontario Line” — Better, Faster, Smarter

The Province has considerable expertise in planning, designing and delivering transit projects. When this expertise is combined with the Province’s unique ability to expedite construction through various legislative and regulatory measures, the Province is uniquely positioned to create a more functional version of the Downtown Relief Line — a project that everyone wants built.

Presently, the City is focused on delivering the Relief Line South project. The publicly reported cost of this project is $6.8 billion. In addition, there is an estimated $1.5 billion for the expansion of the Greenwood Yard to accommodate the new line, bringing the total cost to $8.3 billion. Recently, City officials advised that the true cost of this project will significantly increase relative to the figures released publicly. The Province has called upon the City to confirm its revised estimates immediately. Ultimately, the government plans to expand the current routing of the City’s Relief Line South proposal to:

•	Extend north past the planned terminus of Pape Station to a new terminus station at the Ontario Science Centre — largely consistent with the “Relief Line North” proposal;

•	Develop a better design for the planned stations that would connect with other rail infrastructure, such as the proposed East Harbour Station and its intersection with the GO Transit rail network; and

•	Extend the west terminus of Osgoode Station through the King and Bathurst downtown core to a new terminus station at Ontario Place.

Chapter 1: A Plan for the People

This new route would create more meaningful point-to-point journeys for users, help deliver true relief to the existing overcapacity of the Yonge-University-Spadina Line and unlock massive new development potential.

Chart 1.8

THE NEW "ONTARIO LINE"

Mount Dennis
Caledonia
Cedarvale
Eglinton
Ontario Science Centre
Flemingdon Park
Thorncliffe Park
Cosburn
Spadina
Dundas West
Bloor
Bloor-Yonge
St George
Pape
Main Street
Danforth
Gerrard
Queen/Spadina
Osgoode
Queen
Sumach
Sherbourne
Leslieville
East Harbour
King/ Bathurst
Ontario Place/ Exhibition
Union

Source: Ontario Ministry of Transportation.

The government believes that the new Ontario Line could be operational well in advance of the 2029 target set by the City for the Relief Line South project. Subject to market bids, it may be possible to deliver the project two years earlier, presuming a smooth transition of design responsibility from the City to the Province, and a continuing partnership between both levels of government to expedite construction using all the tools at their disposal.

The preliminary cost estimate for this project — including the additional kilometres of track, new stations, rolling stock and a storage yard — is $10.9 billion, subject to market bids. The Ontario Line is expected to represent more quality and service at a cost that is incrementally higher than the current publicly estimated budget for the Relief Line South project, and in all cases, would be cheaper than what the Province anticipates to be the City’s revised estimate.

Section B: Putting People First

The government could achieve this by fundamentally redesigning the Downtown Relief Line project. A non-exhaustive list of opportunities to optimize design and delivery could include the following:

•

The original proposal planned to tunnel approximately 40 metres under the Don River — the equivalent of inverting the Bloor Viaduct bridge and burying it underground. Instead, the Province could build a bridge over the Don River, which could be considerably cheaper;

•	The Province would deploy lighter, more cost-effective and modern trains that have fewer signalling problems and are cheaper to operate than the existing TTC subway trains;

•

The Province could create a freestanding Ontario Line that would not share track or resources with the existing Bloor-Danforth Line. This could enable the government to construct a truly unique transit system, potentially through public-private partnership, that would not be dependent on the requirements of the technologically outdated Bloor-Danforth Line; and

•	An aggressive early works program, leveraging the Province’s unique ability to expedite approvals and enabling works, with a target to have shovels in the ground by the end of next year.

Chapter 1: A Plan for the People

Yonge North Subway Extension

The Province is also committing to the full completion of the Yonge North Subway Extension, stretching from the existing terminus at Finch Station to Richmond Hill Centre. The extension could help create a truly regional transit system by further extending the Yonge Line outside of Toronto to Richmond Hill and Markham for the first time.

The new line would cost an estimated $5.6 billion and could be constructed at the same time as the Ontario Line. It could be opened by 2029–30, following completion of the Ontario Line.

To better utilize the Yonge North Subway Extension, the Province will also undertake measures in the immediate term to reduce congestion on the Yonge-University-Spadina Line by better utilizing and promoting the use of the existing Richmond Hill GO line and evaluating the retrofit of the Bloor-Yonge Station.

Scarborough Subway Extension

The Province plans to complete the Scarborough Subway Extension as originally conceived — delivering to the residents of Scarborough the subway service they have been denied for too long. This project would include three stops — Lawrence East Station, Scarborough Town Centre Station and McCowan Station — instead of the currently planned one-stop subway extension that has been relitigated in the City of Toronto numerous times. The estimated completion date of the three-stop Scarborough Subway Extension is 2029–30.

Presently, the City is focused on a one-stop extension that has an estimated cost of about $4 billion, which has been adjusted for inflation. The Province has estimated that a three-stop extension would cost an additional $1.5 billion, for a total cost of $5.5 billion. The Province has committed $2 billion, and the City is expected to contribute an estimated $1 billion to the one-stop extension, to be adjusted for inflation. The federal government is expected to keep its commitment of $660 million along with an equal share, with the Province, of any remaining incremental costs.

As is the case with the Relief Line South project, City officials recently advised that the true cost of this project will significantly increase relative to the figures released publicly. The Province has called upon the City to confirm its revised estimates immediately.

Eglinton Crosstown West Extension

The Province is also committed to extending the Eglinton Crosstown Light Rail Transit project further west into Etobicoke to increase connectivity along Eglinton Avenue to Renforth Drive. As part of this commitment, the Province would put a portion of the Eglinton Crosstown West Extension underground, primarily between Royal York Road and Martin Grove Road. Ultimately, through future phases of this project, the Province is committed to establishing connectivity with Pearson International Airport.

Section B: Putting People First

The total preliminary cost estimate of the extension to Renforth Drive is $4.7 billion, and the Province will look to the City and federal government for their contributions. This project has an estimated completion date of 2030–31 and could be delivered using a Design-Build-Finance-Maintain model consistent with the one used for the Eglinton Crosstown project, which is currently under construction.

Sheppard Subway Extension

The Province also remains committed to the Sheppard Subway Extension to connect the existing terminus at Don Mills Station with the future terminus of the Scarborough Subway Extension at McCowan Station. As this line has not been a part of an official transit plan for some time, the Province will begin exploratory work on cost and on completion timelines to lock in the project for a future build date, following the completion of the Scarborough Subway Extension.

Planning and Design

To facilitate the work needed to build each of the above transit lines immediately, the government has allocated additional funds associated with planning and design within its capital plan.

Chapter 1: A Plan for the People

Chart 1.9 ONTARIO’S NEW SUBWAY TRANSIT PLAN FOR THE GTHA

Legend
Yonge–University Line
Bloor–Danforth Line
Sheppard Line
Eglinton Line
GO Lines
A Hurontario LRT
B Finch West LRT
C Eglinton West Extension to Pearson Airport
D Yonge North Subway Extension to Richmond Hill
E Sheppard East Extension
F Three-stop Scarborough Subway Extension
G Ontario Line
GO Train to Allandale Waterfront/ Barrie
GO Train to Gormley/ Richmond Hill
GO Train to Lincolnville/ Stouffville
Vaughan Metropolitan Centre
Langstaff/ Richmond Hill Centre
Finch West
Downsview Park
Humber College
Finch
Sheppard–Yonge
Leslie
Don Mills
McCowan
GO Train to Kitchener
Steeles
Pearson Airport
Mount Dennis
Caledonia
Cedarvale
Eglinton
Ontario Science Centre
Kennedy
GO Train to Oshawa/ Bowmanville
Spadina
Dundas West
Bloor
Kipling
Bloor–Yonge
St George
Pope
Main Street
Danforth
Gerrard
Cooksville
GO Train to Milton
Osgoode
Queen
East Harbour
Ontario Place/ Exhibition
Port Credit
Union
GO Train to Hamilton/ Niagara Falls

Diagram is not to scale

Source: Ontario Ministry of Transportation

Section B: Putting People First

Responsibly Addressing Southwestern Ontario’s Transportation Needs

The Province will examine options for improved connections between London, Kitchener and Toronto to spur economic activity in the region by improving mobility and increasing travel reliability. This will include practical options for improvements to existing rail corridors in collaboration with private-sector partners to optimize passenger and freight rail. As well, it will include improvements to the highway network and inter-community bus services. As part of this work, the Province will consult with affected municipalities and Indigenous communities.

HIGH-SPEED RAIL: VALUE FOR MONEY?

The Province has paused capital funding for high-speed rail in the 2019 Ontario Budget and is actively exploring opportunities to enhance the train speeds and service levels on existing railway corridors, as well as opportunities for inter-community bus services or other transit solutions that better support the immediate needs of Southwestern Ontario.

The Province is completing an analysis of new and existing rail service options that consider the social, environmental and economic impact to area residents, landowners, farmers, businesses and the natural environment.

The Province has listened to the residents in Southwestern Ontario who have expressed concerns that high-speed rail would have negative social, environmental and economic impacts for the region. For example, the agricultural community has warned that the project would create a physical barrier that would eliminate countless hectares of prime agricultural land in one of Canada’s richest farm belts, restricting access to homes, fields and markets.

The Province will bring forward a transportation plan for Southwestern Ontario by fall 2019.

Chapter 1: A Plan for the People

Implementing Other Transit and Transportation Priorities across the Province

The government is committed to supporting priority transit and transportation infrastructure investments across the province, including standing by its commitments for Ottawa’s and Hamilton’s light rail transit projects:

•

Ottawa Light Rail Transit Stage 2: Approximately $1.2 billion towards an expansion of the city’s O-Train network by adding 44 kilometres of rail and 24 new stations. Stage 2 will extend the Confederation Line east to Place d’Orléans and Trim Road, and west to both Moodie Drive and Algonquin Station. The Trillium Line will be extended south from Greenboro Station to Riverside South, with a link to the Ottawa Macdonald-Cartier International Airport.

•	Hamilton Light Rail Transit: $1 billion towards 14 kilometres of new light rail from McMaster University through downtown Hamilton to Eastgate Square, including 17 stops.

Additionally, the government will continue to review initiatives to meet Northerners’ transportation needs, including passenger rail. See Chapter 1, Section D: Open for Business, Open for Jobs for more details.

Investing in Highways

The provincial highway network is essential for creating jobs, improving quality of life for workers, families and small businesses across Ontario, and supporting a globally competitive economy. This is particularly true in rural and small-town Ontario, where highways are often the only transportation option available. Road construction and maintenance encourages job creation and trade, plays a significant role in the social and economic well-being of residents and contributes to a higher quality of life. The government takes the responsibility seriously to ensure Ontario’s highways are safe and reliable for the hundreds of thousands of people who drive on them every single day.

The Province is making smart investments in highways, roads and bridges, and is strengthening and expanding its highway network. Examples of projects that are in the planning and design stages, or already underway, include:

•	Highways 11/17 and 69:

•	Four-laning sections of Highway 69 and Highway 11/17 in the North, including stretches between Kenora and the Manitoba border.

Section B: Putting People First

•	Highway 401:

•	Widening and improving safety on 128 kilometres from four to six lanes from Tilbury to London;

•	Increasing the number of lanes from the Credit River Bridge in Mississauga to Regional Road 25 in Milton; and

•	Rehabilitating westbound core-collector lanes between Neilson Road and Wilson Avenue in Toronto, and eastbound core-collector lanes between Neilson Road in Toronto and Whites Road in Pickering.

•	Highway 7/115:

•	Several bridge rehabilitation projects in Peterborough.

Reviewing the Gas Tax Program

The Province will not move forward with the previous government’s proposed changes to the municipal share of gas tax funding. The Province will continue to support municipalities through the existing Gas Tax program and ensure it continues to meet the needs of the people of Ontario in alignment with provincial priorities.

Over the next few months, the government will consult with municipalities to review the program parameters and identify opportunities for improvement. This review will be informed by the goals of responsible planning and a more sustainable government to ensure taxpayer dollars are being spent as effectively as possible.

Chapter 1: A Plan for the People

PUTTING DRIVERS FIRST: A BLUEPRINT FOR ONTARIO’S AUTO INSURANCE SYSTEM

Over the past 30 years, Ontario’s auto insurance system has gone through a series of ineffective patchwork reforms implemented by different governments. After each reform, costs came down temporarily, only to rise again.

Auto insurance rates in Ontario are now higher than they were a decade ago and have been among the highest in the country since 2013.

Ontario drivers deserve better. This is why Ontario’s Government for the People is going to invest the time and effort required to implement an effective, sustainable auto insurance system that actually puts drivers first. In contrast to the ineffective changes that were brought forward by the previous government, this government will take the time to get it right for the benefit of all Ontario drivers.

Every driver in Ontario recognizes the need to carry auto insurance. At the same time, many drivers are left frustrated and confused by an expensive and convoluted auto insurance system in which the rates they are required to pay seemingly fail to reflect their driving record or individual needs. And during those unfortunate times when drivers do need to make an insurance claim, they are left at the mercy of a system that often seems to cater to lawyers or insurance companies, rather than to the victims it is supposed to help.

LISTENING TO THE PEOPLE

“We commend the government’s recent auto insurance consultation asking drivers to provide feedback on their insurance needs, and with the government’s stated commitment to review how auto insurance rates are regulated. We agree that reducing costs from the system requires a focus on initiatives that will reduce red tape, address road safety, and combat escalating claims costs. We stress that changes to territory segmentation alone will not resolve the cost challenge for Ontario drivers. We must remove costs from the system. Reduced costs will ultimately result in savings that will be passed on to consumers.”

George Hardy, Vice-President,
Home and Auto Insurance, The Co-operators

Section B: Putting People First

Ontario’s Government for the People is making transformative changes to the province’s auto insurance system that will put drivers first and put money back in people’s pockets by lowering costs, increasing consumer choice and increasing competition in the auto insurance market.

Earlier this year, the government reached out to hear from Ontario drivers about their experiences with auto insurance, and tens of thousands of people responded. The government heard that premiums are too high and that buying auto insurance is frustrating. Drivers said they find it difficult to understand their options and they do not have enough choices. They also said the process of making a claim and accessing benefits after an accident is too complicated.

The government’s vision for a modern auto insurance market is focused on making auto insurance affordable and accessible. Putting Drivers First is the government’s blueprint for Ontario’s auto insurance system. The proposed reforms will give control back to drivers by increasing the range of auto insurance coverage choices available to them, thereby giving them the power to lower their premium costs. The government will increase convenience by making it easier for consumers to shop for and buy insurance. It will also increase competition in the auto insurance market, thereby creating opportunities for savings that will make life more affordable for Ontario’s 10 million drivers and their families.

LISTENING TO THE PEOPLE: AUTO INSURANCE ONLINE SURVEY RESULTS

The Ministry of Finance posted an online survey about auto insurance from January 8 to February 15, 2019. The government received over 51,000 responses, of which:

•  68% agreed that insurance providers should have more electronic or online tools available, like banks and other financial institutions;

•  60% said shopping for and buying auto insurance is difficult and frustrating;

•  55% said it was too difficult to tailor their auto insurance policy to meet their needs;

•  54% reported that insurance policies are complicated and difficult to understand; and

•  53% said it takes too long to receive benefits after being injured in an accident.

Chapter 1: A Plan for the People

Lowering Costs and Fighting Fraud

The government made a commitment to work for families and to respect their hard-earned dollars. Auto insurance should be affordable, easy to understand and easy to buy. The blueprint focuses on lowering costs, finding efficiencies and fighting fraud to ensure that drivers’ auto insurance premiums pay for the health care services they need after an accident, rather than for costly and unnecessary disputes.

The government will work with the Financial Services Regulatory Authority of Ontario (FSRA), a new, independent financial regulator, to:

•	Overhaul the licensing system for health service providers to reduce regulatory burden and fraud, including lowering the treatment fees charged by providers; and

•	Reform the flawed medical assessment process to bring credibility and accountability to the assessments that injured claimants must undergo after an accident.

The government will also work with the Law Society of Ontario to make contingency fee agreements more transparent for injured claimants who choose to hire a lawyer. As part of this work, the Province will evaluate the effectiveness of the current contingency fee arrangements to ensure consumers are being fully protected.

Insurance fraud is estimated to cost Ontario consumers billions of dollars each year. The government’s Putting Drivers First blueprint will focus on combatting fraud so that honest drivers do not have to pay for the dishonest actions of fraudsters. The government will work with FSRA and the newly established Serious Fraud Office to develop a fraud reduction strategy and modernize the systems that improve the delivery of health care benefits, including:

•	Strong anti-fraud measures, such as enhanced data analytics to detect fraud, and new rules on unfair or deceptive acts or practices; and

•	A modern online claims process that lets consumers see how their auto accident benefits are being used, to make the claims process more convenient and help detect and discourage fraud.

Section B: Putting People First

WHEN CAN DRIVERS EXPECT TO SEE CHANGES?

The Putting Drivers First blueprint is a transformational, multi-year strategy. The government recognizes that consumers need change to happen now and is taking early action to make the consumer insurance experience easier and more convenient. These changes include:

•  Facilitating electronic communications through proposed amendments to the Insurance Act and the Compulsory Automobile Insurance Act, making it fast and simple to do business with insurance companies;

•  Bringing the convenience of electronic proof of auto insurance to Ontario drivers;

•  Enabling innovation and new business models to give drivers more options, such as car subscription services that include insurance; and

•  Making it easier for insurance companies to offer more discounts and options to consumers.

Increasing Accessibility and Affordability

Ontario’s drivers should have more choice when deciding which auto insurance coverage suits their needs. They also deserve to have the same convenience that they have come to expect from modern financial institutions, such as banks and credit unions.

The government’s Putting Drivers First blueprint will give auto insurance companies the flexibility to offer drivers more choices in terms of discounts and coverage options to make their insurance policy more affordable. For example, drivers should have the choice to lower their premiums by allowing insurers to consider their credit history, or by agreeing to use preferred providers of auto repair or health care services.

To make the consumer insurance experience simpler, the government is introducing legislation that, if passed, would allow insurance companies to use electronic communications and electronic commerce to do business with their customers. Ontario drivers will soon be able to use an electronic proof of auto insurance, allowing them to benefit from the same ease and convenience already offered in many other North American jurisdictions. Auto insurance forms, policies and other related documents will also be simplified so that drivers will find it easier to understand the coverage they need and make informed decisions about what they are buying.

Chapter 1: A Plan for the People

Adopting the Driver Care Plan

People hurt in auto collisions are too often not receiving timely access to care, and they find it difficult to navigate the claims process and understand the benefits available to them. They can take longer than they should to recover from their injuries because of disputes over benefits and appropriate treatment. The government is putting drivers first by focusing on care for people injured in collisions and making sure that they can access treatment faster.

The Driver Care Plan will ensure that injured claimants receive quick access to treatment and care. The Plan will include:

•	A Driver Care Card, which will streamline access to care by providing important information that will make the claim process easier to navigate;

•

A “Care, Not Cash” default clause to ensure that a driver’s auto insurance coverage will pay for treatment instead of costly legal fees while giving the driver the option to be eligible to receive cash settlements if they so choose;

•	An improved early treatment system for common injuries, including mental health treatment; and

•	A return to the default benefit limit of $2 million for those who are catastrophically injured in an accident, after it was previously reduced to $1 million in 2016.

Increasing Competition

A competitive auto insurance market benefits consumers. Making Ontario open for business is one of the government’s key commitments. Ensuring that businesses can compete while encouraging new companies to enter Ontario’s auto insurance marketplace is a key element of the government’s blueprint for the province’s auto insurance system. The government will encourage innovation and reduce the regulatory burden, enabling insurance companies to better serve their customers and invest in Ontario.

The government is working with FSRA to achieve these innovation and modernization goals by:

•	Supporting innovative business models, pricing structures and technologies, such as pay-as-you-go insurance;

•	Reducing the regulatory burden by improving the way auto insurance rates are regulated;

•	Reviewing guidelines, bulletins and forms to remove the burden and simplify processes;

•	Eliminating red tape by repealing outdated and ineffective legislation and simplifying regulations such as the Statutory Accident Benefits Schedule; and

•	Working with the Civil Rules Committee to increase the monetary limit for simplified procedures, and reduce the costly and time-consuming use of civil juries for simplified procedure trials.

Section B: Putting People First

The Putting Drivers First blueprint will address key issues identified in David Marshall’s 2017 report on Ontario’s auto insurance system. It will improve choice and convenience for consumers and give them more control over their auto insurance rates and coverage. It will also combat fraud and increase competition, resulting in lower system costs to ensure that Ontario families’ hard-earned dollars pay for the care accident victims need, when they need it.

ENDING POSTAL CODE DISCRIMINATION IN AUTO INSURANCE

Under the leadership of the Member of Provincial Parliament for Milton, Mr. Parm Gill, the Ending Discrimination in Automobile Insurance Act, 2018 was introduced. If passed, this proposed legislation would end the unfair practice of discriminating against drivers based on where they live.

Chapter 1: A Plan for the People

EXPANDING CHOICE AND RESPECTING CONSUMERS

Improving Choice and Convenience for Beverage Alcohol Consumers

Lifestyles have changed — people are busier and expect more flexibility and convenience. Alcohol reform is something long-desired by the people of Ontario. The government is committed to respecting adult consumers by trusting them to make responsible choices that work for them.

ONTARIO NEEDS MORE ALCOHOL POINTS OF SALE

Ontario’s beverage alcohol retail system is largely controlled by a few enterprises. The rules around the retail sale and consumption of beverage alcohol in Ontario are outdated and unique in Canada, imposing unnecessary burden, restriction and complexity on Ontario businesses. While there is an existing and diverse network of stores selling beverage alcohol in the province, Ontario has the lowest density of retail outlets selling beverage alcohol of all the provinces in Canada. As a point of comparison, there are over 8,000 retail stores in Quebec selling beverage alcohol, but less than 3,000 in Ontario.

As such, Ontario’s Government for the People is moving forward with the promise to improve consumer choice and convenience, and to create more opportunities for businesses.

Section B: Putting People First

Chart 1.10

Retail Outlet Density
(Number of Outlets per 10,000 people age 18+)
30
25
20
15
10
5
0
21.1
12.2
8.4
6.4
4.8
4.2
3.7
3.0
2.8
2.4
5.9
NL
QC
SK
AB
MB
BC
PE
NS
NB
ON
Canada
Jurisdiction

Note: Territories are excluded from the analysis.

Source: Statistics Canada, 2018. Table 10-10-0013-01.

In December, the government launched a public consultation as part of its commitment to transform the sale and consumption of beverage alcohol. The government heard from over 33,000 consumers and businesses that shared their views on how beverage alcohol choice and convenience could be increased in the province. The government also invited key groups, including those representing beverage alcohol

LISTENING TO THE PEOPLE

The government heard from over 33,000 consumers and businesses that shared their views on how beverage alcohol choice and convenience could be increased in the province. Feedback from the consultations will inform the government’s plan to transform alcohol sales.

producers, public health and safety organizations, retailers, restaurants and bars, to participate in roundtable discussions to ensure their valuable advice helps inform this review. The government is listening to the people of Ontario. Feedback from the survey and roundtable discussions will inform the government’s plan to expand the sale of beverage alcohol to corner, grocery and big box stores.

Chapter 1: A Plan for the People

Through the consultation and review, the government is committed to a number of key principles as it looks to the future, including:

•	Consumer choice and convenience: to substantially expand consumer access to beverage alcohol; and

•	Opportunities for business: to enable many more opportunities for the private sector to compete in the sale and distribution of beverage alcohol.

While the government delivers on these principles, the safe and responsible sale and consumption of alcohol in Ontario is, and will continue to be, a top priority.

LISTENING TO THE PEOPLE

“Bring the laws into the 21st century and treat adults like adults and let us buy alcohol from more than a few locations.” – Public survey respondent

“Allow more private sector involvement = more consumer choice, competitive prices, better shopping experience.” – Public survey respondent

LISTENING TO THE PEOPLE “With respect to the current beverage alcohol consultations, we applaud your government for initiating these discussions.” Richard Linley, President, Ontario Craft Wineries

Section B: Putting People First

EARLY WINS FOR THE PEOPLE

As the government continues to develop a plan for alcohol reform, it is listening to the people of Ontario and moving forward with a number of initiatives to improve consumer choice and enable opportunities for businesses in the near-term by:

•

Creating a tailgating permit for eligible sporting events. Eligible events would include professional, semi-professional and postsecondary sporting events. This change will allow Ontario sports fans to participate in legal tailgating events similar to those permitted in many U.S. states.

•

Introducing legislation permitting municipalities to designate public areas, such as parks, for the consumption of alcohol. Ontario would be joining other provinces, including British Columbia, Alberta and Quebec, that provide a similar authority to municipalities.

•	Providing flexibility for wineries, cideries, breweries and distilleries to promote their products at manufacturing sites by removing the prescribed serving sizes for “by the glass” licences.

•

Extending hours of alcohol service at licensed establishments — including bars, restaurants and golf courses — to a 9:00 a.m. start, seven days per week. Hours of alcohol service will also start at 9:00 a.m. for “by the glass” licences, and Special Occasion Permits. The government will continue consulting further on measures related to the additional extension of hours.

•	Changing advertising rules to allow for “happy hour” in Ontario. This would allow licensed establishments to advertise their promotions as they do in British Columbia and Alberta.

•

Introducing legislation to pause the previous government’s changes to the Wine Tax, which was scheduled to increase on April 1. The proposed change would leave more money in the pockets of Ontario wine consumers.

These changes are expected to be in place by summer 2019.

In addition, the Province is evaluating ways to reduce the cost of beer at the Royal Canadian Legion halls by fall 2019.

These changes will improve choice and convenience, and provide more opportunities for businesses. They will also allow consumers to make the responsible choices that work best for them.

LISTENING TO THE PEOPLE “Ease restrictions to allow tailgating at football games.” – Public survey respondent “Allow alcohol consumption in public spaces like parks.” – Public survey respondent

Chapter 1: A Plan for the People

BUCK-A-BEER CHALLENGE

Last year, the Province launched the “Buck-a-Beer Challenge” to brewers. The Province has enabled all beer producers to sell beer for $1 at all times, including on long weekends and holidays in Ontario.

Since this initiative launched on August 27, 2018, the people of Ontario have purchased more than 76,000 cases, totalling about $1.6 million in sales. Consumers can continue to purchase buck-a-beer products at select LCBO locations and online on holiday long weekends.

Legalizing Online Gaming in Ontario

It is time to usher Ontario out of the gambling prohibition era and treat the people of Ontario as adults by allowing them to bet on the outcome of a single sporting event. As consumer preferences continue to evolve, many Ontarians gamble using grey-market websites. Today, Ontarians spend an estimated $500 million a year gambling online, with most of that money spent on illegal websites. As a result, the Province intends to establish a competitive market for online legal gambling that will reflect consumer choice while protecting consumers who play on these websites. This will ensure the people of Ontario have access to safe and legal gambling options. The Province plans to consult with key stakeholders to develop a market that reflects consumer preferences, fosters an exciting gaming experience and minimizes the burden on business while ensuring appropriate protections are in place.

A key part of the government’s customer-focused strategy for gambling is the legalization of single event sports wagering. The Province has asked the federal government to make this change and will continue to pressure it to stand up for Ontario consumers.

Section B: Putting People First

STANDING UP FOR ONTARIO CONSUMERS: SINGLE EVENT SPORTS WAGERING

Consumers have long asked for ending the prohibition on single event sports wagering. It is legal in the United States and is supported by major professional sports leagues in North America.

NHL

“The NHL believes that a level playing surface for sports betting is in the best interest of the NHL’s sports betting landscape. With two franchises in Ontario and two right on the border with the US, Ontario is a very important market for the NHL. Accordingly, the NHL does not object to the Province of Ontario’s initiative to offer single event wagering when it is permitted.”

– Gary Bettman, NHL Commissioner

NBA

“The NBA supports sports betting regulation that protects our fans and the integrity of our games. Should the Federal Government permit betting on single sporting events, the NBA would support the Province of Ontario offering this form of betting, subject to appropriate safeguards. The NBA has agreements with multiple licensed international gaming companies that incorporate these safeguards and can help provide a roadmap for Ontario.”
– Adam Silver, NBA Commissioner

CFL

“The CFL is the oldest professional sports league in North America. Canada has been a global leader in the gaming industry for decades in terms of responsible gaming, customer protection and gaming products. With sports betting now legalized in the U.S., Canada must move forward to ensure that Canadian industries remain competitive with their U.S. counterparts. Ontario is home to 3 of our franchises and we support the Province’s initiative to ensure our markets remain competitive and strong.”
– Randy Ambrosie, CFL Commissioner

MLS

“Soccer is the most wagered on sport in the world. We believe that regulated sports betting enhances our fans experience and provides a deeper engagement. Licensed international betting companies are now focusing on the U.S. and North America. Ontario is home to the 2017 Champion Toronto FC and we support Ontario’s initiatives to grow fan engagement in a responsible manner with the highest levels of integrity and strong partnerships.”
– Don Garber, MLS Commissioner

Chapter 1: A Plan for the People

EARLY WINS FOR THE PEOPLE

To continue to promote consumer choice, the Ontario Lottery and Gaming Corporation (OLG) is undertaking a number of initiatives that will create jobs, provide opportunities for businesses and improve access to the products the people of Ontario already enjoy. These initiatives include:

•  Partnering with the private sector to leverage billions of dollars of new investments to expand and upgrade existing casinos in communities such as Chatham, Innisfil and Rexdale, while building new facilities in Pickering and Peterborough;

•  Enhancing the retail experience for lottery customers by making it easier to purchase lottery tickets at grocery store check-out lanes at select retailers;

•  Upgrading OLG lottery terminals and expanding its lottery retail network to provide more interactive gaming experiences;

•  Increasing convenience by offering consumers the ability to purchase products such as Pro-Line and Lotto 6/49 using their smartphones; and

•  Partnering with professional sports leagues and teams such as the Toronto Raptors to provide customers with world-class gaming experiences and entertainment.

In addition, the government will begin allowing casinos to advertise complimentary alcohol. This change will level the playing field for Ontario casinos and enable them to compete more effectively with those in the United States.

Supporting Charitable Fundraising

Many charities rely on revenue from the sale of charitable gambling products as part of their fundraising. To support these efforts, Ontario will eliminate an unnecessary fee applied to the sale of break open tickets, thereby helping charities throughout the province to save more than $4 million a year.

LISTENING TO THE PEOPLE

“We would be thrilled to see this unfair fee on the funds we raise removed so we can put that money to good use in our local communities.”

Lynn Cassidy, Executive Director,
Ontario Charitable Gaming Association (OCGA)

Section B: Putting People First

STRENGTHENING CONSUMER PROTECTION

Reforming Ticket Sales

As part of the 2019 Ontario Budget, Ontario’s Government for the People is proposing amendments to the Ticket Sales Act aimed at improving the choice and protections enjoyed by consumers in Ontario when they purchase tickets. Proposed reforms include:

•	Clarifying and expanding the nature of the disclosures that ticket sellers are required to make;

•	Increasing the maximum amount for an administrative penalty issued under the Act;

•	Removing unproclaimed and unenforceable provisions to introduce a price cap on ticket resales, which would have driven consumers to buy tickets on the black market and further drive up costs.

•	Adding new regulation-making powers; and

•	Clarifying certain provisions with the aim of facilitating compliance and enforcement of rules, including the Act’s prohibitions on “ticket bots.”

Protecting New Homeowners

The Province is committed to protecting the people of Ontario when they make one of the biggest purchases in their lives — a new home.

A 2016 report from Justice Douglas Cunningham noted an inherent conflict of interest in the current structure of the Tarion Warranty Corporation (Tarion) that leaves new homeowners vulnerable.

The government will take decisive action and transform Tarion Warranty Corporation by:

•	Proposing to establish a regulator separate from Tarion to address conflicts of interest involving new-home builders and vendors;

•

Introducing legislative amendments that, if passed, will enable the government to require Tarion to make executive and board compensation publicly available and to move towards a more balanced, skills-based board composition;

•	Exploring the feasibility of a multi-provider insurance model for new-home warranties and protections in Ontario; and

•	Introducing new initiatives to better inform and protect purchasers of cancelled condominium projects.

Chapter 1: A Plan for the People

Tarion will continue to provide services to purchasers of new homes as well as new home builders and vendors during the transformation, with greater government oversight.

Too many families have had difficulties over the years when seeking a solution from Tarion. These actions will put the people of Ontario first and strengthen consumer protection.

RESPECTING ONTARIO PROPERTY TAXPAYERS

It is important that property owners and municipalities have confidence in the fairness and accuracy of property assessments, which are the foundation of the property tax system. To that end, the Province is developing an action plan to further improve the accuracy, transparency and stability of property assessments.

The Province will be conducting a review to explore opportunities to:

•	Enhance the accuracy and stability of property assessments;

•	Support a competitive business environment;

•	Provide relief to residents; and

•

Strengthen the governance and accountability of the Municipal Property Assessment Corporation (MPAC), including proposed changes to MPAC’s board structure that would ensure better representation for Ontario property taxpayers.

To support a meaningful and informed review process, the government will be seeking input on these issues through consultation with residents, businesses, municipalities and other stakeholders.

INCREASING TAXPAYER REPRESENTATION AT THE MUNICIPAL PROPERTY ASSESSMENT CORPORATION

The government believes that hard-working property taxpayers should be respected and given a stronger voice when it comes to the administration of property assessment to ensure fairness and accountability. Under the leadership of the Member of Provincial Parliament for Markham-Stouffville, Paul Calandra, legislation has been introduced that, if passed, would raise the total number of taxpayer representatives on the Board of Directors of the Municipal Property Assessment Corporation (MPAC). This rebalancing would ensure better representation for Ontario property taxpayers while still maintaining a strong voice for municipalities.

Section B: Putting People First

 LOWERING THE COST OF ENERGY

THE GOVERNMENT’S VISION FOR FIXING ELECTRICITY PROGRAMS

The Government for the People continues to fix expensive and confusing electricity programs and is creating an energy system that works for Ontario’s families, farms and small businesses. The government is committed to making electricity bills more transparent and to lowering electricity costs for residential, industrial, farm and small business customers.

Making the Cost of Electricity More Transparent and Affordable for Individuals, Families and Businesses

The Province is providing electricity relief while ensuring transparency and accountability. To this end, the government agreed with the recommendations of the Independent Financial Commission of Inquiry (Commission) and the Auditor General of Ontario on the accounting treatment for global adjustment (GA) refinancing and reflected the cost of GA refinancing as an expenditure of about $1.8 billion in the Public Accounts of Ontario 2017–2018, and an estimated $2.8 billion in 2018–19. The government also put in place a lower-cost, interim mechanism to have the Province pay for GA refinancing, recognizing that the Province is able to borrow at a lower interest rate than the Fair Hydro Trust. To continue to provide relief on residential electricity bills and hold average residential electricity bill increases to the rate of inflation, the government will introduce a regulation effective May 1, 2019.

The government has introduced through Bill 87, the proposed Fixing the Hydro Mess Act, 2019, proposed amendments to the Ontario Fair Hydro Plan Act, 2017, and other Acts that, if passed, would replace the GA refinancing mechanism, effective November 1, 2019, while maintaining electricity rates and providing on-bill electricity price relief more transparently, making it easier for families, farms and small businesses to understand how electricity rate relief is being provided. The Province would make all the required going forward payments for the legacy Fair Hydro Trust debt obligations and remove this burden from future ratepayers.

Chapter 1: A Plan for the People

Ending Green Energy Contracts

One of the government’s first actions in office was to terminate more than 750 energy contracts. Ontario ratepayers are already benefiting from the government’s decision, which reduces costs by $790 million over the timeframe of the terminated contracts. None of the projects that were terminated had reached the advanced contractual milestones.

Supporting the Nuclear Industry in Ontario

The government supports Ontario Power Generation’s (OPG) refurbishment project to extend the operating life of the four-unit Darlington Nuclear Generating Station. The Darlington Refurbishment project continues to track on time and on budget and, when finished, will generate low-cost, carbon-free and reliable energy for the people of Ontario for another 30 years. The first refurbished unit is scheduled to return to service in the first quarter of 2020. The refurbishment and continued operation of Darlington is estimated to contribute a total of $90 billion to Ontario’s GDP. Continued operation is estimated to increase employment in Ontario by an average of 14,200 jobs annually, including over 2,600 jobs on-site at Darlington.

The government supports the continued operation of the Pickering Nuclear Generating Station until 2024, protecting 4,500 local jobs in the Durham Region and an additional 3,000 jobs provincewide. The continued low-cost energy generation at Pickering will save Ontario ratepayers $600 million over the period to 2024.

FOR THE PEOPLE: SAVING ONTARIO ELECTRICITY CUSTOMERS $200 MILLION

Ontario electricity consumers will benefit from approximately $200 million in efficiency payments from operational efficiencies at Bruce Power, putting more than $5 million per month into consumers’ pockets over the next three years. The Bruce Power Refurbishment Implementation Agreement with the Independent Electricity System Operator (IESO) will ensure that the people of Ontario benefit from efficiencies realized during the refurbishment and operation of the Bruce Nuclear Generating Station.

The Bruce Nuclear Generating Station provides over 30 per cent of Ontario’s electricity needs. Direct or secondary impacts from continued operations of the Bruce Nuclear Generating Station are estimated to sustain or increase employment by 22,000 jobs per year and generate $4 billion in annual economic benefits in communities throughout the province.

Section B: Putting People First

Promoting Transparency and Accountability at Hydro One

The government continues to work with Hydro One to promote transparency and accountability. Following the retirement of Hydro One’s chief executive officer (CEO) in July 2018 and the resignation of the board of directors in August 2018, the government appointed a new, highly qualified board, and proclaimed into force the Hydro One Accountability Act, 2018.

In February 2019, the government took decisive action to bring Hydro One’s executive compensation in line with comparable utilities. The government issued a directive outlining the government’s requirements for Hydro One’s executive compensation and, in March 2019, the government approved Hydro One’s new compensation framework. Hydro One set a cap of $1.5 million per year in maximum direct compensation for the next CEO of Hydro One. This includes a maximum $500,000 base salary, with performance-based incentives making up the rest. The new framework also sets a total compensation cap of $80,000 per year for board members and $120,000 for the board chair. Other new executive hires are capped at 75 per cent of the CEO’s total maximum direct compensation. Most significantly, the new framework includes performance targets that will include the CEO’s contribution to reducing system costs, which supports the government’s commitment of lowering electricity bills by 12 per cent.

Chapter 1: A Plan for the People

Table 1.2

HYDRO ONE EXECUTIVE TOTAL DIRECT COMPENSATION COMPARISON

($ Per Annum)

	Previous Hydro One Compensation	Hydro One’s New Compensation Framework (Maximum Compensation)

CEO	$6,480,000	$1,500,000

Board Chair	$330,000	$120,000

Other Board Members	$185,000	$80,000

Notes: Previous Hydro One Compensation for CEO reflects 2017 target total direct compensation, as of May 4, 2017. Target total direct compensation based on achieving certain performance targets. Actual total direct compensation in 2017 was $6,074,319. Previous Hydro One Compensation for Board Chair and Other Board Members reflects Hydro One director compensation policy, effective on January 1, 2018.

Sources: Hydro One Annual Information Form for the Year Ended December 31, 2017 (March 29, 2018) and Hydro One’s New Compensation Framework (February 28, 2019).

Additionally, under the Ontario Energy Board Act, 1998, compensation paid to Hydro One executives will not be funded from electricity rates.

Reducing the Cost of Conservation Programs

As it reviews conservation programs, the government is continuing to find savings as part of its overall plan to take costs out of the electricity system. Conservation and energy efficiency programs that are less effective in driving energy efficiency will be phased out, saving up to $442 million. Going forward, the government will focus investments on the most cost-effective and efficient conservation programs. These actions will have long-term benefits for all customers and help the government achieve its broader goal of managing the energy system in a financially responsible way.

Section B: Putting People First

SIMPLER, BETTER, FASTER GOVERNMENT SERVICES

Moving Ahead with a 21st Century Digital Strategy

To make government work better for the people, the Province is moving ahead with a digital strategy that will bring government services into the 21st century by adopting a digital-first approach that has become widespread across much of the private sector.

The strategy, as recommended in EY Canada’s line-by-line review, will make Ontario the first province in Canada to require an all-of-government digital approach.

As part of this work, the government is improving its digital platforms to make high-volume government services that are already available online easier to use and putting more services available online. The government is starting with enhancing ServiceOntario’s top 10 transactions, which include the issuing of driver’s licences, health cards and vehicle permits. This will shift approximately 10 million in-person transactions to digital channels, saving up to $33.5 million over the next five years. By adopting new digital practices, the government is fixing out-of-date and overly bureaucratic processes and policies that waste time and money, reduce the quality of government services and frustrate the people of Ontario.

Digital-first does not mean digital only. The government recognizes that some people prefer in-person service, which is why ServiceOntario centres will be available for those who want to visit them. The service-provider network, which is comprised primarily of individuals and the owners of small to medium-sized businesses throughout the province, will continue to be an important component in serving the people who need and want in-person services.

People expect the same best-in-class services, regardless of the type of service they are using. To this end, the government is removing barriers to people-centred policies by introducing the Simpler, Faster, Better Services Act in 2019, which would put people at the centre of government services.

IMPROVING DELIVERY OF SERVICES FOR MILITARY HEROES AND THEIR FAMILIES

Military personnel move frequently, including across provincial boundaries. This can be stressful, especially when moving an entire family. The government wants to make it easier for Canadian Armed Forces members to receive the government services and information they need when moving to Ontario. This is why consultations are underway to inform the establishment of a “one-stop hotline” that will make it easier for military families to receive information on schools, job opportunities, child care, driver and vehicle licences, and other programs and services.

Chapter 1: A Plan for the People

The way government handles data also needs to change to drive innovation and allow better decisions to be made while ensuring citizens and businesses can trust the government to protect their privacy. This means the government will fix outdated laws, policies and rules to put people at the centre of government decision-making.

Data is transforming the world around us, and the government needs to catch up. This is why the government is supporting the digital transformation through ongoing consultations on the province’s first data strategy. The strategy will be developed based on citizen and business feedback so that government can create a data policy that will help citizens and businesses harness the value of data. At the same time, the government is committed to ensuring Ontario’s data policy will be transparent and easy to understand because, even though data can be a key economic driver, data privacy and security must remain at the core of government policy.

Section B: Putting People First

WORLD-CLASS INFRASTRUCTURE

THE GOVERNMENT’S VISION FOR BUILDING INFRASTRUCTURE TO BENEFIT EVERYONE

Ontario’s Government for the People is committed to maximizing the Province’s infrastructure and infrastructure investments to benefit all of the people of Ontario. Whether it is building new, or making key investments to upgrade Ontario’s schools, hospitals, roads, bridges and transit, the Province needs to make strategic investments efficiently across government by prioritizing infrastructure activities and unlocking existing opportunities.

Reinventing Ontario Place

The Province is working quickly to bring Ontario Place back to life and make it a world-class, year-round destination.

An Expression of Interest process will begin in spring 2019 to invite ideas and designs from potential partners around the world to help achieve the new vision for Ontario Place. In the meantime, the government is taking immediate steps to help people reconnect with this iconic piece of property on Toronto’s waterfront by partnering with Cirque du Soleil. The internationally recognized company will bring its unique brand of entertainment and artistry to Ontario, and is expected to offer 80 to 90 shows at Ontario Place in fall 2019.

Leveraging Expertise at Infrastructure Ontario

The government is committed to promoting Ontario globally as being open for business. The government is proposing to offer Infrastructure Ontario’s advice and services into new markets, including entities outside of Ontario. By better utilizing the professionals at Infrastructure Ontario, the government can help build relationships with international clients and increase opportunities for Ontario businesses to access foreign markets. This is another way the government is making sure that Ontario is open for business.

Chapter 1: A Plan for the People

Section C: Protecting What Matters Most

SECTION C:	PROTECTING WHAT MATTERS MOST

INTRODUCTION

The most fundamental responsibility of the government of Ontario is to protect and preserve health care, education and the other key public services that Ontario families rely on every day.

One of the reasons for restoring Ontario’s finances to balance is to ensure that the government retains the fiscal capacity to make necessary investments in hospitals, schools and other core services during a time of expected demographic and economic change.

Protecting what matters most begins by working smarter and investing smarter. To end hallway health care, the government must put patients first and find new approaches that help make the health care system run better for patients and families. More dollars need to be targeted to front-line workers in the health care system, such as doctors, nurses and other health care practitioners.

The government must work towards an education system that is modern and forward-thinking about the workforce of the future. It must focus its resources on those in the education system that need it the most, including students with special needs. It must make changes that respect parents, support students and give educators the tools they need to help students succeed and find good jobs in the modern economy.

Protecting what matters most means making every dollar count when investing in the province’s world-class health care and education systems, and other cherished public services. It means providing more choice and access to child care for hard-working parents. It also means eliminating the autism waitlist, improving community safety and protecting the environment.

Ontario will commit up to $1.0 billion over the next five years to create up to 30,000 child care spaces in schools, including approximately 10,000 spaces in new schools. These school-based child care settings will provide safe learning environments for children and offer them the opportunity to grow in a familiar environment.

Chapter 1: A Plan for the People

RESPECTING AND SUPPORTING FAMILIES

THE GOVERNMENT’S VISION FOR MAKING CHILD CARE EASIER FOR PARENTS

The government is empowering parents to choose the kind of child care that is best for their kids because they know best. This is why the government is proposing to provide one of the most flexible child care tax credits ever introduced in Ontario.

Helping Families with Their Child Care Expenses

The cost of child care can be a barrier to employment, especially for parents with young children. To help reduce the cost of child care, the government proposes to introduce the Ontario Childcare Access and Relief from Expenses (CARE) tax credit that would support working families, particularly families with low and moderate incomes. The CARE tax credit would be one of the most flexible child care initiatives ever introduced in Ontario, putting parents at the centre of the decision-making process.

The proposed tax credit could raise the incomes of working parents and help experienced employees return to work sooner after a parental leave or job separation. The reduced child care costs resulting from this proposal could expand Ontario’s workforce by about 9,000 to 19,000 people, helping businesses stay competitive.1

The CARE tax credit would help eligible families choose the care that is right for their children. Currently, families in need of child care may have few affordable options beyond subsidized daycare, which may not be available nearby or may have a long waitlist. The CARE tax credit would provide relief from expenses, enabling families to access a broad range of child care options, including care in centres, homes and camps. The CARE tax credit would also be easy to access because it would not require families to gather additional information for their income tax forms.

With this new Personal Income Tax credit, eligible families would receive up to 75 per cent of their eligible child care expenses incurred as of January 1, 2019. Each year, the CARE tax credit would provide up to $6,000 per child under the age of seven, up to $3,750 per child between the ages of seven and 16, and up to $8,250 per child with a severe disability. The CARE tax credit would cost about $390 million annually and provide about $1,250 per family, on average, in new child care support to about 300,000 families.

[1]

Ontario Ministry of Finance estimate. For examples of related studies, see Kim, J. and Laurin, A., “Mothers at Work. The Fiscal Implications of the Proposed Ontario Childcare Rebate,” (2019), E-Brief, Toronto: C.D. Howe Institute. January and references cited.

Section C: Protecting What Matters Most

Chart 1.11 shows examples of families (like Ashley and Alex) receiving child care support with the addition of the proposed Ontario CARE tax credit.

Chart 1.11
ADDITIONAL SUPPORT FOR FAMILIES

Ontario CARE tax credit
Ontario tax relief from the Child Care Expense Deduction
Federal tax relief from the Child Care Expense Deduction
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$590
$100
$150
$2,480
$540
$1,200
$2,210
$1,145
$2,075
DANIEL
Single parent with one child (age 14)
Annual earnings of $40,000 and
child care expenses of $1,000
ASHLEY and ALEX
Couple with one child (age 2)
Annual earnings of
$50,000 and $45,000 respectively and child
care expenses of $8,000
SAMIRA and SERGEI
Couple with two children (ages 5 and 8)
Annual earnings of
$70,000 and $50,000 respectively and
child care expenses of $13,000

Note: Tax relief from the Child Care Expense Deduction is for 2019 and, for Ontario Personal Income Tax, includes relief from the Ontario Health Premium.

Source: Ontario Ministry of Finance.

Chapter 1: A Plan for the People

The CARE tax credit would target relief to eligible families with incomes up to $150,000. The Child Care Expense Deduction, which provides provincial and federal tax relief for eligible child care expenses, provides greater tax relief, on average, to higher-income families as a percentage of their expenses. In contrast, the CARE tax credit would provide a higher credit rate to families with lower incomes, filling the gap in support for these families (see Chart 1.12). Lower-income families who would benefit include those joining the workforce or deciding to work more hours.

Chart 1.12

FILLING THE GAP IN CHILD CARE SUPPORT

Per Cent
75
60
45
30
15
0
Federal tax relief from the Child Care Expense Deduction
Ontario tax relief from the Child Care Expense Deduction
Ontario tax relief from the CARE tax credit
Total Support
Ontario tax relief from the
CARE
Tax Credit
0
10,000
20,000
30,000
40,000
50,000
60,000
70,000
80,000
90,000
100,000
110,000
120,000
130,000
140,000
150,000
160,000
170,000
180,000
190,000
200,000
210,000
220,000
230,000
240,000
250,000
260,000
270,000
280,000
290,000
300,000
Family Income ($)

Note: Each component represents 2019 estimates of average amounts as a percentage of eligible child care expenses.

Source: Ontario Ministry of Finance.

Families would be able to claim the proposed Ontario CARE tax credit when they file their tax returns, starting with the 2019 tax year.

Starting with the 2021 tax year, Ontario would give families the choice to apply for and receive more timely support through regular advance payments during the year. These payments could help offset child care expenses as they are incurred by families, such as when starting new jobs, working more hours or going back to school.

Section C: Protecting What Matters Most

Providing Tax Relief for Individuals and Families

Lower-income families benefiting from the CARE tax credit may also receive tax relief through the Low-income Individuals and Families Tax (LIFT) Credit, available as of January 1, 2019, which was announced in the 2018 Ontario Economic Outlook and Fiscal Review.

PROVIDING TAX RELIEF TO LOW-INCOME WORKERS: ONTARIO LIFT CREDIT

The LIFT Credit is one of the most generous tax credits of its kind in a generation. It provides up to $850 in Ontario Personal Income Tax relief to tax filers who have employment income, helping low-income workers keep more of their hard-earned money. This tax measure is reducing the tax burden on 1.1 million lower-income earners as of January 1, 2019. With this tax relief, a person who works full-time at minimum wage (earning nearly $30,000) will pay no Ontario Personal Income Tax.

Low-income workers, including those earning minimum wage, will be able to claim the LIFT Credit when they file their 2019 and subsequent tax returns.

Additional details on the LIFT Credit are provided in the Annex: Details of Tax Measures.

Chapter 1: A Plan for the People

For Jenny and George, the LIFT Credit and the cancellation of the cap-and-trade carbon tax could provide $1,530 in total relief. See Chart 1.13 for more details.

Chart 1.13

JENNY AND GEORGE

Putting More Money in People's Pockets

To illustrate the impact, imagine a couple, Jenny and George, who work full-time and have one child. They have a combined family income of $62,000 annually. The LIFT Credit will put $1,250 a year back in their pockets, and the cancellation of the cap-and-trade carbon tax will save them an estimated additional $280 a year — for total savings of $1,530 in 2019. This would represent significant relief for this family.

Relief from:
Cancelling the cap-and-trade carbon tax
LIFT Credit
$280
$1,250
2019
$1,530 in total relief

Notes: This example is for illustrative purposes. The LIFT Credit amount is based on Personal Income Tax filer data and is representative of actual families who would receive the LIFT Credit, and whose main characteristics include: first-earner employment income of $29,000 and other income of $3,500, second-earner employment income of $29,500, and no child care expenses. Average savings from cancelling the cap-and-trade carbon tax are based on Statistics Canada survey data. Impacts on individual households would vary depending on many factors, such as consumption patterns. Estimates include direct and indirect savings and additional savings from the Harmonized Sales Tax.

Source: Ontario Ministry of Finance.

Section C: Protecting What Matters Most

With the proposed CARE tax credit, Alice, Raymond, Avery and Jack could benefit by $3,733 in net relief. See Chart 1.14 for more details.

For more information, see the Annex: Details of Tax Measures.

Chapter 1: A Plan for the People

Putting Parents and Their Children First

The Province is making life easier for parents and families by helping them find more affordable child care and early years options. This is why the government is removing some restrictions on independent child care operators as well as authorized recreational and skill-building programs, such as after school programs for children in full-day kindergarten.

These changes will help increase access to child care and early years programs while maintaining high standards and aligning age eligibility rules with kindergarten and camps.

The changes include:

•  Increasing the number of young children that independent child care operators can have in their care, from two children under two years old to three children under two years old;

•  Lowering the age at which independent child care operators must count their own children towards the maximum allowable number of children in care, from six years of age to four years of age;

•	Reducing the age requirement for children to access authorized after-school recreation programs from six years of age to four years of age; and

•	Removing the restriction that a parent must receive financial assistance before licensed in-home child care services can be provided for their child.

By reducing red tape and administrative burden for home-based child care providers, the Province could enable increased access to child care for approximately 4,000 children under two years old.

Section C: Protecting What Matters Most

Increasing Access for Children with Special Needs

To further support children with developmental disabilities, Ontario will invest in the construction of the Grandview Children’s Centre in Ajax and the Children’s Treatment Centre at the Children’s Hospital of Eastern Ontario (CHEO) campus in Ottawa. This will reduce wait times for services, address capacity issues and optimize program efficiencies by integrating the delivery of rehabilitation services, thereby reducing travel times for families having to visit multiple sites.

Enhancing Support for Children with Autism

The government is working to move all 23,000 children off the waitlist within an 18-month period so they have timely access to support.

Consistent with the government’s March 21, 2019, announcement, the Province is enhancing previously announced reforms, particularly to ensure all children receive support.

This includes expanding eligible services, smoothing the transition for families receiving services, and ensuring all families of children and youth under the age of 18 with a written diagnosis of autism from a qualified professional will now be eligible for a Childhood Budget.

Providing Tax Relief for Families When They Need It the Most

The death of a loved one is a difficult time for a family. This is why the government proposes to reduce and simplify the Estate Administration Tax, and to provide more time to file the required information for the tax. While all taxable estates would benefit, these proposed changes would particularly help families with limited financial resources who may not be able to afford professional advice and assistance in complying with the Estate Administration Tax Act, 1998.

Ontario has one of the highest tax rates in Canada on large estates. Ontario is proposing to provide an Estate Administration Tax cut for all taxable estates. Effective January 1, 2020, the Estate Administration Tax would be eliminated for taxable estates with assets of $50,000 or less, and would be reduced by $250 for larger taxable estates.

In 2020, there will be an estimated 30,000 taxable estates. With these proposed changes, about 2,500 of these estates would be exempt from paying Estate Administration Tax. The tax burden on all other estates that pay the tax would also be reduced, providing an average tax cut across all taxable estates of about 20 per cent. See the Annex: Details of Tax Measures for more information.

Chapter 1: A Plan for the People

Cutting red tape is a priority for this government. Ontario intends to reduce the compliance burden of the Estate Administration Tax by extending the deadlines for filing information returns and other related reporting requirements.

Since the previous government’s changes in 2015, estate representatives have been required to file an Estate Administration Tax Information Return after receiving an estate certificate. The Information Return must be filed with the Ontario Ministry of Finance within 90 calendar days after an estate certificate is issued.

To reduce the compliance burden on families, Ontario intends to extend the deadline for filing Information Returns with the Ministry of Finance from 90 days to 180 days.

In some circumstances, the estate representative must also file an amended Information Return (for example, if they become aware that earlier valuations provided on an Information Return were not correct). Ontario also intends to extend the deadline for filing amended Information Returns from 30 days to 60 days.

The government proposes that these changes would take effect January 1, 2020.

The fiscal impact of these measures is expected to be about $10 million annually. In addition, the government will explore options to provide further Estate Administration Tax relief, including additional tax relief in respect of charitable donations.

Section C: Protecting What Matters Most

The Estate Administration Tax is paid by estate representatives on behalf of taxable estates. Chart 1.15 shows three illustrative examples of tax relief provided through this proposed tax cut.

Chart 1.15

REDUCING THE ESTATE ADMINISTRATION TAX BURDEN

Tax Payable
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
JESSE
Estate valued at $35,000
$175
100% tax cut
$0
ISSA
Estate valued at $50,000
$250
100% tax cut
$0
DILLON
Estate valued at $100,000
$1,000
25% tax cut
$750
Before Tax Cut
After Tax Cut
Before Tax Cut
After Tax Cut
Before Tax Cut
After Tax Cut

Note: Assumes the estates are taxable. The names indicate estate representatives.

Source: Ontario Ministry of Finance.

Chapter 1: A Plan for the People

PROTECTING HEALTH CARE FOR THE PEOPLE

THE GOVERNMENT’S VISION FOR CREATING A TRULY PATIENT-CENTRED HEALTH CARE SYSTEM

Every part of the government’s plan to end hallway health care and build a modern, sustainable, and integrated health care system, starts with the patient. Today, the system is disconnected, leaving it up to patients and families to figure it out on their own. This fragmented approach to care is failing Ontario’s families and, in particular, seniors. Together, the Province will create a connected system of care where every Ontarian is truly supported throughout their health care journey.

The centre of the health care system must be Ontario’s patients, who deserve a seamless health care experience regardless of who is treating them or where the treatment occurs. For too long, the health care system has lacked fundamental accountability for how health care dollars are spent. Every health care dollar diverted unnecessarily from patient services is a dollar being wasted.

To continue with its efforts to end hallway health care, the government is moving forward with changes to health care delivery in Ontario by making the system easier to navigate and shifting health care dollars from the bureaucracy to front-line care. Moving towards an integrated health care delivery model, Ontario Health Teams will improve transitions in care and reduce waitlists for services.

LISTENING TO THE PEOPLE

“We share the Ontario government’s priority of ending hallway medicine. The government’s recent action, including establishing the Premier’s Council on Improving Healthcare and Ending Hallway Medicine, investments in long-term care and surge funding, are critical first steps.”

Mary-Clare Egberts, President and Chief
Executive Officer, Quinte Health Care

Section C: Protecting What Matters Most

With the Province’s support and guidance, these Ontario Health Teams will organize care delivery according to the needs of their local communities, thereby allowing groups of health care providers, such as hospitals, physicians, mental health professionals, and home and community care providers, to coordinate the care requirements in their area as a single team of providers. Early adopters will be announced in summer 2019, and provincewide implementation is expected in 2020.

LISTENING TO THE PEOPLE “We believe you’re on the right track with ways to help people live better and healthier lives.” Cathy Barrick, Chief Executive Officer, Alzheimer Society of Ontario Corporation

To coordinate health care delivery oversight, reduce health care bureaucracy and regional administration silos even further, the government will continue the process of consolidating six existing Provincial health agencies and the costly and duplicative Local Health Integration Networks (LHINs) into a new, single agency. The new agency, Ontario Health, will strengthen what’s working by bringing resources together to assess ideas and successes that can be used to improve other programs and care for patients.

The government will also:

•	Implement a digital first for health strategy that will increase the use of virtual care and give the people of Ontario digital tools to access their own personal health information; and

•

Create a centralized procurement system to better manage the purchasing of products and devices for hospitals, home and community care, and long-term care. Through an integrated health sector supply chain that builds on current, successful models, the inconsistent fragmented system will be transformed into a coordinated one, aligned under the oversight of a single authority — Ontario Health.

Through these efforts, the government is prioritizing patients over processes and directing more health care spending to where it is needed the most: to the front line for care that is better coordinated, now and in the future.

The government is proposing amendments to the Public Sector Labour Relations Transition Act, 1997 (PSLRTA), in an effort to cut hospital wait times and end hallway health care in the province. If passed, the legislation would provide labour relations certainty to workers and employers during a time of transformation. The amendments will assist the Ministry of Health and Long-Term Care in providing efficient delivery of health services and a system that facilitates effective, quality care for the people of Ontario.

Chapter 1: A Plan for the People

Ending Hallway Health Care

Across the province, patients are receiving health care in the hallways of hospitals, many of them waiting for spaces to open in more appropriate care settings, such as long-term care homes or in the community. The first interim report from the Premier’s Council on Improving Health Care and Ending Hallway Medicine, Hallway Health Care: A System Under Strain, notes that there are at least 1,000 patients receiving health care in the hallways of hospitals on any given day and that the average wait time to access a bed in a long-term care home is 146 days. Other key findings of the Council include:

•	Difficulties in navigating the health care system and long wait times that are having a negative impact on patients’ health and on family, provider and caregiver well-being.

•

Capacity pressures to meet demand in the health care system already exist, while the appropriate mix of services, beds and digital tools needed for the expected increase in complex-care needs is not available.

•	More effective coordination at the system level and at the point of care would make the system more efficient and achieve better value for taxpayer money.

The Province has also been exploring innovative approaches to add much-needed capacity as well as community and long-term care supports as quickly and as efficiently as possible to ensure that patients have a place to go when they are ready to leave the hospital. At the same time, critical decisions have been made, and will continue to be required, to help address hallway health care.

In fall 2018, the government took immediate steps to deliver on its promise to end hallway health care by investing $90 million for 1,100 beds and spaces in hospitals and in the community, including more than 640 new beds and spaces for:

•	Humber River Hospital Reactivation Care Centre, Church Site;

•	North Bay Regional Health Centre;

•	Thunder Bay Regional Health Sciences Centre and Hogarth Riverview Manor;

•	Bayshore HealthCare, Toronto;

•	Cooksville Care Centre;

•	Sinai Health System — Bridgepoint; and

•	Pine Villa, Toronto.

Section C: Protecting What Matters Most

This urgent action helped communities prepare for last winter’s flu season and reduced the strain on the health care system by creating new capacity, as well as enhancing existing capacity in high priority areas both in hospitals and in the community, particularly in communities experiencing high rates of unconventional bed use.

The government will invest an additional $384 million in the hospital sector as part of its efforts to end hallway health care by maintaining critical hospital capacity, increasing access to highly specialized and innovative treatments, and supporting volume growth.

To further support ending hallway health care and provide those living at home with additional supports and services, the government is investing $267 million in additional funding for home and community care. This will include investments focused on increasing front-line care delivery, such as personal support services, nursing, therapy and other professional services at home and in the community. Investments will also provide community supports such as meals and transportation, assisted living services in supportive housing, services for people with an acquired brain injury and services for Indigenous peoples and Francophones. Increasing access to support in the community is expected to enable more people to get care when and where they need it. As the population grows and ages, expanded home and community care is also expected to reduce waitlists for long-term care and decrease pressures on hospitals, thereby alleviating hallway health care.

Standing Up For Ontario Taxpayers: Calling For Fair Federal Funding For HEALTH CARE

It is critical that the federal government adequately supports the needs of provinces without adding costs. Federal support for health care is particularly important for provinces as the population ages and as the demand for health services increases. However, the federal government has limited its financial contribution to the provincial health care systems at a time when the provinces are facing increased cost pressures. According to the Parliamentary Budget Officer, federal health transfers are expected to decline significantly over time as a share of provincial health spending.

The Province is addressing the challenges in the health care system to ensure it is focused on helping patients, but the federal government needs to provide adequate support for health care to ensure the sustainability of provincial health care systems, without adding additional costs or administrative burdens for the provinces.

Chapter 1: A Plan for the People

An important step in addressing critical system capacity issues is building partnerships between hospitals, the community and long-term care sectors to support transitional care. By creating transitional care spaces, patients can move from a hospital bed to a transitional care bed in the community (such as a retirement home) to receive appropriate care until they are ready to return home or move into the right setting. This will ensure care is closely integrated and, at the same time, reduce the pressures on hospitals.

PROVIDING SEAMLESS INTEGRATED CARE: PILOT PROJECTS AT ST. JOSEPH’S HEALTHCARE HAMILTON AND LAKERIDGE HEALTH

Part of the government’s vision to end hallway health care is to support innovative partnerships between hospitals and other sectors to provide transitional models of care. Organizations such as St. Joseph’s Healthcare in Hamilton and Durham Region’s Lakeridge Health are both piloting models that can be used as best practices across the province.

•  St. Joseph’s Healthcare Hamilton has been an early leader in connected care through their Integrated Comprehensive Care (ICC) Program, which promotes integrated care to allow for seamless transitions and ease patients from hospital to home. Patients returned home sooner, resulting in a decrease in return visits to emergency departments.

•  Lakeridge Health in Durham Region has partnered with Carriage House Retirement Residence and St. Elizabeth Health Care to form the Carriage House Reactivation Program. This program provides care and services to individuals, particularly seniors, as they move from the hospital to the next level of care — at home, in the community or in long-term care.

Section C: Protecting What Matters Most

Building and Renewing Ontario Hospitals

Ontario’s Government for the People is supporting infrastructure investments that will ensure patients and their families have access to the health care they need. This is why the Province is supporting early planning for the redevelopment of the West Lincoln Memorial Hospital in West Niagara.

The government is moving forward quickly to address challenges facing the health care system by developing a long-term health care strategy that focuses resources on patient needs to end hallway health care. As this important work continues, the Province will provide approximately $17 billion in capital grants over the next 10 years to modernize and increase capacity at hospitals, and address urgent issues.

Health capital investment is a critical component of the government’s strategy to end hallway health care. Investing in new facilities to expand services and ensuring existing facilities are maintained in a state of good repair will ensure that the people of Ontario have access to care when and where they need it.

Chapter 1: A Plan for the People

Across the province, approximately 60 major hospital projects are currently under construction or in various stages of planning. The government is committed to working with hospitals to implement these projects to meet local health system needs.

Section C: Protecting What Matters Most

Creating Long-Term Care Solutions

A larger and well-functioning long-term care sector is a crucial part of the government’s priority to end hallway health care. The challenge is to provide high-quality care to a growing aging population while building additional capacity. Today, too many patients are kept in hospital while waiting for space in a long-term care home.

 LISTENING TO THE PEOPLE

“We appreciate the government for its commitment to invest in long-term care beds and funding for mental health, addictions, and housing. These are significant commitments that will go a long way to improve the system and end hallway medicine.”

Ron Noble, Chief Executive Officer,
Catholic Health Association of Ontario

The creation of 15,000 new long-term care beds over the next five years will help the government address hallway health care and move patients to a more comfortable care setting. This capacity would be in addition to the existing 78,500 beds in the system. Furthermore, the government is committed to upgrading an additional 15,000 older long-term care beds to modern design standards, which will allow the long-term care sector to provide more appropriate care to those with complex health conditions. These measures represent a total investment of approximately $1.75 billion in additional funding over five years.

To support this commitment to new long-term care beds, in addition to the over 6,000 new beds previously allocated, the government is moving forward immediately with the allocation of an additional 1,157 new long-term care beds through 16 projects across the province.

Chapter 1: A Plan for the People

Table 1.3 SUMMARY OF ADDITIONAL LONG-TERM CARE BEDS PROJECTS

Proposed City	Project Name	Proposed Allocated Beds	Total # of Beds in Project

Markham	Yee Hong Centre for Geriatric Care	256	256

Athens	Maple View Lodge	132	192

Orillia	Westmount Lodge	160	160

Owen Sound	Southbridge Care Homes.	91	160

Collingwood	Collingwood Nursing Home	40	160

Midland	Villa Care Centre	32	160

Scarborough	Hellenic Home for the Aged Inc.	128	128

Sault Ste. Marie	Sault Area Hospital Long-Term Care	128	128

Komoka	Country Village Long-Term Care Home	8	128

Palmerston	Royal Terrace	29	96

Tecumseh	Brouillette Manor	36	96

Mount Forest	Saugeen Valley Nursing Center	9	96

Ailsa Craig	Craigholme Nursing Home	9	92

Welland	Royal Rose Place	64	64

Strathroy	Sprucedale Care Centre	32	32

Milverton	Knollcrest Lodge	3	3

Total		1,157	1,951

Less than a year into its mandate, the government has announced over 7,200 beds — almost half of its 15,000 commitment.

Over the coming months, additional proposals for new long-term care beds will be evaluated and new beds will be allocated in locations where services are most needed now and will be in the future, and to projects that will offer specialized services to meet the complex needs of people who may be waiting in a hospital for more appropriate care.

As well, the government will be making it easier to find land for new long-term care home developments. The government’s efforts to reduce red tape and streamline processes to sell buildings and properties means that these properties will be more easily evaluated prior to sale to determine if they can be used for long-term care spaces. This is just another way the government is making better use of surplus government properties and land. The future of health care in Ontario will include modern long-term care homes in which residents can expect to receive the care they deserve and live in a dignified, home-like environment.

Section C: Protecting What Matters Most

Modernizing Ontario’s Public Health Units

Ontario currently has 35 public health units across the province delivering programs and services, including monitoring and population health assessments, emergency management and the prevention of injuries. Funding for public health units is shared between the Province and the municipalities.

However, the current structure of Ontario’s public health units does not allow for consistent service delivery, could be better coordinated with the broader system and better aligned with current government priorities. This is why Ontario’s Government for the People is modernizing the way public health units are organized, allowing for a focus on Ontario’s residents, broader municipal engagement, more efficient service delivery, better alignment with the health care system, and more effective staff recruitment and retention to improve public health promotion and prevention.

As part of its vision for organizing Ontario public health, the government will, as first steps in 2019–20:

•

Improve public health program and back-office efficiency and sustainability while providing consistent, high-quality services, be responsive to local circumstances and needs by adjusting provincial–municipal cost-sharing of public health funding; and

•	Streamline the Ontario Agency for Health Protection and Promotion to enable greater flexibility with respect to non-critical standards based on community priorities.

The government will also:

•	Establish 10 regional public health entities and 10 new regional boards of health with one common governance model by 2020–21;

•	Modernize Ontario’s public health laboratory system by developing a regional strategy to create greater efficiencies across the system and reduce the number of laboratories; and

•

Protect what matters most by ensuring public health agencies focus their efforts on providing better, more efficient front-line care by removing back-office inefficiencies through digitizing and streamlining processes.

Chapter 1: A Plan for the People

Building a Partnership with Ontario’s Doctors

The government values the significant contribution of Ontario’s doctors in providing safe, effective and quality care to individuals and families across the province. For the first time in years, the government has a strengthened relationship with Ontario’s physicians.

The government has made it a primary objective to reset the relationship with Ontario’s doctors in a way that respects physicians while balancing the need to provide patients with the care they deserve and sustaining Ontario’s public health care system. Given that physicians are at the forefront of patient care and delivery, the government respects the recently arbitrated decision on a new physician services agreement.

This is a positive step forward. The government is committed to a renewed and productive working relationship with the Ontario Medical Association and Ontario’s doctors.

Reviewing Ontario’s Publicly Funded Drug Benefit Program

Ontario’s Government for the People is committed to focusing benefits on those who need them the most. The government will continue its work to examine the Ontario Drug Benefit Program, with the objective of creating a sustainable drug system.

Ontario’s Government for the People is already making changes to the way benefits are delivered to focus on those who need them the most. Effective April 1, 2019, children and youth under the age of 25 who are not covered by private plans will continue to receive coverage for eligible prescription medications from the government; children and youth who are covered by private insurance will bill those plans. This plan remains affordable while ensuring children and youth will continue to receive the prescription drugs they need.

The government will continue to look at ways to further redesign the Ontario Drug Benefit Program to make its programs more efficient including:

•	Providing timely access to new clinically proven medicines while continuing efforts to lower drug costs;

•	Modernizing and strengthening oversight of payments to pharmacies; and

•	Reducing the administrative burden for clinicians and red tape for the industry wherever possible.

Section C: Protecting What Matters Most

Expanding the Scope of Practice for Health Professions for Faster, More Patient-Centred Care

Too often people visit a health professional, such as a pharmacist, to treat a known illness such as pink eye, only to be referred to another health professional such as a physician, for a diagnosis and prescribed treatment, only to return to the pharmacy to fill the prescription, rather than receive the necessary treatment immediately on the initial visit.

To support the government’s vision for a health care system that enhances access to services and the patient experience, the government will enable regulated health professionals to use their education and training more effectively by expanding the scope of practice for certain regulated health professionals, such as pharmacists, nurse practitioners, dental specialists and optometrists. This is a basic change that can save time and money, and get you healthier quicker.

These changes will improve convenience for patients by reducing the time spent travelling between providers for multiple visits for diagnostic tests and routine care and treatment, and help doctors, nurses and other health care professionals provide better, faster health care for patients and their families.

By reducing regulatory barriers to accessing up-to-date drug therapies, for example, health care providers will have more treatment options for their patients, thereby alleviating the need to make referrals to other providers, who can then focus their time and attention on patients with more serious and/or complex conditions.

Chapter 1: A Plan for the People

Improving Treatment for Mental Health and Addictions

The mental health and addictions system in Ontario has been challenged for too long by extensive wait times, barriers to access, inconsistent quality, a lack of standardized data and widespread fragmentation. This was confirmed during the government’s provincewide consultations with experts, providers, and people with lived experience.

That is why Ontario’s Government for the People is committed to investing $3.8 billion for mental health, addictions and housing supports over 10 years to address these issues, beginning with building a mental health and addictions system focused on core services embedded in a stepped-care model, and a robust data and measurement framework.

Investments of $174 million in 2019–20 will support community mental health and addictions services, mental health and justice services, supportive housing, and acute mental health inpatient beds. Services will also target priority populations, such as Indigenous peoples and Francophones.

BUILDING A CENTRE OF EXCELLENCE IN MENTAL HEALTH AND ADDICTIONS SERVICES

The government will be building on its investments in mental health and addictions services by increasing capacity through projects such as the Sunnybrook Health Sciences Centre’s Hurvitz Brain Sciences Centre.

This project will be important for treatment and innovation in caring for the full range of brain disorders, including mental illness and addictions, as well as dementia and neurodegenerative disorders, in an environment that allows for more effective care delivery for patients. Projects such as this one will provide important mental health and addictions services with a focus on ambulatory care and community outreach, enabling care providers to deliver services to patients across the province.

LISTENING TO THE PEOPLE “Thank you once again for the commitment to invest in mental health of Ontarians.” Carol Lambie, President and CEO, Waypoint Centre for Mental Health Care

Section C: Protecting What Matters Most

Supporting Ontario’s First Responders

The government is working to ensure the health care system is sustainable and accessible for all patients and families. Demand for ambulance services continues to grow in Ontario, with over 1.1 million patient transports taking place each year. In partnership with the municipal sector, the government continues to support the delivery of critical front-line health services with a combined investment of $1.5 billion in emergency health services. The number of calls for emergency medical services has grown by almost 3.5 per cent each year, while costs have grown at six per cent annually.

To support the critical work of emergency health first responders, the government is continuing to invest in supports for mental health and in reducing the time it takes to deliver patients to busy emergency departments. In addition, the government is exploring new models of care and delivery for emergency health services to improve care for patients and reduce duplication.

The government continues to support emergency health first responders suffering from post-traumatic stress disorder (PTSD). This disorder can affect paramedics and ambulance communications officers in Ontario who provide compassionate, life-saving care 24 hours a day, 7 days a week, 365 days a year in every corner of the province. Under the Supporting Ontario’s First Responders Act, a PTSD diagnosis for certain workers is now presumed to be work-related — they no longer need to prove it. This includes first responders, including police officers and correctional officers, youth service workers, emergency dispatchers and others, and gives these workers faster access to Workplace Safety and Insurance Board (WSIB) benefits, resources and timely treatment.

Select 911 medical emergency patients who are transported to emergency departments may be more appropriately treated in other health care settings. The government will be exploring how to support better care for patients in places other than the emergency department and ensure patient safety. The government will also look at how to ensure more of its investment in emergency health services is going towards direct services for patients.

DISPELLING THE STIGMA OF POST-TRAUMATIC STRESS DISORDER (PTSD)

Police officers, firefighters, correctional officers, probation and parole officers, Crown attorneys, nurses and other justice sector workers have incredibly difficult jobs and come face to face with difficult situations. The Member of Provincial Parliament (MPP) for Brantford-Brant, Will Bouma, has been a leader in raising awareness to dispel the stigma around this important issue. As such, the government proposes to adopt his measure, proclaiming June 27 of each year as PTSD Awareness Day.

Chapter 1: A Plan for the People

Protecting OHIP against Misuse

The Ontario Health Insurance Plan (OHIP) is a system built on trust and functions largely on an honour system. But for several years, the Auditor General of Ontario has found long-standing weakness in the laws, policies and processes that ensure accountability of OHIP. Greater oversight, transparency and updates are needed to improve how OHIP is managed and to ensure tax dollars are spent responsibly. This is why the Province will propose changes that will make billing and payments under OHIP more appropriate and transparent, so it can deliver the best value for Ontarians. The changes include:

•	Ensuring OHIP only pays for appropriate, delivered services;

•	Making it easier for the government to recover funds when there are incorrect billings to OHIP;

•	Making it clearer to taxpayers what OHIP is paying for and to whom; and

•	Ensuring all remaining “red and white” health cards are converted to more secure photo health cards.

Enhancing the Quality and Efficiency of Ontario’s Public Health Care System

To ensure Ontario’s publicly funded health care system is sustainable and is available to those who need it the most, urgent action is required. This is why the government is making the decisions necessary to establish a smarter, more efficient and fiscally responsible approach to delivering Ontario’s health care programs. For example:

•

Land ambulance dispatch centres: The government will streamline the way land ambulance dispatch services are delivered by better integrating Ontario’s 59 emergency health services operators and 22 dispatch centres. The government will continue to support first responders by providing the right tools to ensure the right responders get to the right place with the right information at the right time, and by integrating emergency health services into Ontario’s health care system.

•

Home oxygen under the Assistive Devices Program: The government will implement more competitive pricing for home oxygen rates that would result in a reduction of about 17 per cent in price, with savings going to eligible clients who pay a 25 per cent co-payment. Individuals on social assistance would continue to receive benefits at no cost.

•

Changes to pharmacy payments: The government is considering moving to implement changes to the way pharmacies are paid by the Ontario Drug Benefit Program, including fees paid for filling prescriptions for long-term care home residents.

Section C: Protecting What Matters Most

Doing What Is Right for Ontario’s Aging Population

Faced with an aging population, individual doctors, nurses, pharmacists and other health care professionals need to be prepared to provide a health care system that is singularly focused on helping them help patients. Ontario’s vision is to help seniors remain independent, healthy, active, safe and socially connected.

PROVIDING DENTAL CARE FOR LOW-INCOME SENIORS

At least two-thirds of low-income seniors do not have access to dental insurance. As a result, untreated oral health issues, such as infection, pain and abscesses, can lead to chronic disease and a lower quality of life. As well, the rates of dental decay, gum disease and oral cancer are higher among seniors — the longer oral health care is delayed, the more costly and painful treatment will become. Untreated oral health issues represent a significant burden on the health care system and contribute to hospital overcrowding. In 2015, there were almost 61,000 hospital emergency visits for dental problems, at a cost to Ontario’s health care system of approximately $31 million.

That is why the government is moving forward with its commitment to introduce a new dental program for low-income Ontario seniors with an annual investment of approximately $90 million when fully implemented. By late summer 2019, single seniors age 65 and older with incomes of $19,300 or less (or senior couples with combined incomes of less than $32,300) and without existing dental benefits, will be able to receive dental services in public health units, community health centres and Aboriginal Health Access Centres located throughout the province.

By this coming winter, this program will be expanded by investing in new dental services in underserviced areas, including through mobile dental buses and an increased number of dental suites in public health units.

The government’s new publicly funded dental care program for low-income seniors will help reduce unnecessary trips to the hospital, prevent chronic disease and increase quality of life for Ontario’s seniors.

Chapter 1: A Plan for the People

Helping Seniors Live Safely and Independently

In Ontario, seniors are the fastest growing demographic, with the number increasing by 100,000 every year. In 2023, there will be 3 million seniors in Ontario, up from 2.3 million in 2017. The vast majority of seniors want to live independently in their own homes and communities, and where they can be active for as long as they are able. However, to do this, seniors require stronger supports to help them live safely and securely.

That is why the Province will be developing a new cross-government strategy to improve the lives of seniors and provide the supports and resources to help them live independently, ensure their safety and security, connect them to the community and help them achieve greater financial security and social connections.

Making Ontario More Accessible

Approximately one in four people in Ontario age 15 years and over has a disability, a number that increases to 43 per cent among seniors. Disabilities can range from flexibility and mobility to vision and hearing. As the population continues to age, the numbers are expected to rise in terms of frequency and seriousness. Ontario’s Government for the People will work to ensure people with disabilities have the support and resources they need to live fulfilling and productive lives.

The built environment continues to be a challenge for people with disabilities and seniors. This is why the government will partner with the Rick Hansen Foundation to launch the Rick Hansen Foundation Accessibility CertificationTM program in select communities across the province. With a $1.3 million investment over two years, this program will prepare accessibility assessments of businesses and public buildings and, together with property managers and owners, determine ways to remove any identified barriers for people with visible and invisible disabilities.

Section C: Protecting What Matters Most

BUILDING AN EDUCATION SYSTEM FOR SUCCESS

THE GOVERNMENT’S VISION FOR GETTING BACK TO BASICS IN EDUCATION

Getting back to basics, respecting parents and working with teachers to ensure children have the skills they need to succeed — an education system that is truly built for families.

The government is strengthening its world-class education system in Ontario, with particular emphasis on math, science and financial literacy as well as skilled trades, to support future scientists, engineers, doctors and tradespeople. This will also ensure that the needs, interests and strengths of all students are fulfilled to successfully prepare them for graduation, community and beyond.

The government is moving forward with an education curriculum that respects the wishes of parents while teaching students the skills they need to find rewarding careers in the modern economy. The government is also challenging the province’s schools and school boards to focus resources on the needs of students.

LISTENING TO THE PEOPLE: SUPPORTING A SUSTAINABLE EDUCATION SYSTEM

Ontario’s Government for the People is improving accountability and making efficient and effective use of taxpayers’ dollars. The government is looking to partners in the education sector to find efficiencies and improve accountability, to ensure that funding is targeted and to improve the in-class experience and education outcomes for students. For example, the Province has cancelled previously planned increases to school trustees’ honorarium.

Laying the Groundwork for Student Success

The Province is listening to parents and consulting with education partners to improve Ontario’s education system, from kindergarten to Grade 12, while building a more sustainable path forward. The Province is committed to supporting and enhancing student educational outcomes while also improving efficiency and accountability with respect to education funding. These long-term reforms will improve the sustainability and effectiveness of Ontario’s education system. Since the fall of 2018, the Province has been consulting with its education partners and with parents on its plan to modernize classrooms and education funding, as well as consulting on class sizes and hiring practices for teachers. Most recently, in March 2019, the Province released two consultation guides on class sizes in Grades 1 to 12 and hiring practices. The prior consultations, as well as the most recent round of consultations, will help shape the government’s education plan.

Chapter 1: A Plan for the People

Aligning Class Size for Student Success

The government agrees with its sector partners that it is important to protect class sizes in the early grades. This is why the government’s education plan keeps hard class size caps in place from kindergarten to Grade 3.

For older students, the government proposes to require all school boards to maintain an average class size of 24.5 in Grades 4 to 8, representing an average increase of one student per class. For the oldest students in Grades 9 to 12, the government’s plan would require school boards to maintain average class sizes of 28. This aligns with the class size requirements in other Canadian provinces while also helping prepare older students for classroom environments in postsecondary institutions. The government will continue to consult with education stakeholders, including its labour partners, on this plan. These consultations will close at the end of May 2019.

Strengthening Teacher Hiring Practices

The government’s objective is to work with its education partners to improve teacher mobility while increasing transparency, fairness, consistency and accountability in teacher hiring across all school boards. Ontario’s students deserve the best teacher available in each and every classroom, and principals should be empowered to hire teachers based on merit and fit for role.

To provide students with the best access to qualified teachers, the Province is reviewing existing regulations to:

•	Provide increased mobility for teachers in Ontario;

•	Ensure that teaching positions are filled by the right candidate;

•	Simplify the hiring process to reduce turnover in the classroom;

•	Reduce bias in hiring by addressing conflict of interest;

•	Ensure equity and diversity in hiring practices; and

•	Apply to all the school systems, including the French-language school boards.

Section C: Protecting What Matters Most

Improving Access to Education for Indigenous Students

The Province is committed to supporting Indigenous student achievement and well-being. Improving access to education for Indigenous students is part of the government’s plan to create jobs, grow the economy and support the people of Ontario in their everyday lives.

To support Indigenous student retention and graduation rates, the Province will invest an additional $3.7 million in 2019–20 to fund a revised First Nations, Métis and Inuit studies curriculum for Grades 9-12 and the Indigenous Graduation Coach Program in targeted district school boards across the province. Indigenous graduation coaches have deeply rooted experiential ties to the Indigenous communities and their cultures, act as mentors and advisors to students, and facilitate access and referrals to academic supports and community resources to promote Indigenous student wellness and academic achievement.

Evidence shows that the Indigenous graduation coach model has a tangible impact on student success and overall well-being, including increasing the graduation and enrolment rates of Indigenous students. For example, the graduation rate of Indigenous students attending Dryden High School in the Keewatin-Patricia District School Board increased from 39 per cent to 80 per cent, and the dropout rate for Grade 9 decreased from 16 per cent to 2 per cent, with the Indigenous graduation coach model.

Increasing Physical Activity and Meeting Diverse Needs

Establishing foundational skills and interests for students to participate in physical activity leads to lifelong engagement and well-being. Research shows that students would benefit from more opportunities for physical activity. To help meet the needs of a broader range of students, the Province will invest more than $0.5 million over three years to increase opportunities for students to participate in physical activities, such as cricket, at school. This funding would provide seed funding to school boards and third-party organizations to promote cricket as an opportunity to meet the diverse needs and interests of students.

Chapter 1: A Plan for the People

Conducting the Largest Education Consultation in Ontario’s History

Upon assuming office, Ontario’s Government for the People took immediate steps to initiate a broad-ranging curriculum consultation to which all the people of Ontario, in particular, all Ontario parents, were invited to participate. Consultations ran from September to December 2018, during which time the government received over 72,000 submissions which included the participation of parents, students, educators, employers and organizations from across Ontario. This was the largest education consultation in Ontario’s history.

Feedback received from these consultations has helped inform policy and program decisions in the following areas:

•	Improving student performance in Science, Technology, Engineering and Math (STEM);

•	Preparing students for work with important job skills, such as skilled trades and coding;

•	Improving provincial standardized testing;

•	Ensuring students graduate with important life skills, such as financial literacy;

•	Managing the use of technology in classrooms, such as cellphones;

•	Building a new, age-appropriate Health and Physical Education curriculum that includes subjects such as mental health, sexual health education and the legalization of cannabis; and

•	Developing the first-ever Ministry of Education Parents’ Bill of Rights.

Section C: Protecting What Matters Most

LISTENING TO THE PEOPLE: EDUCATION CONSULTATIONS

Ontario’s Government for the People has conducted the largest consultation on education in the province’s history. The consultation included more than 72,000 engagements across three different consultation channels, including an open submission form, an online survey and telephone town hall meetings held in every region of the province. The number of engagements in these consultations increased 11-fold compared with that of the previous 2014 Health and Physical Education curriculum consultations.

The majority of respondents felt that the current education system is doing a poor or very poor job of teaching financial literacy and expressed support for experiential learning to improve job skills and student performance in Science, Technology, Engineering and Math (STEM). Respondents also expressed support for some form of restriction on cellphones in schools; that it is important that parents play an active role in the education system and have open communication with schools and boards; and that the Health and Physical Education curriculum should address topics in an age-appropriate manner.

Chapter 1: A Plan for the People

Developing a Parents’ Bill of Rights

To ensure that the rights of parents are respected, the Province will begin drafting a Ministry of Education Parents’ Bill of Rights. Designed to improve communication with parents, Ontario would be the first province in Canada to have a dedicated Parents’ Bill of Rights.

As part of the provincewide consultation, parents were asked what elements they wanted to see included in the Parents’ Bill of Rights. Respondents expressed it is important that parents play an active role in the education system and have open communication with schools and school boards. Parents also suggested that the Bill should include parents’ rights to withdraw their children from lessons, classes and schools that are teaching content they do not agree with, and allow parents to express an opinion about what their child is being taught in the classroom, especially with respect to health and physical education.

Creating a Minister’s Task Force on School Boards

The government is committed to ensuring that every dollar spent in the classroom is having the greatest impact on student achievement. This involves looking at all aspects of the education system, including school board operations, while respecting the four publicly funded education systems in Ontario. The Ministry of Education will be undertaking a thorough review of how boards can conduct their operations in the most efficient manner to best serve students and parents while ensuring their long-term sustainability. This process will be kicked off by the creation of a minister’s task force. The government looks forward to engaging with experts and education partners in this important conversation.

Focusing on Fundamentals — Curriculum Reform

The government is committed to restoring proven methods of teaching to ensure Ontario students have the skills they need to succeed. The Province will revise the Ontario curriculum based on research and feedback from the public consultations.

Modernizing the Education Quality and Accountability Office

The government is following through on its commitment to respect parents, teachers and students, and it will work with the Education Quality and Accountability Office (EQAO) to implement a better approach to standardized testing.

The EQAO was established as a Crown agency through the Education Quality and Accountability Office Act, 1996. The EQAO assessments are developed to align with the Ontario curriculum and evaluate students’ achievements in reading, writing and mathematics at key points in their learning to ensure that all students are being assessed according to a common provincial standard.

Section C: Protecting What Matters Most

Developing a Mathematics Strategy Built for Success

Numeracy is an important skill for succeeding in the classroom, the workforce and everyday life. Mathematics scores of Ontario elementary students have been steadily declining over the last 10 years, as many students struggle to meet the minimum provincial standard. Results from the EQAO show that, between the 2008–09 and 2017–18 school years, the percentage of students who met the provincial standard in mathematics fell from 70 per cent to 61 per cent among students in Grade 3, and from 63 per cent to 49 per cent among students in Grade 6. This is why the government will implement a new four-year mathematics strategy to ensure that students have a strong understanding of the fundamentals.

Initiatives of the mathematics strategy include:

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A new mathematics curriculum for all students in Grades 1 to 12 phased in over four years. The curriculum will move away from Discovery Math and back to fundamental math concepts and skills, such as traditional formulas and memorization techniques;

•

New teachers will be required to pass a math content knowledge test to become certified to teach in Ontario. For teachers already in the system, the government will provide funding to take additional qualification courses in math; and

•	Offering supports to parents and access to student learning opportunities outside of the school day, including summer learning and tutoring by third parties.

Chapter 1: A Plan for the People

Enhancing Financial and Economic Literacy for Students

Financial and economic literacy is an important skill that enables citizens to understand how to manage their money, and how to invest it now and throughout their lives.2 It is important for young people to have the right skills to make informed financial and economic decisions to succeed both inside and outside the classroom. This can apply to everyday decisions such as buying groceries, and to bigger investments such as paying for tuition or buying a car. Data from the recent public consultations on education reform indicate that Ontario’s education system is not doing enough to provide students with important job and life skills, such as financial literacy. This is why the Province is enhancing the mathematics curriculum and the Grade 10 Career Studies course to better equip students with the knowledge and skills they need to make responsible economic and financial decisions.

LISTENING TO THE PEOPLE: EDUCATION CONSULTATIONS

Data from the recent public consultations on education indicate that Ontario’s education system is not doing enough to provide students with important job and life skills, such as financial literacy. Of the more than 19,000 respondents to the online survey, 57 per cent indicated that the education system was doing a “poor” or “very poor” job of teaching students about understanding savings and investing.

[2]	Council of Ministers of Education, Canada. “Measuring up: Canadian Results of the OECD PISA Study.” (2015) http://www.cmec.ca/Publications/Lists/Publications/Attachments/365/PISA2015-CdnReport-EN.pdf

Section C: Protecting What Matters Most

Building a Better Education System

Better buildings support better learning for Ontario students. This is why the Province is investing almost $13 billion in capital grants over a 10-year period to help build new schools in high-growth areas and improve the condition of existing schools. This will include an investment of $1.4 billion in school renewal in the 2019–20 school year, which will result in critical improvements that help ensure student safety.

Chapter 1: A Plan for the People

IMPROVING SAFETY AND SECURITY IN COMMUNITIES

THE GOVERNMENT’S VISION FOR MAKING ONTARIO SAFER

Ensuring the safety and security of the people is the government’s most fundamental responsibility. The people of Ontario owe a debt of gratitude to the heroes on the front lines — including police, firefighters and correctional service staff. Their efforts protect the province’s families and keep its communities safe. These heroes have back of the people of Ontario, and the government has theirs.

The people of Ontario have a right to feel safe at home and in their communities. The government firmly believes that protecting individuals and families is one of its fundamental responsibilities. This is why it is prioritizing changes to the justice sector to ensure an integrated, efficient and sustainable criminal justice system that holds criminals accountable for their actions, puts the victim at the centre of the justice system and protects people from all walks of life.

This includes ensuring the safety and security of the people of Ontario through justice sector modernization, effective crime prevention, police oversight and strong enforcement of the laws regarding cannabis sales and illegal cannabis dispensaries.

Section C: Protecting What Matters Most

Modernizing the Justice System

Ontario’s Government for the People is committed to safety first, along with providing better value for money, and the justice system is no exception. The priority is to ensure that the system puts people first and is easy to navigate. To fix this, the government is modernizing and streamlining services in the justice sector — from policing to courts to corrections. It will develop a system that is more efficient and sustainable and empowers front-line staff. This will be achieved by:

•	Digitizing evidence collection and evidence sharing between police services and Crown attorneys;

•	Prioritizing video conferencing as the first option for most types of in-custody court appearances;

•	Diverting low-risk individuals from coming into the justice system and reducing the frequency of offenders committing another crime;

•	Continuing with the implementation of the bail bed program to provide beds in community-based facilities for vulnerable people awaiting bail and lacking shelter in Northern communities; and

•

Developing justice centres that will integrate justice, health, education, housing and social services to collectively address the complex intersection of risk factors that drive gun- and gang-related violence in Ontario.

As part of justice sector modernization, Ontario’s Government for the People is also modernizing legislation that, if passed, would optimize resources, streamline unnecessary processes and reduce unreasonable time delays by:

•

Allowing Ontario Court of Justice judges and justices of the peace who are appointed to different courts (e.g., the Ontario Superior Court of Justice) to finish cases in progress before they transition fully to their new appointments;

•	Moving to the use of a single, consolidated database to identify potential jurors;

•	Reducing the use of civil juries for simplified procedure trials; and

•	Allowing the Ontario Judicial Council and Justices of the Peace Review Council to publish their annual reports on their websites after submitting them to the Attorney General.

Chapter 1: A Plan for the People

Strengthening Police Services

Every day, the brave men and women of Ontario’s police services dedicate themselves to keeping families and communities safe. Sometimes this requires police officers to put themselves in harm’s way. Occasionally, this requires that they respond to a crisis and make difficult, life-or-death decisions in the blink of an eye. Yet, no matter what, the people of Ontario can count on these brave men and women in uniform to protect them.

It is time for the government to protect its police officers and fix the province’s policing legislation. This is why Ontario’s Government for the People has recently made legislative changes through the Comprehensive Ontario Police Services Act, 2019 to:

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Strengthen public confidence in policing through enhanced police oversight in Ontario by creating one window for public complaints, reducing delays in the investigative process and ensuring more accountability;

•

Increase support for front-line police officers by mandating human rights, systemic racism, diversity and Indigenous training for new police officers, special constables and Police Service Board members; and

•	Improve police oversight by ensuring that law enforcement bodies meet reasonable standards of transparency and accountability.

By treating police officers with respect, the government is strengthening the relationship between the police and the public they serve.

The end result will be a safer Ontario for everyone.

LISTENING TO THE PEOPLE: RESPONSE FROM THE POLICE ASSOCIATION OF ONTARIO

“Ontario’s frontline police personnel welcome today’s announcement by the Ontario government and are hopeful that this new Comprehensive Ontario Police Services Act will serve to restore fairness and respect for professional policing, making oversight more effective, and improve governance, training, and transparency. The Police Association of Ontario is committed to working with the provincial government to ensure Ontario continues to be a safe place to live, work and visit.”

Bruce Chapman, President, Police Association of Ontario

Section C: Protecting What Matters Most

Fighting Gun and Gang Violence

People need to feel safe in their homes and communities. Yet, in too many neighbourhoods and in too many cities across the province, the fear of gun- and gang-related violence looms large, leaving families terrified and isolated. This is why fighting gun and gang violence, which threatens the safety of families and neighbourhoods, requires urgent action and remains one of the key priorities of Ontario’s Government for the People.

Ontario has already committed $25 million in new funding to fight guns and gangs in the City of Toronto over four years to provide it with additional digital, investigative and analytical resources to fight drug gangs and gun criminals and to establish intensive firearm bail teams in each of Toronto’s courthouses.

The government recognizes that other Ontario cities, such as Ottawa, are also experiencing increased gun violence. This is why the Province is providing the Ottawa Police Service with $2 million this year to support initiatives to combat gun- and gang-related crime in its community.

The government is also investing $16.4 million over 2 years to create a provincewide strategy to help combat gun- and gang-related violence on all fronts throughout Ontario, and to keep all communities safe through initiatives that include:

•

Establishing a provincial Guns and Gangs Support Unit to assist local police officers and prosecutors. This is in addition to a dedicated Gun and Gang Specialized Investigations Fund to support joint forces operations targeting the organized crime areas that fuel gang operations, such as drug, gun and human trafficking, and provide intelligence analysis; and

•

Protecting the most vulnerable people with the highest risk of experiencing gun and gang violence and victimization — including Indigenous women and youth, as well as rural and racialized youth — through various initiatives aimed at keeping at-risk youth in school and preventing vulnerable people from being recruited by gangs.

Chapter 1: A Plan for the People

Building Essential Infrastructure for Safety and Security in Communities

Along with modernizing the justice sector, the government will be taking action to keep the people of Ontario safe and to protect communities. To support this commitment, the government is moving forward with a series of investments, such as:

•	Constructing a new Toronto Courthouse that will amalgamate five Ontario Court of Justice criminal court locations and include improved safety and security features;

•

Building a new 21-courtroom Halton Region Consolidated Courthouse facility that will offer a broad range of justice, family, social and victim services and bring the Superior Court of Justice and Ontario Court of Justice operations together into one accessible location; and

•

Replacing aging facilities with new Ontario Provincial Police (OPP) detachments. These investments will ensure that communities can continue to receive modern, cost-effective and high-quality police services that are essential to public safety.

Strengthening Animal Welfare

Many households across the province have a pet, and these pets are a part of family life. The government recognizes the importance of animal welfare for small animals and livestock. Ontario’s Government for the People is actively reviewing existing legislation to ensure appropriate measures are in place to provide animals and their owners with the protections they deserve and the people of Ontario expect. The Province has already begun conversations with stakeholders and will continue seeking ideas and input. The goal is an approach that respects the rights of the people of Ontario and ultimately improves the animal welfare system across the province.

Section C: Protecting What Matters Most

A Responsible Approach to Opening Cannabis Stores across Ontario

A common challenge currently facing Ontario and other provinces since cannabis was legalized in Canada on October 17, 2018, is a national cannabis supply shortage brought on by the federal government’s mismanagement. By choosing to throw open the doors to cannabis legalization without first taking into account the reliability and sustainability of the national cannabis supply, the federal government is failing to curb the growth of the illegal cannabis market while also creating widespread business uncertainty for the people and businesses seeking to make a living in this new industry.

Ontario moved forward with rules aimed at keeping cannabis out of the hands of children and youth, keeping roads safe and combatting the illegal market. The government opted to pursue a private retail model instead of the previous administration’s government-owned approach. This will allow businesses of all sizes to participate and compete in an open market system and provide consumers with greater choice, convenience and lower prices.

Since legalization, people across the province have been able to purchase recreational cannabis online through the Ontario Cannabis Store’s retail website. The Ontario Cannabis Store (OCS) is the exclusive wholesaler to private retailers, and these stores are being tightly regulated by the Alcohol and Gaming Commission of Ontario (AGCO). Retail stores authorized by the AGCO are required to display the cannabis retail seal so that consumers can be confident they are buying quality products from a legal source.

In response to the national cannabis supply shortage, the government implemented a temporary cap of up to 25 retail store authorizations. These brick-and-mortar retail cannabis stores were permitted to begin opening on April 1, 2019. However, the government remains committed to moving towards an open allocation of licences where the number of stores is limited only by market demand.

Chapter 1: A Plan for the People

To enable the opening of additional licensed stores, the government will develop a process to allow the AGCO to pre-qualify operators that seek to enter the market and participate in future allocations of retail store authorizations. The government is taking a market-oriented approach, which will allow private-sector businesses to build a safe and convenient retail system to combat the illegal market.

Pre-qualification criteria may include:

•	The payment of a fee or obtaining a standby letter of credit;

•	Financial information, including information about corporate structure and affiliates;

•	Criminal and other background checks; and

•	Information confirming lease or ownership interests in potential retail store locations.

When Ontario has determined that the federal government has provided for enough reliable supply, it will issue further retail store authorizations, including in municipalities with a population of less than 50,000 and in First Nation communities.

CALLING ON THE FEDERAL GOVERNMENT TO FIX THE NATIONAL CANNABIS SUPPLY SHORTAGE

The federal government is responsible for licensing enough cannabis production in Canada to displace the illegal market, but there has not been enough supply to date to meet consumer demand.

In a letter to the federal Minister of Finance, Ontario called on the federal government to take steps in addressing the national cannabis supply shortage and supply chain issues to ensure that there is an adequate and predictable supply of recreational cannabis from federally licensed producers to meet the objectives of legalization.

Ontario also continued to urge the federal government to ensure that First Nation communities have the financial support needed to successfully respond to the federal legalization of cannabis.

Keeping Ontario’s Roads Safe

Ontario’s Government for the People is steadfast in its message: driving high is never acceptable. This is why the Province passed “zero means zero” tolerance measures targeting young, novice and commercial drivers: these drivers must have no presence of alcohol, cannabis or any other drug that impairs driving.

Section C: Protecting What Matters Most

INCREASING THE HOUSING SUPPLY IN ONTARIO

THE GOVERNMENT’S VISION FOR CREATING MORE AFFORDABLE HOUSING

All people of Ontario can find a home that meets their needs and their budget. Ontario will partner with municipalities to ensure that they are working as effectively and efficiently as possible to support the economic prosperity of their residents and businesses.

Ontario’s Housing Supply Action Plan will bring forward solutions to make it faster and easier to build housing, to help boost housing supply and make housing more affordable. The plan will be flexible so that each community can build what it needs while ensuring the protection of sensitive areas like the Greenbelt, preserving cultural heritage, and maintaining Ontario’s vibrant agricultural sector.

Housing is one of the largest costs facing Ontario families and a cost that has risen sharply in most areas of the province in recent years. This, in part, reflects an inadequate supply of housing in the province. Demand for housing in Ontario, particularly in the Greater Toronto and Hamilton Area, has been strong in recent years, while housing supply has been less responsive than in the past. This has contributed to higher resale house prices and rents.

Chapter 1: A Plan for the People

According to the RBC Housing Affordability Aggregate Measure, in the third quarter of 2018, the share of household income required to cover the ownership costs associated with an average-priced home in the Toronto area was 75.3 per cent. This compares to the long-term average of 50.1 per cent. Estimates of mortgage carrying costs point to affordability challenges in other cities, including Hamilton, Kitchener and St. Catharines.3

Chart 1.18

RBC HOUSING AFFORDABILITY MEASURES – TORONTO AREA

Ownership Costs as Per Cent of Median Household Income
100
80
60
40
20
0
1986
1988
1990
1992
1994
1996
1998
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
Single-Detached
Aggregate
Aggregate Long-term Average
Condo Apartment

Source: RBC Economic Research.

This erosion in housing affordability also applies to the rental market. The vacancy rate in Ontario was 1.8 per cent in 2018, below its long-term average of 2.6 per cent. As a result, rents have increased rapidly in Ontario in recent years. Average rents in Ontario increased 3.8 per cent in 2017 and 4.8 per cent in 2018, well above the pace of growth of average weekly earnings in Ontario.4

[3]	Wright, Craig and Hogue, Robert, “Housing Trends and Affordability,” RBC Economic Research, December 2018.

[4]

Vacancy rate and average rent growth are based on the Canada Housing and Mortgage Corporation Rental Market Survey. These estimates refer to the primary rental market, which consists of units in privately initiated, purpose-built rental structures of three units or more. Data observations refer to October of a given year.

Section C: Protecting What Matters Most

Per Cent Growth, Ontario
6.0
5.0
4.0
3.0
2.0
1.0
0.0
Average Weekly Earnings
Average Rent
3.8
1.8
1.4
1.8
1.4
2.8
1.5
2.7
2.0
2.1
2.6
3.0
1.1
3.0
1.9
3.8
2.9
4.8
2010
2011
2012
2013
2014
2015
2016
2017
2018

Sources: Canada Mortgage and Housing Corporation, Statistics Canada and Ontario Ministry of Finance.

In the 2018 Ontario Economic Outlook and Fiscal Review, the government announced policies to increase the supply of housing in the province. This included the reintroduction of the rent control exemption for new units, which will help incent new unit development. The government also committed to delivering a Housing Supply Action Plan and to introducing legislation by spring 2019. The Ontario government has been taking the lead in addressing affordability issues without waiting for further studies or expert panels.

LISTENING TO THE PEOPLE: HOUSING SUPPLY ACTION PLAN CONSULTATIONS

Ontario’s Government for the People has concluded an online consultation to gather ideas on creating more affordable and good-quality places to live. Over 85 per cent of the more than 2,000 submissions received through the online consultation came from the general public. More than half said their top criteria when looking for a home were affordability, followed by transit, schools and services located nearby.

Chapter 1: A Plan for the People

The government has held consultations on creating more housing, with a focus on the barriers to new ownership and rental housing. The consultation asked for input on five themes:

•	Speed: it takes too long for development projects to get approved.

•	Mix: there are too many restrictions on what can be built to get the right mix of housing where it is needed.

•	Cost: development costs are too high because of high land prices and government-imposed fees and charges.

•	Rent: tenants need to be protected, and it should be easier to be a landlord in Ontario.

•	Innovation: other concerns, opportunities and innovations to increase housing supply.

LISTENING TO THE PEOPLE “We’re very encouraged by the announcement of the Housing Supply Action Plan.” Marc Desormeaux, Economist, Scotiabank

The Province is committed to reducing the barriers that prevent people from getting the housing they can afford and that meets their needs. The action plan will make it easier to develop the right mix of housing where it is needed, lower the costs of development, make it easier to develop rental housing and address other concerns and opportunities to increase the housing supply.

The Housing Supply Action Plan will also support the reduction of red tape, making it easier to live and do business in Ontario. In addition, the plan will help support the residential construction industry, which is a major source of employment in Ontario and an important part of the province’s economy. A stable housing market with sufficient supply will also help attract new investment to Ontario.

LISTENING TO THE PEOPLE

“The Housing Supply Action Plan that you announced in the fall fiscal update is an opportunity to streamline and get rid of that red tape... [proposed] amendments to the growth plan is fantastic news for future home purchasers in Durham Region.”

Emidio DiPalo, President of the Durham Region Home Builders’ Association

Section C: Protecting What Matters Most

“OHBA strongly believes that a healthy housing system exists when a city or region has the right mix of housing choices and supply that are able to address all residents’ shelter needs through their full life cycle. A properly functioning housing system should provide stability to both renters and owners, at prices people can afford and in the choice that meets their needs...Transformative action by the province is required to address the complex issues impacting the housing system and our members’ ability to deliver new supply.”

Ontario Home Builders’ Association Housing Supply Action Plan Submission, January 2019

Providing Affordable Housing

Ontario’s community housing system has complex rules and red tape that make it difficult for people to find affordable housing that suits their unique needs. Through the Community Housing Renewal Strategy, the government will stabilize and grow Ontario’s community housing sector, making it more efficient, sustainable and easier to navigate for the people of Ontario and community housing providers. This Strategy, along with the Housing Supply Action Plan, will help the people of Ontario find a home that meets their needs and their budget.

The Community Housing Renewal Strategy will focus on supporting individuals and families who have difficulty finding stable affordable housing. This includes:

•	Protecting and expanding affordable housing by creating incentives for community housing providers to continue to provide housing and improve sustainability;

•	Simplifying rent-geared-to-income calculations to reduce the administrative burden and improve processes for tenants, service managers and housing providers;

•	Streamlining and updating waitlist and eligibility rules to better match applicants for social housing with solutions that meet their needs; and

•	Addressing community safety concerns especially for the most vulnerable, including seniors and children.

Ontario is also supporting affordable housing through the National Housing Strategy. The National Housing Strategy bilateral agreement between the federal government and the Province of Ontario will provide approximately $4 billion in federal and provincial funding for the Ontario housing sector over the next nine years. Programs under the National Housing Strategy, such as the Canada-Ontario Community Housing Initiative and the Ontario Priorities Housing Initiative will leverage federal, municipal and provincial funding to protect affordability for individuals and families in social housing, and support repair and renewal of existing supply as well as expand supply.

Chapter 1: A Plan for the People

Under the National Housing Strategy, the Province will also be negotiating and co-designing the Canada-Ontario Housing Benefit with the Canada Mortgage and Housing Corporation to create a housing benefit that would address housing affordability.

Providing Supportive Housing and Homelessness Services

Supportive housing helps people with complex needs maintain stable housing and have an overall better quality of life. Ontario has more than 20 supportive housing programs assisting more than 90,000 people with a wide range of support needs. This includes Indigenous people, those with mental health issues, developmental and physical disabilities or people who have experienced homelessness.

The Province’s current supportive housing system is difficult for people to navigate and does not effectively address the unique needs of individuals. To improve the flexibility of the system and the outcomes for people, the government will undertake a comprehensive review to identify opportunities to streamline and improve coordination of the Province’s supportive housing programs. This is an important step to ensure that the Province provides quality supportive housing with a focus on the needs and outcomes of clients, which can also help reduce cost pressures on other services, such as the health care and the justice systems.

Section C: Protecting What Matters Most

RENEWING THE PARTNERSHIP WITH MUNICIPALITIES

THE GOVERNMENT’S VISION FOR MODERNIZING THE PROVINCIAL–MUNICIPAL RELATIONSHIP

The Province is modernizing the way that government works. This includes modernizing the provincial–municipal relationship to ensure that the people of Ontario receive the excellent level of service they expect from their municipal and provincial governments. To achieve this, the government is:

•   Supporting municipal governments to work as effectively and efficiently as possible;

•   Reducing the administrative burden on municipalities and providing them with more flexibility while promoting increased accountability and transparency;

•   Being a true provincial partner that listens to the needs of communities while ensuring financial sustainability for both the Province and municipalities; and

•   Promoting the accuracy, transparency and stability of the property tax system, which is the main source of revenue for municipalities.

Investing in Municipal Efficiencies

The Province is working with municipalities to help them find efficiencies in the way that local services are delivered to residents. The Province provided $200 million to support the modernization efforts of 405 small and rural municipalities so that these communities can achieve efficiencies. This can enable important modernization efforts, such as information technology solutions, service delivery reviews and the development of shared services agreements, all of which would help reduce future municipal costs and achieve value for money.

Working Collaboratively with Municipalities

This government recognizes municipalities as responsible and accountable governments with respect to matters within their jurisdiction. Every day, municipal governments make decisions and deliver services that impact the lives of families and businesses throughout Ontario. Indeed, they are often the level of government closest to the day-to-day lives of Ontario families. This is why the government is taking meaningful action to support municipalities in a sustainable and responsible way.

Chapter 1: A Plan for the People

Since taking office, the government has:

•

Reinforced its partnership with municipalities by signing a joint Memorandum of Understanding (MOU) with the Association of Municipalities of Ontario (AMO); reflecting a desire to consult and work together to address the challenges faced by government;

•	Addressed two critical issues affecting Ontario’s firefighting sector: fairness for professional firefighters and the efficiency of the interest arbitration system;

•

Announced $40 million over two years to help municipalities with the implementation costs of recreational cannabis legalization. In addition, if Ontario’s portion of the federal excise duty on recreational cannabis over the first two years of legalization exceeds $100 million, the Province will provide 50 per cent of the surplus to those municipalities that have not opted-out of having cannabis retail stores within their boundaries;

•	Introduced legislation to clarify the authority of municipalities to make rules for the consumption of cannabis, similar to the rules currently in place for tobacco;

•

Responded to concerns expressed by municipalities by announcing that the structure of the 2019 Ontario Municipal Partnership Fund (OMPF) will remain the same as in 2018, while allowing for annual data updates and related adjustments;

•

Announced that it will be providing $30 million over five years to 39 municipalities through the Ontario Community Transportation Grant Program to partner with community organizations to coordinate local transportation services;

•	Made reforms to deliver better local government and launched a review of regional government; and

•	Launched a review of the municipal reporting burden to ensure that only necessary information is collected.

The line-by-line review of Ontario’s spending conducted by EY Canada found that growth in transfer payments has been unsustainable. As recommended in EY Canada’s report entitled Managing Transformation — A Modernization Action Plan for Ontario, the government is committed to driving greater efficiencies and value for money, thereby protecting services for the future. This commitment will also be required from all partners, including municipalities.

Section C: Protecting What Matters Most

The people of Ontario are counting on all governments to work together to make life better for their communities.

REDUCING THE BURDEN ON MUNICIPALITIES: CUTTING RED TAPE

Municipalities have said that the Province asks for too many reports, which in turn impacts their ability to focus on local priorities. The municipal sector has estimated that the Province collects at least 422 reports from municipalities each year. To tackle this burden, the Province is reviewing current reporting to ensure that only necessary information is collected and that the reporting respects the ability of smaller municipalities to respond. The government is currently working across ministries and with the municipal sector to measurably reduce the municipal reporting burden.

Reviewing Regional Governance

The Province is undertaking a review of regional government and is committed to improving the way it works. The regional government model has been in place for almost 50 years in Ontario. This review will ensure that regional governments are working efficiently and effectively to make the best use of taxpayers’ dollars.	LISTENING TO THE PEOPLE “The regional [government] reviews are overdue, and I’m happy to see that the government is moving in this direction.” Sandra Easton, Mayor of the Town of Lincoln

The government has appointed Michael Fenn and Ken Seiling as special advisors to meet with the different regions, invite feedback from residents and businesses, and find out what has been working and what might need improvement. They will deliver advice to the Minister of Municipal Affairs and Housing based on their expertise and assessment of the feedback received through the consultation process.

Chapter 1: A Plan for the People

PROTECTING THE ENVIRONMENT AND THE ECONOMY

THE GOVERNMENT’S VISION FOR PRESERVING ONTARIO’S NATURAL BEAUTY

A made-in-Ontario environment plan will help protect the province, ensuring that its pristine beauty and strong communities can be enjoyed now and in the future. This plan strikes the right balance between a healthy environment and a healthy economy by protecting Ontario’s natural resources and reducing greenhouse gas emissions without imposing an ineffective, regressive carbon tax on hard-working Ontario individuals and families.

Adopting a Made-in-Ontario Environment Plan

A changing climate is creating new challenges for Ontario. The province’s homes, communities, resources and infrastructure are at risk. Also threatened are food security, road access for remote First Nations and the health of ecosystems. This government is taking action to protect Ontario’s environment as well as its citizens and businesses.

To tackle climate change and other environmental challenges, the government released the Preserving and Protecting Our Environment for Future Generations: A Made-in-Ontario Environment Plan in November 2018. This new plan focuses on protecting Ontario’s air, land and water resources, reducing litter and waste, and lowering greenhouse gas emissions while helping communities adapt to a changing climate. It is a balanced and responsible plan that recognizes Ontario’s unique needs and opportunities. In addition, the plan includes robust transparency measures that will ensure that the people of Ontario have real-time information about monitoring, incidents and enforcement activities. It also affirms the government’s commitment to protecting the environment without burdening Ontario households and businesses with ineffective policies, such as a regressive carbon tax.

Section C: Protecting What Matters Most

By ending the cap-and-trade carbon tax, the government has enabled hard-working Ontario individuals and families to save money and businesses to create jobs and remain competitive. To ensure a path forward for balancing emissions reductions and economic growth, the government will focus on smart policy approaches that encourage innovation and reduce regulatory barriers to climate solutions.

STANDING UP FOR ONTARIO TAXPAYERS: RESPECT FOR ONTARIO’S ENVIRONMENT PLAN

The federal government must allow each jurisdiction to take its own approach to addressing climate change in Canada. Ontario has demonstrated its commitment to the Pan-Canadian Framework on Clean Growth and Climate Change by reducing emissions by 22 per cent since 2005, while emissions in the rest of Canada increased by 3 per cent over the same time, and by releasing the Preserving and Protecting Our Environment for Future Generations: A Made-in-Ontario Environment Plan.

The federal government must respect the principles of the Pan-Canadian Framework on Clean Growth and Climate Change, which states that the provinces and territories should have the flexibility to design their own policies and programs supported by federal investments to meet emissions reduction targets, rather than impose new costs on hard-working Ontario taxpayers and businesses.

Protecting Air Quality

The government is taking steps to protect air quality through strong environmental standards and local air-quality standards. While the province’s air quality has improved significantly, regions of the province continue to experience air-quality challenges that the government will address in partnership with communities. In addition to introducing other measures, such as redesigning the emissions testing program for heavy-duty trucks, the government will make it easier for the people of Ontario to report the pollution that is impacting their lives through an online platform accompanied by an improved complaint response system.

Chapter 1: A Plan for the People

Addressing Climate Change

Ontario has been a leader in the efforts to tackle climate change. Compared with 2005, the province’s total greenhouse gas emissions have dropped by 22 per cent — even while the rest of Canada saw emissions increase by three per cent during the same time period. The Province’s proposed target is to reduce its emissions by 30 per cent below 2005 levels by 2030. Smart policies included in the new environment plan put this target within reach.

Chart 1.20

GHG Emissions Index (relative to 2005 level)
1.10
1.05
1.00
0.95
0.90
0.85
0.80
0.75
0.70
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
Rest of Canada
Ontario

Source: Environment and Climate Change Canada (2018). "National Inventory Report 1990-2016: Greenhouse Gas Sources and Sinks in Canada."

Instead of the job-killing federal carbon tax, the Province would create a $400 million emissions reduction fund. This fund would make it easier for the private sector to implement its best projects and ideas to drive emissions reductions at the lowest cost to taxpayers. It would seek to speed up the deployment of low-carbon solutions and encourage private investment in clean technologies that are commercially viable, and reduce energy costs for ratepayers. This fund could consider investing in cost-effective projects in various sectors, such as transportation, industry, residential, business, and municipal.

Section C: Protecting What Matters Most

Reducing emissions is one aspect of this government’s fight against climate change. The effects of a changing climate, such as more frequent extreme weather events, are already underway. To build resilient communities, the government will take steps to develop the information, tools and resources that can help Ontario communities be better prepared for the impacts of climate change.

Launching a Provincial Climate Change Impact Assessment

The government is committed to preparing families and communities for the costs and impacts of climate change, such as more frequent severe weather events and flooding, and to protecting Ontario’s natural environment, communities, businesses and municipalities.

To improve the understanding of how climate change will impact the province, the government plans to launch Ontario’s first-ever climate change impact assessment — a key part of the government’s Made-in-Ontario Environment Plan.

The government will assess the best science and information to better understand where the province is vulnerable and understand which regions and economic sectors are more likely to be impacted.

This enhanced understanding will enable the Province, local communities, businesses, Indigenous communities and the public to make planning and investment decisions that are better informed by the likely impacts of a changing climate. This will ensure better long-term management of public and private assets and infrastructure, and reduce costs for governments, businesses and households.

Chapter 1: A Plan for the People

Reducing Emissions

Ontario industries have made great strides in lowering their emissions; however, they are still responsible for 29 per cent of the province’s emissions. The government is currently developing emissions performance standards for industries to achieve further greenhouse gas reductions. These made-in-Ontario standards will consider factors such as trade exposure and competitiveness. Instead of an absolute cap on emissions for the province, the proposed approach would set sector-or facility-level greenhouse gas emission performance standards that industrial facilities are required to meet, and tie emissions to the level of output or production from these facilities. Each industrial facility would be required to demonstrate compliance annually. These standards will be tough but fair, cost-effective and flexible. This approach will be similar to that taken in Saskatchewan. The Province expects the federal government to recognize equivalency for made-in-Ontario emission performance standards and to avoid application of the federal system to Ontario industry.

Encouraging Investment in Clean Technologies

As promised in Preserving and Protecting Our Environment for Future Generations: A Made-in-Ontario Environment Plan, the government has taken steps to encourage private investments in clean technologies. Through the Ontario Job Creation Investment Incentive, the Province is paralleling the federal government in allowing businesses to immediately write off investments made in specified clean energy equipment. This incentive will make investments in clean energy generation and energy conservation equipment more attractive.

See Chapter 1, Section D: Open for Business, Open for Jobs for more details.

Natural gas vehicles have a smaller carbon footprint compared to vehicles powered by diesel, as stated in the government’s Made-in-Ontario Environment Plan. The government will maintain the tax exemption for natural gas used as a transportation fuel. Knowing that the government intends to maintain the tax exemption under the Gasoline Tax Act will provide certainty to businesses as they consider retrofitting, replacing or expanding their fleets of heavy-duty vehicles.

Section C: Protecting What Matters Most

Reducing Waste and Litter

The government recognizes that real environmental leadership does not belong to the social media campaigns of celebrities and activists, and instead rests with real civic-minded action from people right here at home. This is why the government will actively encourage all citizens, but in particular youth, to engage in anti-litter activities that will culminate in Ontario’s first ever provincial day of action to fight litter.

In March 2019, the government launched the Reducing Litter and Waste in Our Communities: Discussion Paper and is looking at proposed ways to reduce the amount of waste generated and to divert more waste from landfill. Actions such as developing a proposal to ban food waste from landfill and expanding green bin, or similar collection systems, will help in achieving these goals. To reduce plastic waste and limit microplastics that end up in lakes and rivers, the government will work with other provinces, territories and the federal government to develop a plastics strategy.

Increasing Conservation

Conservation of Ontario’s rich biodiversity and natural resources is an important way to mitigate the impact of a changing climate on such areas. The government is improving the resilience of sensitive natural ecosystems, such as wetlands and grassland habitats, through good environmental planning, stewardship and partnerships. The government will work with Indigenous organizations, the forestry industry and communities in supporting sustainable forest management, which can help reduce emissions and increase carbon storage in forests and harvested wood products.

Improving Municipal Wastewater Management and Reporting

As Ontario’s water resources are facing many pressures from climate change, population growth and aging infrastructure, there is a greater need to increase transparency through real-time reporting of sewage overflows from municipal wastewater systems.

The government is looking to increase transparency through real-time monitoring of sewage overflows from municipal wastewater systems into Ontario’s lakes and rivers. It will work with municipalities to ensure that proper monitoring occurs and that the public is aware of the overflow incidents. The government is also looking into updating policies related to municipal wastewater and stormwater to make them easier to understand.

Chapter 1: A Plan for the People

Protecting Species at Risk

Ontario is home to more than 30,000 species of plants, insects, fish and wildlife. The Endangered Species Act, 2007 provides for the protection of species and their habitats that are at risk of disappearing from Ontario. In January 2019, the government initiated a review of the Act followed by a consultation process inviting the public and key stakeholders to provide their input for a discussion paper on how the province can achieve positive outcomes for species at risk while reducing the regulatory burden and increasing efficiencies. The focus of the review includes:

•	Enhancing the government’s ability to enforce regulations under the Endangered Species Act, 2007;

•	Ensuring that species assessments for the Species at Risk in Ontario List are based on current science;

•	Streamlining related approvals and processes;

•	Maintaining effective government oversight; and

•	Making the process for listing species on the Species at Risk in Ontario List more transparent.

Protecting the Great Lakes

While Ontario’s lakes, waterways and groundwater are an important foundation of the province’s economic prosperity and well-being, these water resources are facing many pressures — population growth, rapid urban development, aging infrastructure and invasive species — that are contributing to pollution and loss of natural heritage. Some of the key action areas in the Preserving and Protecting Our Environment for Future Generations: A Made-in-Ontario Environment Plan focusing on protecting these water resources include:

•	Continuing to work to restore and protect the Great Lakes;

•	Exploring the renegotiation of a new Canada-Ontario Agreement;

•	Continuing to protect and identify vulnerable waterways and inland waters;

•	Ensuring sustainable water use and water security for future generations;

•	Helping people to conserve water and save money; and

•	Improving municipal wastewater and stormwater management and reporting.

Ontario will explore opportunities to work with the federal government to protect water quality and ecosystems of the Great Lakes.

Section D: Open for Business, Open for Jobs

SECTION D: OPEN FOR BUSINESS, OPEN FOR JOBS

  INTRODUCTION

Ontario is fortunate to rely on a number of powerful strengths that allow it to succeed in a competitive world. The province has a skilled and educated workforce, a diversified economy, abundant natural resources, strong institutions and a privileged location at the crossroads of global and continental trade. Yet, even with these strengths, a 15-year legacy of economic mismanagement from the previous government has left Ontario punching below its weight in the Canadian federation, trailing the national average in real GDP growth over most of the last 16 years. The province’s traditional position as the economic engine of Canada has been eroding due to the high cost of doing business in Ontario, excessive red tape and regulatory burdens, and past governments that did not respect the critical role played by the private sector in the economy. At the same time, the provincial economy is facing increased competition due to U.S. federal tax reform, as well as challenges posed by U.S. protectionism related to the steel, aluminum and softwood lumber sectors and “Buy America” policies. In addition, the federal carbon tax is expected to negatively impact Ontario’s businesses through higher costs.

LISTENING TO THE PEOPLE

“Your impressive agenda in the first six months of your government has put the wind back in the sails of Ontario businesses… Ontario businesses now see a future in this province, one that will allow them to grow, create jobs, and give back to the communities in which they operate.”

Norm Beal, Chief Executive Officer,
Food and Beverage Ontario

Ontario’s Government for the People has moved quickly to address challenges to the provincial economy. Swift government actions already taken to reduce costs for businesses will put $5 billion back into the hands of job creators in 2019. As well, the government has taken critical steps to create a pro-jobs environment, whether through efforts to increase the number of skilled workers, or the reduction of red tape and regulatory burdens that used to stand between employers and potential employees.

Chapter 1: A Plan For The People

As a result of government actions taken to date, the provincial economy is on the right track:

•	A total of 132,000 net new jobs have been created in the province between June 2018 and February 2019;

•	The unemployment rate has declined by 0.2 percentage points, from 5.9 per cent in June 2018 to 5.7 per cent in February 2019; and

•

In February 2019, the Ontario Chamber of Commerce (OCC) reported that the proportion of businesses experiencing confidence in the broader economy is up by seven percentage points compared to last year, and the share of businesses lacking confidence in the economy declined by 21 percentage points.

LISTENING TO THE PEOPLE

“New research shows that businesses are gaining confidence in Ontario’s economic outlook as well as gaining confidence in themselves. At the same time, challenges relating to access to talent, embracing technological innovations, and the cost of doing business — including regulation, taxation, and input prices — remain major sources of concern.”

Rocco Rossi, President and CEO,
Ontario Chamber of Commerce

Even with these early successes, much more work remains to overcome the recent years of inaction and indifference. To capitalize on the recent momentum in the economy, the Province is launching the Open for Business, Open for Jobs Strategy. This strategy will build on government actions to date, connecting more workers to good local jobs while encouraging increased job creation, investment and trade.

Section D: Open for Business, Open for Jobs

Chart 1.21

OPEN FOR BUSINESS, OPEN FOR JOBS STRATEGY

THE VISION:
Connecting More Workers to Good Jobs

OPEN FOR BUSINESS

- Lowering business costs
- Cutting red tape
- Supporting key sectors and regions
- Promoting Ontario internationally

SKILLED WORKFORCE

- Helping employers attract skilled workers
- Aligning postsecondary funding with labour market outcomes
- Modernizing the apprenticeship and skilled trades system
- Reviewing employment and training services

GOVERNMENT SUPPORTING JOB CREATION AND BUSINESS INVESTMENT

- Ensuring sustainable public finances
- Creating confidence in capital markets and financial services
- Reducing red tape in the pension sector
- Investing in infrastructure — including broadband
- Delivering quality health care, education and social services

OUTCOMES:
Increased prosperity, greater job creation driven by the private sector and reducing regional disparities in jobs and growth.

Chapter 1: A Plan For The People

OPEN FOR BUSINESS, OPEN FOR JOBS

THE GOVERNMENT’S VISION FOR SUPPORTING ONTARIO’S JOB CREATORS AND WORKERS

The government is making Ontario open for business and open for jobs by reducing regulatory burdens and lowering business costs.

The government is focused on making Ontario more attractive for investment, job creators and talent. The government’s role is to ensure that it is getting the basics right by measuring outcomes whenever taxpayer dollars are spent on business support programs. The government is focused on creating the conditions for growth and cutting the red tape that is impairing the ability of businesses to create good jobs across the province.

Lowering the Burden on Job Creation

Ontario’s Government for the People has already taken a number of actions to reduce costs for businesses, creating an environment where existing businesses can hire more workers and new businesses can support job creation. These actions include:

•  Cancelling the cap-and-trade carbon tax;

•  Keeping the minimum wage at $14 per hour;

•  Reduced Workplace Safety and Insurance Board (WSIB) premiums;

•	Delivering early on the government’s commitment to cut corporate income taxes through the Ontario Job Creation Investment Incentive; and

•	Helping small businesses by not paralleling the federal government in phasing out the benefit from the lower small business Corporate Income Tax rate.

Collectively these initiatives are estimated to save Ontario businesses $5 billion in 2019.

Section D: Open for Business, Open for Jobs

LISTENING TO THE PEOPLE

“[We] support the Ontario government’s decision to end the ineffective and job-killing tax called cap and trade through Bill 4. This was just one of the previous government initiatives that did absolutely nothing to impact the environment, but only served to stifle growth in Ontario and send jobs south of the border.”

Jocelyn Bamford, President and Founder,
Coalition of Concerned Manufacturers and Businesses of Canada

Chart 1.22

PROVIDING SAVINGS FOR ONTARIO BUSINESSES

Actions taken by Ontario's Government for the People to cancel the cap-and-trade carbon tax, keep the minimum wage at $14 per hour, reduced WSIB premiums and Corporate Income Tax relief will save Ontario businesses approximately **$5.0 billion** in 2019.

Aggregate savings in 2019
(in millions)
$5.0
BILLION IN
SAVINGS
$880
Cancelling the cap-and-trade carbon tax
$1,290
Keeping the minimum wage at $14 per hour
$1,385
Reduced WSIB premiums
$1,395
Delivering Corporate Income Tax relief [1]

Source: Ontario Ministry of Finance.

Chapter 1: A Plan For The People

Cutting Taxes for Businesses: the Ontario Job Creation Investment Incentive

To compete for business investment and the resulting jobs, Ontario must have a tax system that is internationally competitive. The Province has enhanced Ontario’s tax competitiveness by fulfilling its commitment to cut income taxes for businesses and has done so earlier than promised. The government is providing $3.8 billion in Ontario income tax relief over six years through the Ontario Job Creation Investment Incentive, which parallels capital cost allowance enhancements announced in the federal government’s Fall Economic Statement 2018. By providing faster writeoffs of capital investments, this incentive will encourage businesses to invest in Ontario now and create jobs for the people of Ontario. It is estimated that the Ontario Job Creation Investment Incentive will create between 50,000 and 93,000 net new jobs, and between $7 billion and $10 billion in net new business investment.1

Ontario’s tax advantage over the United States was greatly reduced as a result of U.S. federal tax reform, which included lowering the federal corporate income tax rate from 35 per cent to 21 per cent and allowing businesses to immediately write off the full cost of certain depreciable assets.

LISTENING TO THE PEOPLE

“On behalf of the City of Pickering, we applaud the direction the government is going in in terms of reducing red tape and promoting business. It’s really all about jobs, jobs, jobs, particularly here in Durham Region.”

David Ryan, Mayor,

City of Pickering

The Ontario government heard from the business community that U.S. tax reform could negatively affect the province by shifting investment and jobs to the United States. In September 2018, Ontario’s Minister of Finance and Minister of Economic Development, Job Creation and Trade wrote to the federal government to strongly encourage consideration of measures, such as an immediate writeoff of depreciable assets similar to that in the United States.

[1]	Ontario Ministry of Finance.

Section D: Open for Business, Open for Jobs

The federal government’s Fall Economic Statement 2018 announced measures that the Province is paralleling through the Ontario Job Creation Investment Incentive. These measures provide an immediate writeoff for manufacturing and processing machinery and equipment and clean energy equipment, and an Accelerated Investment Incentive for most other assets.

The Ontario Job Creation Investment Incentive lowers Ontario’s average marginal effective tax rate (METR)2 from 16.0 per cent in 2018 to 12.6 per cent in 2019. This reduction in the METR will help Ontario compete for business investment and jobs in the wake of U.S. tax reform. The U.S. average METR has fallen from 29.8 per cent in 2017 to 18.7 per cent in 2019.

Chart 1.23

BOOSTING ONTARIO'S ATTRACTIVENESS FOR BUSINESS INVESTMENT

Per Cent
35
30
25
20
15
10
5
0
U.S. Average METR
Ontario Average METR
29.8
18.7
16.0
12.6
Before U.S. Tax Reform (2017)
After U.S. Tax Reform (2019)
Before Ontario Job Creation Investment Incentive (2018)
After Ontario Job Creation Investment Incentive (2019)

Notes: The marginal effective tax rate (METR) includes federal and provincial taxes and excludes the resource and financial sectors and tax provisions related to research and development. The U.S. Average METR "After U.S. Tax Reform (2019)" reflects the reduced federal corporate income tax rate and the immediate write off of eligible depreciable property.

Source: Ontario Ministry of Finance.

[2]

The marginal effective tax rate provides a comprehensive measure of the tax burden on new business investment. It takes into account federal and provincial/state corporate income taxes, capital taxes and sales taxes.

Chapter 1: A Plan For The People

LISTENING TO THE PEOPLE

“A thriving private sector is the most important source of employment, innovation, and growth. Fostering a competitive policy environment will allow businesses to create high-quality jobs, contribute to skills development and knowledge creation, make strategic investments, and, ultimately, boost living standards for the people in Ontario.”

Rocco Rossi, President and CEO,

Ontario Chamber of Commerce

By providing faster writeoffs for business investments, the Ontario Job Creation Investment Incentive delivers greater tax savings to Ontario businesses in the first year an asset is put into use.

Chart 1.24 shows that, as a result of this incentive, a company that invests $1 million in manufacturing machinery could save $187,500 in combined federal and Ontario Corporate Income Tax in the first year, while a company that invests $1 million in data network equipment could save $79,500 in combined federal and Ontario Corporate Income Tax in the first year.

For more information, see the Annex: Details of Tax Measures.

Chart 1.24

$ Dollars
300,000
250,000
200,000
150,000
100,000
50,000
0
Example 1:
Manufacturing Machinery
Ontario Corporate Income Tax Savings
Federal Corporate Income Tax Savings
250,000
First Year Income Tax Savings of $187,500
150,000
62,500
37,500
25,000
100,000
Example 2:
Data Network Equipment
First Year Income Tax Savings of $79,500
119,250
67,500
39,750
22,500
17,250
51,750
Before Immediate Writeoff Measure
After Immediate Writeoff Measure
Before Accelerated Investment Incentive
After Accelerated Investment Incentive

Notes: First year income tax savings are combined federal and Ontario corporate income tax savings from a $1 million investment in the first year that the asset is put into use. Both examples assume the company claims the maximum writeoff allowed. The manufacturing machinery example (Asset Class 53) assumes the corporation pays tax at the Ontario manufacturing and processing rate of 10 per cent; the data network equipment example (Asset Class 46) assumes the corporation pays tax at the Ontario general rate of 11.5 per cent. In both examples, the federal corporate income tax rate is 15 per cent.

Source: Ontario Ministry of Finance.

Section D: Open for Business, Open for Jobs

Lowering Business Costs

The Ontario government’s vision for the economy includes supporting job creation by lowering business costs and making Ontario more competitive. Actions taken to keep the minimum wage at $14 per hour will provide Ontario businesses with direct savings, which they can invest in growing their businesses.

The Making Ontario Open for Business Act, 2018 repealed a scheduled increase in the minimum wage to $15 per hour. Future minimum wage increases will be based on inflation, starting in October 2020. This will lower employer costs by an estimated $1.4 billion in 2019 while preserving the previous minimum wage increase at $14.

Minimum wages are at the highest they have ever been in Ontario after accounting for inflation.3 In 2018, when the minimum wage was increased significantly, Ontario restaurant meal prices increased by 6.5 per cent and part-time employment decreased by 15,900 compared to the previous year. Maintaining the minimum wage at $14 per hour is a balanced approach that will give businesses time to adjust. It will encourage job creation and protect existing jobs and incomes.

Lowering WSIB Premiums

In 2019, the Workplace Safety and Insurance Board (WSIB) premium rates declined from an average of $2.35 on every $100 of insurable payroll to $1.65, effective January 1. This reduction represents a 29.8 per cent cut to the WSIB’s average premium rate and comes after eliminating a long-standing unfunded liability. It will support Ontario’s competitiveness by delivering cost savings to employers estimated at $1.45 billion in 2019.

Combined with a new WSIB premium rate framework in 2020, this will help safeguard Ontario’s workplace health and safety system, ensuring that it remains accountable, sustainable and able to meet its obligations.

As announced in the 2018 Ontario Economic Outlook and Fiscal Review, Ontario’s Government for the People is conducting an operational review of the WSIB pertaining to the board’s financial oversight, effectiveness and efficiency. Ontario’s workers and their families deserve certainty that the WSIB is being operated effectively, today and for the future. Ontario’s businesses deserve certainty that premiums are being managed prudently.

[3]	Statistics Canada and Ontario Ministry of Finance.

Chapter 1: A Plan For The People

The review of the WSIB will provide the government with insights regarding the WSIB’s operations and how it compares to best practice. The operational review will focus on the following:

•	Financial Oversight: sustainability of the insurance fund and controls;

•	Administration: effectiveness of the current WSIB governance and executive management structure; and

•	Efficiency: the cost-efficiency and effectiveness of operations, including comparisons with those of competing jurisdictions and private sector insurers.

The review will support the work of the task force reviewing all Provincial agencies. See Chapter 1, Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner for more details. The review is expected to be delivered to the Minister of Labour by the end of 2019.

Section D: Open for Business, Open for Jobs

Reducing Costs in the Manufacturing Sector

Ontario’s manufacturing sector is a significant contributor to the economy, providing over 760,000 direct jobs and $91 billion in GDP – accounting for 45 per cent of the total Canadian manufacturing sector. However, the sector is not as strong as it once was.

Ontario’s uncompetitive cost structure has been a major factor in the erosion of its industrial base, with over 300,000 manufacturing jobs lost since 2003. The government is working to reverse this erosion by making business costs competitive with those states in the U.S. that are Ontario’s chief competitors for investment. As a result of the government’s initiatives to date, the manufacturing sector is set to realize $1 billion in savings in 2019.

Chart 1.25

PROVIDING SAVINGS FOR ONTARIO MANUFACTURERS

Ontario's Government for the People has already taken a number of actions to reduce costs for businesses and create a business-friendly environment. As a result of these actions, the manufacturing sector will save approximately **$1.0 billion** in 2019.

Aggregate savings in 2019
(in millions)
$146
Cancelling the cap-and-trade carbon tax
$118
Keeping the minimum wage at $14 per hour
$395
Reduced WSIB premiums
$375
Delivering Corporate Income Tax relief [1]
$1.0
BILLION
IN SAVINGS

Source: Ontario Ministry of Finance.

Chapter 1: A Plan For The People

Reducing the Regulatory Burden

Reducing Red Tape

Unnecessarily costly and often outdated regulations are a key driver of Ontario’s high business costs. In October 2018, the University of Toronto’s Munk School of Global Affairs and Public Policy reported that, in 2017, it cost nearly $33,000 per business in Ontario to comply with regulations — the highest of any province. Businesses have also indicated that regulatory costs and delays in Ontario are far worse than what they encounter in the United States, driving investment and job creation south of the border. The government is eliminating red tape and burdensome regulations so that businesses can grow and create good jobs.

FOR THE PEOPLE: REDUCING PAPERWORK BURDEN FOR ONTARIO BUSINESSES

The government is committed to ensuring the more effective and efficient administration of payroll legislation, with a view towards reducing paperwork and red tape burden on Ontario businesses. To achieve this, the government is exploring working with key partners, such as the Canadian Payroll Association, to establish the Ontario Payroll Burden Reduction Advisory Council. This approach aligns with steps already taken in other Canadian jurisdictions.

LISTENING TO THE PEOPLE

“I want to acknowledge the commitment you are making towards cutting red tape...And kudos on executing the things that you said you would so early on in the term.”

Kyle Paterson, President,

Whitby Chamber of Commerce

In the 2018 Ontario Economic Outlook and Fiscal Review, the Province announced its Open for Business Action Plan. As part of its Plan, the Province set a target to reduce regulatory barriers to business growth by 25 per cent by 2022. The government is moving up the timeframe to achieve this target to 2020 to deliver the competitive advantages of regulatory reduction to businesses sooner. Once fully implemented, these changes are expected to provide Ontario businesses with over $400 million in ongoing savings on their compliance costs. The government will continue its comprehensive review of regulations with a focus on streamlining and eliminating unnecessarily complicated, outdated and duplicative regulations affecting businesses. As part of the review process, the Province will introduce one signature burden reduction bill each fall and spring throughout its mandate as well as multiple other high-impact bills throughout the year that reduce red tape. Last fall, the government introduced two high-impact burden reduction bills.

Section D: Open for Business, Open for Jobs

LISTENING TO THE PEOPLE “A- represents the highest grade and most significant improvement for Ontario in the Red Tape Report Card’s history.” Canadian Federation of Independent Business

The government’s actions to reduce red tape have already been recognized as supporting business growth and competitiveness. In January 2019, Premier Ford became Ontario’s first Premier to receive the Golden Scissors Award4 from the Canadian Federation of Independent Business (CFIB). Ontario’s Government for the People was awarded an A- grade by the CFIB, improved from C+ last year. This is a direct result of the significant action it has taken to cut red tape and reduce barriers to business growth.

Restoring Ontario’s Competitiveness

The Legislature recently passed the Restoring Ontario’s Competitiveness Act, 2019. The Act contains over 30 actions to reduce the regulatory burden on businesses by cutting costs, harmonizing regulatory requirements with other jurisdictions, ending duplication and reducing barriers to investment. Examples include:

•	Exempting the auto sector from guardrail requirements for vehicle conveyors to more closely align with regulations in U.S. jurisdictions;

•	Allowing electronic documentation for International Registration Plans, making it easier for commercial truck drivers to confirm their credentials and to reduce paperwork; and

•

Simplifying and updating rules for engineers operating boiler and pressure vessel plants by enabling the government to approve updated and more efficient rules for businesses while protecting public safety.

Amending Employment Regulations to Support Job Creation

The government’s plan for the people eases the burden of regulation on businesses to stimulate job creation and create a pro-growth environment. The Making Ontario Open for Business Act, 2018 removed many labour regulations that were of concern to businesses. This, and other regulation reduction measures, will lower costs and the administrative burden for employers, protect jobs and help ensure Ontario is open for business and open for jobs.

[4]

The Golden Scissors Award is given out annually and recognizes politicians, public servants or other Canadians who have demonstrated leadership in cutting red tape and producing positive results for small and medium-sized businesses.

Chapter 1: A Plan For The People

Ontario’s Open for Jobs Blueprint

Modernizing Business Support Programs

In the 2018 Ontario Economic Outlook and Fiscal Review: A Plan for the People, the government committed to undertaking a review of all business support programs to determine their effectiveness, value for money and sustainability. The review was completed and it found that Ontario’s business support programs were not aligned with the priorities of the government, were fragmented across multiple ministries, and lacked sufficient evidence to measure their value, efficiency or effectiveness of programs, thereby seriously limiting the understanding of the return on investment made by taxpayers. The review reinforced the findings from the Auditor General of Ontario, the Financial Accountability Officer, as well as others — these programs were not accountable, transparent, nor an effective use of taxpayer dollars, and did not deliver clear economic outcomes.

Based on the recommendations of the review, the government is introducing the Open for Jobs Blueprint, a plan that will modernize Ontario’s business support programs and make sure that they help create good jobs and grow the economy. The Blueprint for programs is built on four key principles:

•	Accessible: programs will be user-friendly and more readily available to make applying for them easier;

•	Fiscally Responsible: programs will use competitive rounds and fiscally sustainable tools, with only projects that demonstrate the most value to taxpayers receiving support;

•	Coordinated and Scalable: programs will reduce duplication across ministries and ensure that they respond to the needs of business; and,

•	Effective: programs will be measured on impact and if they are delivering on their objectives.

Section D: Open for Business, Open for Jobs

Going forward, business support programs will be focused on four economic priorities: talent; research and commercialization; entrepreneurship and growth; and investment attraction. To ensure that no business is excluded from accessing these supports based on their industry or location, each program will include regional, sectoral and transparency lenses. This will ensure that investment proposals are assessed on their ability to address challenges and leverage the opportunities specific to industries and regions, and to ensure that prosperity and growth are spread equitably and transparently.

Chart 1.26

MODERNIZING BUSINESS SUPPORT PROGRAMS

PROGRAM PRINCIPLES
Accessible
Fiscally Responsible
Coordinated and Scalable
Effective
ECONOMIC PRIORITIES
Talent
Research and Commercialization
Entrepreneurship and Growth
Investment Attraction
LENSES
Regional Diversity
Sectoral Diversification
Transparency

Details on the first business support program developed using the Open for Jobs Blueprint’s principles will be announced later in fall 2019.

Chapter 1: A Plan For The People

LISTENING TO THE PEOPLE: DEVELOPING BETTER SUPPORTS FOR BUSINESS

The government was told that its business support programs needed to be more responsive to their users, including a better decision-making process, faster approvals, and the need to maintain support for regions and sectors. The government is listening to this feedback and the proposed changes from its review of business supports to modernize the Province’s programs.

As announced in the 2018 Ontario Economic Outlook and Fiscal Review, the Province is reviewing support provided for research and development (R&D) to ensure that it is effective and efficient. In the coming months, the government will consult with businesses and develop a plan that ensures Ontario entrepreneurs have improved access to the Province’s R&D support.

As part of this review, the Province will examine the Ontario Innovation Tax Credit (OITC), which is an eight per cent tax credit on R&D expenditures for small and medium-sized companies, as well as other R&D tax incentives. Companies that claim the OITC may also receive the 3.5 per cent Ontario Research and Development Tax Credit (ORDTC) and an enhanced 35 per cent federal scientific research and experimental development (SR&ED) investment tax credit for the same expenditures.

The review will consider the appropriate level of R&D tax support for business, taking into account research findings on the cost and benefits of R&D tax credits.5

Exploring Ways to Support Regional Economic Development

Regional imbalances in economic performance persist, with some Ontario regions continuing to experience weaker economic growth than others. The government’s Open for Business, Open for Jobs Strategy will help create an environment that supports economic development and job creation across all areas of the province.

[5]	John Lester, “Policy Interventions Favouring Small Business: Rationales, Results and Recommendations,” University of Calgary School of Public Policy Research Paper 10, no.11 (May 2017): 40-42.

Section D: Open for Business, Open for Jobs

All regions of Ontario experienced employment growth in 2018. Yet, despite these gains, employment levels in Southwestern and Eastern Ontario have remained relatively flat for the past decade. As well, employment in Northern and Southwestern Ontario has yet to reach its pre-recessionary levels. At the same time, the Greater Toronto Area (GTA) has accounted for more than two-thirds of net new jobs between 2003 and 2018, even though it only accounted for an average of 46 per cent of Ontario’s population during the same time period. Also, according to a February 2019 report from The Mowat Centre, sharp declines in employment income have occurred in some cities in Southwestern Ontario and in an arc surrounding the GTA, mainly due to the loss of manufacturing jobs in these areas.6

The range of current regional business support programs are not widely known to businesses. Furthermore, they provide support to a limited number of companies and are sometimes burdensome to access. To provide support more broadly and effectively, the Province is exploring options to improve regional supports, including options available through the tax system. In addition, to ensure that there are opportunities for jobs in all parts of the province, the government is reviewing its current grant programs that support regional economic development.

Supporting Entrepreneurial Businesses through Procurement Reform

Ontario has some of the best innovators and entrepreneurs in the world. But many of these high-growth, high-potential businesses find it difficult to compete for government contracts. Ontario will explore opportunities to dedicate a portion of ministries’ research and development (R&D) funding to Ontario entrepreneurs so that they can find innovative solutions for technological problems facing the government. The Province will be holding consultations in the coming months to develop a plan that puts Ontario’s R&D dollars to best use.

Expanding the Scope of the Francophone Community Grants Program

To support the government’s efforts to make Ontario open for business, the Province is expanding the scope of the Francophone Community Grants Program to include a focus on economic development opportunities within the Francophone community as well as profiling the role of businesses and entrepreneurs for local and regional economies.

The Program will continue to support community-based projects and, in addition, will provide funding to Francophone businesses, entrepreneurs and relevant not-for-profit organizations to support initiatives that promote the economic and cultural growth of the Francophone community.

[6]	Kiran Alwani and Andrew Parkin (2019), “Portraits 2017: Regional Differences in Ontario.” Mowat Centre. https://mowatcentre.ca/wp-content/uploads/publications/184_portraits_regional_divide.pdf

Chapter 1: A Plan For The People

DRIVING PROSPERITY: THE FUTURE OF ONTARIO’S AUTOMOTIVE SECTOR

The auto sector is a cornerstone of Ontario’s economy that supports hundreds of thousands of direct and spin-off jobs in communities across the province. But since 2003, Ontario has lost more than 300,000 manufacturing jobs, many of which were in the auto sector. Furthermore, vehicle production in the province has fallen by nearly 30 per cent since 2000, and now General Motors (GM) is closing its assembly plant in Oshawa.

The government is helping the auto industry grow and create good jobs. Driving Prosperity is the government’s plan to create the conditions by which the auto sector can thrive and grow in Ontario. The 10-year plan sets out a vision for how industry, the research and education sector and all three levels of government can work together to strengthen the sector’s competitiveness. The plan includes a commitment of more than $40 million over the next three years to strengthen the competitiveness and innovation of the sector.

LISTENING TO THE PEOPLE

“[Driving Prosperity] is aligned with CME’s recommendations and is an important step forward in creating a competitive business environment, developing top talent and driving innovation, commercialization and technology adoption within the Ontario automotive sector that could have positive spill-overs for the thousands of manufacturers that are part of their supply chains.”

Dennis Darby, President and CEO,

Canadian Manufacturers & Exporters

Driving Prosperity is designed to enhance Ontario’s North American leadership in automotive assembly and parts production, and position the province to be a leader in the development, commercialization and adoption of advanced manufacturing and mobility technologies. This includes leadership for new innovations, such as hydrogen fuel cell technologies. The province’s unique convergence of automotive manufacturing and information and communications technology (ICT) expertise gives it a major advantage in designing and building the next generation of vehicles. Driving Prosperity is supported by three strategic pillars.

Section D: Open for Business, Open for Jobs

“Our Driving Prosperity plan will make sure Ontario’s auto sector is the best in the world — and stays that way for years to come.”

The Honourable Doug Ford, Premier of Ontario

Chapter 1: A Plan For The People

HITTING THE GROUND RUNNING: IMMEDIATE ACTION AREAS

Competitive Business Climate

•	Explore strategic investments;

•	Launch a Job Site Challenge capable of attracting a new assembly plant;

•	Eliminate long-standing irritants that add to the cost of doing business; and

•	Increase foreign direct investment through Premier and Minister-led missions.

Innovation

•	Launch the Ontario Automotive Modernization Program (OAMP) to assist automotive parts suppliers adopt technology and become more productive, innovative and export-focused; and

•	Enhance Ontario’s Autonomous Vehicle Innovation Network (AVIN) and launch a “wintertech” stream to test mobility products and services in severe winter weather conditions.

Talent

•	Develop a talent roadmap and skills inventory;

•	Launch a micro-credentials pilot to help the unemployed and at-risk workers gain skills to succeed;

•	Create new internships and other experiential learning opportunities;

•	Establish an online learning and training portal focused on manufacturing skills; and

•	Increase funding for AVIN’s TalentEdge program to support internships and fellowships for research on connected and autonomous vehicles.

Work to support the auto sector is already well underway. The government is creating a competitive business climate for the auto sector by cancelling the cap-and-trade carbon tax, removing onerous provisions of Bill 148, the Fair Workplaces, Better Jobs Act, 2017, reviewing electricity prices, reducing taxes, and reducing unnecessary and costly regulatory burden. The government has also advocated strongly for the removal of tariffs on steel and aluminum — key inputs for the auto sector. Allowing on-the-road testing of autonomous vehicles and implementing the Broadband and Cellular Strategy are supporting innovation in the sector. To ensure that industry has access to the skilled workforce it needs, the government is modernizing the skilled trades and apprenticeship system, and enhancing the pipeline of science, technology, engineering and mathematics (STEM) graduates.

Section D: Open for Business, Open for Jobs

Driving Prosperity will help safeguard jobs and provide support for workers affected by plant closures. When GM announced that it will be closing its Oshawa assembly plant by the end of 2019, Premier Ford authorized Employment Ontario to deploy its Rapid Re-employment and Training Services program to help workers regain employment as quickly as possible. Also, one of the strategy’s immediate actions is to introduce the micro-credentials pilot, which will provide the unemployed and at-risk workers with skills and credentials recognized by employers.

Phase 2, which will be released later this year, will build on the work of Phase 1 and address longer term challenges and opportunities facing the sector.

SUPPORTING SMALL AND MEDIUM-SIZED ENTERPRISES

LISTENING TO THE PEOPLE

“The government has made significant progress on small business issues... Bill 47 and significant commitments to red tape reduction, including a government-wide 25 per cent regulatory reduction target, have all been helpful measures for small business growth and competitiveness.”

Plamen Petkov, Vice President, Ontario,

Canadian Federation of Independent Business

Standing up for small and medium-sized enterprises (SMEs) is a key priority for the government. There are more than 470,000 SMEs in communities across the province employing about one-third of Ontario workers. They are the backbone of communities, providing good jobs for families, which is why the government is committed to their success and growth. The government’s efforts to cut red tape and lower business costs are already supporting these businesses and will continue.

For example, the government offers one-stop services for investors looking to establish or expand their businesses in Ontario. These services include providing information on business opportunities and market insights, offering client-centric solutions and advisory services, and facilitating business linkages and professional connections. These services can be found at www.investinontario.com.

Chapter 1: A Plan For The People

LISTENING TO THE PEOPLE “We [TMX Group] want to address how thrilled we are with the focus you’ve taken on reducing burden for small business.” John McKenzie, Chief Financial Officer, TMX Group Limited

The Province provides the Ontario small business deduction, which reduces Ontario’s general Corporate Income Tax (CIT) rate from 11.5 per cent to 3.5 per cent on eligible small business income. Ontario is helping small businesses by not proceeding with the previous Ontario government’s announcement that would have phased out the benefit of the lower small business tax rate for companies earning over $50,000 of passive investment income in a tax year. This would have increased Ontario Corporate Income Taxes by up to $40,000 per year for about 7,900 of Ontario’s small businesses.

The government remains committed to cutting the small business corporate income tax rate by 8.7 per cent.

Lowering Business Costs — Illustrative Examples

Helping Small Businesses Grow — Illustrative Savings for a Small Restaurant

The government is continuing to deliver immediate savings to small businesses in Ontario and helping them grow and create jobs.

To illustrate the impact, consider the example of a small restaurant owner, Raj, who employs seven staff, including four students making minimum wage. The government’s cancellation of the punishing cap-and-trade carbon tax and the WSIB reduction in premiums will save Raj’s business $855 this year; keeping the minimum wage at $14 per hour saves his business an additional $5,750.

With the new Ontario Job Creation Investment Incentive and the federal government’s accelerated writeoff measures, Raj will save an additional $1,715 and have a total net savings of $8,115 in 2019, even after accounting for the punishing federally imposed carbon tax and the Canada Pension Plan (CPP) contribution increase. This is money Raj can reinvest to grow his business, buy more supplies and hire more people.

Chart 1.28 illustrates the combined small business relief from the Ontario Job Creation Investment Incentive and the federal government’s accelerated writeoff measures, the cancellation of the cap-and-trade carbon tax, the holding of the minimum wage at $14 per hour, the reduction of WSIB premiums and the federal reduction of Employment Insurance (EI) premiums. The chart also illustrates the negative impact of the federal carbon tax and the CPP contribution increase on Raj’s restaurant.

Section D: Open for Business, Open for Jobs

Chapter 1: A Plan For The People

Boosting Ontario Manufacturing — Illustrative Savings for a Manufacturer

The government is working to make Ontario a leading destination for investment and job creation, and ensuring those job opportunities can be shared across every region of this province.

To illustrate the impact, imagine a company called Prosperity Auto Parts Manufacturing (Prosperity), which employs 210 staff, including 24 employees making minimum wage. Cancelling the previous government’s punishing cap-and-trade carbon tax saves Prosperity about $10,000 this year, while holding the minimum wage to $14 per hour saves the company $39,325. The reduction in WSIB premiums also saves Prosperity over $57,000.

The government’s new Ontario Job Creation Investment Incentive combined with the federal government’s accelerated writeoff measures save Prosperity an additional $173,750. Total net savings in 2019 are $264,700, even after the federally imposed carbon tax and the CPP contribution increase. This is money that Prosperity can reinvest in its business to buy new machinery and hire more people.

Chart 1.29 illustrates the combined business relief from the new Ontario Job Creation Investment Incentive and the federal government’s accelerated writeoff measures, the cancellation of the cap and-trade carbon tax, the keeping of the minimum wage at $14 an hour, the reduced WSIB premiums, and the federal reduction of EI premiums. The chart also illustrates the negative impact of the federally imposed carbon tax and the CPP contribution increase on businesses.

Section D: Open for Business, Open for Jobs

Chapter 1: A Plan For The People

BUILDING AN INNOVATIVE AND SUSTAINABLE POSTSECONDARY SECTOR

THE GOVERNMENT’S VISION FOR POSTSECONDARY EDUCATION

The government is restoring accountability to Ontario’s postsecondary education system to ensure that publicly assisted postsecondary institutions are providing the positive economic outcomes the students and people of Ontario need, as well as training people for the jobs of the future.

Making Tuition More Affordable

Making postsecondary education more affordable is part of the government’s plan to ensure that people have the training and skills they need to get good paying jobs. Recognizing that students in Ontario currently pay the highest average undergraduate tuition fees in Canada,7 the government is lowering tuition rates by 10 per cent starting in the 2019–20 school year for every funding eligible student enrolled in a publicly funded college or university in the province. The new tuition framework will also freeze tuition fees for the 2020–21 school year.

The government’s historic tuition reduction, representing Ontario’s first decrease in student tuition across all funding-eligible programs, will provide students and families in Ontario with roughly $450 million in tuition relief. Students enrolled in a college program will see an average tuition reduction of approximately $340, and students enrolled in an undergraduate arts and science degree will see an average tuition reduction of $660. Many students studying for a university professional or graduate degree will save more than $1,000 annually.

The new tuition framework will provide institutions with multi-year predictability. The government will administer a fund to help smaller Northern institutions adjust to the tuition rate reduction.

[7]	Statistics Canada, “Tuition and Living Accommodation Costs” (TLAC) survey.

Section D: Open for Business, Open for Jobs

Chart 1.30

$ Dollars
1,400
1,200
1,000
800
600
400
200
0
300
700
880
1,120
1,200
Conestoga College
Practical Nursing program
University of Guelph
Arts and Sciences undergraduate program
Durham College
Pre-Service Firefighter, Education and Training program
Carleton University
Engineering undergraduate program
Brock University
Master of Education graduate program

Source: Ontario Ministry of Training, Colleges and Universities.

Giving Students Choice

Students pay other fees in addition to their tuition. These ancillary fees support a broad range of on-campus groups and services and can add up to as much as $2,000 per academic year. The government is introducing the Student Choice Initiative to empower students to choose which non-essential ancillary student fees they pay. Institutions will be required to provide an online opt-out option for all non-essential fees. Fees that fund major campus-wide services and facilities, such as existing transit pass agreements, and those that support essential campus health and safety initiatives will continue to be mandatory.

Chapter 1: A Plan For The People

Restoring Financial Sustainability to OSAP

According to a recent report from the Auditor General of Ontario, the Ontario Student Assistance Program (OSAP) has become financially unsustainable, with projected costs of up to $2 billion annually by the 2020–21 fiscal year.8 This represents a net increase of 50 per cent compared with the 2016–17 fiscal year. The report also notes that, while the number of OSAP grant recipients rose by about 25 per cent, the increase in enrolment was only 1 per cent for universities and 2 per cent for colleges.

FOR THE PEOPLE: TARGETING OSAP TO THOSE WHO NEED IT THE MOST

The OSAP system inherited from the previous government provided student aid to some of Ontario’s highest income earners. Families making as much as $175,000 per year were still eligible for OSAP grants. This is why the government has implemented a series of sustainability changes to OSAP to ensure the program remains viable for future generations of students while focusing benefits on families and students with the greatest financial need.

Starting in the 2019–20 school year, the government will ensure 82 per cent of grants will go to students with a family income of less than $50,000, up from 76 per cent under the previous government.

The government is taking immediate action to restore financial sustainability to OSAP and to focus student assistance on those who need it the most.

[8]	Office of the Auditor General of Ontario. 2018 Annual Report. Chapter 3.10 Ontario Student Assistance Program http://www.auditor.on.ca/en/content/annualreports/arreports/en18/2018AR_v1_en_web.pdf

Section D: Open for Business, Open for Jobs

FOR THE PEOPLE: HOW OSAP LOANS BENEFIT STUDENTS

Loans are an important component of the Ontario Student Assistance Program (OSAP). The government is introducing legislation to continue to support students with loans by paying interest on their loans while they are in school and making sure that the interest, once it starts accruing for students upon completion of study, is at an affordable rate.

The government does not generate a financial benefit from Ontario Student Loans. Any interest charged on these loans is more than fully offset by borrowing and other costs.

Setting Incentives for Success

Restoring accountability to Ontario’s postsecondary education system involves ensuring that publicly assisted postsecondary institutions are providing the positive economic outcomes the students and people of Ontario need, as well as training people for the jobs of the future.

Strategic Mandate Agreements (SMAs) are bilateral agreements negotiated between the Ministry of Training, Colleges and Universities and the province’s 45 publicly assisted colleges and universities. On March 31, 2020, the current SMAs will expire and new agreements will need to be in place prior to that date. For many years, only a small proportion of funding has been tied to performance (1.4 per cent for universities and 1.2 per cent for colleges) in Ontario’s postsecondary education system.

Through the next round of SMAs, Ontario will become a national leader in outcomes-based funding by tying 60 per cent to performance by the 2024–25 academic year. The first year of these new agreements will tie 25 per cent of funding to performance outcomes, and this proportion will increase annually by increments of 10 per cent for three years and 5 per cent in the last year until it reaches a steady state of 60 per cent in 2024–25.

The overall number of metrics will also be reduced from 38 for colleges and 28 for universities to 10 for each sector. These 10 metrics align with the government’s priorities in skills and job outcomes, and economic and community impact. Institutions will have the flexibility to weigh the metrics that best reflect their differentiated strategic goals and will be measured against their own targets based on historical performance. These changes will reduce the reporting burden for institutions while supporting sustainability through a focus on institutional strengths and differentiation.

The new SMAs will ensure that Ontario’s postsecondary education system is focused on differentiated improvement and offering programming better aligned with labour market demands.

Chapter 1: A Plan For The People

Ensuring a Dynamic University Workforce

The average retirement age of faculty has been increasing,9 suggesting that employees are remaining in their positions longer and limiting turnover that would bring in earlier career professionals with new teaching methods and increase diversity. This has cost implications, as these employees tend to be paid the highest salaries and benefits and, in some cases, are drawing salary and pension payments at the same time.

As such, the government is proposing to introduce amendments to the Ministry of Training, Colleges and Universities Act, that, if passed, could help achieve a more sustainable postsecondary sector and employee renewal. The Ministry of Training, Colleges and Universities will consult with the sector on how best to achieve these outcomes.

Maximizing Commercialization Opportunities

Ontario’s postsecondary institutions conduct high-quality research through campus accelerators and incubators, which contribute to today’s innovation-based economy. However, more needs to be done to strengthen the province’s intellectual property position and maximize commercialization opportunities for economic growth.

That is why the government will create an Expert Panel tasked with delivering an action plan for a provincial intellectual property framework and maximizing commercialization opportunities specifically related to the postsecondary education sector. This panel will potentially include representation from the postsecondary, industry, innovation, venture capital and investment, banking and finance sectors, as well as from medical research and intellectual property legal expertise.

FOR THE PEOPLE: NEW NIAGARA UNIVERSITY SITE

The government recently approved Niagara University’s request to offer the existing Bachelor of Professional Studies in education and the Master of Science in educational leadership in Vaughan. This approval will ensure more students can learn and get better jobs closer to home.

[9]	Weingarten, H. P., Jonker, L., Kaufman, A. & Hicks, M. (2018). University Sustainability: Expenditures. Toronto: Higher Education Quality Council of Ontario.

Section D: Open for Business, Open for Jobs

BUILDING A SKILLED WORKFORCE

THE GOVERNMENT’S VISION FOR CONNECTING JOB SEEKERS WITH OPPORTUNITY

Many workers are underutilized and unable to fully participate in the labour market, while businesses are reporting increased vacancies due to difficulty matching workers with job openings.

The government is committed to making sure job seekers can connect with opportunities to find and keep good jobs, employers can hire the skilled workers they need to thrive, and the province has the best possible employment services in order to restore Ontario to its rightful place as the economic engine of Canada.

This will be achieved by equipping more people with the skills needed to get quality jobs through apprenticeships, transforming employment and training services to improve labour market outcomes for job seekers — while reducing administrative burden — and maximizing the benefits of skilled immigration to the economy.

Reforming Apprenticeships and Supporting the Skilled Trades

Ontario’s skilled trades offer careers leading to secure jobs that are also vital to the health and growth of the economy. Apprenticeship opportunities help businesses harness new talent while equipping workers with the practical skills and qualifications that the economy needs now and in the future.

The government’s plan to improve Ontario’s skilled trades and apprenticeship system:

•  Reduces the regulatory burdens placed on businesses, apprentices and journeypersons;

•  Closes the skills gap by establishing programs that encourage the people of Ontario to enter the skilled trades, get retrained and become aware of the benefits of good paying jobs in the trades; and

•  Reviews Ontario’s apprenticeship structure and enacts reforms to increase access to apprenticeship opportunities.

Chapter 1: A Plan For The People

In fall 2018, the government introduced the Making Ontario Open for Business Act, 2018, which reduced journeyperson-to-apprenticeship ratios where they apply, placed a moratorium on trade classifications and reclassifications, and enabled the wind-down of the Ontario College of Trades (OCOT).

The government’s vision for a modernized, client-focused apprenticeship and skilled trades system will be implemented through the following initiatives:

•	Establishing a new governance framework through proposed new legislation to replace the Ontario College of Trades and Apprenticeship Act, 2009;

LISTENING TO THE PEOPLE

“Restrictive ratios are the number one barrier to hiring young apprentices at my company and we are so glad the Premier and Minister have taken this important step. This will lead to increased employment and opportunities for youth right across the province.”

Walter Pamic, Power-Tek Electrical Services

•	Encouraging employer participation in the apprenticeship system through a new financial incentive program to support employers to come together and train apprentices;

•	Modernizing service delivery in apprenticeship by developing a new client-facing digital system, including a one-window digital portal for apprentices; and

•	Promoting apprenticeship and the skilled trades as a pathway choice for all students from kindergarten to Grade 12.

Part of this modernization approach includes a new flexible framework to enable training and certification in a full trade or in a portable skill set, which would allow training and certification within and between trades.

This integrated, multi-phased and sustainable approach highlights the Province’s commitment to equipping more people with the skills needed to get quality jobs through apprenticeships.

LISTENING TO THE PEOPLE

“We are pleased that Ontario government announced its intention to modernize apprenticeships, as colleges provide most of the industry-required in-school apprenticeship training.”

Ann Marie Vaughan, President and

Chief Executive Officer, Loyalist College

Section D: Open for Business, Open for Jobs

GETTING TRAINED IN A PORTABLE SKILLS SET – ILLUSTRATIVE EXAMPLE

Marco is embarking on his career and dreams of starting his own business. Currently, he is considering his options for the Refrigeration and Air Conditioning Systems Mechanic trade. A small refrigeration company is willing to take Marco on as an apprentice but cannot train him in the air conditioning component of the trade. If passed, the government’s modernized skilled trades and apprenticeship model could allow Marco to train as an apprentice, get certified in portable skill sets in refrigeration systems, pursue further qualifications and reach his dream of starting his own business.

Preparing More People for Work

The people of Ontario deserve to have the skills they need to get a good job. Unfortunately, current services are fragmented and do not always provide job seekers with a clear path to employment. A significant proportion of Ontario’s workforce remains underutilized. In fact, last year there were approximately 811,000 underutilized workers across the province.10

That is why the government will undertake a review of its training and employment support programs to increase non-profit and private-sector involvement and implement an outcomes-based funding methodology that better matches unemployed or underemployed people with available jobs.

Redesigning Second Career and Other Skills Training Programs

Skills training can be critical to helping people find work and employers create and fill jobs. However, according to the 2016 Annual Report of the Office of the Auditor General of Ontario, the majority of clients in Employment Ontario’s Second Career program have been unsuccessful in finding full-time employment in their new career.11

This is why, beginning in 2019, the government will make changes to Second Career and other skills training programs to ensure every dollar spent is helping job seekers get the skills they need to find work. This will include a review of financial supports available to laid-off workers, making sure the hard-working people of Ontario get the assistance they need to reskill for new jobs when they lose a job through no fault of their own. This review will also include the supports provided to employers who want to invest in training for their own workforce.

[10]	Statistics Canada, Labour Force Survey and Ontario Ministry of Finance calculations.

[11]	Office of the Auditor General of Ontario, “2016 Annual Report,” Chapter 3.04 Employment Ontario. http://www.auditor.on.ca/en/content/annualreports/arreports/en16/v1_304en16.pdf

Chapter 1: A Plan For The People

This redesign will also support the development of more short-duration credential programs, which focus on skills that employers are seeking and help people find stable work more efficiently. This spring, the Province will also be launching a micro-credentials pilot, which will create new, responsive training programs to help people develop the kind of in-demand skills that employers are seeking.

Exploring Your Next Career

Ontario’s plan for transforming employment services includes an enhanced labour market information website featuring 500 job profiles to help learners and job seekers explore their first or second career and identify opportunities for relevant education, training and reskilling. The website (found at ontario.ca/jobs) will include improved navigation to the Government of Canada’s Job Bank so that job seekers can find employment opportunities and businesses can find the right workers with the right skills.

Overcoming Barriers to Employment

Ontario’s social assistance system is made up of Ontario Works and the Ontario Disability Support Program (ODSP). While these programs provide critical support to the province’s most vulnerable, the system’s patchwork of benefits and services are not helping people overcome barriers to employment and financial independence.

•	Only one per cent of Ontario Works recipients leave the program for a job in any given month.

•	Half of those who leave Ontario Works end up returning, with four out of five of them returning within one year.

That is why the government is reforming social assistance — to restore dignity, reduce administrative red tape, and empower social assistance recipients to enter and remain in the labour market. The plan for reform will focus on changes that provide more opportunities for social assistance recipients to achieve better outcomes.

While this work is underway, Ontario Works and ODSP rates were increased by 1.5 per cent in fall 2018.

Section D: Open for Business, Open for Jobs

Improving Employment Outcomes

Over the next year, the government will increase the amount of earnings that recipients can have before their benefits are reduced. This will provide more support as recipients enter the workforce, and improve the incomes of those who are currently working.

•	Ontario Works recipients will be able to keep up to $300 in earnings per month, an increase from $200 per month without it impacting their social assistance benefits.

•	ODSP recipients will experience greater flexibility through an annual exemption of $6,000 in earnings per year instead of the current $200 per month.

•	Benefits will be reduced by 75 cents for each dollar earned above these amounts to encourage recipients to increase their labour force participation and achieve greater financial independence.

Ontario’s employment and training programs also play an important role in helping job seekers, including social assistance recipients, find and keep jobs, and assisting employers in recruiting the skilled workers they need. However, the current system of employment services is fractured and complex, and not sufficiently focused on getting the results needed for success.

The government will transform employment services by:

•	Helping job seekers explore their first or next career, and identify opportunities for education, training and reskilling through an enhanced labour market information website;

•

Managing employment services more effectively by selecting employment service system managers through a new, competitive process open to not-for-profit organizations, the private sector, as well as Consolidated Municipal Service Managers and District Social Services Administration Boards; and

•	Providing wrap-around supports to help vulnerable social assistance recipients address barriers and access employment supports.

FOR THE PEOPLE: EMPLOYMENT AND TRAINING REDESIGN

The government is transforming employment services to improve labour market outcomes for a range of job seekers and reduce administrative burden in the employment and training system.

The government is integrating social assistance employment services into Employment Ontario to improve employment outcomes for the people of Ontario.

Chapter 1: A Plan For The People

Fixing a Patchwork System and Restoring Accountability

Another key aspect of the plan for social assistance reform is fixing the parts of the system that either no longer work or provide unequal support to those in need. Focus will be given to restoring accountability to the system and making it easier to navigate.

The government is planning to make changes to Temporary Care Assistance and the Transition Child Benefit to streamline the system and improve equity between those who receive social assistance and other families with children. Details on these changes will be announced in the coming weeks.

The government will also introduce more options for social assistance recipients to access information about their benefits.

FOR THE PEOPLE: MODERNIZING SERVICE DELIVERY

Online services will be expanded, giving social assistance clients faster and more convenient ways to securely access their case information. Paperwork and administration will be reduced, so clients and caseworkers can focus on addressing complex needs and planning for the future.

Ontario will strengthen the accountability of both social assistance service managers and the planned employment service system managers to help people achieve employment goals.

Support for Low-income Working Individuals and Families

The government is putting money back into the pockets of low- and moderate-income working families.

Starting with the 2019 tax year, the new Low-income Individuals and Families Tax (LIFT) Credit and the proposed Ontario Childcare Access and Relief from Expenses (CARE) tax credit would provide Personal Income Tax relief to eligible working individuals and families, including those transitioning to employment from social assistance. For more information, see the Annex: Details of Tax Measures.

Low- and moderate-income families with children can also benefit from the Ontario Child Benefit, which will increase with the cost of living on July 1 from a maximum benefit of $1,403 to $1,434 per child per year.

Section D: Open for Business, Open for Jobs

Helping Employers Attract Skilled Workers

The Province is responding to the needs of Ontario’s employers by attracting the skilled workers they need through enhancements to the Ontario Immigrant Nominee Program (OINP). The OINP allows Ontario to nominate for permanent residence people who have the professional and educational skills needed to contribute to the province’s economy. Through the modernization of the OINP, and in tandem with its other initiatives, the government will continue to ensure that Ontario’s workforce remains among the most highly skilled for the modern economy.

•

To better reflect employer and labour market needs, the government will seek to expand the occupations eligible for the Employer Job Offer: In-Demand Skills Stream to include transport truck drivers and personal support workers.

•

To spread the benefits of immigration to smaller communities, the government will begin a pilot initiative with select communities to explore innovative approaches to bring highly skilled immigrants to smaller communities.

•	The government will create a dedicated stream to help Ontario’s technology sector attract highly skilled employees.

•	To expand the prospective base of the OINP’s Entrepreneur Stream, the government will recalibrate investment and net worth thresholds to make Ontario competitive with other provinces.

FOR THE PEOPLE: ALIGNING SKILLED IMMIGRATION TO THE PROVINCE’S NEEDS

The Province is committed to maximizing the benefits of skilled immigration to the economy. The success of immigration policies is a shared responsibility among the federal, provincial and territorial governments.

Ontario’s Government for the People calls on the federal government to work with the Province to ensure that the Ontario Immigrant Nominee Program’s nomination allocation and the National Occupational Classification codes are fair and allow the province to meet its evolving labour market and unique economic needs.

Chapter 1: A Plan For The People

Labour Market Transfers

Ontario is committed to creating and protecting jobs and to building a skilled, competitive workforce. This is why the Province is calling on the federal government to provide adequate funding for skills and training programs. These federal programs need to be developed in consultation with the Province to ensure that they meet the specific needs of Ontario’s labour market.

STANDING UP FOR ONTARIO TAXPAYERS: ADVOCATING FOR LABOUR MARKET TRANSFERS

The federal government has indicated that it will help families affected by General Motors’ (GM) decision to close the Oshawa Assembly Plant. Ontario welcomes the opportunity to work with the federal government to find solutions that meet the needs of affected families and all the people of Ontario without adding red tape and administrative burdens.

The recent federal budget announced new training programs. However, these programs do not address the barriers Ontario workers face in accessing Employment Insurance (EI) benefits and EI-funded training supports.

The people of Ontario are short-changed by the current Labour Market Development Agreements (LMDAs) funding compared to Ontario’s share of Canada’s population. The Province will continue to advocate for Ontario’s fair share of LMDA funding, a modernized EI system and an effective consultation process for provinces and territories.

Section D: Open for Business, Open for Jobs

REDUCING TRADE BARRIERS AND PROTECTING JOBS

Trade with other countries and provinces plays a central role in supporting jobs and growth across Ontario and providing opportunities for companies throughout the province in a highly competitive global economy. Ontario’s international exports of goods and services support about one in five provincial jobs and, in 2018, were valued at over one-third of provincial GDP. Trade in services has become more important to the province — over the past 10 years, international exports of services have nearly doubled in number. Ontario is also a leader in interprovincial trade, shipping $152 billion of goods and services to other provinces and territories in 2018, almost double that of Quebec, the next highest province.

The government is connecting more workers with good, local jobs by encouraging trade both inside and outside of Canada.

Addressing the Impacts of the Canada-United States-Mexico Agreement

Ontario exports about $160 billion worth of goods to the United States every year, and Ontario is the top export destination for 19 U.S. states and the second largest for nine others. The signing of the Canada-United States-Mexico Agreement (CUSMA) on November 30, 2018, will build upon that success for both Ontario and its trading partners south of the border.

The Ontario government supports the core aspects of the North American Free Trade Agreement (NAFTA) that were preserved in CUSMA, including tariff-free trade, an independent trade tribunal, temporary entry provisions and the cultural exemption. These key elements of the agreement will help support the hundreds of thousands of jobs across Ontario that depend on trade with the United States. While the Province welcomes these outcomes, it is disappointed that the signing of CUSMA did not trigger the removal of U.S. steel and aluminum tariffs. Ontario remains concerned about many of the concessions that were made in the agreement.

Chapter 1: A Plan For The People

Specifically, CUSMA will require that Canada extend the period of market protection that it currently provides for biologic drugs (to treat diseases such as cancer, rheumatoid arthritis and diabetes) from 8 years to 10 years. CUSMA will delay and potentially decrease the availability of biosimilar drugs that offer highly comparable therapeutic benefits to biologics at a significantly lower cost, increasing costs for Ontario public and private drug plans, health care providers, and patients.

The government also has significant concerns with the package of concessions the federal government accepted under CUSMA for the supply managed agricultural sectors. These concessions include expanded market access to Canada’s dairy, poultry and egg sectors, the elimination of milk Class 6/7, export constraints for certain dairy products and additional dairy reporting requirements. The Canadian dairy sector will concede an estimated 3.59 per cent of its market access under CUSMA.

Section D: Open for Business, Open for Jobs

Opposing Steel and Aluminum Tariffs

The steel and aluminum sectors employ 20,000 people in Ontario and, in 2017, contributed $2 billion to provincial GDP, a 60 per cent increase since the last recession. Since June 2018, the imposition of United States steel and aluminum tariffs, and Canadian retaliation, have disrupted the highly integrated supply chains of the Canada-United States trade relationship, leading to negative economic impacts on both sides of the border.

Ontario accounts for two-thirds of employment in the steel industry across Canada and continues to be affected by the tariffs imposed by the United States. By December 2018, Ontario’s exports and imports of steel with the United States had decreased by 47 per cent and 57 per cent respectively, since the tariffs were implemented. In addition, the price of Canadian steel used by Canadian businesses had increased 14 per cent year-over-year.

Chart 1.31

ONTARIO STEEL TRADE WITH THE UNITED STATES

$ Millions
700
600
500
400
300
200
Exports of Ontario Steel to the United States
Imports of United States Steel to Ontario
Mar 23: U.S. imposes tariffs on steel and aluminum (with Canadian exemption)
June 1: U.S. removes Canada's exemption
July 1: Canada retaliates
Oct 25: Canada imposes steel safeguard measures
Jan-18
Feb-18
Mar-18
Apr-18
May-18
Jun-18
Jul-18
Aug-18
Sep-18
Oct-18
Nov-18
Dec-18

Notes: Changes in values include both price and volume effects and neither effect can be isolated due to data limitations. Ontario exports to the United States are *domestic exports*; data is not seasonally adjusted; is expressed in Canadian dollars; and includes NAICS codes 3311 and 3312.

Source: Statistics Canada.

Chapter 1: A Plan For The People

Ontario welcomes the federal government’s Regional Economic Growth through Innovation Steel and Aluminum Initiative, which was announced on March 11, 2019. The $100 million in non-repayable contributions for small and medium-sized enterprise manufacturers operating within Canadian steel and aluminum supply chains will enhance productivity and competitiveness within the province. However, the Province believes more needs to be done.

In a joint letter sent to the federal government on February 4, 2019, the Minister of Economic Development, Job Creation and Trade and the Quebec Minister of Economy and Innovation noted that the U.S. tariffs are adversely and disproportionately impacting the steel and aluminum sectors in Ontario and Quebec. In the letter, the governments assert that it is essential the federal government secure the permanent removal of any and all tariffs on Canadian steel and aluminum. Ontario will continue to call on the federal government to press the United States administration for immediate and permanent removal of its tariffs on Canadian steel and aluminum, and to ensure that no other trade impediments such as quotas are introduced.

Recently, Ontario asked the federal government to seriously review and consider the unintended, adverse impact of Canada’s counter-tariffs on the Canadian boating sector. According to Boating Ontario, the marine industry generates $10 billion in revenue across the country and employs 75,000 Canadians. Ontario makes up more than 40 per cent of the boating industry in Canada and generates $4 billion in revenues each year.

The government of Ontario will continue its engagement with counterparts from the United States to draw attention to the negative impacts of the tariffs, as well as emphasize the mutual benefits of free and open trade. On February 22, 2019, Premier Doug Ford met with United States Trade Representative Robert Lighthizer in Washington, D.C. to discuss the long-lasting and prosperous trade partnership shared by Ontario and the United States. In addition, the Premier met with now former United States Ambassador to Canada Kelly Knight Craft, Canada’s Ambassador to the United States David MacNaughton, Illinois Governor J.B. Pritzker, Indiana Governor Eric Holcomb, Michigan Governor Gretchen Whitmer, Minnesota Governor Tim Walz and Tennessee Governor Bill Lee. The meetings gave the Premier an opportunity to advocate for Ontario’s interests on key issues such as the U.S. steel and aluminum tariffs, which are negatively impacting people and businesses on both sides of the border, as well as the potential for U.S. auto tariffs.

Section D: Open for Business, Open for Jobs

STANDING UP FOR ONTARIO TAXPAYERS: CHALLENGING THE FEDERAL GOVERNMENT TO SUPPORT THE PROVINCE’S PLAN TO MAKE ONTARIO OPEN FOR BUSINESS, OPEN FOR JOBS

Expanding international trade and reducing barriers to trade among provinces supports the government’s plan to make Ontario open for business and open for jobs. Ontario will continue to collaborate with the federal government, and provincial and territorial partners to ensure a stable and competitive business environment, while standing up for Ontario workers and industries.

The Province has written to the federal government concerning the urgent need for broad federal support to improve business conditions, attract investments and build on Ontario’s action to protect the auto sector and create an environment where job creators can continue to grow and thrive.

Standing Up against “Buy America” Policies

In recent years, “Buy America” and other discriminatory procurement policies have been pursued at both the federal and state level in the United States. “Buy America” policies promote the use of U.S.-made goods and services in government contracts, negatively impacting opportunities for Ontario businesses and workers and placing a number of the province’s key industries at a distinct disadvantage when bidding on government contracts in the United States.

There was a successful grassroots campaign, which started in Ontario, to reverse the ”Buy America” provision for U.S.-manufactured goods that the United States government introduced in 2009 as part of its bailout package. Ontario will build on this leadership by closely monitoring “Buy America” developments at the sub-national level. The government will engage directly with lawmakers in those states considering “Buy America” legislation to highlight the benefits of open procurement markets and help prevent the enactment of new legislation that would restrict opportunities for Ontario businesses.

The Province is also positioned to anticipate and respond proactively to any new legislation coming from the United States. In the case that one or more U.S. states implement “Buy America” legislation, the Ontario government is able and willing to respond proportionally. Additionally, Ontario has urged the federal government to take immediate action to oppose and call for the removal of these punitive provisions.

Ontario and the United States both benefit from a strong, balanced economic relationship, including through open government procurement. Ontario will work tirelessly to create an environment that protects workers and promotes jobs, opportunity and growth.

Chapter 1: A Plan For The People

Supporting Ontario’s Softwood Lumber Producers

Forestry is an important driver of the province’s economy that employs over 50,000 people, including a significant number of jobs across Northern Ontario. Following the expiration of the 2006 Softwood Lumber Agreement between Canada and the United States in October 2015, the United States imposed final countervailing and anti-dumping duties on Canadian softwood lumber in January 2018, significantly impacting nearly $8 billion of Canadian softwood lumber exports. The Government of Canada is currently pursuing three NAFTA challenges and two World Trade Organization challenges of U.S. softwood lumber duties, with initial results from these challenges expected in 2019.

By the end of January 2019, it is estimated that Ontario’s softwood lumber producers will have paid a total of $168 million in duties to the United States. These unjustified costs imposed by the United States have impacted the competitiveness of Ontario’s lumber producers, potentially leading to job losses and plant closures. Ontario has urged the federal government to consider interim measures to aid domestic producers, such as a commercial loan guarantee program. The Province will continue to work with the federal government to challenge these duties and get a good trade deal for the softwood lumber industry. In addition, the Province is developing a forestry strategy to encourage economic growth within the sector. See the Reviewing the Forest Sector later in this section for more details.

Section D: Open for Business, Open for Jobs

Breaking Down Interprovincial Trade Barriers

Ontario supports reducing interprovincial trade barriers. This includes the areas of transporting goods between provinces and territories (e.g., trucking requirements), harmonizing food regulations and inspection rules across Canada, harmonizing building codes and facilitating greater trade in alcohol between provinces and territories. According to BMO Capital Markets,12 the net positive impact to Ontario’s GDP from free interprovincial trade would build to a range of between $15 billion to $20 billion over 10 years. Ontario is leading efforts to reduce trade barriers and make the province open for business and open for jobs.

Chart 1.32

ONTARIO'S INTERPROVINCIAL TRADE OF GOODS AND SERVICES

$ Billions
Exports
Imports
Trade Balance
160
140
120
100
80
60
40
20
0
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018

Source: Statistics Canada, Ontario Ministry of Finance.

Ontario’s interprovincial exports of goods and services have increased significantly over the past 10 years, with exports rising from $110.5 billion in 2008 to $152.0 billion in 2018. Over the same period, imports of goods and services from other provinces increased from $84.9 billion to $119.6 billion. Ontario’s exports to other provinces exceed its imports from other provinces, resulting in a trade surplus of $32.5 billion in 2018.

[12]

Douglas Porter and Robert Kavcic, “Sizing Up Provincial Trade Barriers,” BMO Capital Markets, (October 2018). https://economics.bmocapitalmarkets.com/economics/reports/20181026/sr181026-interprovincial.pdf

Chapter 1: A Plan For The People

On December 7, 2018, Premier Doug Ford met with the First Ministers in Montreal to discuss ways to strengthen economic growth and create jobs by taking steps to diversify Canada’s international trade, promote clean growth and strengthen trade between the provinces and territories. The First Ministers all agreed on the need to resolve the question of softwood lumber and steel and aluminum tariffs, and to ensure that the federal government supports and fully compensates the supply managed sector. The First Ministers also agreed to harmonize standards in the transportation sector, remove unnecessary duplication from the agri-food sector’s food oversight and safety regulations, consult industry and consumers to develop ways to facilitate the sale of alcoholic beverages, and accelerate work to strengthen the Canadian Free Trade Agreement.

Establishing Partnerships with Saskatchewan and Quebec on Trade

On October 29, 2018, Premier Doug Ford hosted Saskatchewan’s Premier Scott Moe at Queen’s Park to discuss ways that their respective governments could cooperate to protect taxpayers and encourage job creation in both provinces. The Premiers discussed their shared commitment to reducing interprovincial trade barriers and announced a memorandum of understanding (MOU) to begin discussions on lowering interprovincial barriers.

On November 19, 2018, Premier Doug Ford and Quebec Premier François Legault held their first official meeting, reaffirming their commitment to interprovincial trade and the need to have more flexibility on regulations governing alcohol sales between the two provinces. They agreed to establish a productive win-win relationship that focuses on wealth creation in both provinces, making life more affordable for families and small businesses in Quebec and Ontario. Ministers holding economic portfolios in their respective Cabinets would also meet twice annually to discuss increased trade between Quebec and Ontario and the diversification of the two provinces’ economies.

Fighting the Federal Government’s Carbon Tax

Standing up for the People of Ontario

On April 1, 2019 the federal government began imposing its job-killing carbon tax on the people of Ontario and three other Canadian provinces. The federal government has done so despite the overwhelming evidence that a carbon tax is one of the most regressive tax increases in the history of Canada, and one which is expected to increase the typical Ontario household’s cost of living by $258 in 2019, rising to $648 per year by 2022.13 Amongst the hardest hit people will be seniors and lower and middle-income families who will be least able to absorb skyrocketing gas prices and home heating costs. A carbon tax will also make automotive, manufacturing, transportation, mining and forestry activities increasingly unaffordable in Ontario and put thousands of jobs at risk.

[13]

Financial Accountability Office of Ontario, Cap and Trade: A Financial Review of the Decision to Cancel the Cap and Trade Program, (2018). https://www.fao-on.org/en/Blog/Publications/cap-and-trade-ending

Section D: Open for Business, Open for Jobs

STANDING UP FOR ONTARIO TAXPAYERS: THE FEDERAL CARBON TAX WILL KILL JOBS AND INCREASE THE PRICE OF GAS, HOME HEATING AND OTHER PRODUCTS

•   The application of the federal government’s carbon tax to fossil fuels in Ontario will increase prices.

•   The federal carbon tax on gasoline in Ontario is 4.42 cents per litre beginning April 2019, rising to 11.05 cents per litre beginning April 2022. It will also add 5.37 cents per litre to the cost of diesel fuel beginning April 2019, rising to 13.41 cents per litre beginning April 2022.

•   The federal carbon tax will also increase the price of natural gas in Ontario. The federal carbon tax is 3.91 cents per cubic metre beginning April 2019, rising to 9.79 cents per cubic metre beginning April 2022. The costs of aviation fuel and propane will also significantly increase.

•   Costs for a small business consuming 10,200 cubic metres of natural gas per year will increase $400 in 2019–20, rising to $1,000 beginning April 2022.

Sectoral Impacts

The federal carbon tax will increase costs such as transportation and heating in a wide range of sectors, including:

•   Heavy duty transportation in Ontario: over $310 million per year in 2019–20, rising to as high as $774 million beginning April 2022.

•   Colleges and Universities in Ontario: $9.6 million in 2019–20, rising to $24 million beginning April 2022.

•   Hospitals in Ontario: $10.9 million in 2019–20, rising to $27.2 million beginning April 2022.

•   Nursing and Retirement Homes in Ontario: $6.7 million in 2019–20, rising to $16.7 million beginning April 2022.

Note: Figures do not include HST.

Sources: Ontario Ministry of the Environment, Conservation and Parks and Ontario Ministry of Transportation.

Chapter 1: A Plan For The People

The federal government is persisting in its insistence that Ontario families be punished and pay more despite the fact that Ontario already leads Canada in greenhouse gas reduction targets without a carbon tax.

Chart 1.33

GHG Emissions Index (relative to 2005 level)
1.10
1.05
1.00
0.95
0.90
0.85
0.80
0.75
0.70
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
Rest of Canada
Ontario

Source: Environment and Climate Change Canada (2018). "National Inventory Report 1990-2016: Greenhouse Gas Sources and Sinks in Canada."

The federal government’s communications on the issue have been clear. When confronted with evidence that Ontario can hit its greenhouse gas reduction targets without a carbon tax, it chooses to move the goalposts, because the federal government’s objective is not to reduce emissions — it is to impose the tax.

As a matter of foundational policy, Ontario considers the federal carbon tax to be a clear and present threat to affordability for low- and middle-income families, as well as to Ontario jobs across multiple sectors. The government intends to use every tool at its disposal to fight the carbon tax. To date, the Ontario government has already legally challenged the federal carbon tax at both the Saskatchewan and Ontario Courts of Appeal.

Section D: Open for Business, Open for Jobs

The government also proposes to introduce urgent transparency measures to counter the federal government’s attempts to hide the true cost of the carbon tax from Ontario families. The government has written to the Ontario Energy Board to encourage it to include the cost of the carbon tax on Ontario home heating bills.

The government will propose legislation to ensure that consumers are aware of the effect of the federal carbon tax on gasoline prices. The Federal Carbon Tax Transparency Act, 2019, if passed, would require gas station operators to display a sticker on gasoline pumps showing the impact of the federal carbon tax.

The government will soon be commencing a public interest information campaign designed to highlight the true cost of the federal carbon tax to Ontario families and businesses, while demonstrating how Ontario’s own environment plan will build on its Canada-leading emissions reductions record in order to hit its target of 30 per cent reductions, without imposing a carbon tax.

Supporting Pipeline Construction

The federal carbon tax will affect Ontario’s — and all of Canada’s — ability to compete globally. As Ontario takes steps to attract and retain good jobs, the Province is also seeking to support economic development in other provinces that could be hindered by the federal carbon tax.

In the 2018 Ontario Economic Outlook and Fiscal Review, the government promised that it would not stand in the way of a pipeline project that transports oil within Ontario’s borders. To that end, Ontario is moving forward with plans to eliminate restrictions on pipeline development in Ontario under the Canadian Free Trade Agreement that were negotiated by the previous government, and is actively working with the parties to the Agreement to implement these changes. Pipelines create good jobs, both in Ontario and across the country, and interprovincial energy infrastructure projects like these are essential for Canada to compete in the global marketplace. In every way possible, Ontario will support its partners looking to expand oil distribution, and at the same time, protect their competitiveness from the federal carbon tax.

On March 6, 2019, Ontario and Saskatchewan took a firm stance against the federal government’s proposed Bill C-69 that will harm miners, communities and businesses. Bill C-69 would potentially politicize the environmental approval process for major natural resource and energy projects, and also impose new, subjective values tests on projects, adding delays and additional hurdles that would hinder projects and put jobs at risk. The Province recognizes the importance of protecting the environment, but also understands that it must be done in a way that supports competitiveness, job creation and economic development.

Chapter 1: A Plan For The People

LOWERING ELECTRICITY BILLS FOR BUSINESSES

Improving Electricity Programs

Ontario’s Government for the People is taking steps to stabilize costs, drive efficiency, and strengthen trust and transparency in the energy sector. The government believes that electricity bills have been too high and have hindered business investment. The Province is consulting with businesses to improve expensive and confusing electricity programs and is creating an electricity system that works for Ontario families, farms and businesses.

Reforming Industrial Electricity Pricing

The government understands the challenges to Ontario businesses caused by the high cost of electricity, affecting the ability of industrial businesses to compete globally. As part of its Open for Business, Open for Jobs Strategy, the government is launching targeted stakeholder consultations on industrial electricity pricing, including a review of existing pricing programs. This will inform the design and development of new policies to manage electricity costs and help Ontario businesses grow and compete. Stakeholders will have an opportunity to provide input through online submissions and in-person discussions. Helping Ontario businesses with their electricity costs will stimulate economic development, improve fairness, and encourage job creation — sending the clear message that Ontario is open for business.

Modernizing the Ontario Energy Board

The Ontario Energy Board (OEB) is Ontario’s independent regulator of the electricity and natural gas sectors. In recent years, stakeholders have lost confidence in the OEB. Stakeholders believe that the OEB does not operate in a clear and transparent manner; it lacks appropriate governance oversight and does not operate as effectively and efficiently as it could. The OEB Modernization Review Panel’s report has provided recommendations on the governance and operations of the OEB. Informed by the Panel’s recommendations, the government will modernize the OEB and will take steps to reduce costs and regulatory burden, promote regulatory excellence, and improve organizational governance and independence of the OEB. The government’s proposed amendments to the Ontario Energy Board Act, 1998 would, if passed, strengthen the core purpose of the OEB and would allow the OEB to better serve the people of Ontario, operate more effectively and efficiently to protect the rights of consumers, and ensure that Ontario’s energy system remains sustainable and reliable.

Section D: Open for Business, Open for Jobs

SUPPORTING NORTHERN AND RURAL COMMUNITIES

THE GOVERNMENT’S VISION FOR IMPROVING NORTHERN AND RURAL COMMUNITIES

The government will continue to put rural and Northern Ontario at the forefront of Ontario’s Open for Business, Open for Jobs Strategy — to help ensure these communities can improve their competitiveness and attract investment.

The government recognizes the significant contribution that rural and Northern Ontario communities make to the economy. In 2018, about 354,000 workers were employed in Northern Ontario, accounting for 4.9 per cent of all jobs in Ontario. Job gains in Northern Ontario were strong last year, with 5,400 net new jobs created, the largest gain since 2011. Rural communities represented 13 per cent of all Ontario employment, or about 949,000 workers. Rural Ontario also experienced job gains in 2018, with 8,100 net new jobs created.

While rural and Northern Ontario communities both experienced employment growth last year, there is more to be done. These communities face unique economic and demographic challenges to growth, including a lack of economic diversification, aging populations, out-migration, and gaps in infrastructure. Northern and rural areas also have great potential for economic growth and the government is committed to providing rural and Northern Ontario communities with the support they need to create more local jobs.

Chapter 1: A Plan For The People

SUPPORTING RURAL PARTNERS

On January 28, 2019, Premier Ford, along with most of his Cabinet and the caucus, met with over 300 rural municipal delegations at the 2019 Rural Ontario Municipal Association (ROMA) conference. They discussed topics including growth and economic development, policing reforms, infrastructure investments, and joint and several liability. Premier Ford reiterated the Province’s commitment to supporting rural communities as partners in economic growth.

“For too long, rural Ontario has been ignored. Our hardworking farmers have been ignored. Ontario’s economy relies on agriculture. Our natural resources and forestry industries are major economic drivers. We need to do everything in our power to get our farmers and rural businesses the support they need to grow and create more local jobs.”

The Honourable Doug Ford, Premier of Ontario

Reviewing the Far North Act, 2010

The government is committed to reducing red tape and restrictions that are blocking important economic development projects in the Far North of Ontario including the Ring of Fire, all-season roads and electrical transmission projects for communities. To ensure a collaborative approach to development, the Province will hold consultations on a proposal to repeal the Far North Act, 2010, amend the Public Lands Act to continue approved community based land use plans, and for a time-limited period, enable completion of the planning process for communities that are already at an advanced planning stage.

LISTENING TO THE PEOPLE: REVIEWING THE FAR NORTH ACT, 2010

On February 25, 2019, a proposal was posted on the Environmental Registry for a 45-day consultation period inviting Indigenous communities and groups, businesses and other stakeholders to have their say on the Far North Act, 2010, and how to collaboratively open up the Far North of Ontario for development.

Section D: Open for Business, Open for Jobs

Developing the Ring of Fire

The Ring of Fire represents a significant opportunity to open up the resources of Northern Ontario and create jobs in the region. The government is working to cut red tape and end the delays that block the development of the Ring of Fire area by working with willing partners to ensure sustainable development in the North.

Earlier this year, Webequie and Marten Falls First Nations initiated environmental assessment studies that will inform the planning and development of all-season access roads in the Ring of Fire region.

Creating a Mining Working Group

The government has announced the creation of a Mining Working Group to focus on reducing red tape and attracting major new investments. The group is chaired by the Minister of Energy, Northern Development and Mines and includes members from mining and exploration companies, prospectors and Indigenous business organizations. Members will provide the Province with input on important issues affecting the minerals sector, while identifying opportunities to ensure future growth, competitiveness and prosperity.

Reviewing the Forestry Sector

In the 2018 Ontario Economic Outlook and Fiscal Review, the government committed to holding consultations to help the Province develop a strategy to encourage economic growth within the forestry sector and promote the sector as open for business. The strategy aspires to increase wood supply and will help unleash the potential of Ontario’s forest industry, creating conditions for the industry to innovate, attract investment, and create jobs and prosperity for the North and for all communities that depend on this sector.

LISTENING TO THE PEOPLE: REVIEWING THE FORESTRY SECTOR

An online consultation form has been made available until the end of May 2019 to seek public input on the development of a forestry strategy that includes the following areas:

•  Challenges that businesses currently face in the industry;

•  Initiatives to encourage innovation and reduce red tape; and

•  Methods to further promote made-in-Ontario wood products.

Chapter 1: A Plan For The People

Sharing Resource Revenues

Ontario is one of the most attractive jurisdictions for mineral exploration in the world and accounts for about 25 per cent of Canada’s total exploration expenditures. There are opportunities to increase economic activity from resource exploration and development while ensuring Indigenous communities benefit from the resource sector.

To support opportunities for employment and the financial success of Indigenous communities, the Province will move forward with the agreements signed with the Grand Council Treaty #3, the Wabun Tribal Council and the Mushkegowuk Council to share resource revenues from mining and forestry. At the same time, the Province will continue to explore options to advance resource revenue sharing opportunities with other Indigenous partners and Northern communities, including in the mining, forestry and aggregates sectors.

Expanding the Northern Ontario Internship Program

The government is creating more opportunities for Indigenous peoples and addressing the skilled labour shortage across the North by creating a new Northern Ontario Internship Program. Administered by the Province’s Northern Ontario Heritage Fund Corporation, the new program will remove the requirement that applicants be recent university or college graduates. Program candidates will now include new entrants into the workforce, those transitioning to a new career, the unemployed and underemployed.

LISTENING TO THE PEOPLE

“Removing barriers to participation in the Northern Ontario Internship Program will allow more organizations to provide on-the-job career development and address skilled labour shortages. Providing Indigenous and Northern communities with the support they need will ultimately build a stronger, more innovative and competitive province.”

Rocco Rossi, President and CEO, Ontario Chamber of Commerce

The program will have two funding streams:

•	The Northern Ontario Indigenous Internship; and

•	The Northern Ontario Skilled Labour Internship.

The streams highlight the importance of the North’s Indigenous population to the region’s economy and the issue of skills shortages in areas such as the skilled trades, respectively.

Section D: Open for Business, Open for Jobs

Reviewing the Environmental Assessment Act

Ontario has raised concerns about the federal government’s proposed Bill C-69, which overhauls the Canadian Environmental Assessment Act, 2012. If this legislation is passed without significant adjustments, it would hinder new natural resource and energy projects across Ontario, risking thousands of potential jobs.

The Province is developing its own approaches to modernizing environmental assessments, while creating a more business friendly environment that would encourage development. This includes modernizing Ontario’s Environmental Assessment Act, which mandates an extensive consultation process and consideration of environmental protections and conservation for virtually all public sector projects regardless of environmental impact.

Connecting Northern Remote Communities to the Transmission Grid

Twenty-five remote First Nation communities in Northwestern Ontario currently rely on local diesel generation.

Wataynikaneyap Power LP (Wataynikaneyap Power), a licensed transmission company, is a partnership between the First Nation Limited Partnership, comprising 24 First Nations, with majority ownership, and Fortis (WP) LP (comprised of Fortis Inc. and Algonquin Power & Utilities Corp). In July 2016, the Province designated Wataynikaneyap Power to connect 16 remote First Nation communities to the provincial grid. The project would provide these communities with a reliable supply of electricity and support long-term economic opportunities. In 2018, the federal government announced that it would provide, in two tranches, $1.6 billion in funding for the project, subject to entering into definitive agreements. Under the proposed financing structure, the Province would provide interim financing of over $1.3 billion in order to facilitate the project. In December 2018, Pikangikum First Nation became the first of these communities to be connected to the grid.

The project in Northern Ontario known as the East-West Tie (EWT) Transmission Project has also progressed. In January, as directed by the Province, the OEB designated NextBridge Infrastructure (NextBridge) as the transmitter to build the 450-kilometre transmission line from Thunder Bay to Wawa. The OEB subsequently granted leave to construct the line. The line will support job creation, enhance reliability, improve the flow of cheaper and lower-emission energy, and add the capacity needed for major regional development projects like the Wataynikaneyap Power Project and the Ring of Fire. With the support of the Ontario government, NextBridge has trained over 300 Indigenous community members for project-related jobs. With the support of First Nation and Métis partners, the project is expected to create local employment for over 200 Indigenous people and deliver over $200 million in economic benefits for First Nation communities.

Chapter 1: A Plan For The People

Expanding Access to Natural Gas

Natural gas is the most common heating source in Ontario. In December 2018, the government passed Bill 32, the Access to Natural Gas Act. The new legislation makes it possible for a new program that, once regulations are in force, will help expand access to natural gas in more parts of rural and Northern Ontario, as well as in First Nation communities. The new program will be designed to help the private sector expand natural gas access for up to 78 communities, making connections available for approximately 33,000 households. Switching from propane, electric heat or oil to natural gas can save an average residential customer between $800 and $2,500 a year. This builds on the government’s cancellation of the cap-and-trade carbon tax, which will save families on average $80 per year and small businesses $285 per year, putting more money back in people’s pockets.

Improving Northern Transportation

Through a review of transportation in the North, the government is focusing on identifying opportunities for a modern, sustainable transportation system in Northern Ontario.

LISTENING TO THE PEOPLE: SUPPORTING PASSENGER RAIL IN THE NORTH

The government will continue to review initiatives to meet transportation needs in the North to optimize bus services and options for passenger rail services across Northern Ontario. This review will also explore ways to support Ontario’s rail freight, rail remanufacturing and repair operations in the North. This work is an important part of the government’s plan to promote economic development and keep people and goods moving in Northern Ontario.

Improving Broadband Service to Underserved Areas

Broadband has become essential infrastructure and the people of Ontario are increasingly expecting connectivity. Broadband and cellular access are necessary to attract and retain business in Ontario, increase quality of life for Ontario residents and improve access to government services, including health care and education.

Section D: Open for Business, Open for Jobs

Many rural and remote communities do not have access to viable high-speed connectivity, which limits their ability to grow, innovate, provide important public services, develop a strong workforce and support economic development.

The government is committed to ensuring that communities across Ontario have access to critical broadband and cellular connectivity. In support of this commitment and to expand broadband and cellular infrastructure across Ontario, the Province plans to invest $315 million over the next five years in regional and shovel-ready projects. Ontario’s investment efforts will benefit from investment commitments by other levels of government and leadership from the private sector to maximize the impact of provincial investments. The Province will provide more details as part of its Broadband and Cellular Strategy, which will be released later this year.

Investing in broadband and cellular infrastructure to expand access to reliable, fast and affordable broadband internet connectivity will allow communities and businesses to fully participate and compete in the digital economy. It will also support a digital-first approach to providing government services (e.g., access to data and online services).

Hunting and Monitoring Cormorants

Public consultation to classify the double-crested cormorant as a game bird concluded in January 2019. The government is now evaluating the results of this consultation and plans to introduce legislation that would allow for population management through hunting.

Big Game Management Advisory Committee

The government has listened to the long-standing consensus regarding the way the Province allocates tags for big game, such as moose. Hunting is an important economic driver in many rural and remote communities. In an effort to better serve hunters, the Ministry of Natural Resources and Forestry is appointing an advisory committee to review moose management, including the moose tag draw system with the intention of making it fairer, more accessible and simpler for hunters. The Big Game Management Advisory Committee (BGMAC) will report back to the Minister of Natural Resources and Forestry in the summer of 2019, to allow for an improved moose tag allocation process for the 2020 season.

Chapter 1: A Plan For The People

PARTNERING WITH FARMERS AND AGRICULTURAL COMMUNITIES

THE GOVERNMENT’S VISION FOR PARTNERING WITH FARMERS

For the first time in over a decade, farmers and rural communities have a partner at Queen’s Park. Ontario’s Government for the People is reducing red tape and regulatory burdens while maintaining rules that protect food safety, health and animal welfare. The Province is shrinking administrative costs while improving government services for farmers, food processors and agri-businesses across Ontario.

The Province is committed to making rural Ontario, and Ontario’s agri-food sector, open for business and open for jobs. The Province will do this by cutting red tape, investing in key programs like the Risk Management Program, fighting for supply managed commodities on the world stage, and recognizing farmers as the best stewards of their land.

Ontario’s agriculture and agri-food sector is diverse, dynamic and a key economic driver. The sector supports more than 822,000 jobs and contributes $39.5 billion in GDP, an 18 per cent increase since the last recession. Ontario’s food manufacturing sector is the largest in Canada, and within Ontario, the agriculture industry is a leader in creating jobs, trade opportunities and solutions for the health of families and the environment.

The government is making Ontario’s agriculture and agri-food sector more open for business and more competitive. To support this sector, which spans every region of the province, the government has formed a new agricultural advisory group made up of experienced individuals from Ontario’s agricultural value chain. Their input along with the government’s extensive consultations will help ensure that the sector can become more competitive without facing additional regulatory burden or costs.

Section D: Open for Business, Open for Jobs

Supporting Agricultural Economic Development

The government is also making sure that Ontario’s innovative and hardworking farmers, processors and operators in the agri-food sector have opportunities to grow their businesses. In collaboration with the federal government under the Canadian Agricultural Partnership (the Partnership), Ontario is inviting eligible farmers and other businesses to apply for support for projects to boost innovation, economic development, environmental stewardship and food safety. Such targeted investments will focus on new and emerging priorities in the agri-food and agri-products sectors.

Since June 2018, more than 1,150 Ontario projects have been supported through the Partnership, which is a five-year, $3 billion commitment launched in 2018 by the federal, provincial and territorial governments. Through the Partnership, Ontario and the federal government have also provided special assistance to help farmers that have experienced revenue loss due to high levels of deoxynivalenol (DON), a disease that impacted Ontario’s corn crop due to wet weather. The governments have also partnered with the Grain Farmers of Ontario on research and new actions to address high DON levels in corn crops.

Reducing Red Tape in Agriculture

The government is committed to creating further growth and prosperity in this sector by ensuring that farmers and agri-food businesses are not faced with additional regulatory burden or costs. Measures to reduce regulatory burden will be informed by input received from farmers, processors and agri-businesses. To facilitate this input, the government has undertaken a series of roundtables on issues impacting the agricultural economy. Roundtables have taken place across the province including: Pain Court, Holland Marsh, Lindsay, Guelph, Owen Sound and Woodstock with a commitment to continue meaningful consultation on issues that affect the industry, such as trade, and shape crucial future decisions. The government has already committed to changes that would reduce unnecessary and costly credit checks for beef farmers in the Ontario Feeder Cattle Loan Guarantee Program. As well, the Ontario Wildlife Damage Compensation Program has been updated so that it is easier for farmers to access compensation when they lose livestock to predators.

Chapter 1: A Plan For The People

LISTENING TO THE PEOPLE

“I want to thank the government for taking the initiatives that you did and following through on your campaign promise to start cutting red tape. Certainly, our industry has already benefitted from some of those things.”

Keith Currie, President, Ontario Federation of Agriculture

Modernizing Ontario’s Financial Protection Programs

Farmers need stable risk management tools so they can confidently invest in their businesses for them to grow and compete. To ensure this, the government is proposing amendments to the Farm Products Payments Act, which, if approved, will modernize Ontario’s financial protection programs to achieve less prescriptive administration, cost savings and reduce regulatory burden for farm businesses. If approved and implemented, the amendments would also provide a modern and less burdensome approach to managing risk for the grain and livestock sector.

Updating Risk Management

The government is committed to preserving Ontario’s Risk Management Program by ensuring that it protects farmers in the most effective way possible. As such, the government is exploring options to expand the Risk Management Program in the future to better support farmers and producers in managing risks that are beyond their control, such as changing costs and market prices. In addition, the government will explore ways to enhance the program in the future.

Reducing Administrative Burden for Farmers

The government will consult one-on-one with stakeholders in the agri-food sector. Through these discussions, the government will identify ways to streamline the licensing and certification processes of more than 20 programs delivered by the Ministry of Agriculture, Food and Rural Affairs while maintaining the requirements that keep food and animals safe and healthy.

The goal is to streamline these licensing processes with a standardized approach that focuses on user-friendliness. Achieving this goal will reduce administrative burden on farmers so that they can focus on their business and support their communities.

Section D: Open for Business, Open for Jobs

Supporting Ontario’s Horse Racing Industry

The government continues to invest in rural communities by ensuring a strong and viable horse racing industry. Beginning this year, the Ontario Lottery and Gaming Corporation (OLG) will support the sector through a long-term funding agreement, an up to 19-year commitment providing up to $105 million per year to racetracks and horsepeople across the province. The government will also provide $10 million per year to support breeding and industry development programs for Ontario-bred horses. The agreement will also ensure greater accountability and transparency for how the funds are used.

In addition, the government has upheld its commitment to support racetracks facing hardships through the implementation of the Optional Slots at Racetracks Program. The government has worked with its partners in the industry to provide packages that include additional operational funding or slots at eligible racetracks. Together, these initiatives demonstrate the government’s commitment to rural Ontario and the hard-working people in the horse racing industry.

STRENGTHENING ONTARIO TOURISM, CULTURE AND SPORT

THE GOVERNMENT’S VISION FOR TOURISM, CULTURE AND SPORT

Ontario’s Government for the People is taking a people-first approach to tourism, culture and sport. Working with agencies, community partners and businesses, the government will make strategic investments to embrace and showcase Ontario’s heritage and attractions, create conditions for Ontario to be the destination of choice for tourists, and be the best place to play and be an athlete. Investments will provide economic opportunity and prosperity for the people of Ontario.

Increasing Participation in Sport

In Ontario, there are over two million athletes that participate in organized sports activities. These athletes are supported by thousands of coaches, officials and volunteers. Sports provide health and wellness benefits, and are a source of civic pride.

To make the most of sports in the province, the government is taking steps to unite the sector, assist with collaboration and focus resources to help build a stronger sports system.

Chapter 1: A Plan For The People

Developing a Sports Action Plan

The government wants Ontario to be one of the best places to play sports. From modern arenas and fields to exceptional coaches, residents can enjoy sports and recreation at all levels and abilities.

Working with sports organizations, the education sector, Indigenous communities and other organizations including municipalities, the government will develop a sports action plan. The plan will help articulate the government’s priorities to support sports for all age ranges. The proposed plan will also be designed to encourage safe participation in sports from playground to podium.

Modernizing Rules for Professional and Amateur Combative Sports

Ontario’s rules and regulations for combative sports such as mixed martial arts, boxing and kickboxing are out of date. This presents safety concerns for participants and barriers for business. Through new legislation, if passed, the government will address these concerns and make it safer for professional and amateur athletes to participate in combative sports.

These proposed changes would align Ontario’s rules and regulations with those in other jurisdictions. This would also make the province a more competitive destination to hold professional combative sport events, and provide a wider range of options for amateur combative sport contests to be held than is currently available. As a result, the economic benefit for the province could range from small local events at a local gym or club to large-scale international championships. These events will not only support athletes and provide a source of entertainment for the people of Ontario, but can also serve as an attraction for out-of-town visitors and present various career and business opportunities, including additional revenue for municipalities, media, goods manufacturing and retail.

Advocating for Single Event Sports Wagering

Although it is prohibited by the federal Criminal Code, single event sports wagering is an increasingly popular form of gambling entertainment. The people of Ontario spend approximately $110 million per year on these sorts of illegal wagers. The Province is calling on the federal government to do away with the outdated prohibition on single event sports wagering. It is time for the federal government to end this ban on single sports betting and treat the people of Ontario like adults by allowing them to bet on the outcome of a single game. This would allow Ontario businesses to benefit from revenues currently captured by international companies.

Section D: Open for Business, Open for Jobs

Developing a New Ontario Tourism Strategy

Ontario’s tourism sector is important for the province’s economic prosperity. The sector includes key service industries such as accommodations, food and beverage services, transportation, recreation and entertainment and travel services.

LISTENING TO THE PEOPLE

Ontario recently concluded consultations with the tourism industry and tourists to build a new Tourism Strategy to maximize the economic impact of Ontario’s $34 billion tourism industry, and unlock its limitless potential. By the close of consultations, the ministry’s online survey received over 7,000 responses, and the Minister of Tourism, Culture and Sport held in-person roundtables that engaged with more than 200 participants.

In October 2018, the government announced the launch of a new tourism strategy to support its continued growth and unlock its limitless potential. The Province invited visitors, students and industry representatives to provide feedback on how to build a new strategy that will make Ontario known as a destination of choice for tourists and investors, while supporting businesses and community development in the province. The government has now completed its public consultations and will be leveraging the findings to develop a made-in-Ontario tourism strategy.

Supporting Culture in Ontario

Ontario’s culture sector employs over 270,000 individuals and is one of the province’s fastest growing sectors. Ontario’s culture sector contributes over $25 billion to the economy and has grown by 23 per cent since 2010 — outpacing the growth of some of Ontario’s largest sectors. Culture in Ontario is a broad and diverse sector that includes organizations, companies and individuals such as artists, musicians, writers and actors. Cultural heritage establishments play a key role in the sector as well, including museums, art galleries and historic sites.

The Province will continue its support for arts and culture events through funding programs like the Ontario Cultural Attractions Fund, which will help arts and culture organizations drive cultural tourism spending and create new experiences that will make the entire province a more attractive place to visit.

Chapter 1: A Plan For The People

Protecting the Canadian Club Heritage Centre

The government is committed to protecting the Canadian Club Heritage Centre as a meaningful cultural attraction and tourism destination in Windsor. The Province is committed to doing its part to support the reopening of this iconic part of Windsor’s heritage.

Supporting the Cultural Media Industries

LISTENING TO THE PEOPLE

“...the commitment to stability and support for the industry in the Fall Economic Statement is so important for the industry’s long term and continued success. Global and domestic content creators need to know they can count on Ontario staying open for business.”

FilmOntario 2019 Budget Submission

Ontario’s cultural media industries contributed almost $7 billion to provincial GDP in 2016, and represented 27 per cent of the overall culture sector. These industries, which include film and television production, interactive digital media, book and magazine publishing and sound recording, are an important and growing segment of Ontario’s economy.14 The cultural media industries employ creative talent, offering high-value jobs in the knowledge economy, as well as a large number of skilled technical production workers.

Ontario offers a suite of five refundable cultural media tax credits and other supports that serve to increase production and create more jobs in the cultural media industries.

[14]

Ministry of Tourism, Culture and Sport and Statistics Canada, Provincial and Territorial Culture Indicators, 2010 to 2016, released February 27, 2018. Note that figures are from a product perspective, including film and video, interactive media, books, periodicals and sound recording.

Section D: Open for Business, Open for Jobs

Expanding Ontario’s Vibrant Film and Television Industry

Ontario is open for business and open for jobs, including jobs in the film and television industry. With almost $3 billion in production spending in 2016–17, Ontario’s film and television industry supports over 50,000 jobs in the province.15

The economic and employment benefits of Ontario’s vibrant film and television industry are felt across the province, with popular and critically acclaimed productions like Cardinal, Carter, Letterkenny and Indian Horse in Northern Ontario, Alias Grace and I Am the Pretty Thing That Lives in the House in Eastern Ontario and Anne with an E, Kim’s Convenience, Star Trek: Discovery and American Gods based in the Greater Toronto Area and across Central and Southwestern Ontario.

Ontario leads Canada in domestic film and television production volume and is home to an active foreign production sector, which has grown in tandem with a lower Canadian dollar in recent years. The province is well-positioned to continue to grow its thriving film and television industry with a combination of world-class creative talent and technical production workers, cutting-edge animation and visual effects companies, state-of-the-art studio infrastructure, diverse film locations and competitive tax incentives. New expansions at Pinewood Toronto Studios and Cinespace Film Studios and new studio developments like the 400,000 square foot Markham Movieland’s First Studio City and CBS Television Studios’ new Mississauga location will further increase Ontario’s capacity to host more film and television productions.

[15]

Canadian Media Producers Association (CMPA), in collaboration with the Department of Canadian Heritage, Telefilm Canada, the Association québecoise de la production médiatique (AQPM) and Nordicity, Profile 2017: Economic Report on the Screen-based Media Production Industry in Canada, (February 2018), p.17.

Chapter 1: A Plan For The People

EXPANDING FILM AND TELEVISION PRODUCTION IN ONTARIO

Growth in Ontario’s film and television industry continues with the launch of the new Netflix production hub on Toronto’s waterfront. The online streaming service recently announced it had signed multi-year leases with Cinespace Film Studios and Pinewood Toronto Studios for eight sound stages as well as space for office and support work.

At almost 250,000 square feet, the new production hub will be home to upcoming Netflix productions such as the horror anthology Guillermo del Toro Presents Ten After Midnight and the film Let It Snow.

These new productions join a growing slate of original film and television content produced by Netflix in Ontario, including V-Wars, The Umbrella Academy, The Christmas Chronicles, In the Shadow of the Moon and Locke & Key.

This multi-year commitment by Netflix highlights the competitiveness of Ontario’s film and television industry.

Establishing a Ministers’ Film and Television Advisory Panel

Ontario offers three refundable film and television tax credits to encourage domestic and foreign film and television production, and computer animation and special effects. The Province also drives industry growth through grants including the Film Fund, the Export Fund and the Industry Development Program administered by Ontario Creates, an agency of the Ministry of Tourism, Culture and Sport. The Northern Business Opportunity Program administered by the Northern Ontario Heritage Fund Corporation also supports the industry in Northern Ontario. Most recently, the government announced it is investing more than $1.3 million in infrastructure to support film production in North Bay and two additional film projects based in North Bay and other parts of Northern Ontario.

As noted in the 2018 Ontario Economic Outlook and Fiscal Review, the government is committed to providing stability and support for this key industry, while reviewing all business support programs.

To ensure that the government is well-informed about this important industry, the province will establish a Ministers’ Film and Television Advisory Panel. Reporting to the Minister of Tourism, Culture and Sport and the Minister of Finance, the panel will provide evidence and advice on industry trends, challenges and opportunities to grow high-value film and television production in Ontario and maximize benefits for the province. Further details regarding the Panel will be announced soon.

Section D: Open for Business, Open for Jobs

Cutting Red Tape for Video Game Developers

Interactive digital media includes video games and other digital products such as e-learning tools and virtual reality experiences. In 2016, Ontario’s interactive digital media industry employed almost 20,000 people and contributed nearly $2.7 billion to Ontario’s GDP.16 Since 2010, interactive digital media has been a leading industry in both GDP and employment growth within the overall culture sector in Ontario.

Ontario supports the industry through the Ontario Interactive Digital Media Tax Credit and the Interactive Digital Media Fund administered by Ontario Creates.

The Province is committed to streamlining administration of the Ontario Interactive Digital Media Tax Credit and reducing red tape for business. The Province proposes to lower the annual labour expenditure threshold for video game developers so that more companies could apply annually for tax credit certification, rather than applying separately for every product they complete. This would reduce paperwork and help these companies receive their tax credits faster.

LISTENING TO THE PEOPLE

“Reducing the labour threshold will support more small and medium-sized IDM [interactive digital media] companies, create more permanent jobs and help these companies grow and become more competitive.”

Lucie Lalumière, President

Interactive Ontario

See the Annex: Details of Tax Measures for more information.

Reviewing Cultural Media Tax Credit Certification

The cultural media tax credits are jointly administered by the Canada Revenue Agency and Ontario Creates. Ontario Creates is responsible for certifying company and product eligibility for Ontario’s cultural media tax credits.

The government will review the cultural media tax credit certification process to streamline administration and reduce application processing times.

See the Annex: Details of Tax Measures for more information.

[16]	Ministry of Tourism, Culture and Sport and Statistics Canada, Provincial and Territorial Culture Indicators, 2010 to 2016, released February 27, 2018. Note that figures are from a product perspective.

Chapter 1: A Plan For The People

Reviewing the Ontario Music Fund

Ontario Creates supports the province’s cultural media industries, including book publishing, film and television, interactive digital media, magazine publishing and music industries. Through Ontario Creates, the government supports the Ontario Music Fund, which is designed to work with the province’s music organizations in expanding their economic and cultural footprint within Canada and around the world.

The government will work with Ontario Creates to modernize the Ontario Music Fund to focus on activities that bring the biggest return to the province, and refocus its investments into emerging talent to create opportunities to achieve success.

Section D: Open for Business, Open for Jobs

CREATING CONFIDENCE IN CAPITAL MARKETS AND FINANCIAL SERVICES

THE GOVERNMENT’S VISION FOR FOSTERING ECONOMIC GROWTH THROUGH BURDEN REDUCTION

Businesses across Ontario have been clear that excessive regulation and red tape creates burdens that adversely impact jobs and result in slower economic growth. To ensure that the province is Open for Business, the Ontario government is taking action to eliminate duplicative and outdated regulatory requirements in order to foster a thriving and competitive financial services sector.

Creating Confidence in Ontario’s Capital Markets

Effective regulation is essential to the health of capital markets around the world. Stakeholders have voiced their concerns regarding the amount of red tape that impacts their businesses, including duplicative and outdated regulatory requirements. The Province has made it a priority to reduce burdensome regulation to enhance the competitiveness of Ontario businesses by saving them time and money. The Ontario Securities Commission (OSC) is currently working with the government on this initiative and has made burden reduction a priority through its dedicated Burden Reduction Task Force (the Task Force).

To support the OSC’s efforts to address unnecessary regulatory burden and foster economic growth, the government intends to move forward with a five-point plan for creating confidence in Ontario’s capital markets. The focus of this plan will be to strengthen investment in Ontario, promote competition and facilitate innovation. The five-point plan will change Ontario’s regulatory environment for the better and result in greater prosperity for Ontario businesses and families.

The plan consists of the following elements:

•	The OSC’s Burden Reduction Task Force;

•	Establishing the Office of Economic Growth and Innovation;

•	Improving the investor experience and protection;

•	Ensuring economically focused rule-making; and

•	Ensuring competitiveness and clear service standards.

Chapter 1: A Plan For The People

1.	The OSC’s Burden Reduction Task Force

LISTENING TO THE PEOPLE

“We’re very supportive and applaud... the Burden Reduction Task Force in conjunction with [the Ministry of Finance] and the Ontario Securities Commission as part of your Open for Business Action Plan.”

David Skurka, Managing Director and Head, Investment Banking Canada, National Bank Financial

In alignment with the government’s priority, the OSC’s Burden Reduction Task Force would focus its efforts on identifying steps that can be taken to enhance the competitiveness of Ontario’s business environment by saving them time and money.

The Task Force has a mandate to consider and, where appropriate, respond to suggestions to eliminate unnecessary rules and streamline processes while protecting investors and the integrity of the capital markets.

Section D: Open for Business, Open for Jobs

2.	Establishing the Office of Economic Growth and Innovation

The government supports the creation of an Office of Economic Growth and Innovation within the OSC in order to foster fair and efficient capital markets. This office is intended to support innovation in capital markets, which would lead to economic growth. The office will focus on market participants to ensure that the OSC receives balanced insights into the perspectives of stakeholders and prioritizes the update of existing rules to reduce regulatory burden.

The Office of Economic Growth and Innovation’s three core strategic objectives would be:

•	To bolster capital formation within the province, to ensure that Ontario is Open for Business and Open for Jobs within the capital markets space;

•	To promote the proliferation of technology to reduce costs, increase competition and accelerate innovation in financial services; and

•	To collaborate with businesses and other regulators to gain insights on how to support innovation, facilitate competition and reduce regulatory burden.

3.	Improving Investor Experience and Protection

Investors need the tools to make informed investment decisions. The OSC will undertake efforts to improve the investor experience and investor protection. Efforts will focus on engaging stakeholders, identifying appropriate areas for improvement, and acting to make changes that would ensure investors have a positive experience and are better-informed when making investment decisions. Collectively, these efforts would lead to greater investor protection and help reduce fraud. In conjunction with current OSC initiatives, the OSC will:

•	Explore opportunities to introduce and expand “plain language” requirements for prospectus, fund and other disclosure documents;

•	Through its Investor Office, implement the Seniors Strategy and Action Plan;

•	Eliminate unnecessary or outdated regulatory requirements;

•	Continue to provide relevant information for investors online; and

•	Collaborate with the Ministry of Education to enhance the financial literacy curriculum.

The government is also committed to working with organizations such as the Investment Industry Regulatory Organization of Canada (IIROC) to further improve the investor experience.

Chapter 1: A Plan For The People

4.	Ensuring Economically Focused Rule-Making

Rule-making must weigh the economic costs against benefits to stakeholders. It is crucial when introducing rules that a robust impact analysis be conducted. Qualitative and quantitative analysis of the anticipated costs and benefits of a proposed rule would be provided within the OSC’s rule publications and shared as part of the consultations on the proposal to better inform public comments and the rule-making process. This approach would enhance transparency and appropriately inform stakeholders of the impacts of new rules.

5.	Ensuring Competitiveness and Clear Service Standards

The Ontario government is committed to making Ontario the most attractive place in North America in which to invest, grow businesses and create jobs for the people. Critical to accomplishing this goal is creating a globally competitive, efficient and strong capital markets regulatory system that attracts investment from around the world, streamlines capital raising for businesses, and protects investors from financial system risk and misconduct.

Ontario businesses seeking to raise money and global investors seeking to invest in those businesses must spend significant resources to understand and comply with a needlessly complex regulatory system. The Ontario government and the OSC are committed to making Ontario’s capital markets globally competitive. The Ontario government will work with the OSC to enable it to achieve a global standard of excellence. To reflect this new priority, the OSC will report on metrics that track the competitiveness of Ontario’s capital markets relative to other jurisdictions, and its service standards will be tracked relative to securities regulators in leading jurisdictions.

MODERNIZING CAPITAL MARKETS LEGISLATION

To further support the five-point plan, the Ontario government plans to propose amendments to capital markets legislation to facilitate innovation in Ontario’s capital markets and to ensure more economically focused rule-making which, in turn, promotes greater economic growth.

The government also plans to propose additional changes to capital markets legislation. This includes clarifying the payment of awards under the OSC whistleblower program, and certain other technical amendments to the Securities Act.

Section D: Open for Business, Open for Jobs

Cooperative Capital Markets Regulatory System

The government intends to make Ontario the most attractive place in North America in which to invest, grow businesses and create jobs. As Co-Chair of the Council of Ministers of the Cooperative Capital Markets Regulatory System (CCMR), Ontario’s Minister of Finance plays a leadership role, and works collaboratively with other participating provincial and territorial jurisdictions and the federal government, to further the implementation of the CCMR. The CCMR would make capital markets in Canada stronger, more efficient and more globally competitive. It would also better protect investors from financial system risk and misconduct. It would offer real benefits to the people of Ontario by streamlining the requirements for businesses to raise capital, which in turn allows individuals and families to save and invest with confidence, while helping to create jobs and boost economic growth.

Currently, Canada is the only G20 country without a national capital markets regulator. Ontario is pleased that the recent decision of the Supreme Court of Canada confirmed the constitutionality of key elements of the CCMR. Ontario continues to encourage all provinces and territories to participate in and benefit from the CCMR.

Fostering Modern and Effective Financial Services Regulation

Adopting Title Protection for Financial Planners and Financial Advisors

In Ontario today, there is no title protection for financial planners and financial advisors. Families risk receiving financial planning and advisory services from individuals who may not be appropriately qualified to help them save for the future. Lack of title protection undermines professionalism and confidence in those offering financial planning and advisory services.

The government is moving forward with proposed legislation to protect titles for financial planners and financial advisors in Ontario. The proposed new framework is being developed for the financial services industry to require that individuals using the financial planner and financial advisor titles have an appropriate credential. Financial planners and financial advisors would benefit from the knowledge that professionals in their space would be held to a higher standard. Families would be able to reach their financial goals with the confidence that they are dealing with someone who has adequate training and expertise. The new title protection framework will take a measured approach to enhance consumer protection without introducing unnecessary regulatory burden, and will be mindful of the current regulatory oversight of licensees and registrants.

Chapter 1: A Plan For The People

The government’s plan responds to longstanding calls from consumers and the financial services industry to take action. It presents a significant opportunity to strengthen professionalism, and improve efficiency and competitiveness of the industry with the potential to create and retain more jobs. In developing the title protection framework, the government remains committed to engaging with stakeholders to ensure that their concerns are heard. The government is dedicated to fostering an open for business environment and is mindful of the need to ensure a smooth transition for existing experienced and well-qualified professionals.

Section D: Open for Business, Open for Jobs

Launching the Financial Services Regulatory Authority of Ontario

LISTENING TO THE PEOPLE

“The government is absolutely to be commended for giving FSRA a mandate to streamline regulatory processes for consumers and stakeholders. And we can see that work happening now, and we’re very encouraged by it.”

Kim Donaldson, Vice-President, Ontario,
Insurance Bureau of Canada

The government is committed to working with the new Financial Services Regulatory Authority (FSRA) of Ontario to make it fully operational, with a focus on reducing red tape and finding more efficient and effective ways to deliver regulatory services. The government will be moving forward with launching the new FSRA, targeted for June 2019, including completing the amalgamation with the Deposit Insurance Corporation of Ontario, as first announced in the 2018 Ontario Economic Outlook and Fiscal Review. Proposed amendments to the Credit Unions and Caisses Populaires Act, 1994, the Pension Benefits Act, the Financial Services Tribunal Act, 2017, the Insurance Act and the Financial Services Regulatory Authority of Ontario Act, 2016, would enable the framework needed to launch FSRA as a modern and effective regulator for the financial services sector.

FSRA has a transformative mandate that will enable it to regulate in a way that is open to innovative ideas, open to business and open to consumer needs. Rule-making provides a new regulator with the opportunity to re-examine existing regulatory burden, and also provides the regulator with the flexibility to address gaps and be more responsive to stakeholder needs in certain areas. To that end, the government is considering legislative and regulatory changes that would provide the FSRA with additional rule-making authority in the pension sector.

In keeping with commitments to regulate the sectors more effectively, FSRA will tackle key priorities in its first year of operation that will reduce regulatory burden for regulated sectors, such as, reviewing inherited guidance, in addition to data collection and filling requirements, and establishing meaningful service standards. FSRA has also identified regulatory effectiveness as an overarching priority and will focus on priorities that protect the public interest, increase sectoral expertise, and modernize systems and processes.

Chapter 1: A Plan For The People

Modernizing Legislation for Mortgage Brokers and Lenders

For many middle-class Ontario families, owning a home is becoming harder as the people of Ontario adjust to the federal government’s January 2018 mortgage rule changes. The insured and uninsured mortgage stress tests have reduced consumers’ purchasing power, and have prevented many from qualifying for a mortgage. As a result, an increasing number of buyers are turning to private financing to purchase a home. The government supports a strong regulatory framework that protects consumers, but is concerned that the federal government’s mortgage rule changes have resulted in unintended consequences in the market, and are making it harder for people to afford a home.

It is within this context that in October 2018, the government appointed MPP Doug Downey, Parliamentary Assistant to the Minister of Finance, to conduct a review of the Mortgage Brokerages, Lenders and Administrators Act, 2006. As part of this review, the Ministry of Finance conducted a public consultation earlier this year and received input from stakeholders in a number of different sectors, including banking, mortgage brokers, appraisers, insurance and legal services. The submissions received provided a number of innovative ideas on how to reduce regulatory burden to enable mortgage brokers to focus on helping their clients, including suggestions to streamline requirements for commercial mortgage transactions to better reflect business needs. MPP Downey has also consulted extensively with the mortgage broker industry, and has received detailed feedback from that sector and other related industries. MPP Downey will provide recommendations to the government in the coming months.

Modernizing Legislation for Ontario’s Credit Unions

Credit unions play an important role in communities across Ontario by providing financial products and services to their 1.6 million members. The Credit Unions and Caisses Populaires Act, 1994 has been in force for 25 years, and has been criticized by sector participants for being outdated. The credit union sector has advocated for the government to introduce new legislation to replace the existing Act. The government has already enacted regulatory amendments to allow credit unions to enter into syndicated loan agreements led by banks and federally regulated credit unions, helping to open Ontario for business. The government is committed to reviewing this outdated legislation. The new, modern legislation will reduce regulatory burden for Ontario’s credit unions and caisses populaires, enabling them to be more agile and competitive while continuing to meet the needs of their members.

Section D: Open for Business, Open for Jobs

Modernizing Legislation for Co-operative Corporations

LISTENING TO THE PEOPLE

“Our sector would like to thank the government for initiating consultations to modernize the 44-year-old Co-operative Corporations Act. Our goal is to level the playing field and eliminate red tape to create thousands of new jobs in our province.”

Peter Cameron, Acting Executive Director of
the Ontario Co-operative Association

Co-operative corporations are an important part of Ontario’s economy, and play a role in revitalizing and sustaining communities. They operate in a variety of sectors, providing important products and services to their members.

Earlier this year, the government conducted a public consultation regarding the Co-operative Corporations Act, with the goal of modernizing the legislation, finding efficiencies and cutting red tape. The government heard from representatives across the different sectors in which co-operatives do business in Ontario.

The government will consider the feedback received through the consultation process, and will work with co-operative sector representatives to propose amendments to the legislation.

Chapter 1: A Plan For The People

REDUCING RED TAPE IN THE PENSION SECTOR

Expanding the Target Benefit Framework to the Not-for-Profit Sector

Target benefit pension plans, which provide a monthly income stream in retirement with predictable contributions for employers, offer an alternative pension plan model, combining features of both the defined benefit and defined contribution pension plan models.

LISTENING TO THE PEOPLE “We are supportive of expanding the eligibility for the Target Benefit MEPP framework to include more plans like ours.” Teamsters Canadian Pension Plan

The government is committed to working with affected stakeholders to implement a permanent framework for target benefit plans in Ontario. In response to stakeholder feedback, the government intends to move forward with a target benefit framework which would allow more multi-employer pension plans, including those in the non-unionized not-for-profit sector to participate in the framework. As a first step, legislative changes are being proposed which, if passed, would expand the eligibility criteria for the target benefit framework to include non-unionized multi-employer pension plans, in addition to collectively bargained multi-employer pension plans. The government will continue to work with stakeholders as it develops further elements of the target benefit framework, including the funding framework.

LISTENING TO THE PEOPLE

“We are very supportive of the government moving forward with changes that ensure target benefit plans can be accessed by a broad range of workplaces.”

Canadian Christian Schools Pension Plan

The introduction of this expanded framework paves the way for increased pension coverage as more Ontario workplaces will be able to provide employees with defined benefit-like pensions at a more predictable cost for employers.

Section D: Open for Business, Open for Jobs

Facilitating Easier Digital Communications

Currently, most pension plans rely on paper-based options to communicate with their members, unless a member has consented to communicate electronically. This is more costly and inefficient than the paperless alternative. The government is considering future legislative changes to the Pension Benefits Act to modernize the pension sector and streamline pension plan administration by permitting plans to use electronic communication as the default method, with appropriate safeguards, to provide pension plan information to their members. Going paperless could significantly reduce the cost of administration for pension plans, and could allow plans to more effectively engage and communicate with plan members. However, the government recognizes that different methods of communication work better for different people. This is why members would be given the option to continue to receive paper documents if desired.

Consistent with the amendments made to the Pension Benefits Act in the fall of 2018, which allow administrators of pension plans to permit electronic beneficiary designations, the government is proposing amendments to the Insurance Act that, if passed, would clarify that insurers may accept electronic beneficiary designations, subject to any requirements that may be prescribed in a rule by the Financial Services Regulatory Authority of Ontario.

Chapter 1: A Plan For The People

Chapter 2: Economic Outlook

UNDERPERFORMING ECONOMY SINCE 2003

Ontario’s economy has underperformed over the last 16 years. The province’s real GDP growth trailed the national average in 12 of the 16 years from 2003 to 2018. This contributed to slower employment and disposable income growth in Ontario compared to Canada as a whole.

Chart 2.1

Real GDP Growth
(Per Cent)
Ontario
Canada
4.0
3.0
2.0
1.0
0.0
(1.0)
(2.0)
(3.0)
(4.0)
1.1
1.8
2.8
3.1
3.2
3.2
1.9
2.6
0.8
2.1
0.0
1.0
(3.1)
(2.9)
2.9
3.1
2.4
3.1
1.3
1.8
1.4
2.3
2.5
2.9
2.5
0.7
2.3
1.1
2.8
3.0
2.2
1.8
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018

Sources: Statistics Canada and Ontario Ministry of Finance.

The provincial economy now faces a number of challenges, including:

•	Regional imbalances;

•	Uneven growth among sectors;

•	Underinvestment by businesses in machinery and equipment;

•	High household and government debt levels;

•	Deteriorating housing affordability;

•	Elevated income inequality; and

•	Underutilized labour.

Chapter 2: Economic Outlook

These weaknesses represent a significant challenge for the province’s future prosperity and have heightened its vulnerability to a global economic slowdown.

Creating a Positive Economic Environment

Ontario’s Government for the People is supporting economic growth by creating an environment in which businesses can thrive, grow and create good jobs. Real GDP grew by 2.2 per cent in 2018.

The progress is also reflected in the labour market. Since June 2018, 132,000 net new jobs have been created, with 112,400 of those in the private sector. In the last six months alone, Ontario’s employment has increased at the strongest pace since January 2003.1 In addition, Ontario’s unemployment rate declined to 5.6 per cent in 2018, its lowest annual rate since the late 1980s.

Chart 2.2

STRENGTHENING LABOUR MARKET

Employment, Monthly (Thousands)
Unemployment Rate, Monthly (Per Cent)
7,400
7,350
7,300
7,250
7,200
7,150
7,100
7,050
7,000
6.6
6.4
6.2
6.0
5.8
5.6
5.4
5.2
5.0
Jan-17
May-17
Sep-17
Jan-18
May-18
Sep-18
Jan-19
+132,000 net new jobs
Unemployment Rate
-0.2 percentage points

Source: Statistics Canada.

[1]	As of February 2019, the most current data available at the time of finalizing the 2019 Ontario Budget.

Chapter 2: Economic Outlook

Household indicators also show promising signs over the second half of 2018, with gains in employment, income and retail sales. Business indicators are holding steady, despite significant headwinds due to global economic uncertainty and financial market volatility, which have adversely affected business confidence.

Chart 2.3
SIGNS OF POSITIVE GROWTH

Per Cent Change From The Previous Period
4.0
2.0
0.0
2018 First Half
2018 Second Half
1.4
1.3
0.4
1.0
1.2
2.7
Average Weekly Earnings
Employment
Retail Sales

Source: Statistics Canada.

Chapter 2: Economic Outlook

GROWING THE ECONOMY

Ontario’s economy is expected to grow at a steady pace over the 2019 to 2024 period, moderating from recent years mainly due to a less supportive external environment. A summary of Ontario’s economic outlook is presented in Table 2.1.

Table 2.1 SUMMARY OF ONTARIO’S ECONOMIC OUTLOOK (Per Cent)

	2016	2017	2018	2019p	2020p	2021p	2022p	2023p	2024p
Real GDP Growth	2.3	2.8	2.2	1.4	1.6	1.5	1.9	1.9	1.8
Nominal GDP Growth	4.4	4.1	3.4	3.4	3.4	3.2	3.6	3.9	3.9
Employment Growth	1.1	1.8	1.6	1.3	1.0	1.0	1.0	1.0	1.0
CPI Inflation	1.8	1.7	2.4	1.9	2.0	1.7	1.9	2.0	2.0
p = Ontario Ministry of Finance planning projection based on information up to March 8, 2019. Sources: Statistics Canada and Ontario Ministry of Finance.

Chapter 2: Economic Outlook

Private-Sector Forecasts

The Ontario Ministry of Finance regularly consults with private-sector economists and continually tracks their forecasts to inform the government’s planning assumptions. Private-sector economists are projecting continued but slower growth for Ontario over the forecast horizon. On average, forecasters expect real GDP growth of 1.8 per cent in 2019, 1.7 per cent in 2020, 1.6 per cent in 2021 and an average of 2.0 per cent from 2022 to 2024. For fiscal planning, prudent assumptions have been used, with the Ontario Ministry of Finance’s real GDP growth projections set below the average of private-sector forecasts in each year. More prudence was applied to the 2019 planning assumption because private-sector forecasters are expected to lower their growth outlook as a result of weaker-than-expected national growth at the end of 2018.

Table 2.2 PRIVATE-SECTOR FORECASTS FOR ONTARIO REAL GDP GROWTH (Per Cent)

	2019	2020	2021	2022	2023	2024
BMO Capital Markets (March)	1.7	1.6	–	–	–	–
Central 1 Credit Union (February)	1.8	1.7	1.4	2.0	–	–
CIBC Capital Markets (January)	2.0	1.4	–	–	–	–
The Conference Board of Canada (February)	2.1	2.0	2.0	1.9	1.9	1.7
Desjardins Group (February)	2.0	1.6	0.3	1.5	2.0	–
Laurentian Bank Securities (February)	1.5	1.7		–	–	–
National Bank of Canada Financial Markets (February)	1.6	1.6	–	–	–	–
Quantitative Economic Decisions, Inc. (February)	1.5	2.0	2.0	2.0	1.8	1.7
Royal Bank of Canada (December)	1.9	1.3	–	–	–	–
Scotiabank (February)	1.9	1.6	–	–	–	–
Stokes Economics (January)	1.6	1.6	1.9	2.2	2.1	1.9
TD Bank Group (December)	1.8	1.7	–	–	–	–
University of Toronto (February)	2.0	1.9	2.2	2.3	2.3	2.2
Private-Sector Survey Average	1.8	1.7	1.6	2.0	2.0	1.9
Ontario’s Planning Assumption	1.4	1.6	1.5	1.9	1.9	1.8
Source: Ontario Ministry of Finance Survey of Forecasters (March 1, 2019).

Chapter 2: Economic Outlook

Global Economic Context

Developments in the global economic environment can have a significant impact on Ontario. Forecasts for key external factors are summarized in Table 2.3. These are used as the basis for the Ontario Ministry of Finance’s forecast for economic growth in the province.

Table 2.3 OUTLOOK FOR EXTERNAL FACTORS

	2017	2018	2019p	2020p	2021p	2022p	2023p	2024p
World Real GDP Growth (Per Cent)	3.8	3.7e	3.5	3.6	3.6	3.6	3.6	–
U.S. Real GDP Growth (Per Cent)	2.2	2.9	2.5	1.8	1.8	1.9	2.1	2.1
West Texas Intermediate (WTI) Crude Oil ($US per Barrel)	51	65	58	61	61	64	67	72
Canadian Dollar (Cents US)	77.0	77.2	76.0	77.3	77.9	79.1	80.0	80.2
Three-Month Treasury Bill Rate[1] (Per Cent)	0.7	1.4	1.8	2.2	2.5	2.7	2.8	2.8
10-Year Government Bond Rate[1] (Per Cent)	1.8	2.3	2.1	2.6	3.3	3.5	3.6	3.7

e  = estimate; p = Ontario Ministry of Finance planning projection based on external sources.

[1]  Governmentof Canada interest rates.

Sources: IMF World Economic Outlook (October 2018 and January 2019 Update), United States Bureau of Economic Analysis, “Blue Chip Economic Indicators” (October 2018 and February 2019), U.S. Energy Information Administration, Bank of Canada, Ontario Ministry of Finance Survey of Forecasters (March 1, 2019) and Ontario Ministry of Finance.

According to the International Monetary Fund (IMF), global economic growth is expected to moderate slightly over the outlook period. This reflects weaker real GDP growth in advanced economies and a temporary slowdown in activity in emerging market economies in 2019. The IMF projects global real GDP growth to average 3.6 per cent annually over the 2019 to 2023 period, following annual gains of 3.8 per cent in 2017 and 3.7 per cent in 2018.

The U.S. economy rose by a solid 2.9 per cent in 2018, boosted by tax cuts. Over the projection period, economic growth in the United States is expected to ease as the impact of tax reform fades. Private-sector forecasters project U.S. real GDP to rise 2.5 per cent in 2019 before averaging annual gains of 1.9 per cent over the 2020 to 2024 period. Canadian real GDP growth is projected to average 1.8 per cent over the projection period.

Chapter 2: Economic Outlook

Recent indicators point to slowing global economic growth. Real GDP growth in China was 6.4 per cent in the fourth quarter of 2018 compared to a year earlier, the weakest since early 2009. Euro area real GDP increased 1.1 per cent in the fourth quarter of 2018 compared to a year earlier, marking the slowest increase in five years. Italy’s real GDP edged down in the third and fourth quarters, putting the country in a technical recession. Several nations, including Germany and Japan, also experienced a decline in real GDP in the third quarter of 2018 as summarized in Chart 2.4. Of the countries that have reported fourth quarter 2018 real GDP results, a smaller share have recorded a decline compared to the previous quarter.

Chart 2.4

GLOBAL GDP GROWTH IN 2018

Number of Countries
(Total of 45 countries reported by OECD)
GDP Increase
GDP Decline
Recession
No Growth
2018Q4*
36
1
2
1
Greece, Italy,
Turkey, Germany
2018Q3
37
7
1
Japan, Germany, Italy,
Switzerland, Sweden,
Turkey, Iceland & Argentina
2018Q2
42
2
1
Mexico, Argentina
& South Africa
2018Q1
42
3
Japan, Ireland
& South Africa

* Only 40 of 45 countries have reported GDP for the fourth quarter of 2018.

Source: Organisation for Economic Co-operation and Development (OECD).

The slowdown in global growth reflects a number of factors, including elevated geopolitical tension, financial market volatility and concerns regarding growth prospects in China. Uncertainty persists surrounding trade issues between the United States and China, the United Kingdom’s exit from the European Union and the pending ratification of the Canada-United States-Mexico Agreement (CUSMA) on trade.

Chapter 2: Economic Outlook

Oil prices moved lower in late 2018, reflecting both supply and demand factors. Private-sector economists expect oil prices to rise over the projection period from $58 US per barrel to $72 US per barrel.

In recent years, in response to strong economic growth and a tight labour market, the U.S. Federal Reserve raised its policy interest rate to contain price pressures and maintain price stability. The Bank of Canada also raised interest rates during that time. However, recent developments have led the U.S. Federal Reserve to take a more neutral stance in its monetary policy. As a result, investors currently expect the U.S. Federal Reserve to keep its policy rate unchanged over the near term. Longer term interest rates have moved lower in both the United States and Canada since October. Combined with rising short-term rates, this has led to a flattening in the yield curve (long-term minus short-term interest rates) in both countries. In the past, this has typically signalled the potential for slower economic growth. Furthermore, the current economic expansion in the United States is longer than the historical average, which is also prompting concerns for even slower growth.

Private-sector forecasters expect interest rates to rise modestly over the forecast period. The three-month Government of Canada T-bill interest rate is projected to rise from 1.4 per cent in 2018 to 2.8 per cent in 2024. Long-term interest rates are expected to rise from 2.3 per cent in 2018 to 3.7 per cent in 2024. The Canada–U.S. exchange rate is expected to decrease from an average of 77.2 cents US in 2018 to 76.0 cents US in 2019, before gradually rising to 80.2 cents US in 2024.

Projecting Economic Growth

The Ontario Ministry of Finance is projecting Ontario real GDP to rise by 1.4 per cent in 2019, 1.6 per cent in 2020, 1.5 per cent in 2021, 1.9 per cent in 2022, 1.9 per cent in 2023 and 1.8 per cent in 2024. This forecast is slightly below the average of private-sector forecasts in each year for prudent fiscal planning. More prudence was applied to the 2019 planning assumption because private-sector forecasters are expected to lower their growth outlook as a result of weaker-than-expected national growth at the end of 2018.

Table 2.4

PRIVATE-SECTOR FORECASTS PROJECT SLOWER GROWTH

 (Real GDP, Per Cent)

	2016	2017	2018	2019p	2020p	2021p	2022p	2023p	2024p
United States	1.6	2.2	2.9	2.5	1.8	1.8	1.9	2.1	2.1
Canada	1.1	3.0	1.8	1.7	1.8	1.6	1.8	1.9	1.8
Ontario	2.3	2.8	2.2	1.8	1.7	1.6	2.0	2.0	1.9
Ontario’s Planning Assumption				1.4	1.6	1.5	1.9	1.9	1.8

p = Ontario Ministry of Finance planning projection based on external sources.

Sources: Statistics Canada, U.S. Bureau of Economic Analysis, “Blue Chip Economic Indicators”, Ontario Ministry of Finance Survey of Forecasters (March 1, 2019) and Ontario Ministry of Finance.

Chapter 2: Economic Outlook

As is the case for most other advanced economies, economic growth is expected to be more subdued over the next four years than average growth over the past eight years as shown in Chart 2.5.

Chart 2.5
SLOWING ECONOMIC GROWTH

Average Annual Real GDP Growth (Per Cent)
Average Annual Real GDP Growth (Per Cent)
Left axis
Right axis
2010–18
2019–23
9.0
8.0
7.0
6.0
5.0
4.0
3.0
2.0
1.0
0.0
2.5
2.0
1.5
1.0
0.5
0.0
7.8
6.0
2.1
1.4
2.2
2.0
2.2
1.8
2.3
1.8
China
Germany
U.S.
Canada
Ontario

Ontario’s export sector is expected to be an important contributor to growth over the projection period. This reflects solid U.S. demand and a competitive Canadian dollar. Ontario real exports are forecast to rise at an average annual rate of 1.8 per cent over the 2019 to 2024 period. The signing of CUSMA has removed some of the uncertainty surrounding the trade sector that had previously weighed on the outlook. However, lingering uncertainty remains, as CUSMA has yet to be ratified by the signatory countries, and global trade tensions remain elevated.

While export-oriented industries are broadly projected to capitalize on the current economic backdrop, Ontario motor vehicle exports are expected to move lower over the forecast period due to General Motors announcing it will not produce vehicles at its Oshawa assembly plant after 2019.

Chapter 2: Economic Outlook

Ontario’s Open for Business, Open for Jobs plan and rising export activity is expected to prompt higher business investment over the outlook period, given that Ontario’s economy is already operating near full capacity. See Chapter 1, Section D: Open for Business, Open for Jobs for more details. The industrial capacity utilization rate in Ontario is estimated to be 83.1 per cent in 2018, close to pre-recession levels. Business investment is expected to increase at an average annual rate of 2.4 per cent over the 2019 to 2024 period.

Chart 2.6
SOLID BUSINESS INVESTMENT GROWTH PROJECTED

2019 to 2024 Average Annual Growth
(Per Cent)
3.0
2.5
2.0
1.5
1.0
0.5
0.0
1.7
1.8
1.5
1.3
2.4
1.8
1.7
Real GDP
Household Spending
Government
Residential Investment
Business Investment
Exports
Imports

Note: Government includes consumption and investment expenditure. Business investment includes non-residential construction, machinery and equipment, and intellectual property products.

Source: Ontario Ministry of Finance.

Chapter 2: Economic Outlook

Housing Market Activity

Residential investment is projected to decline 1.3 per cent in 2019 following a 4.7 per cent decrease in 2018. Despite these declines, activity remains at an elevated level following a period of very strong growth. Over the 2020 to 2024 period, residential construction is expected to grow moderately, supported by steady employment gains, rising incomes and strong population growth.

Ontario home resale prices stabilized at the end of 2018. Affordability continues to pose a challenge and, along with rising interest rates, is expected to dampen resale activity. Future price gains are expected to be more moderate compared with those prior to 2018. Unit sales are expected to partly recover over the 2019 to 2024 period.

Support for housing affordability will come from the government’s plan to increase the supply of housing which will help people in Ontario find the type of housing they need. See Chapter 1, Section C: Protecting What Matters Most for more details.

Chapter 2: Economic Outlook

Growing Labour Market

Employment in Ontario grew in the second half of 2018 and into early 2019. Since June 2018, 132,000 new jobs have been created and the unemployment rate has trended lower. Employment is expected to continue to rise over the outlook period. Ontario’s employment is forecast to rise at an average annual pace of 1.1 per cent over the 2019 to 2024 period. This is expected to keep the unemployment rate historically low over the outlook period.

The average annual unemployment rate is forecast at 5.5 per cent from 2019 to 2024. Wages and salaries are expected to rise by an average of 3.9 per cent annually over the 2019 to 2024 period.

Chart 2.8

EMPLOYMENT GAINS EXPECTED TO CONTINUE

Thousands
140
120
100
80
60
40
20
0
114.4
96.4
70.4
77.0
75.5
75.6
76.4
2018
2019p
2020p
2021p
2022p
2023p
2024p

p = Ontario Ministry of Finance planning projection.

Sources: Statistics Canada and Ontario Ministry of Finance.

Chapter 2: Economic Outlook

Increasing Household Spending

Strong employment gains in the second half of 2018 helped lift real household disposable income by 0.1 per cent in the third quarter and 0.6 per cent in the fourth quarter, contributing to growth in household spending.

Given the modestly rising interest rates and elevated debt levels, growth in real consumer spending has slowed since the third quarter of 2017. Over the projection period, with interest rates expected to rise moderately, consumption activity for interest-sensitive purchases is expected to weaken. Overall, total real consumption spending in Ontario is expected to grow over the next few years, in line with steady employment gains and modestly rising wages. The previously announced Low-income Individuals and Families Tax (LIFT) Credit and the proposed Childcare Access and Relief from Expenses (CARE) tax credit, along with other relief through government policies, will help households stretch incomes further.

Chart 2.9
HOUSEHOLD SPENDING GROWTH TO MODERATE

Per Cent Change
Real Household Disposable Income
Real Household Spending
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
3.5
3.9
3.0
2.8
2.1
1.8
1.8
1.6
1.8
1.7
1.9
1.9
2.2
1.9
2.1
1.8
2017
2018
2019p
2020p
2021p
2022p
2023p
2024p

p = Ontario Ministry of Finance planning projection.

Sources: Statistics Canada and Ontario Ministry of Finance.

Chapter 2: Economic Outlook

WEIGHING THE UPSIDE AND DOWNSIDE RISKS

Ontario’s economy faces a number of risks. There are some upside risks, including the positive impact of new policies being implemented by the government. However, on balance, there are more downside risks to Ontario’s economic outlook, increasing the possibility of a slowdown.

Some of the notable risks include:

•	The U.S. economy may receive a stronger than expected boost from recent tax cuts. This would benefit Ontario exporters and would likely prompt businesses to increase investment spending.

•

Rising Canada Pension Plan contributions and the federal carbon tax, both of which are scheduled to increase annually, could have a more adverse impact on economic growth than reflected in current forecasts.

•

The recently announced CUSMA on trade has lessened uncertainty in Ontario, but global trade tensions remain elevated. The outcome of trade negotiations between the United States and China could have ramifications for global growth and negatively impact Ontario export demand and investment.

•	Ongoing global trade and geopolitical tension have heightened uncertainty and contributed to financial market volatility. This could lessen confidence and spending.

•

Ontario home resale prices remain elevated, and housing affordability continues to pose a challenge. In addition, households are carrying elevated levels of debt, which leaves them more exposed to higher interest rates. This could lead to a decline in housing market activity and reduce consumer spending.

•

Oil-producing provinces have recently been negatively impacted by lower oil prices and transportation constraints. There may be spillover effects to other provinces, such as Ontario, through interprovincial exports.

Chapter 2: Economic Outlook

Table 2.5 provides current estimates of the impact of sustained changes in key external factors on the growth of Ontario’s real GDP, assuming other external factors are unchanged. The relatively wide range of estimated impacts reflects the uncertainty regarding how the economy could respond to these changes in external conditions.

Table 2.5 IMPACTS OF SUSTAINED CHANGES IN KEY EXTERNAL FACTORS ON ONTARIO’S REAL GDP GROWTH (Percentage Point Change)
	First Year	Second Year

Canadian Dollar Depreciates by Five Cents US	+0.1 to +0.7	+0.2 to +0.8
Crude Oil Prices Decrease by $10 US per Barrel	+0.1 to +0.3	+0.1 to +0.3
U.S. Real GDP Growth Increases by One Percentage Point	+0.2 to +0.6	+0.3 to +0.7
Canadian Interest Rates Increase by One Percentage Point	(0.1) to (0.5)	(0.2) to (0.6)

Source: Ontario Ministry of Finance.

Chapter 2: Economic Outlook

Transparent Reporting on the Economy

The proposed Fiscal Sustainability, Transparency and Accountability Act, 2019 demonstrates the government’s commitment to enhance transparency and timeliness of public economic reporting. See Chapter 1, Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner for more details.

Based on the proposed legislation, the quarterly Ontario Economic Accounts (OEA) would be released within 45 days after the Statistics Canada release of the National Income and Expenditure Accounts. This deadline is included in the Premier and Minister’s Accountability Guarantee.

The OEA provides a comprehensive overall assessment of the performance of Ontario’s economy. Private-sector economists use this to assess the current state of the province’s economy and as a basis for updating their forecasts. The OEA forms the basis for the government’s economic and revenue forecasts, providing a key foundation for the province’s fiscal plan.

In compliance with the proposed legislation, the OEA will be released according to the following schedule:

Reference Period	Expected Statistics Canada Release of National Income and Expenditure Accounts	Corresponding deadline for release of Ontario Economic Accounts
First Quarter (January–March) 2019	May 31, 2019	By July 15, 2019
Second Quarter (April–June) 2019	August 30, 2019	By October 15, 2019
Third Quarter (July–September) 2019	November 29, 2019	By January 13, 2020
Fourth Quarter (October–December) 2019	February 28, 2020	By April 14, 2020

Chapter 2: Economic Outlook

DETAILS OF ONTARIO’S ECONOMIC OUTLOOK

Table 2.6 provides details of the Ontario Ministry of Finance’s economic outlook for the 2019 to 2024 period.

Table 2.6 THE ONTARIO ECONOMY, 2017 TO 2024 (Per Cent Change)

	Actual		Projection

	2017	2018	2019	2020	2021	2022	2023	2024

Real Gross Domestic Product	2.8	2.2	1.4	1.6	1.5	1.9	1.9	1.8
Household Consumption	3.9	2.8	1.8	1.6	1.7	1.9	1.9	1.8
Residential Construction	1.0	(4.7)	(1.3)	1.3	2.2	2.4	1.9	1.8
Non-Residential Construction	1.7	(3.4)	1.3	2.6	1.5	2.0	2.1	1.5
Machinery and Equipment	7.9	8.6	1.3	2.6	2.8	3.4	4.2	2.6
Exports	1.8	2.3	1.5	1.8	1.7	2.0	2.1	2.0
Imports	5.1	1.7	1.2	1.8	1.6	2.0	1.9	1.8
Nominal Gross Domestic Product	4.1	3.4	3.4	3.4	3.2	3.6	3.9	3.9
Primary Household Income	4.7	4.4	3.5	3.6	3.8	3.9	4.2	4.2
Compensation of Employees	4.7	5.2	3.8	3.8	3.8	4.0	4.1	4.1
Net Operating Surplus — Corporations	1.8	(3.7)	4.4	1.2	2.9	3.7	4.5	3.8
Other Economic Indicators
Retail Sales	7.7	3.9	3.7	3.3	2.9	4.0	4.2	3.5
Housing Starts (000s)	79.1	78.7	72.8	71.5	75.1	77.4	78.7	79.3
Home Resales	(10.3)	(13.4)	4.9	1.7	1.7	0.8	2.5	2.4
Home Resale Prices	9.6	(2.7)	4.0	3.1	4.4	3.8	4.0	4.1
Consumer Price Index	1.7	2.4	1.9	2.0	1.7	1.9	2.0	2.0
Employment	1.8	1.6	1.3	1.0	1.0	1.0	1.0	1.0
Job Creation (000s)	128	114	96	70	77	76	76	76
Unemployment Rate (Per Cent)	6.0	5.6	5.5	5.5	5.5	5.5	5.5	5.5
Key External Variables
U.S. Real Gross Domestic Product	2.2	2.9	2.5	1.8	1.8	1.9	2.1	2.1
WTI Crude Oil ($ US per Barrel)	51	65	58	61	61	64	67	72
Canadian Dollar (Cents US)	77.0	77.2	76.0	77.3	77.9	79.1	80.0	80.2
Three-Month Treasury Bill Rate[1]	0.7	1.4	1.8	2.2	2.5	2.7	2.8	2.8
10-Year Government Bond Rate[1]	1.8	2.3	2.1	2.6	3.3	3.5	3.6	3.7

[1]   Government of Canada interest rates (per cent).

Sources: Statistics Canada, Canada Mortgage and Housing Corporation, Canadian Real Estate Association, Bank of Canada, United States Bureau of Economic Analysis, “Blue Chip Economic Indicators” (October 2018 and February 2019), U.S. Energy Information Administration and Ontario Ministry of Finance.

Chapter 2: Economic Outlook

Changes to Ontario’s Economic Outlook

Ontario’s real GDP growth was 2.2 per cent in 2018, higher than the 2.0 per cent projected at the time of the 2018 Ontario Economic Outlook and Fiscal Review. The outlook over the 2019 to 2021 period has moved slightly lower compared to the projections in the 2018 Ontario Economic Outlook and Fiscal Review.

Key changes since the 2018 Ontario Economic Outlook and Fiscal Review include:

•	Lower real GDP growth in 2019 and 2020; and

•	Lower nominal GDP growth from 2018 to 2020.

Table 2.7 CHANGES IN THE ONTARIO MINISTRY OF FINANCE KEY ECONOMIC FORECAST ASSUMPTIONS: 2018 ECONOMIC OUTLOOK AND FISCAL REVIEW (FES) COMPARED WITH 2019 BUDGET (Per Cent Change)
	2018		2019p		2020p		2021p

	2018 FES	2019 Budget	2018 FES	2019 Budget	2018 FES	2019 Budget	2018 FES	2019 Budget

Real Gross Domestic Product	2.0	2.2	1.8	1.4	1.7	1.6	1.5	1.5
Nominal Gross Domestic Product	3.8	3.4	3.8	3.4	3.5	3.4	3.2	3.2
Retail Sales	4.0	3.9	3.8	3.7	4.0	3.3	3.1	2.9
Housing Starts (000s)	75.0	78.7	71.1	72.8	72.0	71.5	71.4	75.1
Primary Household Income	4.4	4.4	3.7	3.5	3.9	3.6	3.8	3.8
Compensation of Employees	4.8	5.2	4.0	3.8	4.1	3.8	3.9	3.8
Net Operating Surplus — Corporations	0.6	(3.7)	3.4	4.4	3.0	1.2	4.7	2.9
Employment	1.5	1.6	1.2	1.3	1.0	1.0	0.8	1.0
Job Creation (000s)	107	114	87	96	72	70	58	77
Consumer Price Index	2.5	2.4	2.1	1.9	2.0	2.0	1.6	1.7
Key External Variables
U.S. Real Gross Domestic Product	2.9	2.9	2.6	2.5	1.8	1.8	1.8	1.8
WTI Crude Oil ($ US per Barrel)	68	65	69	58	68	61	66	61
Canadian Dollar (Cents US)	77.6	77.2	78.0	76.0	78.8	77.3	79.4	77.9
Three-Month Treasury Bill Rate[1] (Per Cent)	1.4	1.4	2.1	1.8	2.5	2.2	2.6	2.5
10-Year Government Bond Rate[1] (Per Cent)	2.3	2.3	2.8	2.1	3.3	2.6	3.4	3.3

p = Ontario Ministry of Finance planning projection.

[1]  Government of Canada interest rates.

Sources: Statistics Canada, Canada Mortgage and Housing Corporation, Bank of Canada, U.S. Energy Information Administration, United States Bureau of Economic Analysis, “Blue Chip Economic Indicators” (October 2018 and February 2019) and Ontario Ministry of Finance.

Chapter 3: Ontario’s Fiscal Plan and Outlook

INTRODUCTION

Ontario’s Government for the People is fulfilling its promise to put the Province on a path to fiscal balance in a responsible manner, with a balanced budget projected for 2023–24. The government is returning to balance by improving the way that services are delivered and focusing resources on individuals and families who need them the most. Restoring fiscal sustainability to the Province’s finances is in the public’s interest and will ensure Ontario’s hospitals, schools and other critical public services are available for generations to come, protecting what matters most to the people of Ontario.

DELIVERING ONTARIO’S FISCAL PLAN

In August 2018, the Independent Financial Commission of Inquiry (Commission) concluded that the government had inherited a deficit of $15.0 billion for 2018–19 from the previous administration. Building on the Commission’s recommendations, and taking into account higher-than-forecast revenue as well as actions and decisions to reduce spending, the government is now projecting a deficit of $11.7 billion in 2018–19, a $3.3 billion improvement relative to the Commission’s baseline deficit forecast.

Over the medium-term, the government is projecting steadily declining deficits of $10.3 billion in 2019–20, $6.8 billion in 2020–21 and $5.6 billion in 2021–22. Through a comprehensive multi-year planning process, the government has found efficiencies and is delivering additional savings beyond the 2018–19 fiscal year while providing relief to Ontario individuals, families and businesses.

Net debt-to-GDP is forecast to be 40.7 per cent in 2019–20, lower than the Commission’s revised baseline for 2018–19, before decreasing to 40.6 per cent by 2021–22.

The government is committed to restoring the Province’s fiscal health by putting Ontario on a path to balance the budget in a responsible manner — restoring trust, transparency and accountability.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.1 ONTARIO’S FISCAL PLAN
($ Billions)

	Actual	Interim[1]	Medium-Term Outlook
	2017–18	2018–19	2019–20	2020–21	2021–22
Revenue	150.6	150.8	154.2	159.8	163.7
Expense
Programs	142.4	150.0	150.1	151.9	153.8
Interest on Debt	11.9	12.5	13.3	13.7	14.4
Total Expense	154.3	162.5	163.4	165.6	168.2
Surplus/(Deficit) Before Reserve	(3.7)	(11.7)	(9.3)	(5.8)	(4.6)
Reserve	–	–	1.0	1.0	1.0
Surplus/(Deficit)	(3.7)	(11.7)	(10.3)	(6.8)	(5.6)
Net Debt as a Per Cent of GDP	39.2	40.2	40.7	40.7	40.6
Accumulated Deficit as a Per Cent of GDP	25.3	25.8	26.0	25.8	25.5
[1]	Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year.

Note: Numbers may not add due to rounding.

The decisions of the previous government left Ontario with the world’s highest subnational debt, a growing deficit and an ongoing dispute with the Auditor General of Ontario concerning the Province’s accounting practices. By taking immediate action, Ontario’s Government for the People has taken steps to reduce the deficit from the inherited $15 billion to $11.7 billion for 2018–19 and received a clean audit opinion on the Public Accounts for the first time in three years. The following sections detail the actions taken by the government since June 2018 to reduce the 2018–19 deficit by $3.3 billion and outline the government’s medium-term outlook for Ontario’s finances.

Chapter 3: Ontario’s Fiscal Plan and Outlook

RECAP: INDEPENDENT FINANCIAL COMMISSION OF INQUIRY

To restore accountability and trust in the Province’s finances, one of the government’s first actions was to establish the Independent Financial Commission of Inquiry (Commission) to look into past financial practices, specifically accounting practices and to provide advice on the Province’s budgetary position for 2018–19 as compared to the fiscal position presented in the 2018 Ontario Budget.

The Commission’s report, released publicly in September 2018, reaffirms the position of the Auditor General of Ontario that the previous government’s 2018 Budget numbers were “not a reasonable presentation of Ontario’s finances.”1 The Commission concluded that the government had inherited a deficit of $15.0 billion for 2018–19, $8.3 billion higher than the outlook presented in the 2018 Budget. In addition, the Commission indicated that the net debt-to-GDP ratio for 2018–19 was projected to be 40.8 per cent.2

Table 3.2 provides a breakdown of the Commission’s adjustments to the 2018 Budget plan for 2018–19. For additional details on the Commission’s recommendations, please see https://www.fin.gov.on.ca/en/report/ifci-2018.pdf.

Table 3.2

INDEPENDENT FINANCIAL COMMISSION OF INQUIRY’S ADJUSTMENTS TO THE 2018 BUDGET SURPLUS/(DEFICIT) PROJECTION FOR 2018–19

($ Billions)
2018–19
Surplus/(Deficit) from the 2018 Budget	(6.7)

Proposed Revisions to the Revenue Outlook
Revise economic growth forecast	(0.4)
Revise impact of housing market	(0.4)
Revise impact of minimum wage increase	(0.1)
Revise impact of United States tax reform	(0.8)
Reflect updated 2017 tax assessment information	0.2
Projected Revenue Shortfall Relative to the 2018 Budget	(1.5)

Proposed Revisions to the Expense Outlook
Provisionally adopt Auditor General’s accounting treatment of pension expenses	2.7
Adopt Auditor General’s accounting treatment of global adjustment refinancing	2.4
Reverse year-end savings and program review savings targets	1.4
Projected Expense Increase Relative to the 2018 Budget	6.4
Revision to reserve relative to the 2018 Budget	0.3
Impact on 2018 Budget Surplus/(Deficit)	(8.3)
2018–19 Surplus/(Deficit) as identified by the Commission	(15.0)

Note: Numbers may not add due to rounding.

Source: Details reproduced from the Report of the Independent Financial Commission of Inquiry released September 21, 2018.

https://www.fin.gov.on.ca/en/report/ifci-2018.pdf

[1]

Office of the Auditor General of Ontario, “Review of the 2018 Pre-Election Report on Ontario’s Finances,” (2018), http://www.auditor.on.ca/en/content/specialreports/specialreports/2018Pre-Election_en.pdf

[2]

To ensure consistency and comparability of numbers between the current outlook, the Commission’s baseline forecast and prior year results, the Commission’s Net Debt as a Per Cent of GDP estimate was revised from 40.5 per cent to 40.8 per cent in the 2018 Ontario Economic Outlook and Fiscal Review.

Chapter 3: Ontario’s Fiscal Plan and Outlook

IMPROVING ONTARIO’S 2018–19 INTERIM FISCAL PERFORMANCE

The government is projecting a deficit of $11.7 billion for 2018–19, which is an improvement of $2.8 billion compared with the forecast provided in the 2018 Ontario Economic Outlook and Fiscal Review (2018 Fall Economic Statement).

RECAPPING THE 2018 FALL ECONOMIC STATEMENT

On November 15, 2018, the government published its first fiscal and economic update with the release of the 2018 Fall Economic Statement. The outlook demonstrated the government’s immediate actions to drive efficiencies and ensure value for every taxpayer dollar. This resulted in tax relief of almost $2.7 billion to families and businesses in Ontario along with savings of $3.2 billion.

The net impact of expenditure management decisions and the tax relief reported in the 2018 Fall Economic Statement reduced the deficit to $14.5 billion, or $0.5 billion less than the inherited deficit reported by the Commission.

Table 3.3 2018–19 IN-YEAR FISCAL PERFORMANCE ($ Millions)
	FES[1]	Interim[2]	In-Year Change

Revenue	148,231	150,782	2,551

Expense

Programs	149,232	149,984	752

Interest on Debt	12,543	12,534	(9)

Total Expense	161,775	162,518	744

Surplus/(Deficit) Before Reserve	(13,544)	(11,736)	1,807

Reserve	1,000	–	(1,000)

Surplus/(Deficit)	(14,544)	(11,736)	2,807

[1] As presented in the 2018 Ontario Economic Outlook and Fiscal Review. [2] Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year. Note: Numbers may not add due to rounding.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Revenue is estimated to be $150.8 billion, or $2,551 million higher than forecast in the 2018 Fall Economic Statement plan.

Interest on debt expense is projected to be $9 million lower than forecast in the 2018 Fall Economic Statement due to lower-than-forecast interest rates.

Total expense is projected to be $744 million higher than forecast in the 2018 Fall Economic Statement, primarily due to investments in health care, postsecondary education and training, and support for municipal modernization efforts.

As recommended by the Commission, the 2018 Fall Economic Statement included a $1.0 billion reserve to protect the fiscal outlook against unforeseen adverse changes in the Province’s revenue and expense forecasts in 2018–19. The reserve is not required for year-end and has been drawn down, thereby reducing debt that the government would otherwise have incurred.

Given the preliminary nature of these estimates, the interim forecast is subject to change as actual Provincial revenue and expense are finalized in the Public Accounts of Ontario 2018–2019 to be released later this year.

Chapter 3: Ontario’s Fiscal Plan and Outlook

KEY CHANGES SINCE THE 2018 ONTARIO ECONOMIC OUTLOOK AND FISCAL REVIEW

Revenue

Total revenue is estimated to be $2,551 million (1.7 per cent) higher than the 2018 Ontario Economic Outlook and Fiscal Review plan (2018 Fall Economic Statement). The estimates are based on revenue information available to March 8, 2019. Information arriving subsequent to this date will be reflected in future updates, such as the Province’s audited financial statements in the Public Accounts of Ontario 2018–2019.

Table 3.4 SUMMARY OF REVENUE CHANGES SINCE THE 2018 FALL ECONOMIC STATEMENT ($ Millions)

Interim[1] 2018–19
Taxation Revenue
Corporations Tax	1,430
Sales Tax	1,192
All Other Taxes Combined	29
Total Taxation Revenue	2,651

Government of Canada
Infrastructure	(924)
All Other Federal Transfers Combined	(71)
Total Government of Canada	(995)

Income from Government Business Enterprises
Ontario Power Generation Inc./Hydro One Ltd.	(476)
Ontario Lottery and Gaming Corporation	67
Liquor Control Board of Ontario	27
Total Income from Government Business Enterprises	(383)

Other Non-Tax Revenue
Recoveries of Prior-Year-Expenditures (Ontario Medical Association Arbitration Settlement)	627
Fees, Donations and Other Revenues from Hospitals, School Boards and Colleges	472
All Other Non-Tax Revenue Combined	179
Total Other Non-Tax Revenue	1,278

Total Revenue Changes since the 2018 Fall Economic Statement	2,551
[1]	Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year.

Note: Numbers may not add due to rounding.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Detailed Revenue Changes since the 2018 Fall Economic Statement

Highlights of changes to estimated 2018–19 revenue since the 2018 Fall Economic Statement forecast are as follows:

•	Corporations Tax (CT) revenue is $1,430 million higher due to stronger business operating profits and higher amounts from processing 2017 tax returns.

•	Sales Tax revenue is $1,192 million higher largely due to higher levels of household spending in 2017 and 2018.

•	All Other Tax revenues combined are $29 million higher.

•	Government of Canada revenues for funding Infrastructure projects are lower by $924 million due to revised timelines for major projects.

•

Revenues from All Other Federal Transfers Combined are $71 million lower mainly due to lower estimates of Canada Health and Social Transfers based on current funding formulas. This decrease is partially offset by higher-than-projected funding in 2018–19 for early learning and child care, transfers to Legal Aid Ontario and new funding for emergency treatment of opioid addiction.

•

The combined net income for Ontario Power Generation Inc. (OPG) and Hydro One Ltd. (Hydro One) is $476 million below that indicated in the 2018 Fall Economic Statement. The decrease is primarily due to a recent regulatory decision by the Ontario Energy Board to uphold a decision on sharing tax savings related to the 2015 Hydro One Initial Public Offering (IPO) with ratepayers and to the costs associated with the termination of Hydro One’s acquisition of Avista Corporation.

•	Net income from the Ontario Lottery and Gaming Corporation (OLG) is estimated to be $67 million higher than projected, largely due to the stronger than expected performance of the lottery business.

•	Net income from the Liquor Control Board of Ontario (LCBO) is $27 million higher, reflecting an organization-wide initiative to achieve savings.

•	$627 million in Recoveries of Prior-Year Expenditures are being recognized related to the recent arbitration settlement award regarding physician services.

•	Fees, Donations and Other Revenues from Hospitals, School Boards and Colleges are $472 million higher, mainly reflecting increased revenues from international students’ tuition for colleges.

•

The remainder of the increase in Other Non-Tax Revenue Combined of $179 million is mainly due to miscellaneous revenues from ministries and consolidated government agencies, such as Legal Aid Ontario, the General Real Estate Portfolio and the Transmission Corridor Program.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Expense

Total expense is currently projected to be $162.5 billion, $744 million higher than forecast in the 2018 Fall Economic Statement. Growth in total expense is primarily the result of a $752 million increase to program expense due to investments in health care, postsecondary education and training, and support for municipal modernization efforts.

Table 3.5 SUMMARY OF EXPENSE CHANGES SINCE THE 2018 FALL ECONOMIC STATEMENT ($ Millions)
Interim[1] 2018–19
Program Expense[2]
Health Sector	480
Education Sector[3]	68
Postsecondary Education and Training Sector	640
Children’s and Social Services Sector	34
Justice Sector	118
Other Programs	(587)
Total Program Expense	752
Interest on Debt	(9)
Total Expense Changes since the 2018 Fall Economic Statement	744
[1]	Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year.
[2]	Expense change by sector, restated for fiscally neutral transfers of programs between sectors.
[3]	Excludes changes to Teachers’ Pension Plan. Teachers’ Pension Plan expense changes are included in Other Programs.

Note: Numbers may not add due to rounding.

Detailed Expense Changes since the 2018 Fall Economic Statement

The following expense changes are projected relative to the 2018 Fall Economic Statement:

•

Health sector expense is projected to be higher by $480 million due to the recent arbitration settlement award regarding physician services, increased demand for cancer care services and Ontario Drug Benefit programs, as well as increased resources for addictions treatment and rehabilitation services. This is why the government is moving forward with transforming the health care sector through major sector-wide initiatives, such as establishing a new health agency, creating an integrated supply chain model, as well as streamlining transfer payment agreements and consolidating multiple service contracts. The government is reducing administration and back-office costs and focusing on ending hallway health care.

Chapter 3: Ontario’s Fiscal Plan and Outlook

•

Education sector expense is projected to be higher by $68 million, primarily due to the proposed Childcare Access and Relief from Expenses (CARE) tax credit, partially offset by lower-than-forecast school board spending. Following the largest public consultation on education in the Province’s history, the government is implementing stronger math, STEM, and financial literacy curricula, improved skilled trades opportunities and a provincewide ban on cellphones in the classroom for the students of today and tomorrow.

•

Postsecondary Education and Training sector expense is projected to be higher by $640 million, primarily due to higher-than-forecast spending in colleges and increased expense in the Ontario Student Assistance Program (OSAP) resulting from the previous government’s unsustainable program design. Under that design, the number of people receiving financial aid was increasing faster than enrolment. Starting in the 2019–20 school year, the government is refocusing OSAP to ensure it remains sustainable for future students while directing a greater proportion of funding to families with the greatest financial need. Tuition rates will also be reduced by 10 per cent for funding-eligible programs for domestic students at every publicly assisted college and university.

•

Children’s and Social Services sector expense is projected to be higher by $34 million, primarily due to higher-than-forecast social assistance costs. The government is reforming social assistance to provide more opportunities for recipients to achieve better outcomes such as overcoming barriers to employment.

•

Justice sector expense is expected to be about $118 million higher, primarily due to capital repair and renewal costs, higher-than-expected awards for victim compensation, support for the public inquiry into the safety and security of residents in long-term care homes, and investments to combat gun- and gang-related violence. To ensure sustainability, the government is working across the justice sector to deliver improvements to Ontario’s justice sector that will reduce administrative costs to provide financial assistance to victims, and increase the use of technology to modernize business processes. This is part of the government’s strategy to modernize the justice sector making it more accessible, efficient and responsive to the needs of people across the province.

Chapter 3: Ontario’s Fiscal Plan and Outlook

•	Other Programs sector expense is projected to be $587 million lower, reflecting a number of expense changes. Expense increases include:

•

Higher expense for ending unnecessary renewable energy contracts and for electricity price mitigation initiatives for which the forecast is now transparently reflected on the government’s books. The government is proposing a plan that if passed, will help reduce variability in future electricity price mitigation costs to the Province;

•

A one-time investment of $200 million to help improve local service delivery and efficiency in the province’s small and rural municipalities. Municipalities can use this funding to find smarter and more efficient ways to deliver programs that help those who need it the most while reducing the ongoing costs of providing those services; and

•	$99 million in higher-than-forecast cultural media tax credits.

•

These increases were more than offset by lower expense of $919 million as a result of changes in timing for federal infrastructure projects, along with the reduction of the contingency fund by $1,032 million.

Interest on debt expense is projected to be $9 million lower than forecast in the 2018 Fall Economic Statement due to lower-than-forecast interest rates.

MEDIUM-TERM FISCAL PLAN

The government is projecting deficits of $10.3 billion in 2019–20, $6.8 billion in 2020–21 and $5.6 billion in 2021–22. The government is projecting a return to balance by 2023–24. For additional details on the government’s recovery plan, see Ontario’s Economic and Fiscal Outlook in Brief.

Over the medium term, revenue is forecast to increase from $150.8 billion in 2018–19 to $163.7 billion in 2021–22, while total expense is projected to increase from $162.5 billion to $168.2 billion over the same period.

The proposed Fiscal Sustainability, Transparency and Accountability Act, 2019 (FSTAA) would require the government to produce estimates of the major components of revenue and expense, and their underlying forecasts and assumptions.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Medium-Term Revenue Outlook

The taxation revenue forecast reflects growth in the economy and the impacts of government commitments.

Table 3.6

SUMMARY OF MEDIUM-TERM REVENUE OUTLOOK

($ Billions)

	Actual 2017–18	Interim[1] 2018–19	Medium-Term Outlook
			2019–20	2020–21	2021–22
Revenue
Personal Income Tax	32.9	35.0	36.6	38.2	39.0
Sales Tax	25.9	27.9	28.1	28.9	29.9
Corporations Tax	15.6	15.2	15.2	15.7	16.3
Ontario Health Premium	3.7	3.8	4.0	4.2	4.4
Education Property Tax	5.9	6.0	6.1	6.2	6.2
All Other Taxes	15.7	15.6	16.2	16.7	16.2
Total Taxation Revenue	99.7	103.6	106.1	109.8	111.9
Government of Canada	24.9	25.0	25.5	26.6	27.2
Income from Government Business Enterprises	6.2	4.9	5.8	6.2	6.9
Other Non-Tax Revenue	19.9	17.4	16.8	17.2	17.6
Total Revenue	150.6	150.8	154.2	159.8	163.7
[1]	Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year.

Note: Numbers may not add due to rounding.

The primary economic driver of the forecast for Personal Income Tax (PIT) revenue is the outlook for growth in the compensation of employees. Between 2018–19 and 2021–22, PIT revenue is projected to grow at an average annual rate of 3.7 per cent per year. The outlook includes the impact of the Low-income Individuals and Families Tax (LIFT) Credit. For more information, see Annex: Details of Tax Measures.

The Sales Tax revenue projection is based primarily on the outlook for growth in consumer spending. Sales Tax revenue is projected to grow at an average annual rate of 2.3 per cent between 2018–19 and 2021–22.

The forecast for Corporations Tax (CT) revenue is driven by the annual growth projected in the net operating surplus of corporations. CT revenue is projected to grow at an average annual rate of 2.4 per cent between 2018–19 and 2021–22. The outlook includes the impact of the Ontario Job Creation Investment Incentive. For more information, see Annex: Details of Tax Measures.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Ontario Health Premium revenue forecast is based primarily on the projected growth in the compensation of employees. Ontario Health Premium revenue is projected to increase at an average annual rate of 4.7 per cent between 2018–19 and 2021–22.

Education Property Tax revenue is projected to increase at an average annual rate of 0.9 per cent between 2018–19 and 2021–22. This is largely due to growth in the property assessment base resulting from new construction activities.

Revenues from All Other Taxes are projected to increase at an average annual rate of 1.2 per cent between 2018–19 and 2021–22, reflecting economic growth. This includes revenues from the Employer Health Tax, Land Transfer Tax, Beer, Wine and Spirits Taxes and volume-based taxes such as the Gasoline Tax, Fuel Tax and Tobacco Tax. Revenues from All Other Taxes include the impact of the pause in alcohol tax increases.

The forecast for Government of Canada transfers is based on existing federal–provincial funding agreements and formulas, including the Canada Health Transfer, Canada Social Transfer, funding for labour market programs and Canada-Ontario community housing initiatives.

The outlook for Income from Government Business Enterprises (GBEs) is based on Ontario Ministry of Finance estimates for Hydro One Ltd. (Hydro One) and projections provided by Ontario Power Generation (OPG), the Ontario Cannabis Store (OCS), the Liquor Control Board of Ontario (LCBO) and the Ontario Lottery and Gaming Corporation (OLG). Revenues from GBEs are projected to increase from $4.9 billion to $6.9 billion between 2018–19 and 2021–22.

The forecast for Other Non-Tax Revenue is based on projections provided by government ministries and Provincial agencies. The outlook for Other Non-Tax revenues is projected to increase at an average annual rate of 0.6 per cent. This increase mainly reflects higher revenue to support the increasing costs associated with the delivery of related services.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Cannabis-Related Revenue

Estimates of cannabis-related revenue include Ontario’s portion of federal cannabis excise duty and the net income of the OCS. Ontario’s outlook for cannabis-related revenue reflects national cannabis supply shortages and the Province’s temporary measure of permitting up to 25 private cannabis retail stores to begin opening on April 1, 2019. The cannabis-related revenue outlook will change once the government has determined that the federal government has provided for enough reliable supply and further retail store authorizations are issued.

Table 3.7

SUMMARY OF MEDIUM-TERM CANNABIS-RELATED REVENUE

($ Millions)
Revenue	Interim[1] 2018–19	Medium-Term Outlook
		2019–20	2020–21	2021–22
Ontario Portion of Federal Cannabis Excise Duty	17	70	75	80
Ontario Cannabis Store Net Income/(Loss)	(25)	10	25	40
[1]	Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year.

Ontario Portion of the Federal Cannabis Excise Duty

The federal government imposes an excise duty on cannabis products sold by federally licensed producers, which is administered and collected by the Canada Revenue Agency. The Province receives 75 per cent of the federal excise duty collected on all cannabis intended for sale in Ontario as well as an additional 3.9 per cent on a producer’s selling price to account for the sales tax rate differentials across provinces and territories.

Ontario Cannabis Store Net Income

The OCS sells cannabis to consumers age 19 and older through its retail website and is the exclusive wholesaler to private retailers in Ontario. The OCS net income forecast reflects initial costs for the development of its wholesale distribution channel.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Risks to the Revenue Outlook

The proposed Fiscal Sustainability, Transparency and Accountability Act, 2019 (FSTAA) would require the government to present a comprehensive discussion of the risks that may have an impact on the economy or the public sector.

The Province’s revenue outlook is based on reasonable assumptions about the pace of growth in Ontario’s economy. There are both positive and negative risks to the economic projections underlying the revenue forecast. Table 3.8 highlights some of the key sensitivities and risks to the fiscal plan that could arise from unexpected changes in economic conditions. These estimates are only guidelines; actual results will vary depending on the composition and interaction of various factors. The risks are those that could have the most material impact on the largest revenue sources. A broader range of additional risks are not included because they are either less material or difficult to quantify.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.8

SELECTED ECONOMIC AND REVENUE RISKS AND SENSITIVITIES

Economic Factors	Revenue Sources	2019–20 Sensitivities
Nominal GDP	Total Taxation Revenue	$705 million revenue change for each percentage point change in nominal GDP growth. Can vary significantly, depending on the composition and source of changes in GDP growth.
Compensation of Employees	Personal Income Tax, Ontario Health Premium and Employer Health Tax	$460 million revenue change for each percentage point change in growth in compensation of employees.
Household Consumption Expenditures	Harmonized Sales Tax	$210 million revenue change for each percentage point change in growth of household consumption expenditures
Net Corporations Operating Surplus	Corporations Tax	$109 million revenue change for each percentage point change in growth of net corporations operating surplus
Housing Resales and Resale Prices	Land Transfer Tax	$28 million revenue change for each percentage point change in growth of either the number or prices of housing resales.
Real GDP	Fuel Tax	$12 million revenue change for each percentage point change in real GDP growth.
Ontario Population Share	Canada Health Transfer	$40 million revenue change for each one-tenth of a percentage point change in Ontario’s population share.
Ontario Population Share	Canada Social Transfer	$15 million revenue change for each one-tenth of a percentage point change in Ontario’s population share.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Medium-Term Expense Outlook

The Province’s program expense outlook is projected to grow from $150.0 billion in 2018–19 to $153.8 billion in 2021–22. This reflects the government’s commitment to invest in critical programs and services in health care, education and infrastructure.

Table 3.9 SUMMARY OF MEDIUM-TERM EXPENSE OUTLOOK ($ Billions)
	Actual	Interim	[1]	Medium-Term Outlook
	2017–18	2018–19		2019–20	2020–21	2021–22
Programs
Health Sector	59.3	62.2		63.5	64.6	65.3
Education Sector[2]	27.3	29.1		29.8	29.8	30.1
Postsecondary Education and Training Sector	11.2	12.1		11.4	11.5	11.7
Children’s and Social Services Sector	16.4	17.0		16.7	16.5	16.0
Justice Sector	4.8	5.0		4.9	4.8	4.7
Other Programs	23.3	24.6		23.8	24.7	26.0
Total Programs	142.4	150.0		150.1	151.9	153.8
Interest on Debt	11.9	12.5		13.3	13.7	14.4
Total Expense	154.3	162.5		163.4	165.6	168.2
[1] Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year. [2] Excludes Teachers’ Pension Plan, which is included in Other Programs. Note: Numbers may not add due to rounding.

Highlights of the program expense outlook over the medium term include the following:

•

Health sector expense is projected to increase from $62.2 billion in 2018–19 to $65.3 billion in 2021–22 — representing an annual average growth rate of 1.6 per cent over the period. Growth in the health care sector will be achieved by transforming the way health care is delivered, allowing the focus to be on outcomes and ensuring the health care system is sustainable. Major sector-wide initiatives will allow health care spending to be refocused from the back office and administration to front-line care. These initiatives include:

•

Establishing a new, single health agency to provide health care oversight and reduce health care bureaucracy and regional administration duplication, resulting in annual savings of more than $350 million by 2021–22;

•	Creating an integrated supply chain model across the health sector, resulting in reduced government expenditures, improved care and reduced red tape for vendors;

•

Optimizing health care workforce productivity, realizing annual savings of approximately $250 million by 2021–22 through initiatives such as improved scheduling and attendance management, and reducing the number of overtime and premium rates paid, with no impact on patient care or front-line staff;

Chapter 3: Ontario’s Fiscal Plan and Outlook

•

Modernizing public health units through regionalization and governance changes to achieve economies of scale, streamlined back-office functions and better coordinated action by public health units, leading to annual savings of $200 million by 2021–22;

•

Streamlining transfer payment agreements and consolidating multiple service contracts to reduce administration costs, increase value for money and improve outcomes by making it easier to manage system-wide performance, achieving annual savings of $100 million by 2021–22;

•

Changing the way pharmacy fees are paid, including a tiered framework for drug mark-up fees; fees paid for filling prescriptions for long-term care home residents, and focusing the MedsCheck program on patients transitioning between health care settings, resulting in annual savings of over $140 million by 2021–22; and

•

Prioritizing patients over processes to allow for critical investments in front-line health care delivery, including an annualized investment of approximately $90 million (once fully implemented) for a new dental program for seniors with low-incomes, targeted investments of $384 million in 2019–20 in the hospital sector to address hallway health care and approximately $1.75 billion in additional funding over five years in the long-term care sector to expand and improve bed capacity.

•

Education sector expense is projected to increase from $29.1 billion in 2018–19 to $30.1 billion in 2021–22, representing average annual growth of 1.2 per cent. This is primarily due to increased funding for school boards to support higher student enrolment. Key sector-wide transformation initiatives include:

•

Focusing funding on priority areas, including Science, Technology, Engineering and Math (STEM), while finding efficiencies and improving accountability to ensure that every dollar spent in the classroom is having the greatest impact on student achievement;

•	Prioritizing child care funding for fee subsidies to help support affordable and accessible child care for families;

•

Finding internal efficiencies in the Ministry of Education, through modernization initiatives, including greater use of virtual meetings, and limiting the use of consultants to generate estimated savings of $25 million annually by 2021–22; and

•	Examining opportunities to enhance school board participation in formal buying consortia and group purchasing initiatives to leverage economies of scale.

Chapter 3: Ontario’s Fiscal Plan and Outlook

•

Postsecondary Education and Training sector expense is projected to decrease from $12.1 billion in 2018–19 to $11.7 billion in 2021–22, representing an average annual decrease of 1.0 per cent. Key initiatives in this sector include:

•

Starting in the 2019–20 school year, the government is restoring financial sustainability to the Ontario Student Assistance Program (OSAP), and will also lower tuition for domestic students by 10 per cent; and

•	Making sustained investments in Ontario’s universities, colleges and employment and training programs, to ensure people have the training and skills they need to get good paying jobs.

•

Children’s and Social Services sector expense is projected to decrease from $17.0 billion in 2018–19 to $16.0 billion 2021–22 — representing an average annual decrease of 2.1 per cent over the period. The government is implementing social assistance reforms with the goal of achieving better outcomes for clients, reducing costs and administrative burden, and ensuring Social Assistance programs are more accountable to the people of Ontario. This includes transforming employment services through measures such as more effectively selecting system managers through a new competitive process. This will result in estimated annual savings of $720 million by 2021–22.

•

The government will also modernize youth justice services, including the closure of underutilized youth justice facilities and reduction of beds in both the open and secure custody detention system as there is a continued trend of lower need for these services, leading to annual savings of $48 million by 2021–22.

•	Other major sector-wide initiatives will target operational efficiencies and cost savings through evidence-based sector transformation estimated at $510 million annually in 2021–22.

•	Efficiencies to be implemented include:

•

Identifying options to achieve efficiencies through integrating human service programs, such as income support, child care, affordable housing and homelessness prevention programs to help streamline administration and simplify reporting requirements, ultimately helping people in Ontario find employment and build independence;

•

Streamlining transfer payment processes, aligning and integrating multiple service contracts, simplifying reporting requirements and developing outcomes-focused service delivery through locally developed program design;

•

Exploring ways to transform services to increase choice for individuals and families and ensure consistency in service experience and quality, as well as improve outcomes for clients and sustainability of services; and

•

Evidence-based sector transformation, including in developmental services, child welfare, as well as special needs and early intervention programs, will allow the government to continue investments in core services such as in the Ontario Autism Program.

Chapter 3: Ontario’s Fiscal Plan and Outlook

•

Justice sector expense is expected to decrease from $5.0 billion in 2018–19 to $4.7 billion in 2021–22 — representing an average annual decrease of 2.0 per cent over the period. The Justice sector decrease is the result of modernizing and transforming the way services are delivered, while protecting front-line services.

•	Key transformational initiatives include:

•	Streamlining the delivery of legal aid to promote long-term sustainability to generate savings of over $164 million annually, starting in 2021–22;

•

Reforming victim compensation services by replacing the adjudicative model with an administrative model to ensure that victims receive financial assistance faster and more efficiently with less administrative burden, to save up to $23 million annually starting in 2021–22, and to reinvest over $6 million annually in victim services;

•

Exploring opportunities to encourage workforce optimization, including vacancy management, overtime and scheduling at the Ontario Provincial Police to save approximately $30 million annually, starting in 2019–20, without impacting front-line policing and community safety;

•

Leveraging technology to generate administrative efficiencies of up to $9 million annually, starting in 2021–22, for a staff scheduling solution in correctional facilities, and up to $13 million, at maturity, by diverting low-risk individuals from the correctional system and providing alternatives to incarceration;

•	Modernizing Ontario’s death investigation system with new technology to respond to emerging challenges, such as the opioid crisis, leading to annual savings of about $3 million in 2021–22; and

•	Generating back-office efficiencies by amalgamating adjudicative tribunals, saving up to $5 million annually in 2021–22.

•

Other Programs sector expense is projected to increase from $24.6 billion in 2018–19 to $26.0 billion in 2021–22, representing an average annual increase of 1.8 per cent over the period. This growth is due to the increased cost of electricity price mitigation initiatives that will reduce electricity bills, projected increases in spending for broadband and cellular infrastructure, timing of municipal infrastructure projects and federal cost-matched infrastructure programs. This growth in expense is partially offset by lower spending on business supports and the elimination of programs funded by the previous cap-and-trade program.

The total expense outlook includes interest on debt expense, which is projected to grow from $12.5 billion in 2018–19 to $14.4 billion in 2021–22 due to rising interest rate forecasts and increased debt levels.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Risks to the Expense Outlook

Table 3.10 provides a summary of key expense risks and sensitivities that could result from unexpected changes in economic conditions and program demands. A change in these factors could affect total expense and the public sector, causing variances in the overall fiscal forecast. These sensitivities are illustrative and can vary, depending on the nature and composition of potential risks.

Table 3.10

SELECTED EXPENSE SENSITIVITIES

Program/Sector	2019–20 Assumption	2019–20 Sensitivity
Health Sector	Annual growth of 2.2 per cent	One per cent change in health spending: $635 million
Hospitals Sector Expense[1]	Annual growth of 2.05 per cent[2]	One per cent change in hospitals sector expense: $305 million
Drug Programs	Annual negative growth of 2.6 per cent[3]	One per cent change in program expenditure of drug programs: $46.4 million
Ontario Health Insurance Plan (OHIP)	Annual growth of 3.2 per cent[4]	One per cent change in OHIP expense: $157.7 million
Long-Term Care Homes	78,223 long-term care home beds. Average provincial annual operating cost per bed in a long-term care home: $55,650	One per cent change in number of beds: approximately $43.5 million
Home Care[5]	Approximately 32 million hours of personal support services	One per cent change in hours of personal support services: approximately $12.3 million
	Approximately 9.2 million nursing and therapy visits and 2.4 million nursing shifts	One per cent change in all nursing and therapy visits: approximately $10.3 million
Elementary and Secondary Schools	Approximately 2,012,000 average daily pupil enrolment	One per cent enrolment change: approximately $170 million
Child Care	Approximately 111,000 monthly average fee subsidies	One per cent change in number of monthly average fee subsidies: approximately $12 million annually
Ontario Works	239,831 average annual caseload	One per cent caseload change: $28 million
Ontario Disability Support Program	382,022 average annual caseload	One per cent caseload change: $56 million
Interest on Debt	Average cost of borrowing in 2019–20 is forecast to be 3.44 per cent	The impact of a 100 basis-point change in borrowing rates is forecast to be approximately $350 million
[1]	Hospitals Sector Expense includes funding from the Ministry of Health and Long-Term Care and a number of Provincial programs from other ministries, as well as other third-party revenues.
[2]	Growth from 2018–19 Hospitals Sector Consolidated Interim Outlook Expense to 2019–20 Hospitals Sector Consolidated Plan.
[3]	2018–19 interim expense of $4,763.7 million versus 2019–20 multi-year plan expense of $4,638.9 million.
[4]	Adjusted to exclude a one-time payment to physicians as part of the arbitration settlement award.
[5]	Home Care statistics are based on 2017–18 actuals.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Contingent Liabilities

In addition to the key demand sensitivities and economic risks to the fiscal plan, there are risks stemming from the government’s contingent liabilities. Whether these contingencies will result in actual liabilities for the Province is beyond the direct control of the government. Losses could result from legal settlements, defaults on projects, and loan and funding guarantees. Provisions for losses that are likely to occur and can be reasonably estimated are expensed and reported as liabilities in the Province’s financial statements. Any significant contingent liabilities related to the 2018–19 fiscal year will be disclosed as part of the Public Accounts of Ontario 2018–2019 to be released later this year.

ENSURING FISCAL PRUDENCE

The proposed Fiscal Sustainability, Transparency and Accountability Act, 2019 would require Ontario’s fiscal plan to incorporate prudence in the form of a reserve to protect the outlook against unforeseen adverse changes in the Province’s revenue and expense. The reserve has been set at $1.0 billion in 2019–20, 2020–21 and 2021–22.

Contingency funds are also maintained to help mitigate expense risks – for example, in cases where health and safety may be compromised — that may otherwise adversely affect Ontario’s fiscal performance. The contingency fund level is set at $1.1 billion in 2019–20.

In keeping with sound fiscal practices, the Province’s revenue outlook is based on prudent economic assumptions, as discussed in Chapter 2: Economic Outlook.

Chapter 3: Ontario’s Fiscal Plan and Outlook

DETAILS ON ONTARIO’S FINANCES

Table 3.11

REVENUE

($ Millions)

	Actual 2016–17	Actual 2017–18	Interim[1] 2018–19	Plan 2019–20
Taxation Revenue
Personal Income Tax	30,671	32,900	34,986	36,600
Sales Tax	24,750	25,925	27,919	28,076
Corporations Tax	14,872	15,612	15,196	15,171
Education Property Tax	5,868	5,883	6,005	6,085
Employer Health Tax	5,908	6,205	6,588	6,837
Ontario Health Premium	3,575	3,672	3,806	4,021
Gasoline Tax	2,626	2,701	2,733	2,766
Land Transfer Tax	2,728	3,174	2,679	2,877
Tobacco Tax	1,230	1,244	1,267	1,213
Fuel Tax	742	760	762	776
Beer, Wine and Spirits Taxes	589	601	612	618
Ontario Portion of the Federal Cannabis Excise Duty	–	–	17	70
Electricity Payments in Lieu of Taxes	334	494	350	488
Other Taxes	453	552	632	540
	94,346	99,723	103,552	106,138
Government of Canada
Canada Health Transfer	13,910	14,359	14,852	15,646
Canada Social Transfer	5,146	5,314	5,451	5,653
Equalization	2,304	1,424	963	–
Infrastructure Programs	732	1,065	779	1,043
Labour Market Programs	965	969	997	1,036
Social Housing Agreement	441	419	386	359
Other Federal Payments	761	996	1,261	1,386
Direct Transfers to Broader Public-Sector Organizations	285	314	322	330
	24,544	24,860	25,011	25,453
Income from Government Business Enterprises
Ontario Lottery and Gaming Corporation	2,358	2,487	2,311	2,414
Liquor Control Board of Ontario	2,349	2,207	2,261	2,339
Ontario Cannabis Store	–	(6)	(25)	10
Ontario Power Generation Inc./Hydro One Ltd.[2]	860	1,464	318	1,058
	5,567	6,152	4,865	5,821

continued...

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.11

REVENUE (CONTINUED)

($ Millions)

	Actual 2016–17	Actual 2017–18	Interim[1] 2018–19	Plan 2019–20
Other Non-Tax Revenue
Reimbursements	988	1,000	992	981
Vehicle and Driver Registration Fees	1,727	1,912	2,046	2,066
Electricity Debt Retirement Charge[3]	621	593	15	–
Power Supply Contract Recoveries	838	185	183	125
Sales and Rentals[4]	1,999	2,426	1,347	1,590
Carbon Allowance Proceeds[5]	–	2,401	472	–
Other Fees and Licences	974	1,029	1,005	1,080
Net Reduction of Power Purchase Contracts	129	74	41	30
Royalties	272	290	306	287
Fees, Donations and Other Revenues from Hospitals, School Boards and Colleges	7,957	8,309	9,024	9,364
Miscellaneous Other Non-Tax Revenue	772	1,640	1,923	1,230
	16,277	19,859	17,354	16,753
Total Revenue	140,734	150,594	150,782	154,165

[1]	Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year.
[2]

Includes income from Brampton Distribution Holdco Inc. for 2015–16 to 2016–17 from its interest in Hydro One Brampton Networks Inc. On February 28, 2017, the Province sold its entire interest in Hydro One Brampton Networks Inc. and it is no longer included as a Government Business Enterprise.

[3]

The Debt Retirement Charge cost was removed from residential electricity users’ electricity bills as of January 1, 2016 and for all other consumers as of April 1, 2018. Residual revenues recorded afterwards due to higher than expected amounts received following the 2017–18 year-end, compared to the estimated accrual amounts in 2017–18.

[4]

Higher Sales and Rentals revenues in 2016–17 and 2017–18 compared to Interim 2018–19 and Plan 2019–20 are mainly due to significant, non-recurring asset sale initiatives such as the sale of Hydro One shares.

[5]	Declining Carbon Allowance Proceeds reflects the passing of the Cap and Trade Cancellation Act, 2018 on October 31, 2018.

Note: Numbers may not add due to rounding.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12 MINISTRIES’ VISION STATEMENTS AND EXPENSE[1]

AGRICULTURE, FOOD AND RURAL AFFAIRS

Vision Statement: For the first time in over a decade, farmers and rural communities have a partner at Queen’s Park. Ontario’s Government for the People is reducing red tape and regulatory burdens while maintaining rules that protect food safety, health and animal welfare. The Province is shrinking administrative costs while improving government services for farmers, food processors and agri-businesses across Ontario.

The Province is committed to making rural Ontario and Ontario’s agri-food sector open for business and open for jobs. The Province will do this by cutting red tape, investing in key programs like the Risk Management Program, fighting for supply-managed commodities on the world stage and recognizing farmers as the best stewards of their land.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Agriculture, Food and Rural Affairs (Base)	1,031	904	1,065	839.7
Time-Limited Investments in Infrastructure	–	102	97	38.5
Agriculture, Food and Rural Affairs (Total)	1,031	1,006	1,162	878.2

ATTORNEY GENERAL

Vision Statement: The government is working to simplify a complex and antiquated justice system. This will make it easier, faster and more efficient for the people of Ontario to access justice.

Improvements to the justice sector can save money. By modernizing outdated practices and making strategic investments, the Province can reduce regulatory burdens, improve the reliability of the justice system and get criminals off the street faster. As part of broader justice sector transformation, the Province will continue to get the basics right through reforms such as reducing the use of civil juries in simplified procedure trials, updating the Province’s victim compensation rules and eliminating juries for more minor offences. A faster, more efficient justice sector means the Province saves time and money while delivering better results for all of the people of Ontario.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Attorney General (Total)	1,937	2,041	2,088	1,933.7

continued…

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12 MINISTRIES’ VISION STATEMENTS AND EXPENSE[1] (CONTINUED)

CHILDREN, COMMUNITY AND SOCIAL SERVICES

Vision Statement: The Ministry of Children, Community and Social Services will modernize its service delivery by reducing red tape, streamlining internal services and providing more opportunities to access services online.

The Province is continuing to make social assistance a more effective and sustainable program that will help people return to work and achieve better outcomes. This approach is fixing the ineffective, disjointed patchwork of supports that traps people and denies them meaningful opportunities to find jobs and get their lives back on track. The best social program is a job, for those who can get one.

The Province will also support improved integration of human services, focusing on better outcomes for people, more efficient systems and reduced administrative burden.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Children, Community and Social Services (Total)	15,789	16,416	17,042	16,666.3

continued…

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12

MINISTRIES’ VISION STATEMENTS AND EXPENSE1 (CONTINUED)

ECONOMIC DEVELOPMENT, JOB CREATION AND TRADE

Vision Statement: The Province is focused on making Ontario more attractive for investment, job creators and talent. The government’s job is to ensure that it is getting the basics right by measuring outcomes whenever taxpayer dollars are spent on business support programs. The Province is focused on creating the conditions for growth, and cutting the red tape that is impairing the ability for business to create good jobs across the province.

The Province is cutting red tape and reducing business costs so that job creators across sectors — including those in the auto sector — can continue to grow and thrive right here in Ontario. The government has made critical investments through its automotive plan Driving Prosperity: The Future of Ontario’s Automotive Sector. These investments are about being strategic, leveraging collective resources and collaborating for the future.

The Ministry is committed to getting value for money from academic and other research institutions by consolidating and strengthening its policy and research capacity. Support will be targeted at those organizations that provide benefits for all of the people of Ontario. The Ministry will modernize its programs by assessing their relevance in driving economic growth in areas of investment attraction, research and commercialization, entrepreneurship and talent, with a focus on supporting job creation and business growth.

The Ministry will ensure that Ontario’s interests are well represented in all trade matters and negotiations to support the growth of new jobs and investment in Ontario. In addition, the Ministry will streamline Ontario’s international presence to increase value for money and focus on the global markets that offer the most opportunity for investment attraction and trade promotion.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Economic Development, Job Creation and Trade (Total)	1,025	1,005	968	782.2

continued…

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12

MINISTRIES’ VISION STATEMENTS AND EXPENSE1 (CONTINUED)

EDUCATION

Vision Statement: Getting back to basics, respecting parents and working with teachers to ensure that children have the skills they need to succeed — an education system that is truly built for families.

Upon taking office, the government launched the largest public consultation on education in Ontario’s history. Through 72,000 engagements, parents, educators, students and employers identified concerns and offered a plan for change.

The government has responded with a new vision for Ontario’s education system: Education that Works for You. This includes significant commitments:

•  Key aspects of Ontario’s curriculum will be modernized, including a four-year plan for new math curriculum for all grades, with parent and online supports;

•  A modern, age-appropriate health and physical education curriculum that will keep students safe;

•  A cellphone ban with exemptions for educator-approved content;

•  A new emphasis on STEM, skilled trades and financial literacy;

•  Caps on class sizes from kindergarten to Grade 3 will stay in place; and

•  Broadband access will be expanded throughout the province.

Ontario will consult with education partners prior to the next school year on a plan to increase class sizes in other grades to reflect the experience in other provinces.

By protecting what matters most, the government is preserving a modern and sustainable public education system that respects parents and focuses resources on the tools educators need to do their jobs and help children find meaningful employment in the modern economy.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Education (Base)	26,580	27,299	29,080	29,818.3
Teachers’ Pension Plan[3]	987	1,659	1,677	1,732.0
Education (Total)	27,567	28,958	30,757	31,550.3

continued…

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12

MINISTRIES’ VISION STATEMENTS AND EXPENSE1 (CONTINUED)

ENERGY, NORTHERN DEVELOPMENT AND MINES

Vision Statement: The Province continues to fix expensive and confusing electricity programs and is creating an energy system that works for Ontario’s families, farms and small businesses. The Province is committed to making electricity bills more transparent and to lowering electricity costs for residential, farm and small business customers by 12 per cent. As a result of this transparency, the full fiscal costs of rate mitigation are reflected in the government’s books. The Province will view all decisions on electricity through the lens of reducing costs. For example, the government plans to refocus and centralize the delivery of conservation programs to save electricity customers and taxpayers up to $442 million over the next three years.

The Province will continue to put Northern Ontario at the forefront of Ontario’s Plan for the People and help ensure these communities can improve their competitiveness and attract new mining investments.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Energy, Northern Development and Mines (Base)	1,300	1,387	1,458	1,172.5
Electricity Cost Relief Programs	426	2,834	4,293	4,012.7
Energy, Northern Development and Mines (Total)	1,726	4,221	5,751	5,185.2

ENVIRONMENT, CONSERVATION AND PARKS

Vision Statement: The government’s made-in-Ontario plan commits to keeping Ontario beautiful by protecting its air, land and water while preventing and reducing litter and waste in communities. The government will support Ontario families as they continue to do their part to reduce greenhouse gas emissions, and work with local communities and families to prepare for the effects of climate change.

As part of the plan to reduce costs for Ontario families and businesses, the Province took immediate action to end the cap-and-trade carbon tax. By not proceeding with previously planned spending related to the cap-and-trade carbon tax, the Province has provided relief for Ontario residents and small businesses, which is reflected in a reduced 2019–20 expense.

The government’s plan will use sensible and pragmatic solutions to balance a healthy environment with a healthy economy and focus on what matters most to the people of Ontario.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Environment, Conservation and Parks (Base)	652	764	688	631.2
Time-Limited Investments	–	145	295	–
Environment, Conservation and Parks (Total)	652	909	983	631.2

continued…

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12

MINISTRIES’ VISION STATEMENTS AND EXPENSE1 (CONTINUED)

FINANCE

Vision Statement: The Province is restoring confidence in Ontario’s finances and bringing jobs and growth back to this province, so that it can protect what matters most — hospitals, schools and other vital public services — for this generation and the next. It is also treating the people of Ontario like adults when it comes to choice and convenience for purchasing alcohol and online gambling.

The Ministry supports effective stewardship of the government’s finances as well as a dynamic, innovative and growing economy across five core lines of business: fiscal, tax and economic policy, revenue collection, managing the debt, intergovernmental fiscal relations and financial regulation.

The Ministry has a plan to better support economic growth and jobs, cut red tape, deliver better value for money and let people keep more of their hard-earned money. It will do this by: ensuring that spending is directed to the highest priority needs while reducing the debt burden; by making sure that the tax system is efficient and competitive; by enabling accurate tax assessment and targeted enforcement; by working with the federal government so that transfers to the Province are adequate and rationalized; and by using a modern and risk-based approach to regulating the financial services sector.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim 2018–19	[2]	Plan 2019–20
Finance (Base)	862	870	915		833.2
Ontario Municipal Partnership Fund	505	506	510		505.0
Power Supply Contract Costs	838	191	183		125.1
Finance (Total)	2,205	1,567	1,608		1,463.3

FRANCOPHONE AFFAIRS

Vision Statement: To ensure the vitality of Ontario’s Francophonie, the government is working to create conditions conducive to the growth of the economy, the influence of Franco-Ontarian culture, and the vitality of Francophone communities. The government is committed to improving access to services in French for the 1.5 million Ontarians who speak French.

The Province will respect the importance of traditional Francophone institutions by protecting the core program funding of the Ministry and instead focus efforts on reducing back-office administrative inefficiencies.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim 2018–19	[2]	Plan 2019–20
Francophone Affairs (Total)	5	6	6		5.8

continued…

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12

MINISTRIES’ VISION STATEMENTS AND EXPENSE1 (CONTINUED)

GOVERNMENT AND CONSUMER SERVICES

Vision Statement: For far too long, out-of-date, overly bureaucratic processes have reduced the quality of government services provided to the people of Ontario. This is why the government is transforming services in a way that puts the people at the centre of everything it does. The government is delivering simpler, faster and better services, improving transparency and strengthening consumer protections.

Following the recommendations from EY Canada’s line-by-line review, the Province is adopting a “digital-first” mindset to modernize its back-office and front-line services. By embracing technology, the Province will focus on improving the customer experience. Customer service is not just a mantra, it is about putting people back at the centre of government and having government work for the people. Working with the Treasury Board Secretariat, the Ministry will fix long outdated back-office functions and centralize procurement across the Ontario Public Service and broader public sector.

Savings realized through the Ministry’s work include: more than $80 million over 10 years on mobile devices; more than $80 million over five years on office furniture; more than $70 million over seven years on courier services; and more than $15 million over five years on managed print services.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Government and Consumer Services (Total)	716	795	714	666.5

continued…

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12

MINISTRIES’ VISION STATEMENTS AND EXPENSE1 (CONTINUED)

HEALTH AND LONG-TERM CARE

Vision Statement: Every part of the government’s plan to end hallway health care and build a modern, sustainable and integrated health care system, starts with the patient. Today, the system is disconnected, leaving it up to patients and families to figure it out on their own. This fragmented approach to care is failing Ontario’s families and, in particular, seniors. Together, the Province will create a connected system of care in which every Ontarian is truly supported throughout their health care journey.

The government is committed to ending hallway health care. Today, the health care system is facing capacity pressures and it does not have the right mix of services, beds or digital tools to be ready for a growing and rapidly aging population with more complex care needs.

The Province is making critical investments and increasing the Ministry’s overall budget by $1.4 billion by making investments in new hospitals and hospital upgrades, a dental plan for low-income seniors and a historic investment in mental health.

At the same time, the Province is protecting what matters most in health care by targeting its existing resources. For example, the Province fixed the OHIP+ program by focusing benefits on those who do not have existing prescription drug benefits. Those who have private insurance will access prescribed medicines through their private plan, while those who do not will continue to receive their eligible prescriptions through OHIP+.

The people of Ontario have always been, and will always be, the government’s priority and focus; the government will create a public health care system that works for everyone.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Health and Long-Term Care (Total)	56,293	59,260	62,158	63,510.5

continued…

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12

MINISTRIES’ VISION STATEMENTS AND EXPENSE1 (CONTINUED)

INDIGENOUS AFFAIRS

Vision Statement: The Ministry of Indigenous Affairs develops stronger partnerships with Indigenous people in Ontario by working with Indigenous people and communities to support economic and resource development, negotiate land claims, and spearheading cross-government initiatives that improve economic and social outcomes for Indigenous people.

The Ministry has met Ontario’s legal obligations for Indigenous treaty rights, such as the Williams Treaties First Nations, by settling these claims and by recognizing expected upcoming contingent liabilities for future claims, which explains the large expenses incurred in 2017–18.

The Ministry works to promote collaboration and coordination across ministries on Indigenous policy and programs in partnership with First Nations, Métis and Inuit. One of the highest ongoing priorities is to encourage economic opportunities for Indigenous peoples with the goal to improve the quality of life of Indigenous Ontarians. The Province will target its support on those investments that best improve the economic opportunities for Indigenous peoples of Ontario.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim 2018–19	[2]	Plan 2019–20
Indigenous Affairs (Base)	88	88	81		74.4
One-Time Investments including Settlements[4]	40	1,122	65		-
Indigenous Affairs (Total)	128	1,210	146		74.4

INFRASTRUCTURE

Vision Statement: Ontario’s Government for the People is committed to maximizing the province’s infrastructure and infrastructure investments to benefit all of the people of Ontario.

Whether it is building new or making key investments to upgrade Ontario’s schools, hospitals, roads, bridges and transit, the Province needs to make strategic investments efficiently across government by prioritizing infrastructure activities and unlocking existing opportunities. For example, in 2019–20 the Ministry is taking steps to leverage the expertise of Infrastructure Ontario to consult on projects for a fee, potentially generating opportunities for the Province that it can reinvest into critical infrastructure such as roads and bridges.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim 2018–19	[2]	Plan 2019–20
Infrastructure (Base)	90	71	108		390.1
Federal–Provincial Infrastructure Programs	8	248	344		133.7
Infrastructure (Total)	97	320	453		523.8

continued…

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12

MINISTRIES’ VISION STATEMENTS AND EXPENSE1 (CONTINUED)

LABOUR

Vision Statement: Ontario strives to be the best jurisdiction in North America to recruit, retain and reward workers for the jobs of today and tomorrow. The Province will create dynamic labour markets and safe workplaces, with fair and competitive labour and employment regulations.

The Province will modernize and streamline compliance with the Employment Standards Act. The Ministry will develop automated digital tools to help employers educate themselves to be self-reliant on understanding their obligations under the Employment Standards Act. This will reduce duplication and administrative burden on employers. Front-line workers at the Ministry of Labour will be able to focus on high-risk, high-impact investigations and claims resolution. The result will be savings for the government and employers, and safer workplaces for employees.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Labour (Total)	308	317	319	306.1

MUNICIPAL AFFAIRS AND HOUSING

Vision Statement: All of the people of Ontario can find a home that meets their needs and their budget. The Province will partner with municipalities to ensure that they are working as effectively and efficiently as possible to support the economic prosperity of their residents and businesses.

The Province is modernizing the way that government works. To achieve this, the government has committed to supporting municipalities so that they have the resources they need to modernize their governments and create efficiencies. For that reason, the Province provided $200 million in one-time financial support in 2018–19 for financially constrained small and rural municipalities.

A part of protecting what matters most is providing for affordable homes and responsible planning. Ontario needs more community housing supply — there are too many low-income people waiting for help to find housing they can afford. The government is leveraging federal, municipal and provincial support to provide more affordable housing for the Province’s Community Housing Renewal Strategy, which will address waitlist issues for community housing and ensure that the people most in need of community housing get access first.

continued…

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12

MINISTRIES’ VISION STATEMENTS AND EXPENSE1 (CONTINUED)

MUNICIPAL AFFAIRS AND HOUSING (cont’d)

Ontario’s Housing Supply Action Plan will bring forward solutions to make it faster and easier to build housing, to help boost housing supply and make housing more affordable. The plan will be flexible so that each community can build what it needs while protecting sensitive areas like the Greenbelt, preserving cultural heritage and maintaining Ontario’s vibrant agricultural sector.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Municipal Affairs and Housing (Base)	978	1,041	850	846.6
Time-Limited Investments	565	334	635	270.9
Municipal Affairs and Housing (Total)	1,544	1,375	1,484	1,117.6

NATURAL RESOURCES AND FORESTRY

Vision Statement: Living in Ontario means having the ability to fish, hunt and enjoy world-class outdoor recreation opportunities. It is the Province’s duty to promote these activities and the economic opportunities they offer while continuing to be a world leader in managing Ontario’s natural environment for generations to come.

The Province will refocus the Ministry on its core mandate, which is to develop and support Ontario’s natural resource and forestry sectors. The Ministry will modernize and focus on service delivery and customer service while rationalizing its organizational structure and operations to be more efficient and cost effective.

By protecting what matters most, the Ministry will continue to invest in its capital assets, such as buildings, dams, aircraft and fleet.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Natural Resources and Forestry (Base)	622	664	622	602.4
Emergency Forest Firefighting	107	117	212	69.8
Natural Resources and Forestry (Total)	729	781	834	672.3

SENIORS AND ACCESSIBILITY

Vision Statement: Ontario’s seniors have built this province. They paid taxes for generations and worked hard to support the necessary investments in highways, bridges, schools and hospitals. At the same time, there is an important duty to make the province more accessible and remove barriers for people with disabilities.

The Province is leaving core Ministry programs fully intact, with the savings achieved in part through back-office efficiencies, inter-office savings, and directing certain advertising campaigns to cheaper online methods.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Seniors and Accessibility (Total)	38	48	59	51.1

continued...

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12

MINISTRIES’ VISION STATEMENTS AND EXPENSE1 (CONTINUED)

SOLICITOR GENERAL	Vision Statement: Ensuring the safety and security of the people is the government’s most fundamental responsibility. The people of Ontario owe a debt of gratitude to the heroes on the front lines — including police, firefighters and correctional service staff. Their efforts protect families and keep communities safe. These heroes have Ontario’s back, and the government has theirs.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim 2018–19	[2]	Plan 2019–20
Solicitor General (Total)	2,683	2,792	2,907		2,965.1

TOURISM, CULTURE AND SPORT

Vision Statement: Ontario’s Government for the People is taking a people-first approach to tourism, culture and sport. Working with agencies, community partners and businesses, the government will make strategic investments to embrace and showcase Ontario’s heritage and attractions, create conditions for Ontario to be the destination of choice for tourists, and be the best place to play and be an athlete. Investments will provide economic opportunity and prosperity to the people of Ontario.

The government will modernize and review granting programs, such as the Ontario Trillium Foundation, the Ontario Arts Council and the Ontario Music Fund to make sure that funding is targeted and administered efficiently, delivering the best outcomes for the people. The government will continue to make investments in the tourism, culture and sport sectors and its agencies, ensuring Ontario is open for business and open for visitors.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim 2018–19	[2]	Plan 2019–20
Tourism, Culture and Sport (Base)	1,465	1,585	1,552		1,493.4
Time-Limited Funding: Ontario 150 and Pan/Parapan American Games	96	6	–		–
Tourism, Culture and Sport (Total)	1,561	1,590	1,552		1,493.4

continued…

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12

MINISTRIES’ VISION STATEMENTS AND EXPENSE1 (CONTINUED)

TRAINING, COLLEGES AND UNIVERSITIES

Vision Statement: The government wants all of the people of Ontario to have the skills they need to get a good job.

The Ministry of Training, Colleges and Universities is dedicated to making Ontario’s postsecondary education system more sustainable and better aligned with labour-market needs while operating transparently and efficiently.

The Ministry is committed to providing job seekers with the opportunities and training needed to find and keep good jobs and giving employers the ability to find the skilled workers needed to thrive and restore Ontario to its rightful place as the economic driver of Canada.

The Ministry is modernizing and transforming the skilled trades and apprenticeship system to create more opportunities for apprentices and employers, expand the portability of skills and reduce the regulatory burden on businesses and employers to bring quality jobs back to Ontario.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim 2018–19	[2]	Plan 2019–20
Training, Colleges and Universities (Base)	9,000	9,372	9,951		9,998.6
Student Financial Assistance	1,048	1,663	2,043		1,372.2
Time-Limited Infrastructure Funding under the Strategic Investment Fund	200	209	114		–
Training, Colleges and Universities (Total)	10,248	11,244	12,108		11,370.8

continued…

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12

MINISTRIES’ VISION STATEMENTS AND EXPENSE1 (CONTINUED)

TRANSPORTATION

Vision Statement: The Province is keeping its promise to build better public transit — delivering more transit services faster — and to save taxpayer dollars by forging new partnerships. The government is improving the transit experience and making life easier for the people of Ontario.

For decades, governments have promised new transit investments, but they failed to deliver. Getting transit built means taking a bold leadership position to upload the Toronto Transit Commission’s subway network, holding the federal government to its commitment to contributing dedicated funds to support priority projects and finally getting shovels in the ground to build important subway projects.

The Province will work with municipalities to build the transportation infrastructure that will best serve the needs of communities. Investments in roads, bridges and highways are creating a truly integrated and safe transportation system across the province.

The government recently showed its commitment to making life more affordable for families, by announcing that children under 12 years of age can travel free of charge on GO Transit.

The Province is finding more ways to build transit infrastructure. The Transit Oriented Development strategy will see more housing and workplaces built along transit lines.

The government is making historic new investments in transit to help people get around faster and easier.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20

Transportation (Base)	3,644	4,118	4,460	4,549.0

Federal-Provincial Infrastructure Programs	–	404	217	638.5

Transportation (Total)	3,644	4,522	4,676	5,187.5

continued...

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.12

MINISTRIES’ VISION STATEMENTS AND EXPENSE1 (CONTINUED)

TREASURY BOARD SECRETARIAT

Vision Statement: Treasury Board will continue to play a crucial role in delivering good government and sustainable public services in the most effective and efficient way possible. It will do this by strategically driving cultural change and embedding a focus on fiscal responsibility across the whole of government. Treasury Board will continue to spearhead the review and analysis of all government programs and services by ensuring evidence-based decision making, effective outcomes and value for money while protecting what matters most.

The Ministry will continue to deliver on its core mandate with a strengthened internal audit function through the Audit and Accountability Committee, ongoing program and agency reviews to find efficiencies and improve outcomes for the people of Ontario, and prudent leadership in labour relations with its Ontario Public Service and broader public-sector partners.

The Province has put in place a prudent Operating and Capital Contingency Fund housed in the Treasury Board Secretariat. This fund is the main driver of the increase in the Ministry’s 2019–20 budget, in addition to an increase in employee pension benefits paid.

($ Millions)	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Treasury Board Secretariat (Base)	189	189	233	286.9
Employee and Pensioner Benefits[3]	1,082	1,442	1,287	1,352.0
Operating Contingency Fund	–	–	200	775.0
Capital Contingency Fund	–	–	50	325.0
Treasury Board Secretariat (Total)	1,271	1,631	1,770	2,738.9

[1]	Numbers reflect current ministry structure.
[2]	Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year.
[3]

Numbers reflect the pension expense that was calculated based on recommendations of the Independent Financial Commission of Inquiry, as described in Note 19 to the Consolidated Financial Statements in Public Accounts of Ontario 2017–2018.

[4]	A liability is recorded if the settlement of the claim is assessed as likely and the amount of the settlement can be reasonably estimated.

Note: Numbers may not add due to rounding.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.13 TOTAL EXPENSE[1] ($ Millions)
Ministry Expense	Actual 2016–17	Actual 2017–18	Interim[2] 2018–19	Plan 2019–20
Agriculture, Food and Rural Affairs (Base)	1,031	904	1,065	839.7
Time-Limited Investments in Infrastructure	–	102	97	38.5
Agriculture, Food and Rural Affairs (Total)	1,031	1,006	1,162	878.2
Attorney General (Total)	1,937	2,041	2,088	1,933.7
Board of Internal Economy (Total)	219	303	395	294.7
Children, Community and Social Services (Total)	15,789	16,416	17,042	16,666.3
Economic Development, Job Creation and Trade (Total)	1,025	1,005	968	782.2
Education (Base)	26,580	27,299	29,080	29,818.3
Teachers’ Pension Plan[3]	987	1,659	1,677	1,732.0
Education (Total)	27,567	28,958	30,757	31,550.3
Energy, Northern Development and Mines (Base)	1,300	1,387	1,458	1,172.5
Electricity Cost Relief Programs	426	2,834	4,293	4,012.7
Energy, Northern Development and Mines (Total)	1,726	4,221	5,751	5,185.2
Environment, Conservation and Parks (Base)	652	764	688	631.2
Time-Limited Investments	–	145	295	–
Environment, Conservation and Parks (Total)	652	909	983	631.2
Executive Offices (Total)	45	48	45	40.3
Finance (Base)	862	870	915	833.2
Ontario Municipal Partnership Fund	505	506	510	505.0
Power Supply Contract Costs	838	191	183	125.1
Finance (Total)	2,205	1,567	1,608	1,463.3
Francophone Affairs (Total)	5	6	6	5.8
Government and Consumer Services (Total)	716	795	714	666.5
Health and Long-Term Care (Total)	56,293	59,260	62,158	63,510.5
Indigenous Affairs (Base)	88	88	81	74.4
One-Time Investments including Settlements[4]	40	1,122	65	–
Indigenous Affairs (Total)	128	1,210	146	74.4
Infrastructure (Base)	90	71	108	390.1
Federal-Provincial Infrastructure Programs	8	248	344	133.7
Infrastructure (Total)	97	320	453	523.8
Labour (Total)	308	317	319	306.1
Municipal Affairs and Housing (Base)	978	1,041	850	846.6
Time-Limited Investments	565	334	635	270.9
Municipal Affairs and Housing (Total)	1,544	1,375	1,484	1,117.6
Natural Resources and Forestry (Base)	622	664	622	602.4
Emergency Forest Firefighting	107	117	212	69.8
Natural Resources and Forestry (Total)	729	781	834	672.3
Seniors and Accessibility (Total)	38	48	59	51.1
Tourism, Culture and Sport (Base)	1,465	1,585	1,552	1,493.4
Time-Limited Funding: Ontario 150 and Pan/Parapan American Games	96	6	–	–
Solicitor General (Total)	2,683	2,792	2,907	2,965.1
Tourism, Culture and Sport (Total)	1,561	1,590	1,552	1,493.4

continued...

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.13 TOTAL EXPENSE[1] (CONTINUED) ($ Millions)
Ministry Expense	Actual 2016–17	Actual 2017–18	Interim 2018–19	[2]	Plan 2019–20
Training, Colleges and Universities (Base)	9,000	9,372	9,951		9,998.6
Student Financial Assistance	1,048	1,663	2,043		1,372.2
Time-Limited Infrastructure Funding under the Strategic Investment Fund	200	209	114		–
Training, Colleges and Universities (Total)	10,248	11,244	12,108		11,370.8
Transportation (Base)	3,644	4,118	4,460		4,549.0
Federal-Provincial Infrastructure Programs	–	404	217		638.5
Transportation (Total)	3,644	4,522	4,676		5,187.5
Treasury Board Secretariat (Base)	189	189	233		286.9
Employee and Pensioner Benefits[3]	1,082	1,442	1,287		1,352.0
Operating Contingency Fund	–	–	200		775.0
Capital Contingency Fund	–	–	50		325.0
Treasury Board Secretariat (Total)	1,271	1,631	1,770		2,738.9
Interest on Debt[5]	11,709	11,903	12,534		13,335.0
Year-End Savings	–	–	–		–
Total Expense	143,169	154,266	162,518		163,444.1
[1]	Numbers reflect current ministry structure.
[2]	Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year.
[3]

Numbers reflect the pension expense that was calculated based on recommendations of the Independent Financial Commission of Inquiry, as described in Note 19 to the Consolidated Financial Statements in Public Accounts of Ontario 2017–2018.

[4]	A liability is recorded if the settlement of the claim is assessed as likely and the amount of the settlement can be reasonably estimated.
[5]	Interest on debt is net of interest capitalized during construction of tangible capital assets of $159 million in 2016–17, $157 million in 2017–18, $325 million in 2018–19 and $489 million in 2019–20.

Note: Numbers may not add due to rounding.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Chart 3.1

COMPOSITION OF REVENUE, 2019–20

Taxation revenue accounts for $106.1 billion, or 68.8 per cent of total revenue
Gasoline and Fuel Taxes
2.3% $3.5B
Other Taxes
3.8% $5.8B
Ontario Health Premium
2.6% $4.0B
Employer Health Tax
4.4 % $6.8B
Corporations Tax
9.8% $15.2B
Other Non-Tax Revenue
10.9% $16.8B
Education Property Tax
3.9% $6.1B
Income from Government Business Enterprises
3.8% $5.8B
2019–20
Total Revenue:
$154.2 BILLION
Sales Tax
18.2% $28.1B
Federal Transfers
16.5% $25.5B
Personal Income Tax
23.7% $36.6B

Note: Numbers may not add due to rounding.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Chart 3.2

COMPOSITION OF TOTAL EXPENSE, 2019–20

Interest on Debt
8.2% $13.3B
Health Sector
38.9% $63.5B
Education Sector[1]
18.2% $29.8B
Postsecondary Education
and Training Sector
7.0% $11.4B
Children's and Social
Services Sector
10.2% $16.7B
Justice Sector
3.0% $4.9B
Other Programs
14.6% $23.8B
2019–20
Total Expense:
$163.4 BILLION

Note: Numbers may not add due to rounding.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.14 INFRASTRUCTURE EXPENDITURES ($ Millions)

		2019–20 Plan
Sector	Total Infrastructure Expenditures 2018–19 Interim[1,2]	Investment in Capital Assets[3]	Transfers and Other Infrastructure Expenditures[4]	Total Infrastructure Expenditures

Transportation

Transit	5,146	4,294	1,234	5,527

Provincial Highways	2,830	2,577	177	2,754

Other Transportation, Property and Planning	236	189	96	284

Health

Hospitals	2,634	2,354	3	2,357

Other Health	232	78	176	255

Education	2,993	2,416	19	2,435

Postsecondary

Colleges and Other	657	297	2	299

Universities	245	–	52	52

Social	451	25	274	299

Justice	406	487	275	762

Other Sectors[5]	1,413	850	749	1,599

Total Infrastructure Expenditures	17,243	13,566	3,056	16,623

Less: Other Partner Funding[6]	1,900	1,891	–	1,891

Total[7]	15,344	11,675	3,056	14,732
[1]	Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year.
[2]	Includes Provincial investment in capital assets of $11.9 billion.
[3]	Includes interest capitalized during construction of $489 million.
[4]	Includes transfers to municipalities, universities and non-consolidated agencies.
[5]	Includes government administration, natural resources, and culture and tourism sectors.
[6]	Other Partner Funding refers to third-party investments in hospitals, colleges and schools.
[7]	Includes Federal/Municipal contributions to provincial infrastructure investments.

Note: Numbers may not add due to rounding.

Chapter 3: Ontario’s Fiscal Plan and Outlook

Table 3.15 TEN-YEAR REVIEW OF SELECTED FINANCIAL AND ECONOMIC STATISTICS[1,2] ($ Millions)

	2010–11	2011–12	2012–13
Revenue	113,594	116,401	120,319
Expense
Programs	120,843	121,222	120,103
Interest on Debt[4]	10,005	10,587	10,878
Total Expense	130,848	131,809	130,981
Reserve	–	–	–
Surplus/(Deficit)	(17,254)	(15,408)	(10,662)
Net Debt	217,754	241,912	259,947
Accumulated Deficit	147,816	164,092	174,256
Gross Domestic Product (GDP) at Market Prices	630,983	659,740	680,086
Primary Household Income	424,251	444,076	459,111
Population — July (000s)[5]	13,136	13,261	13,391
Net Debt per Capita (dollars)	16,577	18,242	19,413
Household Income per Capita (dollars)	32,297	33,486	34,286
Interest on Debt as a Per Cent of Revenue	8.8%	9.1%	9.0%
Net Debt as a Per Cent of GDP	34.5%	36.7%	38.2%
Accumulated Deficit as a Per Cent of GDP	23.4%	24.9%	25.6%

[1]

Amounts reflect a change in pension expense that was calculated based on recommendations of the Independent Financial Commission of Inquiry, as described in Note 19 to the Consolidated Financial Statements, in Public Accounts of Ontario 2017–2018. Amounts for net debt and accumulated deficit also reflect this change.

[2]

Revenues and expenses have been restated to reflect the following fiscally neutral changes: i) revised presentation of education property taxes to be included in the taxation revenues; ii) reclassification of certain Government Business Enterprises to other government organizations; iii) reclassification of a number of tax measures that provide a financial benefit through the tax system to be reported as expenses; and iv) change in presentation of third-party revenue for hospitals, school boards and colleges to be reported as revenue.

[3]	Interim represents the 2019 Ontario Budget projection for the 2018–19 fiscal year.
[4]

Interest on debt is net of interest capitalized during construction of tangible capital assets of $165 million in 2015–16, $159 million in 2016–17, $157 million in 2017–18, $325 million in 2018–19 and $489 million in 2019–20.

[5]	Population figures are for July 1 of the fiscal year indicated (i.e., for 2010–11, the population on July 1, 2010 is shown).
Note:	Numbers may not add due to rounding.

Sources: Statistics Canada, Ontario Ministry of Finance and Treasury Board Secretariat.

Chapter 3: Ontario’s Fiscal Plan and Outlook

2013–14	2014–15	2015–16	2016–17	Actual 2017–18	Interim[3] 2018–19	Plan 2019–20
122,955	126,152	136,148	140,734	150,594	150,782	154,165

123,330	126,199	129,905	131,460	142,363	149,984	150,109
11,155	11,221	11,589	11,709	11,903	12,534	13,335
134,485	137,420	141,494	143,169	154,266	162,518	163,444
–	–	–	–	–	–	1,000
(11,530)	(11,268)	(5,346)	(2,435)	(3,672)	(11,736)	(10,279)
276,169	294,557	306,357	314,077	323,834	343,441	359,943
184,835	196,665	203,014	205,939	209,023	220,759	230,038
695,352	726,053	759,440	792,932	825,805	854,272	883,317
472,921	489,436	511,577	519,413	544,062	568,219	587,919
13,511	13,618	13,707	13,875	14,071	14,323	14,660
20,441	21,631	22,350	22,636	23,014	23,979	24,552
35,003	35,942	37,322	37,434	38,664	39,672	40,103
9.1%	8.9%	8.5%	8.3%	7.9%	8.3%	8.6%
39.7%	40.6%	40.3%	39.6%	39.2%	40.2%	40.7%
26.6%	27.1%	26.7%	26.0%	25.3%	25.8%	26.0%

Chapter 3: Ontario’s Fiscal Plan and Outlook

Chapter 4: Borrowing and Debt Management

INTRODUCTION

The Province conducts its borrowing program responsibly, respecting the people and businesses of Ontario by prudently managing interest on debt (IOD) costs. The interim outlook for the Province’s total funding requirement in 2018–19 is $3.5 billion less than anticipated in the 2018 Ontario Economic Outlook and Fiscal Review (2018 Fall Economic Statement or FES), primarily reflecting a $2.8 billion improvement in the projected 2018–19 deficit to $11.7 billion.

The Province completed $39.6 billion in long-term borrowing in 2018–19. That is a larger amount than any of the annual borrowing programs over the medium-term outlook, including in 2019–20 where the borrowing program is forecast to be $3.6 billion lower at $36.0 billion. As the deficit is reduced, a growing portion of borrowing will be used to refinance maturing debt, rather than finance new debt.

Building on the Independent Financial Commission of Inquiry’s (Commission) recommendations and taking into account new information, as well as government actions and decisions to date, the government is now projecting declining deficits over the medium-term starting with a $10.3 billion deficit in 2019–20 which is forecast to go down to $5.6 billion by 2021–22. Net debt-to-GDP is forecast to be 40.7 per cent in 2019–20, lower than the Commission’s revised baseline for 2018–19, before decreasing to 40.6 per cent by 2021–22.

Recognizing the need for meaningful action to address the debt problem, the government is moving forward with a debt burden reduction strategy. Balancing the budget and managing the Province’s debt burden are not ends in themselves. They are the only way to ensure Ontario’s hospitals, schools and other key public services have the sustainable funding they need for generations to come. This strategy follows the recommendations of the Commission, as well as the government’s commitment made in the 2018 Fall Economic Statement to address the Province’s debt burden. Through the implementation of the debt burden reduction strategy, the government is clearly setting out its intent to have Ontario’s net debt-to-GDP ratio reach more sustainable levels and be lower than the Commission’s forecast for 2018–19 of 40.8 per cent. See Chapter 1, Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner, for more details on Ontario’s debt burden reduction strategy.

Chapter 4: Borrowing and Debt Management

LONG-TERM PUBLIC BORROWING

The Province continues to conduct its borrowing program responsibly, respecting the people and businesses of Ontario, through prudent management of the cost of borrowing. The interim outlook for the Province’s total funding requirement in 2018–19 is $3.5 billion less than the forecast in the 2018 Fall Economic Statement. The Province’s 2018–19 long-term borrowing program was $39.6 billion.

The projected annual borrowing programs in the medium-term outlook are all lower than the completed 2018–19 borrowing program with forecasts of $36.0 billion in 2019–20, $32.8 billion in 2020–21, and $31.5 billion in 2021–22. Over this period, the Province’s total long-term borrowing will primarily be used to refinance maturing debt. The Province is also modestly increasing short-term borrowing over the outlook period to keep the proportion of short-term debt to total debt outstanding in the middle of the six to eight per cent range that has been maintained over the last decade.

Table 4.1 2018–19 BORROWING PROGRAM AND MEDIUM-TERM OUTLOOK ($ Billions)
	2018 FES	In-Year Change	Interim[1] 2018–19	Medium-Term Outlook
				2019–20	2020–21	2021–22
Deficit/(Surplus)	14.5	(2.8)	11.7	10.3	6.8	5.6
Investment in Capital Assets	12.8	(0.9)	11.9	11.6	11.1	10.5
Non-Cash Adjustments	(7.4)	1.1	(6.3)	(7.7)	(7.7)	(7.7)
Loans to Infrastructure Ontario	0.4	(0.2)	0.1	0.2	0.1	0.2
Other Net Loans/Investments	(0.0)	(0.8)	(0.8)	0.7	0.0	(0.3)
Debt Maturities/Redemptions	21.9	(0.0)	21.9	27.5	26.4	24.1
Total Funding Requirement	42.1	(3.5)	38.6	42.5	36.8	32.5
Canadian Pension Plan Borrowing	(0.0)	0.0	(0.0)	–	–	–
Decrease/(Increase) in Short-Term Borrowing	–	–	–	(1.2)	(1.0)	(1.0)
Increase/(Decrease) in Cash and Cash Equivalents	3.5	9.8	13.3	(5.3)	(3.0)	–
Pre-borrowing in 2017–18	(12.4)	–	(12.4)	–	–	–
Total Long-Term Public Borrowing	33.2	6.3	39.6	36.0	32.8	31.5
[1]	Interim represents the 2019 Ontario Budget projections for the 2018–19 fiscal year.

Note: Numbers may not add due to rounding.

Source: Ontario Financing Authority.

The government will seek approval from the Legislature for borrowing authority to meet the Province’s requirements.

Chapter 4: Borrowing and Debt Management

Approximately 77 per cent of 2018–19’s borrowing was completed in Canadian dollars, largely through syndicated issues, but also floating rate notes and a new Green Bond issue. This percentage is well above the Province’s target for Canadian dollar borrowing to be approximately 70 per cent of total borrowing for the fiscal year, but in line with the 78 per cent of borrowing in Canadian dollars completed at the time of the 2018 Fall Economic Statement.

Chart 4.1

2018–19 BORROWING

Canadian Dollar
Floating Rate Notes
$2.7B
7%
[CATEGORY NAME]
$0.7B
[PERCENTAGE]
Ontario Savings Bonds
$0.3B
<1%
U.S. Dollar Bonds
$6.6B
17%
Euro Bonds
$2.3B
6%
Australian Dollar Bonds
$0.1B
<1%
[CATEGORY NAME]
$0.95B
[PERCENTAGE]
Canadian Dollar
Syndicated Bonds
$26.0B
66%
$39.6
BILLION ISSUED

Note: Numbers may not add due to rounding.

Source: Ontario Financing Authority.

The government continues to search for efficiencies in the borrowing program. Therefore, the Province has discontinued sales of Ontario Savings Bonds due to low sales and high administrative costs. Despite the discontinuation of future sales, all outstanding bonds continue to be safe and guaranteed, and the Province will honour these bonds until the time of redemption or maturity. Winding down the Ontario Savings Bonds program is one way the government is rethinking its programs to deliver value for money and protect the services that matter most to the people of Ontario.

Chapter 4: Borrowing and Debt Management

The Province will continue to regularly borrow in currencies other than the Canadian dollar to diversify its investor base. This helps reduce Ontario’s overall borrowing costs and ensures the Province will continue to have access to capital if domestic market conditions become more challenging. The Province will be revising its target for Canadian dollar borrowing to be a range, rather than a fixed point, to recognize that market conditions change rapidly and the Province needs to continue to be flexible in its approach to borrowing to minimize interest on debt costs. For 2019–20, that range will be set at 70 to 80 per cent of total borrowing.

Chart 4.2
DOMESTIC AND INTERNATIONAL BORROWING

Total Long-Term Borrowing
($ Billions)
Canadian Dollar
Foreign Currencies
45
40
35
30
25
20
15
10
5
0
28.7
9.7
19.0
43.8
22.4
21.4
39.9
16.4
23.5
34.9
6.5
28.4
36.6
10.2
26.4
36.0
6.6
29.4
39.8
8.4
31.4
32.1
6.2
25.8
27.0
7.1
19.9
33.9
12.8
21.1
39.6
9.0
30.6
2008–09
2009–10
2010–11
2011–12
2012–13
2013–14
2014–15
2015–16
2016–17
2017–18
2018–19

Note: Numbers may not add due to rounding.

Source: Ontario Financing Authority.

As committed to in the 2018 Fall Economic Statement, the Province has updated the Green Bond program to support the government’s approach to addressing environmental challenges. Green Bonds are an important tool to help finance public transit initiatives, extreme weather resistant infrastructure and energy efficiency and conservation projects.

On January 31, 2019, the Province issued its fifth Green Bond for $950 million. Ontario is currently the largest issuer of Canadian dollar Green Bonds, with five issues totalling $4.0 billion issued and $3.5 billion currently outstanding. The Province plans to issue its next Green Bond in 2019–20.

Chapter 4: Borrowing and Debt Management

NET DEBT

In 2018–19, the net debt-to-GDP ratio is projected to be 40.2 per cent, or 0.3 percentage points lower than the 40.5 per cent forecast in the 2018 Fall Economic Statement and 0.6 percentage points lower than the Commission’s forecast.1 However, it is 2.6 percentage points higher than was forecast in the 2018 Ontario Budget primarily due to an increase in the deficit resulting from the Commission’s findings on revising the previous government’s accounting treatment of global adjustment refinancing and jointly sponsored pension plans (JSPPs). The revised accounting treatment for JSPPs includes the impact of adopting the accounting treatment on a retroactive basis from 2001–02 onward, which added a cumulative $14.6 billion to net debt. There is no impact on the Province’s borrowing requirements, either going forward or looking back to 2001–02, from this accounting change.

Building on the Commission’s recommendations and taking into account new information, as well as government actions and decisions to date, the government is projecting declining deficits over the medium-term of $10.3 billion in 2019–20, $6.8 billion in 2020–21, and $5.6 billion in 2021–22. Net debt-to-GDP is forecast at 40.7 per cent in 2019–20, lower than the Commission’s revised baseline for 2018–19, before decreasing over the medium-term outlook.

[1]

To ensure consistency and comparability of numbers between the current outlook, the Commission’s baseline forecast and prior year results, the Commission’s Net Debt as a Per Cent of GDP estimate was revised from 40.5 per cent to 40.8 per cent in the 2018 Fall Economic Statement.

Chapter 4: Borrowing and Debt Management

Chart 4.3
NET DEBT-TO-GDP

Per Cent
45
40
35
30
25
20
15
10
17.1
13.4
21.1
26.7
28.4
30.2
31.3
30.6
29.5
32.1
29.3
28.3
26.8
27.5
26.8
27.9
27.1
26.6
27.9
32.4
34.5
36.7
38.2
39.7
40.6
40.3
39.6
39.2
40.2
40.7
40.7
40.6
1990–91 1991–92 1992–93 1993–94 1994–95 1995–96 1996–97 1997–98 1998–99 1999–00 2000–01 2001–02 2002–03 2003–04 2004–05 2005–06 2006–07 2007–08 2008–09 2009–10 2010–11 2011–12 2012–13 2013–14 2014–15 2015–16 2016–17 2017–18 2018–19 2019–20 2020–21 2021–22
Actuals
Interim & Medium-Term Outlook

Notes: Net debt has been restated to include broader public-sector net debt, starting in 2005–06. Net debt has been restated from 2001–02 onward for the adjustments resulting from the revised accounting treatment of jointly sponsored pension plans.

Sources: Statistics Canada and Ontario Ministry of Finance.

A key feature of the new proposed Fiscal Sustainability, Transparency and Accountability Act, 2019 (FSTAA) is strengthening government requirements related to setting out goals and plans for reducing the Province’s debt burden. It would require the government to report annually in the Budget on the progress made in relation to the debt burden reduction strategy. The government is already meeting these requirements, even before the legislation is enacted, by clearly setting out its intent to have Ontario’s net debt-to-GDP ratio reach more sustainable levels and be lower than the Commission’s forecast for 2018–19 of 40.8 per cent. The government is actively pursuing a debt burden reduction approach to public finance to improve the fiscal position of the Province and lower the debt burden. See Chapter 1, Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner for more details on Ontario’s debt burden reduction strategy.

Chapter 4: Borrowing and Debt Management

When compared with the other Provinces, Ontario had the second highest net debt-to-GDP ratio in Canada in 2018–19.

Chapter 4: Borrowing and Debt Management

Chart 4.5

NET DEBT PER CAPITA

$ Thousands
Net Debt Per Capita
Net Debt Per Capita Core Working Ages (25–64)
0
5
10
15
20
25
30
35
40
45
50
1990–91
1991–92
1992–93
1993–94
1994–95
1995–96
1996–97
1997–98
1998–99
1999–00
2000–01
2001–02
2002–03
2003–04
2004–05
2005–06
2006–07
2007–08
2008–09
2009–10
2010–11
2011–12
2012–13
2013–14
2014–15
2015–16
2016–17
2017–18
2018–19
2019–20
2020–21
2021–22
7.0 8.8 10.9 14.0 15.5 17.2 18.1 18.5 18.6 21.4 20.8 20.4 20.0 20.8 20.9 22.4 22.3 22.6 23.7 26.8 29.9 32.9 35.1 37.1 39.4 40.8 41.4 42.3 44.2 45.1 46.2 47.0
3.7 4.7 5.8 7.5 8.4 9.3 9.8 10.0 10.1 11.7 11.3 11.2 11.0 11.5 11.5 12.4 12.4 12.5 13.2 14.9 16.6 18.2 19.4 20.4 21.6 22.4 22.6 23.0 24.0 24.6 25.0 25.4
Actuals
Interim & Medium-Term Outlook

Notes: Net debt has been restated to include broader public-sector net debt, starting in 2005–06. Net debt has been restated from 2001–02 onward for the adjustments resulting from the revised accounting treatment of jointly sponsored pension plans.

Sources: Statistics Canada and Ontario Ministry of Finance.

Net debt per capita has increased from $13,162 per person or $52,648 per family of four, at the beginning of the 2008–09 global economic downturn to a projected $23,979 per person, or $95,912 per family of four in 2018–19. This rate of increase per person was 4.4 per cent per year greater than Ontario’s inflation rate over the same period. The population in the core working ages of 25 to 64 years makes up the majority of taxpayers in Ontario. At $44,246 per person, the debt burden per person for these Ontarians is even greater.

Chapter 4: Borrowing and Debt Management

Compared with the other provinces, Ontario had the second highest net debt per capita in Canada, after Newfoundland and Labrador. Ontario continues to have the highest subnational debt of any jurisdiction in the world.

Chart 4.6

PROVINCIAL NET DEBT PER CAPITA IN 2018–19

$ Thousands
35
30
25
20
15
10
5
0
[VALUE]
24.0
20.7
18.6
18.3
15.8
14.8
10.4
8.7
6.5
NL
ON
QC
MB
NB
NS
PE
SK
BC
AB

Sources: Provincial Budgets and Updates as of March 22, 2019; Statistics Canada (October and November 2018); and Ontario Ministry of Finance.

Chapter 4: Borrowing and Debt Management

COST OF DEBT

The global decline in interest rates over the last 25 years showed signs of reversing last year. This 25 year decline has meant that interest on debt has not risen as quickly as the Province’s debt, especially over the last 10 years, in spite of the Province’s debt load more than doubling over that period. However, with interest rates now potentially rising, the Province faces higher interest on debt (IOD) costs going forward. Chart 4.7 shows the effective interest rate that the Province is paying on its total debt portfolio of over one-third of a trillion dollars; after declining for a quarter century, these rates are forecast to rise.

Chart 4.7

EFFECTIVE INTEREST RATE (WEIGHTED AVERAGE) ON TOTAL DEBT

Per Cent
12
10
8
6
4
2
0
10.9
10.7
10.1
9.5
9.8
9.4
9.0
9.0
8.6
8.4
8.2
7.6
7.2
6.7
6.4
6.1
6.0
5.8
5.2
4.6
4.5
4.4
4.1
3.9
3.7
3.6
3.5
3.6
3.6
1990–91
1991–92
1992–93
1993–94
1994–95
1995–96
1996–97
1997–98
1998–99
1999–00
2000–01
2001–02
2002–03
2003–04
2004–05
2005–06
2006–07
2007–08
2008–09
2009–10
2010–11
2011–12
2012–13
2013–14
2014–15
2015–16
2016–17
2017–18
2018–19

Sources: Public Accounts of Ontario (1990–1991 to 2017–2018) and Ontario Financing Authority.

Chapter 4: Borrowing and Debt Management

The interest rates that the Province must pay on new or refinanced debt issued every year have been rising for the past two years. As shown in Chart 4.8, which shows historical borrowing rates and the forecast used to estimate future IOD, the average interest cost for 2018–19 has increased by about three-quarters of a percentage point since the low point in 2016–17, reinforcing the need for the debt burden reduction strategy.

Chart 4.8
AVERAGE ANNUAL ONTARIO BORROWING RATES

Per Cent
5.0
4.5
4.0
3.5
3.0
2.5
2.0
1.5
1.0
Forecast
3.38
3.27
3.42
3.07
2.50
3.19
2.67
2.25
2.09
2.31
2.87
3.44
3.73
4.40
2008–09
2009–10
2010–11
2011–12
2012–13
2013–14
2014–15
2015–16
2016–17
2017–18
2018–19
2019–20
2020–21
2021–22

Sources: Public Accounts of Ontario (1990–1991 to 2017–2018) and Ontario Financing Authority.

An additional one percentage point increase in interest rates above forecast would add an additional $350 million in interest costs in the first full year. To protect the Province from this increase in interest rates, the government has extended the term of its debt to lower the amount that must be refinanced every year. Going back to the beginning of 2010–11, to lock in low rates, Ontario has issued $80.1 billion of bonds longer than 30 years, or approximately one-quarter of total debt, including $9.6 billion in 2018–19.

Chapter 4: Borrowing and Debt Management

As a result, the average term of Ontario’s debt portfolio has been extended, from 9.7 years in 2009–10 to 10.6 years in 2018–19. The Province monitors interest rates daily. It continually assesses and determines, based on demand for its debt and how high interest rates rise across the yield curve, whether it remains cost-effective to continue to extend the term of its debt. The Province currently plans to continue to keep the average term of its debt in the same extended range that it has been over the past five years.

Chart 4.9

WEIGHTED-AVERAGE TERM OF BORROWINGS

Average Term
(Years)
Weighted-Average Borrowing Term
Debt Portfolio Average Term
16
14
12
10
8
6
4
2
0
8.1
12.8
13.0
12.4
13.6
14.1
14.2
13.9
12.1
12.9
9.7
10.0
10.1
10.1
10.4
10.7
10.9
10.9
10.7
[VALUE]
2009–10
2010–11
2011–12
2012–13
2013–14
2014–15
2015–16
2016–17
2017–18
2018–19

Source: Ontario Financing Authority.

Chapter 4: Borrowing and Debt Management

INTEREST ON DEBT (IOD)

Ontario is forecast to pay $13.3 billion in interest costs in 2019–20.

•   IOD is the Province’s fourth largest line item after health care, education and social services, is larger than the annual budget of most provincial ministries, and similar in size to the City of Toronto’s annual budget.

•   The people of Ontario will pay $910 per person, or $3,638 per family of four, in interest in 2019–20.

•   Spending on interest to service the debt is money that does not provide essential programs that help the people of Ontario in their daily lives nor reduce their taxes.

A high level of debt crowds out other government priorities and is unfair to future generations. It also limits the Province’s flexibility in responding to economic downturns. This is why the government is taking action to manage Ontario’s debt load. Since the 2018 Fall Economic Statement, the government has reduced the projected deficit for 2018–19 by $2.8 billion to $11.7 billion. This is a $3.3 billion improvement from the inherited $15.0 billion baseline deficit forecast identified by the Commission.

The government remains committed to reducing the Province’s net debt-to-GDP ratio to a sustainable level by implementing the new debt burden reduction strategy. The government is clearly setting out its intent to have Ontario’s net debt-to-GDP ratio reach more sustainable levels and be lower than the Commission’s forecast for 2018–19 of 40.8 per cent. See Chapter 1, Section A: Restoring Fiscal Balance in a Responsible and Sustainable Manner for more details on Ontario’s debt burden reduction strategy.

Chapter 4: Borrowing and Debt Management

While net debt-to-GDP is the primary measure of sustainability of the debt burden the Province faces, another ratio that measures the affordability of debt is the IOD-to-revenue ratio. It represents how much the Province needs to spend on interest for every revenue dollar received. The current forecast is 8.6 cents of interest cost for every dollar of revenue in 2019–20. This means that the Province is spending 8.6 cents of every dollar it receives to pay interest, instead of using this revenue to provide essential services to the people of Ontario, or to lower taxes.

The government is committed to transparency with respect to reporting on measures of debt affordability. This includes updating the public on the amount of every dollar the government receives that goes towards interest to service the Province’s debt load, or the IOD-to-revenue ratio.

Chart 4.10
INTEREST ON DEBT-TO-REVENUE RATIO

Per Cent
18
16
14
12
10
8
6
4
2
0
7.7
8.8
10.8
13.9
14.5
14.6
14.8
14.2
14.3
15.5
15.0
14.2
12.9
12.9
11.1
9.7
8.9
8.4
8.7
8.9
8.8
9.1
9.0
9.1
8.9
8.5
8.3
7.9
8.3
8.6
8.6
8.8
1990–91
1991–92
1992–93
1993–94
1994–95
1995–96
1996–97
1997–98
1998–99
1999–00
2000–01
2001–02
2002–03
2003–04
2004–05
2005–06
2006–07
2007–08
2008–09
2009–10
2010–11
2011–12
2012–13
2013–14
2014–15
2015–16
2016–17
2017–18
2018–19
2019–20
2020–21
2021–22
Actuals
Interim & Medium-Term Outlook

Note: The years from 2005–06 to 2019–20 have been restated for broader public sector line-by-line presentation.

Sources: Public Accounts of Ontario (1990–1991 to 2017–2018), and Ontario Financing Authority.

Chapter 4: Borrowing and Debt Management

ENSURING ADEQUATE LIQUIDITY LEVELS

Coming out of the financial crisis, the Province created large, liquid 10- and 30-year benchmark domestic bond issues in 2009–10 in response to investor demand. This lowered Ontario’s borrowing costs while enhancing the Province’s access to capital. However, as a result of these large bond issues, the Province will have large cash outflows on single days commencing in 2019–20, rather than having maturities spread more evenly throughout the year. In anticipation of the need for cash reserves to meet these requirements for large outflows on a single day, the Province has built larger cash reserves, as noted in Chart 4.11.

The Province’s short-term borrowing program in the Canadian and U.S. dollar money markets is relatively small, accounting for only six per cent of Ontario’s debt. This is at the lower end of the six to eight per cent range it has been at over the last 10 years. The unused short-term borrowing capacity that this provides, combined with high levels of unrestricted liquid reserves, ensures the Province will always have adequate liquidity to meet its financial obligations.

Chart 4.11
AVERAGE UNRESTRICTED LIQUID RESERVE LEVELS

$ Billions
35
30
25
20
15
10
5
0
14.4
19.4
20.2
23.3
24.9
23.6
21.7
21.1
30.1
32.6
2009–10
2010–11
2011–12
2012–13
2013–14
2014–15
2015–16
2016–17
2017–18
2018–19

Source: Ontario Financing Authority.

Chapter 4: Borrowing and Debt Management

CONSOLIDATED FINANCIAL TABLES

TABLE 4.2 NET DEBT AND ACCUMULATED DEFICIT ($ Millions)

	2014–15	2015–16	2016–17	Actual 2017–18	Interim[1] 2018–19	Plan 2019–20
Debt[2]
Publicly Held Debt
Bonds[3]	280,442	293,935	299,356	315,247	334,946	344,471
Treasury Bills	14,631	13,921	16,120	17,528	18,132	20,132
U.S. Commercial Paper[3]	6,304	6,987	5,369	3,865	3,260	3,260
Infrastructure Ontario (IO)[4]	950	300	300	300	300	300
Other	317	301	296	287	268	256
Total Publicly Held Debt	302,644	315,444	321,441	337,227	356,906	368,419
Non-Public Debt	12,316	11,969	11,661	11,433	11,030	10,000
Total Debt	314,960	327,413	333,102	348,660	367,936	378,419
Less: Holdings of own Ontario bonds and treasury bills	(3,913)	(7,663)	(8,832)	(11,775)	(12,930)	(100)
Revised Total Debt[5]	311,047	319,750	324,270	336,885	355,006	378,319
Cash and Temporary Investments Excluding Broader Public Sector (BPS)	(21,033)	(18,102)	(14,590)	(19,571)	(19,380)	(26,910)
Total Debt Net of Cash and Temporary Investments	290,014	301,648	309,680	317,314	335,626	351,409
Other Net (Assets)/Liabilities[6]	(10,353)	(10,415)	(9,615)	(6,772)	(5,114)	(4,085)
BPS Net Debt	14,896	15,124	14,012	13,292	12,929	12,619
Net Debt	294,557	306,357	314,077	323,834	343,441	359,943
Non-Financial Assets[7]	(97,892)	(103,343)	(108,138)	(114,811)	(122,682)	(129,905)
Accumulated Deficit	196,665	203,014	205,939	209,023	220,759	230,038
[1]	Interim represents the 2019 Ontario Budget projections for the 2018–19 fiscal year.
[2]	Includes debt issued by the Province and Government Organizations, including the Ontario Electricity Financial Corporation (OEFC).
[3]	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivative contracts.
[4]	Infrastructure Ontario’s (IO) interim 2018–19 debt is composed of Infrastructure Renewal Bonds ($300 million). IO’s debt is not guaranteed by the Province.
[5]

In compliance with draft Public Sector Accounting Board standards, Ontario will begin to present public debt less of any investments in the Province’s own bonds and treasury bills beginning in 2018–19.

[6]

Other Net (Assets)/Liabilities include accounts receivable, loans receivable, advances and investments in Government Business Enterprises (GBE’s) offset by accounts payable, accrued liabilities, deferred revenue and capital contributions, pensions and other employee future benefits, and other liabilities.

[7]	Non-financial assets include the tangible capital assets of the Province and broader public sector.

Source: Ontario Ministry of Finance.

Chapter 4: Borrowing and Debt Management

TABLE 4.3 MEDIUM-TERM OUTLOOK: NET DEBT AND ACCUMULATED DEFICIT ($ Billions)

	2020–21	2021–22
Total Debt	385.7	394.0
Cash and Temporary Investments	(24.0)	(25.6)
Total Debt Net of Cash and Temporary Investments	361.7	368.4
Other Net (Assets)/Liabilities	(1.1)	2.7
Broader Public Sector Net Debt	11.7	11.3
Net Debt	372.3	382.4
Non-Financial Assets	(136.4)	(142.0)
Accumulated Deficit	235.8	240.4

Note: Numbers may not add due to rounding.

Chapter 4: Borrowing and Debt Management

Annex: Details of Tax Measures

OVERVIEW

This Annex provides detailed information on each of the tax measures the government proposes in this and other chapters of the 2019 Ontario Budget, or has recently implemented. These measures include:

•	A new refundable Childcare Access and Relief from Expenses (CARE) tax credit in respect of child care costs for Ontario families;

•	A reduction and simplification of the Estate Administration Tax;

•	Proposals to streamline cultural media tax credit administration, including a review of tax credit certification and changes to cut red tape for video game developers;

•

The Low-income Individuals and Families Tax (LIFT) Credit that was introduced in the 2018 Ontario Economic Outlook and Fiscal Review to provide tax relief for low-income Ontario taxpayers who have employment income, including those earning minimum wage;

•	The Ontario Job Creation Investment Incentive to encourage businesses to invest in Ontario now and create jobs for the people of Ontario; and

•	Supporting small businesses by not paralleling the federal government in phasing out the benefit from the lower small business corporate income tax rate.

Table A.4 lists the estimated budgetary impacts of these measures.

ONTARIO CHILDCARE ACCESS AND RELIEF FROM EXPENSES (CARE) TAX CREDIT

The government proposes a new refundable Ontario Childcare Access and Relief from Expenses (CARE) Personal Income Tax credit, starting with the 2019 tax year.

The new CARE tax credit would be based on a tax filer’s:

•	Family income, which is based on the income of the family members used in determining the tax filer’s Child Care Expense Deduction; and

•	Eligible child care expenses, defined as the tax filer’s total entitlement under the Child Care Expense Deduction.

Annex: Details of Tax Measures

A tax filer’s CARE tax credit amount would be the tax filer’s eligible child care expenses multiplied by the credit rate that is determined as shown in Table A.1. The table also shows examples of the credit rate at different family income levels.

Table A.1 ONTARIO CARE TAX CREDIT RATE CALCULATION AND EXAMPLES
CARE Tax Credit Rate Calculation		Examples
Family Income	Rate Calculation	Family Income	Ontario CARE Tax Credit Rate (Per Cent)
Up to $20,000	75%	$10,000	75
Greater than $20,000 and up to $40,000	75% minus 2p.p. for each $2,500 (or part thereof) above $20,000	$25,500	69
Greater than $40,000 and up to $60,000	59% minus 2p.p. for each $5,000 (or part thereof) above $40,000	$45,500	55
Greater than $60,000 and up to $150,000	51% minus 2p.p. for each $3,600 (or part thereof) above $60,000	$95,000	31
Greater than $150,000	0%	$150,000	0
“p.p.” indicates percentage points

CARE tax credit recipients could also get tax relief from the Child Care Expense Deduction. Table A.2 shows examples of the average Ontario and federal Personal Income Tax relief from the Child Care Expense Deduction for families at a particular income.

Table A.2 EXAMPLES OF AVERAGE ONTARIO AND FEDERAL PERSONAL INCOME TAX RELIEF FROM THE CHILD CARE EXPENSE DEDUCTION
Family Income	Average tax relief in 2019 from the Child Care Expense Deduction as a percentage of eligible expenses (per cent)
	Ontario	Federal	Combined
$10,000	0	0	0
$25,500	3	2	5
$45,500	6	13	19
$95,000	8	15	23
$150,000	9	19	28

The average relief provided by the Child Care Expense Deduction generally increases with income (see Table A.2). As such, the Child Care Expense Deduction provides little or no support to tax filers with lower incomes. The Ontario CARE tax credit targets tax relief to these tax filers, filling the gap in child care support. See Chart 1.12 in Chapter 1, Section C: Protecting What Matters Most.

Annex: Details of Tax Measures

Table A.3 shows examples of the average combined federal and Ontario tax relief provided by the Child Care Expense Deduction and the Ontario CARE tax credit for families at a particular income.

Table A.3

EXAMPLES OF FILLING THE GAP IN CHILD CARE SUPPORT

Family Income	Average tax relief in 2019 from the Child Care Expense Deduction as a percentage of eligible expenses (per cent)
	CARE Tax Credit	Combined* Child Care Expense Deduction	Total Support
$10,000	75	0	75
$25,500	69	5	74
$45,500	55	19	74
$95,000	31	23	54
$150,000	0	28	28
*Federal and Ontario Personal Income Tax relief.

For the 2019 and 2020 tax years, families would claim the proposed Ontario CARE tax credit on their tax returns. Families like Ashley and Alex (see Chart A.1) would use the same information required to claim their Child Care Expense Deduction to calculate their CARE tax credit.

Chart A.1

Ashley
(Earnings of $50,000)
Alex
(Earnings of $45,000)
$9,600
In child care expenses incurred for the year
Must be claimed by lower-income spouse
$0
Child Care Expense Deduction
Not entitled as the higher-income spouse
$8,000
Child Care Expense Deduction
Lesser of: $8,000 cap for one child under age 7; 2/3 of earnings ($30,000 in this case); and actual expenses incurred ($9,600)
Multiplied by
31%
CARE tax credit rate
Based on $95,000 in family income ($50,000 + $45,000)
Equals
$2,480
CARE tax credit amount

Note: The calculation assumes the family has no other income or deductions.

Source: Ontario Ministry of Finance.

Annex: Details of Tax Measures

Starting with the 2021 tax year, Ontario intends to provide families with the choice to apply for regular advance payments throughout the year or receive a single payment when filing their tax returns after the year ends. Ontario will work with the Canada Revenue Agency and provide further details about advance payment delivery in time for the 2021 tax year implementation.

PROVIDING TAX RELIEF FOR FAMILIES WHEN THEY NEED IT THE MOST

Estate Administration Tax is charged on the value of an estate, when an estate certificate is issued.

The estate certificate gives proof of the estate representative’s legal authority to deal with the assets of the estate. An estate certificate is not always required to administer an estate. However, in situations where it is necessary to obtain a certificate, an application for the certificate must be made to the Ontario Superior Court of Justice. As part of the application process, an estate representative, such as a family member, must pay the Estate Administration Tax based on the value of the estate. Only estates that go through the estate certificate process are subject to Estate Administration Tax.

Currently, there is no Estate Administration Tax payable if the value of the estate is $1,000 or less. For all other estates, the tax is applied at the following two rates:

•	$5 for every $1,000, or part thereof, of the first $50,000 of the value of the estate; and

•	$15 for every $1,000, or part thereof, of the value of the estate exceeding $50,000.

To make life easier for families during this difficult time, Ontario is proposing to eliminate the Estate Administration Tax on the first $50,000 of the value of the estate. The Estate Administration Tax would continue to apply to the value of the estate exceeding $50,000 at the current rate. The tax would simply be calculated as:

•	$15 for every $1,000, or part thereof, of the value of the estate exceeding $50,000.

The proposed calculation of Estate Administration Tax would apply if an estate certificate is requested on January 1, 2020, or later.

As detailed in the examples in Chart 1.15 of Chapter 1, Section C: Protecting What Matters Most, this proposed change means that Jesse, as the representative for an estate valued at $35,000, and Issa, as the representative for an estate valued at $50,000, would no longer need to pay Estate Administration Tax on behalf of these estates.

The calculation of Estate Administration Tax payable would be simplified, as shown in Chart A.2.

Annex: Details of Tax Measures

Chart A.2

REDUCING AND SIMPLIFYING ESTATE ADMINISTRATION TAX

Calculating Estate Administration Tax for an Estate Valued at $100,000
Before Tax Cut
After Tax Cut
$250
Calculated as $5 for every $1,000, or part thereof, of estate value up to $50,000
Plus
$750
Calculated as $15 for every $1,000, or part thereof, of estate value over $50,000
Equals
$1,000
Estate Administration Tax Payable
$750
Estate Administration Tax Payable
Calculated as $15 for every $1,000, or part thereof, of estate value over $50,000

Source: Ontario Ministry of Finance.

The government will also propose clarifying legislative amendments to the Estate Administration Tax Act, 1998 related to refunds of overpayments of the Estate Administration Tax. In addition, the government intends to reduce the compliance burden of the tax. See Chapter 1, Section C: Protecting What Matters Most for more details.

After the proposed rate change, Ontario would be the only jurisdiction in Canada to exempt estates valued at $50,000 or less from estate administration taxes or probate fees. (See Chart A.3).

Annex: Details of Tax Measures

Chart A.3

COMPARISON OF CHARGES FOR AN ESTATE VALUED AT $50,000

Estate Administration Tax or Probate Fee
$400
$350
$300
$250
$200
$150
$100
$50
$0
$0
$140
$200
$200
$205
$215
$250
$250
$275
$350
$350
$350
$354
$358
Change in Ontario's Ranking
ON (After Tax Cut)
YT
PE
NU
QC
NT
ON (Before Tax Cut)
NB
AB
BC
SK
MB
NL
NS
Province or Territory

Note: Provincial and territorial charges are as of March 20, 2019. Ontario's proposed tax cut would take effect January 1, 2020.

Sources: Provincial and territorial legislation and regulations as of March 20, 2019.

REVIEW OF CULTURAL MEDIA TAX CREDIT CERTIFICATION

Ontario offers a suite of five refundable cultural media tax credits that serve to increase production and create more jobs in the cultural media industries, including:

•	The Ontario Film and Television Tax Credit;

•	The Ontario Production Services Tax Credit;

•	The Ontario Computer Animation and Special Effects Tax Credit;

•	The Ontario Interactive Digital Media Tax Credit; and

•	The Ontario Book Publishing Tax Credit.

The cultural media tax credits are jointly administered by the Canada Revenue Agency and Ontario Creates. Ontario Creates is responsible for certifying company and product eligibility for Ontario’s cultural media tax credits.

Annex: Details of Tax Measures

Given the industry growth in recent years, tax credit applications to Ontario Creates have increased. The backlog of tax credit applications to the agency has resulted in long wait times for tax credit certification, with some applications taking 19 months or longer for certification.

The government will review the cultural media tax credit certification process to streamline administration, reduce the tax credit application backlog and help companies receive their tax credits faster.

CUTTING RED TAPE FOR VIDEO GAME DEVELOPERS

The Ontario Interactive Digital Media Tax Credit is a refundable tax credit available to qualifying corporations for expenditures related to eligible interactive digital media products.

The credit has four streams for different types of products and companies. One of these streams is the specialized digital game corporation stream. Companies under this stream can apply for tax credit certification annually, rather than having to apply separately for each product they complete. Applying annually reduces paperwork and helps companies receive their tax credits faster, since they would no longer have to wait until a product is completed to claim the credit.

To qualify as a specialized digital game corporation, a company must spend at least $1 million in its taxation year on Ontario labour expenditures for eligible digital games. The Province is proposing to reduce this minimum Ontario labour expenditure from $1 million to $500,000. As a result, smaller video game developers will be able to apply for the tax credit annually as specialized digital game corporations, helping to streamline administration and reduce red tape. This proposal would be effective for taxation years commencing after April 11, 2019.

ENCOURAGING CONSOLIDATION IN THE ELECTRICITY SECTOR

In 2009, Ontario introduced a permanent transfer tax exemption for transfers of electricity assets among publicly owned utilities in order to encourage municipalities to enter into consolidation transactions. A number of primarily public-to-public mergers have occurred in the sector since 2009. However, at present, there are about 60 municipal electricity utilities remaining in Ontario.

Consolidation in the electricity distribution sector could lead to reduced electricity rates and improved services for electricity customers through innovation and efficiency gains. Private-sector expertise can play an important role in achieving these objectives. To encourage private-sector involvement in the Ontario electricity distribution sector, time-limited tax relief measures that had been scheduled to expire on December 31, 2018, were extended until December 31, 2022, as announced in the 2018 Ontario Economic Outlook and Fiscal Review.

Annex: Details of Tax Measures

The extended relief includes a reduction of the transfer tax rate as well as an exemption for capital gains arising under the payments in lieu of taxes (PILs) deemed disposition rules. For transfers of assets by municipal electricity utilities with fewer than 30,000 customers, the transfer tax rate has been reduced from 33 per cent to zero per cent. For transfers by larger municipal electricity utilities, the transfer tax rate has been reduced from 33 per cent to 22 per cent.

To help electricity rate mitigation initiatives, the Province intends to use any transfer tax collected for electricity rate relief.

Ontario’s recent efforts to encourage consolidation through tax incentives have resulted in a modest number of proposed mergers. For this reason, the government will continue to review sector activity and will consider additional ways to promote efficiency and modernization of the electricity distribution sector in consultation with consumers and other stakeholders.

THE LOW-INCOME INDIVIDUALS AND FAMILIES TAX (LIFT) CREDIT

Effective January 1, 2019, the non-refundable Low-income Individuals and Families Tax (LIFT) Credit provides up to $850 in Ontario Personal Income Tax relief to low-income Ontario taxpayers who have employment income, including those earning minimum wage. This credit was announced in the 2018 Ontario Economic Outlook and Fiscal Review.

Ontario tax filers will be able to claim the LIFT Credit for 2019 when they file their 2019 tax return in 2020.

There is a two-step process to calculate the LIFT Credit.

Step 1: Determine the maximum LIFT Credit, which is the lesser of:

•	$850; and

•	5.05 per cent of employment income.

Step 2: Reduce the amount determined in Step 1 by 10 per cent of the greater of the tax filer’s:

•	Adjusted individual net income greater than $30,000; and

•	Adjusted family net income greater than $60,000.

The amount determined in Step 2 will then be limited to the taxpayer’s Ontario Personal Income Tax otherwise payable, excluding the Ontario Health Premium.

With this credit, a single person who works full-time at minimum wage (earning nearly $30,000) with no other income will receive $850 in Ontario tax relief and pay no Ontario Personal Income Tax. Those who earn more than $30,000 will receive less tax relief.

Annex: Details of Tax Measures

A tax filer who is a Canadian resident, lived in any province or territory at the beginning of 2019 and who lives in Ontario at the end of the year will be eligible for this credit.

Tax filers who will not receive this tax relief will include those who have:

•	No Ontario Personal Income Tax payable;

•	No employment income;

•	More than $38,500 in adjusted individual net income;

•	More than $68,500 in adjusted family net income; or

•	Spent more than six months in prison during the year.

ONTARIO JOB CREATION INVESTMENT INCENTIVE

The government is strengthening Ontario’s tax competitiveness for business investment through the Ontario Job Creation Investment Incentive. This incentive parallels the immediate writeoff measures and the Accelerated Investment Incentive announced in the federal government’s Fall Economic Statement 2018. Under these measures:

•	Manufacturing and processing machinery and equipment and specified clean energy equipment can be immediately written off; and

•	Most other capital investments are eligible for an Accelerated Investment Incentive that provides a depreciation rate of up to three times the normal rate in the first year the asset is put into use.

These measures are in place for assets acquired after November 20, 2018, and will be phased out from 2024 to 2027. The measures provide $3.8 billion in Ontario income tax relief over six years, including tax savings of $615 million in 2018–19 and $1,125 million in 2019–20. A provision anticipating the Ontario Job Creation Investment Incentive was built into the fiscal plan in the 2018 Ontario Economic Outlook and Fiscal Review.

Annex: Details of Tax Measures

MANUFACTURING MACHINERY INVESTMENT EXAMPLE

Chart A.4 shows the difference between annual income tax deductions under the former depreciation schedule and the immediate writeoff measure on a $1 million investment in manufacturing machinery.

•  Under the former depreciation schedule, a business could annually deduct 50 per cent of the cost of manufacturing machinery for federal and Ontario income tax purposes (on a declining balance basis). In the first year the asset was put into use, the deduction was limited to half of the normal amount (i.e., 25 per cent).

•  With the immediate writeoff measure, a business can deduct the full cost of the manufacturing machinery from its taxable income in the first year the machinery is put into use.

Chart A.4

$ Thousands
1,200
1,000
800
600
400
200
0
Before Immediate Writeoff Measure
After Immediate Writeoff Measure
Year 1
Year 2
Year 3
Year 4
Year 5
Year 6
Year 7
Year 8
Year 9
Year 10

Note: Example assumes a $1 million investment in manufacturing machinery (asset class 53) and shows the maximum deduction allowed in each year.

Source: Ontario Ministry of Finance

Annex: Details of Tax Measures

DATA NETWORK EQUIPMENT INVESTMENT EXAMPLE

Chart A.5 shows the difference between annual income tax deductions under the former depreciation schedule and the Accelerated Investment Incentive on a $1 million investment in data network equipment (e.g., certain data servers, routers and modems).

•  Under the former depreciation schedule, a business could annually deduct 30 per cent of the cost of data network equipment for federal and Ontario income tax purposes (on a declining balance basis). In the first year the asset was put into use, the deduction was limited to half of the normal amount (i.e., 15 per cent).

•  With the Accelerated Investment Incentive, a business can deduct an amount equal to three times the former first year depreciation rate of 15 per cent, or 45 per cent, in the first year the equipment is put into use.

•  In subsequent years, the normal 30 per cent depreciation rate applies.

Chart A.5

$ Thousands
500
450
400
350
300
250
200
150
100
50
0
Before Accelerated Investment Incentive
After Accelerated Investment Incentive
Year 1
Year 2
Year 3
Year 4
Year 5
Year 6
Year 7
Year 8
Year 9
Year 10

Note: Example assumes a $1 million investment in data network equipment (asset class 46) and shows the maximum deduction allowed in each year.

Source: Ontario Ministry of Finance.

Annex: Details of Tax Measures

TAX EVASION AND AVOIDANCE

Ontario’s Government for the People is taking action to level the playing field for businesses by fighting tax evasion and avoidance. A fair and transparent tax system that discourages artificial transactions to avoid taxes will help Ontario compete for business investments and the resulting jobs. To find and address tax loopholes and abuse, the Province has created a specialized unit of tax experts who are working with federal and provincial tax officials.

SUMMARY OF MEASURES

Table A.4 reflects the impact of tax measures on government revenue, unless otherwise indicated.

Table A.4

SUMMARY OF MEASURES

($ Millions)

	2018–19	2019–20	2020–21	2021–22
New Measures
Childcare Access and Relief from Expenses (CARE) Tax Credit[1]	(100)	(390)	(390)	(390)
Estate Administration Tax	0	(2)	(10)	(10)
Measures Outlined in the 2018 Ontario Economic Outlook and Fiscal Review
Low-income Individuals and Families Tax (LIFT) Credit	(125)	(495)	(495)	(495)
Ontario Job Creation Investment Incentive[2]	(615)	(1,125)	(785)	(595)
Not Paralleling Federal Phase-out of Small Business Deduction	(45)	(145)	(160)	(175)
Property Tax Exemption for Ontario Branches of the Royal Canadian Legion	(s)	(s)	(s)	(s)
Total	(885)	(2,155)	(1,840)	(1,665)

“s“ indicates a small amount (less than $1 million).

[1]	The CARE is a refundable tax credit and therefore an expense.
[2]	Measure includes Corporate and Personal Income Tax revenue impact.

Note: Numbers may not add due to rounding.

Annex: Details of Tax Measures

TECHNICAL AMENDMENTS

To improve administrative effectiveness or enforcement, maintain the integrity and equity of Ontario’s tax and revenue collection system, or to enhance legislative clarity or regulatory flexibility to preserve policy intent, amendments will be proposed to various statutes administered by the Ontario Minister of Finance.

In addition, amendments would be proposed to other statutes to improve administrative effectiveness or enforcement, or enhance legislative clarity or regulatory flexibility to preserve policy intent, including the:

•	Condominium Act, 1998

•	Courts of Justice Act

•	Juries Act

•	Liquor Licence Act

•	Ticket Sales Act, 2017

OTHER LEGISLATIVE INITIATIVES

Additional proposed legislative initiatives include:

•

Amendments to the raw leaf tobacco provisions in the Tobacco Tax Act that would establish penalty and offence provisions related to: the use of new track and trace bale markers issued by the Ministry of Finance; and for failing to notify the Ministry of the destruction of raw leaf tobacco. Amendments would also remove “baling and packaging” from the definition of “producing” tobacco and require any raw leaf tobacco certificate to permit “baling and packaging”. Additional amendments would clarify provisions related to permits.

•	Introduction of the Cannabis Taxation Coordination Act, 2019, which would ratify Ontario’s Coordinated Cannabis Taxation Agreement.

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Amendments to the Compensation for Victims of Crime Act (CVCA) to cap the amount that the Criminal Injuries Compensation Board (CICB) can pay out for pain and suffering at $5,000 and increase the maximum single payment amount for one victim from $25,000 to $30,000. Amendments would also provide for a cut-off date for new applications to the CICB (to be determined by the Lieutenant Governor in Council), after which time an enhanced victims’ financial assistance program would be offered by the Ministry of the Attorney General. Finally, the amendments would provide for the eventual dissolution of the CICB by regulation and repeal of the CVCA.

Annex: Details of Tax Measures

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The repeal of the Proceedings Against the Crown Act (PACA) and replacement with the Crown Liability and Proceedings Act, 2019 (CLPA). The CLPA would clarify the scope of the Crown’s civil liability and the procedural rules that apply in civil proceedings in which the Crown is a party. The CLPA would eliminate the procedural requirement that a plaintiff must obtain formal permission from the government to sue the government for claims arising before September 1, 1963. The CLPA would also provide that the Crown is not liable for negligence for certain legislative, regulatory or policy decisions, and that the Crown itself is not liable for torts committed by Crown agencies, Crown corporations, transfer payment recipients or independent contractors. In addition, the CLPA would provide that plaintiffs must obtain leave of the court before bringing a proceeding against the Crown for misfeasance or other tort claims based on bad faith.

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Amendments to the Education Act, to remove the right of school boards to have in-year deficits (unless approved by the Minister of Education) and replace it with authority to set out such a right in a regulation, and to remove the factors that the Minister is required to consider in approving a board’s in-year deficit and replace it with authority to set out such factors in a regulation. Amendment to the Education Act to align the authority of the Lieutenant Governor in Council to make regulations regarding First Nations representation on school boards with recently made amendments to the Act, establishing the new Reciprocal Education Approach.

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Amendments to the Fire Protection and Prevention Act, 1997 (FPPA) to strengthen and enable more effective and efficient enforcement of fire safety across Ontario. The amendments would extend the limitation period for initiating prosecutions of FPPA-related offences to provide fire departments with additional time to initiate prosecutions. The amendments would also expand cost recovery provisions to enable fire departments to recover costs for expenses incurred in closing buildings when approved by the Fire Marshal for the immediate protection of persons and property. This change is intended to reduce cost-related barriers fire departments may currently face. Finally, the amendments would increase maximum fines under the FPPA for most offences and establish subsequent offences with higher maximum fines to provide stronger deterrence and better align fines with the severity of fire-related offences in the Act.

•	Amendments to the Pension Benefits Act to clarify the operation of the rules regarding contribution holidays.

•	Introduction of the Tribunal Adjudicative Records Act, 2019 to establish clear and consistent rules for adjudicative tribunals in providing third-party access to their adjudicative records.

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Amendments to the Gasoline Tax Act to clarify that the regulation making authorities in the Act authorize prescribing requirements for on-reserve retailers in the gasoline tax refund process on sales to First Nation consumers.

Annex: Details of Tax Measures

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Amendments to the Public Transportation and Highway Improvement Act, to authorize the Minister of Transportation to appoint inspectors for the purpose of inspecting, auditing, examining, assessing and evaluating transit infrastructure assets held by or on behalf of the Toronto Transit Commission (TTC) or the City of Toronto. Where the City or TTC is not complying with an inspector’s request, the Minister of Transportation may apply to the Superior Court of Justice for an order directing the City or TTC to comply.